Form 10-K, Exhibit 13
period 1994-12-31
DEXTER CORP
filed 1995-03-09
CIK 28582

                                                                      EXHIBIT 13


                            THE DEXTER CORPORATION'S
                               1994 ANNUAL REPORT
                                TO SHAREHOLDERS

MANAGEMENT STATEMENT

The management of The Dexter Corporation has prepared the financial statements and review contained on pages 22 through 47 in conformity with generally accepted accounting principles. Dexter's management is responsible for the integrity and objectivity of this annual report, including the financial statements, charts, tables and other supplementary information. The financial statements and review are presented on the accrual basis of accounting and, accordingly, include some amounts based on judgment. Information included on these pages is an integral part of the statement of financial position and related statements of income, cash flows and changes in shareholders' equity which have been audited by Coopers & Lybrand.

Dexter has a clearly stated business ethics policy and code of conduct which require employees to maintain high standards in their conduct of company affairs. The company's accounting and control systems are designed to provide reasonable assurance that financial records accurately reflect the transactions of The Dexter Corporation and that the company's assets are protected from unauthorized use, in accordance with established policies and procedures, as implemented by qualified personnel. We modify and improve our systems in response to changes in business conditions and operations, the advice of independent certified public accountants, and the recommendations of our own internal auditors and other independent experts on procedures and controls. There are no known significant accounting control weaknesses.

Coopers & Lybrand, independent certified public accountants, are engaged to perform quarterly reviews and annual audits. Their audits are conducted in accordance with generally accepted auditing standards which include consideration of the company's internal control structure. The Audit Committee of the Board of Directors, made up entirely of outside directors, meets regularly both separately and jointly with the independent certified public accountants, internal auditors and management to review accounting policies, adequacy of controls, quality of financial reporting, and the scope and results of audits. Both the internal auditors and the independent accountants have free and direct access to the Audit Committee without the presence of management.

A company with a good reputation is not only a good supplier, customer and citizen but a good employer. Dexter has enjoyed a reputation based on integrity for over two centuries. We are all the guardians of that reputation, and that responsibility requires vigilance.

K. Grahame Walker                          Kathleen Burdett              George Collin
Chairman and Chief Executive Officer       Vice President and            Controller
                                           Chief Financial Officer       Chief Accounting Officer

February 2, 1995

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation:

We have audited the accompanying consolidated statement of financial position of The Dexter Corporation as of December 31, 1994, 1993 and 1992 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of The Dexter Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, contained on pages 22 through 47, present fairly, in all material respects, the consolidated financial position of The Dexter Corporation as of December 31, 1994, 1993 and 1992 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

In 1994, the Corporation, as more fully described in the accompanying financial review, adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In 1993, the Corporation, as more fully described in the accompanying financial review, adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; SFAS No. 109, Accounting for Income Taxes; and SFAS No. 112, Employers' Accounting for Postemployment Benefits.





/s/ Coopers & Lybrand L.L.P.


Springfield, Massachusetts
February 2,1995

SUMMARY OF FINANCIAL DATA                                THE DEXTER CORPORATION

All share and per share amounts throughout the Financial Statements and Review have been adjusted for a 3-for-2 stock split in 1986.


In thousands of dollars
(except per share amounts)                                              1994      1993       1992          1991         1990
- ---------------------------------------------------------------------------------------------------------------------------------

OPERATING RESULTS
Net sales                                                            $974,719   $887,112   $  951,439   $  937,734   $  907,946
  % increase (decrease)                                                   10%        (7%)          1%           3%           7%
Gross profit                                                          316,541    293,345      314,275      309,157      314,449
  As % of sales                                                         32.5%      33.1%        33.0%        33.0%        34.6%
LIFO charge (credit)
  included in cost of sales                                             2,231     (1,290)       1,626         (173)       1,100
Marketing and administrative expenses                                 188,272    175,141      188,263      198,334      191,656
  As % of sales                                                         19.3%      19.7%        19.8%        21.2%        21.1%
Research and development expenses                                      46,644     43,803       42,216       42,056       39,880
  As % of sales                                                          4.8%       4.9%         4.4%         4.5%         4.4%
Interest expense                                                       20,509     18,756       18,799       16,800       17,484
Income before taxes                                                    73,612     66,438       73,132       11,192       77,407
  As % of sales                                                          7.6%       7.5%         7.7%         1.2%         8.5%
Tax rate                                                                36.0%      36.5%        37.7%       109.5%        37.0%
Income (loss) before minority interests                                47,112     42,188       45,577       (1,059)      48,766
  As % of sales                                                          4.8%       4.8%         4.8%        (0.1%)        5.4%
Income (loss) from continuing operations                               37,898     34,053       38,203       (7,119)      42,150
  As % of sales                                                          3.9%       3.8%         4.0%        (0.8%)        4.6%
Discontinued operations (loss) gain
Cumulative effect of change in
  accounting principles                                                           (9,875)
Net income (loss)                                                    $ 37,898   $ 24,178   $   38,203   $   (7,119)  $   42,150
  As % of sales                                                          3.9%       2.7%         4.0%        (0.8%)        4.6%
Return on
  Average shareholders' equity*                                         11.2%      10.7%        12.1%        (2.2%)       12.6%
  Average total capital*                                                 9.0%       8.8%        10.0%         0.7%        11.0%
  Average shareholders' equity                                          11.5%       7.7%        12.1%        (2.2%)       12.6%
  Average total capital                                                  9.2%       7.0%        10.0%         0.7%        11.0%
Income (loss) per share
  Continuing operations                                              $   1.56   $   1.40   $     1.58   $     (.29)  $     1.74
  Discontinued operations
  Cumulative effect of change in
   accounting principles                                                        $   (.41)
     Total net income (loss)                                         $   1.56   $    .99   $     1.58   $     (.29)  $     1.74
Cash dividends declared per share                                    $    .88   $    .88   $      .88   $      .88   $      .88
Rate of dividend payout*                                                  56%        63%          56%           --          51%

*  Before cumulative effect of 1993 change in accounting principles
- ---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION

Working capital                                                      $209,024   $199,146   $  207,146   $  193,873   $  215,410
Property, plant and equipment, net                                    328,935    309,954      298,869      299,342      274,147
Total assets                                                          880,609    820,691      782,025      784,471      762,383
Long-term debt                                                        225,402    227,307      179,024      188,702      160,478
Shareholders' equity                                                 $343,633   $313,295   $  315,614   $  313,782   $  343,698
Percent long-term debt to capital                                       39.6%      42.0%        36.2%        37.6%        31.8%
Equity per share at year-end                                         $  14.11   $  12.87       $12.98   $    12.99   $    14.24
- ---------------------------------------------------------------------------------------------------------------------------------
OTHER DATA

Capital expenditures                                                 $ 45,097   $ 44,784   $   51,793   $   61,749   $   43,910
Depreciation and amortization                                        $ 40,923   $ 36,655   $   35,672   $   34,095   $   30,272
Shares outstanding at year-end (000)                                   24,350     24,340       24,308       24,149       24,136
Average shares outstanding (000)                                       24,345     24,325       24,220       24,145       24,282
Market price per share-- high                                        $     26   $ 28-7/8   $   28-1/8   $   26-1/8   $   24-1/2
                      -- low                                         $ 19-7/8   $ 20-3/8   $   20-7/8   $   18-1/2   $       18
                      -- close                                       $ 21-3/4   $ 23-1/2   $   25-7/8   $   21-5/8   $       21
Price-earnings ratio range*                                             17-13      21-15        18-13           --        14-10
Number of shareholders at year-end                                      3,600      3,900        4,000        4,300        4,400
Number of employees at year-end**                                       4,700      4,700        4,800        5,600        5,500
% payroll and benefits to sales**                                         25%        25%          25%          25%          24%
% raw material costs to sales**                                           43%        41%          42%          41%          42%

*  Before cumulative effect of 1993 change in accounting principles
**  From continuing operations
- ---------------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                                           $974,719   $910,216   $1,005,041   $1,020,600   $1,030,043
  % increase (decrease)                                                    7%        (9%)         (2%)         (1%)          1%
Cash dividends declared per share*                                   $    .88   $    .90   $      .93   $      .96   $     1.00
Market price per share - year-end**                                  $ 21-3/4   $ 24-1/8   $   27-1/4   $   23-1/2   $   23-1/2

*   Stated in average 1994 dollars using the Consumer Price Index.
**  Stated in year-end 1994 dollars using the Consumer Price Index.
- ---------------------------------------------------------------------------------------------------------------------------------

SUMMARY OF FINANCIAL DATA                                 THE DEXTER CORPORATION

In thousands of dollars
(except per share amounts)                                 1989        1988        1987      1986       1985       1984
- -------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                             $  848,724   $  827,266   $757,710   $623,438   $598,150   $612,762
  % increase (decrease)                                       3%           9%        22%         4%        (2%)       15%
Gross profit                                             284,142      269,416    263,120    228,276    214,181    225,694
  As % of sales                                            33.5%        32.6%      34.7%      36.6%      35.8%      36.8%
LIFO charge (credit)
  included in cost of sales                               (4,063)       4,193      5,961       (809)      (754)     2,604
Marketing and administrative expenses                    168,935      159,448    152,357    136,052    133,999    139,182
  As % of sales                                            19.9%        19.3%      20.1%      21.8%      22.4%      22.7%
Research and development expenses                         37,359       32,685     28,690     27,340     25,470     23,621
  As % of sales                                             4.4%         4.0%       3.8%       4.4%       4.3%       3.9%
Interest expense                                          10,926       12,178     14,127     12,351     11,513     11,313
Income before taxes                                       77,643       71,923     76,858     54,271     58,557     51,931
  As % of sales                                             9.1%         8.7%      10.1%       8.7%       9.8%       8.5%
Tax rate                                                   38.0%        38.0%      38.0%      38.0%      35.3%      32.3%
Income (loss) before minority interests                   48,139       44,592     47,652     33,649     37,867     35,136
  As % of sales                                             5.7%         5.4%       6.3%       5.4%       6.3%       5.7%
Income (loss) from continuing operations                  42,977       39,889     43,391     32,251     31,684     33,546
  As % of sales                                             5.1%         4.8%       5.7%       5.2%       5.3%       5.5%
Discontinued operations (loss) gain                                    (4,393)      (606)     1,384     (3,102)      (716)
Cumulative effect of change in
  accounting principles
Net income (loss)                                     $   42,977   $   35,496   $ 42,785   $ 33,635   $ 28,582   $ 32,830
  As % of sales                                             5.1%         4.3%       5.6%       5.4%       4.8%       5.4%
Return on
  Average shareholders' equity*                            13.6%        11.8%      15.5%      13.7%      13.0%      16.4%
  Average total capital*                                   11.6%        10.7%      13.3%      12.2%      12.1%      14.6%
  Average shareholders' equity                             13.6%        11.8%      15.5%      13.7%      13.0%      16.4%
  Average total capital                                    11.6%        10.7%      13.3%      12.2%      12.1%      14.6%
Income (loss) per share
  Continuing operations                               $     1.73   $     1.61   $   1.74   $   1.30   $   1.28   $   1.35
  Discontinued operations                                          $     (.18)  $   (.02)  $    .05   $   (.13)  $   (.02)
  Cumulative effect of change in
   accounting principles
     Total net income (loss)                          $     1.73   $     1.43   $   1.72   $   1.35   $   1.15   $   1.33
Cash dividends declared per share                     $      .82   $      .80   $    .60   $.56-2/3   $.53-1/3   $.50-2/3
Rate of dividend payout*                                     47%          56%        35%        42%        46%        39%

*  Before cumulative effect of 1993 change in
   accounting principles
- -------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                                       $  189,006   $  182,284   $181,106   $137,980   $129,605   $115,819
Property, plant and equipment, net                       252,895      186,894    183,972    174,644    160,345    161,144
Total assets                                             694,490      626,391    612,517    570,335    484,567    441,120
Long-term debt                                           130,834       92,830    106,338    112,553     65,310     78,513
Shareholders' equity                                  $  325,281   $  307,226   $293,788   $258,843   $232,796   $207,048
Percent long-term debt to capital                          28.7%        23.2%      26.6%      30.3%      21.9%      27.5%
Equity per share at year-end                          $    13.14   $    12.36   $  11.84   $  10.40   $   9.39   $   8.35
- --------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                                  $   33,119   $   26,145   $ 23,619   $ 23,861   $ 26,456   $ 18,628
Depreciation and amortization                         $   26,243   $   24,349   $ 22,775   $ 18,482   $ 18,541   $ 17,216
Shares outstanding at year-end (000)                      24,761       24,855     24,821     24,893     24,800     24,785
Average shares outstanding (000)                          24,877       24,842     24,895     24,860     24,794     24,774
Market price per share-- high                         $   34-3/4   $   28-3/4   $ 32-3/8   $ 23-3/8   $ 17-7/8   $ 16-3/4
                      -- low                          $   20-1/8   $   20-1/4   $     17   $ 16-7/8   $ 12-3/8   $ 11-7/8
                      -- close                        $   21-7/8   $   22-1/4   $ 23-3/8   $ 22-1/4   $ 17-1/4   $ 12-5/8
Price-earnings ratio range*                                20-12        20-14      19-10      17-13      16-11       13-9
Number of shareholders at year-end                         4,500        4,400      4,500      4,500      4,900      4,400
Number of employees at year-end**                          5,400        5,400      5,200      5,400      5,400      5,900
% payroll and benefits to sales**                            23%          23%        23%        25%        26%        26%
% raw material costs to sales**                              46%          45%        43%        42%        43%        41%

*   Before cumulative effect of 1993 change in
    accounting principles
**  From continuing operations
- -------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                            $1,014,930   $1,036,768   $988,375   $842,894   $824,215   $874,446
  % increase (decrease)                                      (2%)          5%        17%         2%        (6%)       10%
Cash dividends declared per share*                    $      .98   $     1.00   $    .78   $    .77   $    .74   $    .72
Market price per share - year-end**                   $       26   $   27-5/8   $ 30-3/8   $ 30-1/8   $ 23-5/8   $     18

*   Stated in average 1994 dollars using the
    Consumer Price Index.
**  Stated in year-end 1994 dollars using the
    Consumer Price Index.
- -------------------------------------------------------------------------------------------------------------------------

STATEMENT OF INCOME                                      THE DEXTER CORPORATION


In thousands of dollars
(except per share amounts)
                                                        Years ended December 31
                                                  ----------------------------------
                                                    1994         1993         1992
- ------------------------------------------------------------------------------------
REVENUES
Net sales                                         $974,719     $887,112     $951,439
Equity in net income (loss) of affiliates            3,836        2,369       (1,742)
Other income                                         8,660        8,796        7,872
                                                  ----------------------------------
                                                   987,215      898,277      957,569

EXPENSES
Cost of sales                                      658,178      593,767      637,164
Marketing and administrative                       188,272      175,141      188,263
Research and development                            46,644       43,803       42,216
Interest                                            20,509       18,756       18,799
Provision for environmental costs                                 1,000
Divestiture and restructuring activities
  Gain on divestiture of product lines                          (13,016)     (16,173)
  Charge for restructuring businesses, net                       12,388       14,168
                                                  ----------------------------------
INCOME BEFORE TAXES                                 73,612       66,438       73,132
Income taxes                                        26,500       24,250       27,555
                                                  ----------------------------------
INCOME BEFORE MINORITY INTERESTS                    47,112       42,188       45,577
Minority interests                                   9,214        8,135        7,374
                                                  ----------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLES                   37,898       34,053       38,203
Cumulative effect of change in
  accounting principles                                          (9,875)
                                                  ----------------------------------
NET INCOME                                        $ 37,898     $ 24,178     $ 38,203
                                                  ==================================
INCOME (LOSS) PER SHARE
Income before cumulative effect
  of change in accounting principles              $   1.56     $   1.40     $   1.58
Cumulative effect of change in
  accounting principles                                            (.41)
                                                  ----------------------------------
NET INCOME PER SHARE                              $   1.56     $    .99     $   1.58
                                                  ==================================
DIVIDENDS DECLARED PER SHARE                      $    .88     $    .88     $    .88


- --------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF CASH FLOWS                                  THE DEXTER CORPORATION

                                                                    Years ended December 31
                                                             -----------------------------------
In thousands of dollars                                          1994         1993          1992
- ------------------------------------------------------------------------------------------------
OPERATIONS
Net income                                                   $ 37,898     $ 24,178     $ 38,203
  Noncash items
    Depreciation                                               34,857       32,038       31,456
    Amortization                                                6,066        4,617        4,216
    Provision for environmental costs                                        1,000
    Gain on divestiture of product lines                                   (13,016)     (16,173)
    Charge for restructuring businesses, net                                12,388       14,168
    Cumulative effect of change in accounting principles                     9,875
    Income taxes not due                                        9,508        4,981       10,375
    Minority interests                                          9,214        8,135        7,374
    LIFO inventory charge (credit)                              2,231       (1,290)       1,626
    Equity in net (income) loss of affiliates                  (3,836)      (2,369)       1,742
    Other                                                      (2,538)        (136)      (2,970)
Operating working capital increase                            (12,824)     (24,437)     (32,104)
                                                             ----------------------------------
                                                               80,576       55,964       57,913
                                                             ----------------------------------
INVESTMENTS
Property, plant and equipment                                 (45,842)     (46,993)     (52,051)
Acquisitions                                                   (9,267)     (32,114)      (1,258)
Joint ventures                                                              (7,425)      (1,530)
Divestitures                                                                23,924       49,688
Proceeds from sale of investments                               5,658
Purchases of investments                                       (6,082)
Proceeds from exercise of LTI stock options                       308          374          817
Other                                                          (1,059)      (2,458)       3,022
                                                             ----------------------------------
                                                              (56,284)     (64,692)      (1,312)
                                                             ----------------------------------
FINANCING
New long-term debt                                                         108,452
Repayment of long-term debt                                    (4,063)     (65,378)      (9,404)
Short-term debt, net                                            3,806
Dividends paid                                                (21,421)     (21,393)     (21,298)
Funding of the accumulated postretirement
  benefit obligation                                                       (23,700)
LTI dividends paid to minority interest shareholders           (1,360)      (1,355)      (1,344)
Other                                                             215         (120)       2,070
                                                             ----------------------------------
                                                              (22,823)      (3,494)     (29,976)
                                                             ----------------------------------
INCREASE (DECREASE) IN CASH AND
  SHORT-TERM SECURITIES                                      $  1,469     $(12,222)    $ 26,625
                                                             ==================================
CHANGES IN MAJOR ELEMENTS WHICH INCREASE
  (DECREASE) OPERATING WORKING CAPITAL
Accounts receivable, net                                     $ 16,260     $  9,205     $  2,803
Inventories at FIFO                                             8,100        4,214        2,008
Prepaid and deferred expenses                                  (1,699)          10       (1,335)
Accounts payable                                              (15,259)       6,675        3,166
Accrued liabilities and expenses                                5,422        4,333       25,462
                                                             ----------------------------------
                                                             $ 12,824     $ 24,437     $ 32,104
                                                             ==================================
RECONCILIATION OF INCREASE (DECREASE) IN
  CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of year          $ 52,746     $ 65,028     $ 39,734
Cash and short-term securities at end of year                  55,012       52,746       65,028
                                                             ----------------------------------
Increase (decrease) in cash and short-term
  securities per Statement of Financial Position                2,266      (12,282)      25,294
Currency translation effects                                     (797)          60        1,331
                                                             ----------------------------------
                                                             $  1,469     $(12,222)    $ 26,625
                                                             ==================================
INTEREST PAID                                                $ 20,522     $ 18,645     $ 18,784

TAXES PAID                                                   $ 16,992     $ 19,269     $ 17,180

- --------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF FINANCIAL POSITION                           THE DEXTER CORPORATION

                                                               December 31
                                                 --------------------------------------
In thousands of dollars                               1994          1993          1992
- ---------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash                                           $  10,854     $   3,406     $   7,822
  Short-term securities                             44,158        49,340        57,206
  Accounts receivable, net                         168,957       141,726       131,818
  Inventories
   Materials and supplies                           58,967        59,794        54,693
   In process and finished goods                   106,703        91,626        94,065
   LIFO reserve                                    (22,828)      (20,597)      (24,151)
                                                 -------------------------------------
                                                   142,842       130,823       124,607

  Current deferred tax assets                       16,122        20,382        25,714
  Prepaid and deferred expenses                      9,720        10,649        14,300
                                                 -------------------------------------
                                                   392,653       356,326       361,467
Property, plant and equipment
  Land                                              18,581        17,776        14,589
  Buildings and improvements                       143,436       130,658       112,022
  Machinery and equipment                          429,416       395,547       362,504
  Construction in progress                          16,911        11,931        27,523
                                                 -------------------------------------
                                                   608,344       555,912       516,638
  Less accumulated depreciation                   (279,409)     (245,958)     (217,769)
                                                 -------------------------------------
                                                   328,935       309,954       298,869
Investments of wholly owned captive
  insurance companies                                7,224         6,638         9,082
Investment in unconsolidated affiliates             49,390        46,452        35,894
Patents, technology, formulas and covenants          4,233         3,891         6,094
Excess of cost over net assets of
  businesses acquired                               74,034        69,301        49,683
Other assets                                        24,140        28,129        20,936
                                                 -------------------------------------
                                                 $ 880,609     $ 820,691     $ 782,025
                                                 =====================================


- --------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF FINANCIAL POSITION                           THE DEXTER CORPORATION

                                                                       December 31
                                                          -------------------------------------
In thousands of dollars                                      1994          1993          1992
- -----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt                                         $  3,806
  Accounts payable                                          82,851      $ 64,677      $ 70,954
  Dividends payable                                          5,357         5,353         5,339
  Accrued and deferred income taxes                         24,259        19,566        13,235
  Accrued liabilities and expenses                          60,625        59,732        58,870
  Current environmental liabilities                          2,660         4,030         3,155
  Current installments of long-term debt                     4,071         3,822         2,768
                                                          ------------------------------------
                                                           183,629       157,180       154,321

Long-term debt                                             225,402       227,307       179,024
Deferred items                                              22,316        30,150        29,312
Long-term deferred income taxes                             21,517        17,151        37,351
Deferred tax credits                                         4,005         4,751         5,539
Long-term environmental liabilities                         17,632        18,736        14,045
Minority interests - principally
  Life Technologies, Inc.                                   62,475        52,121        46,819

Shareholders' equity
  Common stock, par value $1 per share
    (authorized 100,000,000 shares; issued
    24,983,907 shares in 1994 and 1993,
    and 24,960,241 shares in 1992)                          24,984        24,984        24,960
  Additional paid-in capital                                11,979        11,966        11,474
  Retained earnings                                        328,401       311,928       309,157
  Currency translation effects                              (7,364)      (22,137)      (16,361)
  Unrealized loss on investments                            (1,468)
  Unearned compensation on restricted stock                   (965)
  Treasury stock, at cost
    (634,403 shares in 1994, 643,578 shares
    in 1993 and 651,828 shares in 1992)                    (11,934)      (13,446)      (13,616)
                                                          ------------------------------------
     Total shareholders' equity                            343,633       313,295       315,614
                                                          ------------------------------------
                                                          $880,609      $820,691      $782,025
                                                          ====================================


- ----------------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY              THE DEXTER CORPORATION

                                            Add'l                    Currency     Loss on    Unearned                        Total
In thousands of dollars        Common     Paid-in      Retained   Translation     Invest-     Compen-     Treasury   Shareholders'
(except per share amounts)      Stock     Capital      Earnings       Effects       ments      sation        Stock          Equity
- ----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1991             $24,809     $ 8,511      $292,278      $  1,845                             $(13,661)       $313,782
Net income                                               38,203                                                             38,203
Dividends - $.88 per share                              (21,324)                                                           (21,324)
Stock options                     151       2,926                                                               45           3,122
Currency effects                                                      (18,206)                                             (18,206)
Pooling tax benefits                           37                                                                               37
                              ----------------------------------------------------------------------------------------------------
DECEMBER 31, 1992              24,960      11,474       309,157       (16,361)                             (13,616)        315,614
Net income                                               24,178                                                             24,178
Dividends - $.88 per share                              (21,407)                                                           (21,407)
Stock options                      24         459                                                              170             653
Currency effects                                                       (5,776)                                              (5,776)
Pooling tax benefits                           33                                                                               33
                              ----------------------------------------------------------------------------------------------------
DECEMBER 31, 1993              24,984      11,966       311,928       (22,137)                             (13,446)        313,295
Net income                                               37,898                                                             37,898
Dividends - $.88 per share                              (21,425)                                                           (21,425)
Stock options                                 (11)                                                             192             181
Restricted stock                               (8)                                              $(965)       1,320             347
Unrealized loss on
  investments                                                                      $(1,468)                                 (1,468)
Currency effects                                                       14,773                                               14,773
Pooling tax benefits                           32                                                                               32
                              ----------------------------------------------------------------------------------------------------
DECEMBER 31, 1994             $24,984     $11,979      $328,401      $ (7,364)     $(1,468)     $(965)    $(11,934)       $343,633
                              ====================================================================================================

- --------------------------------------------------------------------------------
See accompanying financial review.

QUARTERLY FINANCIAL INFORMATION (unaudited)

                        In millions of dollars                                                    Market Price
                -----------------------------------                                        -----------------------
                                               Net         Net Income
                  Net           Cost         Income        (Loss) per      Dividends
Quarter          Sales        of Sales       (Loss)           Share        per Share         High           Low
- ------------------------------------------------------------------------------------------------------------------
1992*
First           $243.1         $160.6       $   8.9           $ .37           $.22         $24             $20-7/8
Second           252.7          168.3          11.6             .48            .22          26-3/4          22-1/8
Third            231.0          156.7           9.0             .37            .22          28-1/8          24-3/4
Fourth           224.6          151.6           8.7             .36            .22          27-1/8          23-1/4
                ------------------------------------------------------------------
Year            $951.4         $637.2        $ 38.2           $1.58           $.88               Close $25-7/8
                ==================================================================================================

* Second quarter pretax income included an $11.5 million gain related to the sale of the company's North American water management systems business and a $9.6 million charge for restructuring businesses.

   The fourth quarter included a $4.7 million gain related to the sale of the company's plastisols business and a $4.6 million charge for restructuring businesses.

- ------------------------------------------------------------------------------------------------------------------
1993**
First          $217.2         $144.3       $ (2.2)         $ (.09)           $.22          $28-7/8         $23-7/8
Second          228.6          152.1          9.8             .40             .22           26              21
Third           220.1          148.6          8.3             .34             .22           23-1/2          20-3/8
Fourth          221.2          148.8          8.3             .34             .22           24-1/2          22-1/4
               ------------------------------------------------------------------
Year           $887.1         $593.8       $ 24.2          $  .99            $.88                Close $23-1/2
                ==================================================================================================

** The first quarter net income included a $9.9 million, or $.41 per share, charge for the cumulative effect of change in accounting principles.

   Second quarter pretax income included a $9.5 million gain on the sale of the company's coil coatings business and $3.5 million of income related to the sale of the company's pultrusions business resulting from the proceeds of the sale being in excess of the book value of the business which had been written down at year-end 1991. Also reducing income in the second quarter was a $12 million charge for restructuring businesses and a provision for environmental costs of $1 million.

   The fourth quarter included a $0.4 million charge for restructuring businesses at majority-owned Life Technologies, Inc.

- ------------------------------------------------------------------------------------------------------------------
1994
First          $233.5         $155.4        $  9.3           $ .38           $.22          $25-7/8         $23-1/8
Second          247.1          165.4          11.0             .45            .22           25-3/8          22-3/4
Third           243.3          165.6           8.4             .35            .22           26              22-1/2
Fourth          250.8          171.8           9.2             .38            .22           23-1/2          19-7/8
               ------------------------------------------------------------------
Year           $974.7         $658.2        $ 37.9           $1.56           $.88                Close $21-3/4
               ===================================================================================================

- --------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority-owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. (LTI) (55% owned) and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1994 presentation.

ACQUISITIONS In January 1994, Dexter purchased the automotive coatings businesses of both Service Coatings, Inc. and Potter Paint Company. These businesses now operate as part of the Dexter Automotive Materials Division.

In August 1994, Life Technologies, Inc. acquired certain assets of Lab Design of Sweden, a distributor of life science research products.

None of the businesses acquired during the period, individually or in the aggregate, constitute a significant subsidiary of The Dexter Corporation.

EVENTS, TRENDS, AND VULNERABILITIES Dexter is subject to a multitude of events and trends which influence its business prospects, profitability and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

Of immediate concern are cost increases in commodity-based raw materials including woodpulp, polypropylene, and solvents. Although aggressive efforts are underway to increase selling prices to offset this impact, the heightened degree of competition throughout the world will continue to make price increases to our customers difficult to obtain. Furthermore, it is not apparent that we have seen the last of these cost increases as, at least for the short term, demand seems to be supporting higher levels of costs. In addition, the company's Life Technologies, Inc. subsidiary is subject to volatility in the cost of fetal bovine serum which stems from a fundamental limit to supply. Further, for less critical applications, additional competition consequent to the development of substitute products for cell culture which do not depend on traditional raw materials can be expected.

What turned out to be a fairly strong economy in 1994 may react negatively to continued increases in interest rates in the United States. Build rates in the U.S. automotive market may slow in 1995 and the expected recovery in the aerospace market in 1996 may be slow to develop. Geographical expansion will continue to provide opportunities and challenges as we learn how to create profitable growth in developing countries such as China and India.

With over 50% of Dexter's profits derived from products sold outside the United States, weakening international currencies against the U.S. dollar could have a significant negative effect on the company's results. Revenues and profits in the food packaging, electronics and medical markets are the most sensitive to currency rate fluctuations.

There will continue to be increasing costs necessary to respond to heightened regulatory pressures throughout the whole spectrum of industrial life. Although we expect such increased costs might be moderate in areas of corporate governance and securities regulation, such increases may continue to be significant in areas of environmental, health, social and administrative regulation. Heightened worldwide environmental concerns have led to greater capital requirements and increased operating expenses. While the company, based on known facts and circumstances, has provided substantial environmental reserves as shown at year end in the "Statement of Financial Position" and discussed below, the ultimate cost of compliance and remediation cannot be ascertained and, therefore, there is no assurance that such reserves will prove to be adequate over time.

Substantial national and local deficits in several parts of the world may dictate the need for greater tax receipts or significant reductions in government spending. Future increases in taxes by countries, states and localities may be the ultimate outcome of this imbalance. Life Technologies may be affected by the availability of government funding for life science research.

Other areas which will no doubt have an important impact on the future of the company will be the increasing rate of technological change, a continued universal move toward higher quality products, shortened product life cycles and the further globalization of our customers and competitors. Technology is the lifeblood of the corporation. In order to remain competitive, we must successfully introduce new products that not only replace our current products but also those of our competitors, otherwise, we are potentially exposed to reduced margins and loss of business.

The general aging of the U.S. population will create challenges with respect to the availability of employees as well as amplifying trends in increased health care costs. By funding the accumulated liability for medical benefits of retirees in 1993, Dexter has reduced the ongoing charge for these costs by application of the expected long-term return of the funds invested.

The complexities of ever-changing worldwide events and trends including the international political environment, the emergence of the global marketplace, and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will face these challenges with continued innovation and increased productivity.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 2.1 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.2 to 1. During 1994, the company's financing and investment needs were met through funds provided from operations. As shown in the Statement of Cash Flows, cash provided from operations of $80.6 million exceeded the sum of investments of $56.3 million and financing activity of $22.8 million, thereby increasing year-end cash and short-term securities by $1.5 million. Excluding LTI, cash provided from operations exceeded cash needed for investments by $16.4 million. Financing activities, excluding LTI, used funds of $21.4 million, resulting in a net reduction of cash and short-term securities of $5 million.

The company plans to meet its future working capital and capital expenditure needs with funds provided from operations, the reduction of short-term securities and, as needed, short-term and long-term borrowings.

SUPPLEMENTAL CONSOLIDATING
STATEMENT OF FINANCIAL POSITION

December 31, 1994

                                   Dexter           Captive                                          Reclasses
                                 Operating         Insurance                          D & S             and            Dexter
In thousands of dollars          Companies         Companies          LTI            Plastics       Eliminations    Consolidated
- --------------------------------------------------------------------------------------------------------------------------------
Current assets
  Cash and short-
   term securities               $ 24,799           $16,967        $ 13,246          $ 1,987         $ (1,987)          $ 55,012
  Accounts receivable
   and inventories                222,416               510          88,873           25,713          (25,713)           311,799
  Prepaid and
   deferred expenses               20,389                 4           5,449               75              (75)            25,842
                                 -----------------------------------------------------------------------------------------------
     Total current assets         267,604            17,481         107,568           27,775          (27,775)           392,653
                                 -----------------------------------------------------------------------------------------------

Property, plant and
  equipment, net                  280,892                            48,043           27,391          (27,391)           328,935
Investments of
  wholly owned captive
  insurance companies                                 7,224                                                                7,224
Other assets                       96,226                            16,136           37,243            2,192            151,797
                                 -----------------------------------------------------------------------------------------------
     Total assets                $644,722           $24,705        $171,747          $92,409         $(52,974)          $880,609
                                 ===============================================================================================

Current liabilities
  Short-term debt                $  3,806                                                                               $  3,806
  Accounts payable and
   accrued liabilities            117,375           $ 3,234        $ 25,527          $13,533         $(13,533)           146,136
  Income taxes                     12,509                            11,750                                               24,259
  Dividends payable                 5,357                               749                              (749)             5,357
  Current installments of
   long-term debt                   4,071                                                                                  4,071
                                 -----------------------------------------------------------------------------------------------
     Total current liabilities    143,118             3,234          38,026           13,533          (14,282)           183,629
                                 -----------------------------------------------------------------------------------------------

Long-term debt                    225,402                                                                                225,402
Deferred items                     47,976            14,443           3,051                5               (5)            65,470
Minority interests                  2,383                               541                            59,551             62,475
Shareholders' equity              225,843             7,028         130,129           78,871          (98,238)           343,633
                                 -----------------------------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity       $644,722           $24,705        $171,747          $92,409         $(52,974)          $880,609
                                 ===============================================================================================

Current ratio                    1.9 to 1          5.4 to 1        2.8 to 1         2.1 to 1                            2.1 to 1
Quick ratio                      1.1 to 1          5.4 to 1        1.3 to 1         1.0 to 1                            1.2 to 1

- --------------------------------------------------------------------------------

ANALYSIS OF OPERATIONS

1994 COMPARED WITH 1993

Revenues: Net sales were a record $974.7 million in 1994, an increase of $87.6 million, or 10%, over sales of $887.1 for 1993. The 10% increase in sales was due to unit volume increases. A 1% increase due to the effect of higher currency translation rates on international sales was offset by selling price decreases averaging 1%. Acquisitions and divestitures accounted for a net increase in sales of $1 million.

Equity in net income of affiliates increased $1.4 million to $3.8 million in 1994. This increase is due to a $0.7 million increase in the results of D & S Plastics International and a full year of earnings from Akzo Dexter Aerospace Finishes VoF representing a $0.7 million increase in earnings.

Expenses: Cost of sales increased as a percent of sales in 1994 thereby reducing consolidated gross margin by .6 percentage points to 32.5% of sales from 33.1% in 1993. Excluding Life Technologies, Inc., gross margin remained relatively constant at 27.8% for 1994 compared with 27.9% for 1993. Two-thirds of the total .6 percentage point decrease is due to the unfavorable impact of a LIFO charge of $2.2 million in 1994 compared to $1.3 million of LIFO income in 1993. Gross margins declined in 1994 at LTI due to lower fetal bovine serum (FBS) unit selling prices and increased unit costs combined with higher royalty expense. Excluding LTI, productivity improvements, reductions in fixed manufacturing costs as a percent of sales and the benefit of lower gas costs for our cogeneration facility almost fully offset the negative impact of selling price reductions on gross margin.

Marketing and administrative expenses increased $13.1 million, or 7%, in 1994 compared with 1993 due primarily to increased marketing efforts at Life Technologies, Inc. and cost associated with 1994 Dexter acquisitions. Marketing and administrative costs decreased as a percentage of sales from 19.7% in 1993 to 19.3% in 1994. Research and development expenses increased $2.8 million, or 6%, due to increases in the food packaging and electronics markets and at LTI.

Interest expense increased $1.8 million, or 9%, in 1994 compared with 1993 primarily due to higher long-term borrowings beginning in the fourth quarter of 1993. The company does not capitalize interest on facilities under construction. If interest had been capitalized, there would have been no impact on earnings per share in 1994 and earnings per share would have increased by $.02 in 1993.

In 1993, there was a gain on divestiture of product lines of $13 million which was offset by a $12.4 million charge for restructuring businesses and a $1 million provision for estimated environmental costs.

Income Taxes: The effective tax rate was 36% in 1994 compared with 36.5% in 1993.

Minority Interest: Income attributed to minority interest shareholders increased 13% from 1993 due primarily to increased profits at LTI.

Net Income: The year 1994 resulted in net income of $37.9 million, or $1.56 per share, compared with $34.1 million, or $1.40 per share, in 1993 before deducting the $9.9 million, or $.41 per share cumulative effect of accounting principle changes in 1993. The 1994 net income includes a $.04 per share decrease due to the net effect of acquisitions and divestitures, a $.02 per share increase from the effect of changes in currency translation rates, a $.01 per share increase due to the reduction of the effective income tax rate from 36.5% to 36% for the year, and an unfavorable comparison of $.08 per share resulting from a LIFO charge of $.05 per share in 1994 compared to LIFO income of $.03 per share in 1993. Also included in earnings for 1993 was a charge of $.03 per share due to environmental costs and a net favorable impact to earnings from divestitures net of restructuring charges of $.02 per share.

1993 COMPARED WITH 1992

Revenues: Net sales were $887.1 million, a decrease of $64.3 million, or 7%, compared with sales of $951.4 million for 1992. Volume increases of 1% were more than offset by a 4% decrease due to the effect of lower currency translation rates on international sales and a 4% decrease due to the net effect of acquisitions and divestitures. Average selling prices remained largely unchanged.

Equity in net income (loss) of affiliates improved $4.1 million, from a loss in 1992 of $1.7 million to earnings of $2.4 million in 1993. This was primarily due to the results of D & S Plastics International. Other income increased $0.9 million principally due to increased income from non-compete agreements.

Expenses: Cost of sales decreased slightly as a percent of sales in 1993, thereby increasing consolidated gross margin to 33.1% of sales versus 33% for 1992. This almost flat comparison actually represents a gross margin increase of .9% due to increased productivity and cost containment programs in ongoing businesses, offset by an .8% decrease due to the divestiture of the high-margin water management business in mid-1992.

Marketing and administrative expenses decreased $13.1 million, or 7%, in 1993 compared with 1992 due primarily to the divestiture of the water management business which had significantly higher marketing costs stated as a percent of sales. Research and development expenses increased $1.6 million, or 4%, due to increases at ongoing businesses.

Interest expense remained constant at $18.8 million in both 1993 and 1992 despite additional higher average long-term borrowings in 1993 as the company took advantage of reductions in interest rates. If interest had been capitalized, earnings per share would have increased by $.02 in 1993 and $.04 in 1992.

In 1993, there was a $1 million provision for the estimated environmental costs related to the assessment, monitoring, and remediation of the Industry, California location and possible participation in such potential costs with respect to the surrounding San Gabriel Valley.

In 1993, there was a $13 million gain on the divestiture of product lines compared to a $16.2 million gain on divestitures in 1992. The 1993 gain of $13 million includes a gain of $9.5 million on the sale of the coil coatings business. In addition, there was $3.5 million of income related to the sale of the pultrusions business resulting from the proceeds of the sale being in excess of the book value of the business as written down at year-end 1991. Also in 1993, there was a $12.4 million charge for restructuring businesses compared with a $14.2 million charge in 1992. For 1993, approximately one-half of this charge was for the consolidation, relocation and integration of the domestic aerospace coatings business, with the remainder divided equally between severance programs and asset write-down resulting from the realignment of our businesses.

Income Taxes: The effective income tax rate for 1993 was 36.5%. For 1992, an effective income tax rate of 37% was applied to results other than the 1992 gain on divestitures, which was subject to higher state tax rates, yielding a consolidated effective tax rate in 1992 of 37.7%.

Minority Interests: Income attributed to minority interest shareholders increased 10% from 1992 due primarily to increased profits at LTI.

Net Income: Net income for the year 1993, before deducting the $9.9 million, or $.41 per share cumulative effect of accounting principle changes, was $34.1 million, or $1.40 per share, compared with $38.2 million, or $1.58 per share in 1992. Increased earnings of $.13 per share from ongoing operations, and a $.01 per share increase due to the reduction of the effective income tax rate on earnings from ongoing operations were more than offset by a $.15 per share decrease from the effect of changes in currency translation rates and a $.13 per share decrease due to the effect of divestitures net of acquisitions. In addition, 1993 included a provision of $1 million, or $.03 per share, for estimated environmental costs and a $.02 per share gain from divestitures net of restructuring charges in 1993. There was a favorable net impact from divestiture and restructuring activities of $.03 per share in 1992.

1992 COMPARED WITH 1991

Revenues: Net sales were $951.4 million, an increase of $13.7 million, or 1%, over 1991 despite a decrease in 1992 of $27.6 million due to the net effect of acquisitions and divestitures. Apart from acquisitions and divestitures, sales increased $41.3 million, or 4%, due to a 3% increase in unit volume and a 1% increase due to the effect of higher currency translation rates on international sales. There was no net increase in sales due to changes in average selling prices.

Equity in net loss of affiliates improved $0.9 million during 1992 primarily due to improved results at D & S Plastics International. Other income decreased $1.5 million, or 16%, in 1992 due to lower interest income of $1.1 million at LTI and a decrease in royalty income of $0.4 million.

Expenses: Cost of sales as a percent of sales remained unchanged in 1992 thereby maintaining gross margin at 33% of sales. This actually represents a gross margin increase of 1% due to increased productivity and cost containment programs, offset by a 1% decrease due to the divestiture of the high-margin water management business in mid-1992.

Marketing and administrative expenses decreased $10.1 million, or 5%, in 1992 compared with 1991 due primarily to the divestiture of the water management business. Research and development expenses remained at 1991 levels.

Interest expense increased $2 million, or 12%, in 1992. The increase is due to a higher level of long-term borrowings beginning in the fourth quarter of 1991. If interest had been capitalized, earnings per share would have increased by $.04 in 1992 and $.02 in 1991.

Pretax income increased $61.9 million over 1991. The 1991 year included a $25.1 million provision for environmental settlement costs and related legal fees. In 1992, there was a $16.2 million gain on the divestiture of product lines compared to a $12.6 million loss on divestitures in 1991 yielding a $28.8 million favorable increase in pretax income over 1991. The 1992 gain of $16.2 million on divestitures includes a gain of $11.5 million from the sale of the North American water management business and a $4.7 million gain on the sale of the plastisols business. In 1992, there was a $14.2 million charge for restructuring businesses compared with a $9.8 million charge in 1991. For 1992, approximately one-half of the $14.2 million charge is associated with severance and early retirement programs in the United States and Europe with the remainder related to the consolidation of facilities and asset write-down resulting from the realignment of our businesses.

Income Taxes: An effective income tax rate of 37% was applied to results other than the 1992 gain on divestitures, which was subject to higher state tax rates, yielding a consolidated effective tax rate in 1992 of 37.7%. An effective rate of 37% was applied to results other than the environmental and divestiture provisions in 1991. A portion of the provision for environmental settlement costs and the majority of the loss on divestitures were not tax deductible thereby increasing the 1991 effective tax rate to 109.5%.

Minority Interests: Income attributed to minority interest shareholders increased 22% from 1991 due primarily to increased profits at LTI.

Net Income (Loss): The year 1992 resulted in net income of $38.2 million, or $1.58 per share, compared to a net loss of $7.1 million, or $.29 per share, in 1991. Excluding the divestiture gain of $.40 per share and restructuring activity charge of $.37 per share, net income per share for 1992 would have been $1.55 per share, a 22% increase over a comparable $1.27 per share in 1991 which excludes the provision for environmental settlement costs of $.86 per share, the anticipated loss on divestitures of $.46 per share and the restructuring activity charge of $.24 per share.

- --------------------------------------------------------------------------------

TAXES The effective income tax rate was 36% in 1994, 36.5% in 1993 and 37.7% in 1992. The tax rate is currently expected to approximate 36% in 1995. The income tax rate differs from the statutory U.S. federal income tax rate as shown below:


                                      1994        1993      1992
                                    --------------------------------
                                    Liability   Liability   Deferred
                                     Method      Method      Method
                                    --------------------------------
U.S. federal rate                     35.0%       35.0%       34.0%
State taxes, net of federal benefit    1.8         2.1         2.2
Investment and R&E tax credits        (2.2)       (2.1)       (1.2)
International taxation differences    (0.8)       (0.4)        2.2
Nondeductible excess
  acquisition costs                    1.1         1.8         1.0
Other                                  1.1         0.1        (0.5)
                                      ----------------------------
Effective income tax rate             36.0%       36.5%       37.7%
                                      ============================


Investment tax credits are accounted for by the deferred method, which credits the benefit to income over the productive lives of the related assets. Research and experimentation (R&E) tax credits reduce income tax expense in the year earned.

On January 1, 1993, the company adopted SFAS No. 109, Accounting for Income Taxes, which requires the use of an asset and liability method of accounting for income taxes. The cumulative effect of the adoption of SFAS No. 109 was a one-time increase to earnings of $5.3 million, or $.22 per share, as of January 1, 1993. This increase in earnings was principally due to differences in the tax rates in effect when the deferred taxes were originally recorded and the lower rates in effect upon adoption and the recognition of previously unrecognized deferred tax assets. Prior to 1993, income taxes were determined under the deferred method in accordance with APB No. 11. As permitted under the new standard, financial statements for prior years have not been restated to apply the provisions of SFAS No. 109.

Pretax income from international operations amounted to $46.4 million in 1994, $38.8 million in 1993 and $47.3 million in 1992. U.S. and international income and withholding taxes have not been provided on temporary differences related to investments in foreign subsidiaries. These differences principally include unremitted earnings of approximately $149 million, differences between the financial reporting amount and the tax basis of investments in foreign subsidiaries and cumulative translation adjustments. The investment in these subsidiaries is considered to be permanent in nature. It is impracticable to estimate the total tax liability, if any, which these differences could cause should such investments cease to be treated as permanently reinvested.

- --------------------------------------------------------------------------------
TAXES, OTHER THAN SALES TAXES

In thousands of dollars             1994       1993      1992
- -------------------------------------------------------------
                               Liability  Liability  Deferred
                                  Method    Method     Method
                               ------------------------------
Income taxes
  Current
   United States                 $ 3,012   $ 5,717   $ 9,020
   State                             755     1,521     2,504
   International                  14,783    12,560    17,503
                                 ---------------------------
                                  18,550    19,798    29,027
                                 ---------------------------
  Deferred
   United States                   5,298     2,117    (1,783)
   State                           1,353       (22)      (89)
   International                   1,299     2,357       400
                                 ---------------------------
                                   7,950     4,452    (1,472)
                                 ---------------------------

Total income taxes                26,500    24,250    27,555

Payroll taxes                     18,195    16,851    17,505
Property taxes                     3,576     3,759     4,062
Other taxes                          454       363     1,078
                                 ---------------------------
   Total taxes                   $48,725   $45,223   $50,200
                                 ===========================

- --------------------------------------------------------------------------------

DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:


In thousands of dollars                        1994            1993
- -------------------------------------------------------------------
Deferred tax assets
  Postretirement health benefits           $  9,976        $  8,727
  Accrued expenses, not
   currently deductible                       8,721           6,515
  Foreign loss carryforwards                  5,617           4,147
  Environmental reserves                      4,972           4,374
  Reserves for insurance                      4,597           2,372
  Inventory, principally valuation
   reserves                                   4,466           3,350
  Restructuring activities                    2,174           6,756
  Other                                      12,960          12,912
                                           ------------------------
   Gross deferred tax assets               $ 53,483        $ 49,153
                                           ------------------------
Deferred tax liabilities
  Fixed assets, principally depreciation   $(54,182)       $(40,011)
  Other                                      (1,023)         (2,498)
                                           ------------------------
   Gross deferred tax liabilities          $(55,205)       $(42,509)
                                           ------------------------
Net deferred tax (liability) asset
  before valuation allowance               $ (1,722)       $  6,644
Valuation allowance                          (3,121)         (2,452)
                                           ------------------------
Net deferred tax (liability) asset
  after valuation allowance                $ (4,843)       $  4,192
                                           ========================

- --------------------------------------------------------------------------------

On December 31, 1994 and 1993, valuation allowances of $3.1 million and $2.5 million reduced the deferred tax asset attributable to foreign loss carryforwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits to become more likely than not. The increase of $0.6 million in the valuation allowance during the year was due principally to the generation of additional foreign loss carryforwards.

The components of deferred taxes at December 31, 1994 and 1993 are as follows:


In thousands of dollars                           1994            1993
- ----------------------------------------------------------------------
Current deferred tax assets                   $ 16,122        $ 20,382
Long-term tax asset                              1,965           1,499
  (included in other assets)
Current deferred tax liability                  (1,413)           (538)
  (included in accrued and deferred
   income taxes)
Long-term deferred income taxes                (21,517)        (17,151)
                                              ------------------------
Net deferred tax (liability) asset            $ (4,843)       $  4,192
                                              ========================

- --------------------------------------------------------------------------------

For the year ended December 31, 1992, deferred income tax benefit of $1.5 million resulted from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are as follows:


In thousands of dollars                                1992
- -----------------------------------------------------------
Tax attributable to
  Accelerated tax depreciation                      $ 2,082
  Restructuring activities                           (2,751)
  Other                                                  79
                                                    -------
                                                       (590)
Tax credits                                            (882)
                                                    -------
Deferred income tax benefit                         $(1,472)
                                                    =======

- --------------------------------------------------------------------------------

NET INCOME PER SHARE Net income of $1.56 per share increased 11.4% over income of $1.40 per share in 1993 before last year's $.41 per share charge for the cumulative effect of accounting principle changes which reduced 1993 net income to $.99 per share. Net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The increase in the average number of shares in 1994 resulted from the exercise of stock options. No effect has been given to common stock equivalents related to stock options outstanding or restricted stock, as no material dilutive effect would result from these items.

MARKET SEGMENT DATA

1994 COMPARED WITH 1993

Sales to the Aerospace market increased $3 million, or 7%. Net of acquired businesses, sales increased 2%. Operating losses decreased $5.4 million in 1994 principally due to the effect of restructuring charges of $5.2 million in 1993. These 1993 charges were primarily for the consolidation, relocation and integration of the domestic aerospace coatings business into a world-class manufacturing facility on the Waukegan, Illinois site.

Sales to the Automotive market increased $19.8 million, or 51%. The effect of acquired businesses increased sales by $9.4 million. Net of acquired businesses, sales increased 27% principally due to increased sales of acoustic materials. Operating income increased $3.9 million in 1994 primarily attributable to higher sales volume and improved gross margins in the acoustic materials business.

Sales to the Electronics market increased $16 million, or 11%. Sales of electronic encapsulation materials and magnetic materials were strong in 1994. Operating income increased $5 million, or 48%, primarily due to increased gross margins from higher sales volume of electronic encapsulation materials and magnetic materials. Restructuring and environmental charges of $1.9 million related to 1993 favorably impacted the comparison of operating income in 1994. Partially offsetting these increases were higher research and development costs associated with products in the Electronics market. Decreased gross margins from printed wiring board products attributable to selling price decreases and raw material cost increases also impacted operating income unfavorably in 1994.

Sales to the Food Packaging market increased $27.2 million, or 12%. Sales increased due to strong sales of food and beverage can coatings and nonwoven materials serving the international markets. Sales volume increases and higher currency translation rates on international sales more than offset selling price decreases. Operating income increased $3.3 million, or 11%, in 1994. The operating income comparison was favorably impacted in 1994 due to restructuring charges of $2.2 million in 1993. Increased gross margins on international food and beverage can coatings due to volume increases and higher currency translation rates favorably impacted operating income in 1994. These increases were partially offset by selling price decreases and higher research and development costs for food and beverage can coatings.

Sales to the Medical market increased $30.9 million, or 11%, primarily due to strong unit sales at LTI. Operating income in 1994 increased $0.1 million. Operating income increased at LTI in 1994 primarily due to the favorable impact of higher unit sales. Offsetting this increase was a decrease in operating income from medical nonwovens due principally to selling price decreases and raw material cost increases in the United States. Operating income in 1993 was reduced by $2 million related to restructuring activities.

Sales of the "Other" category decreased $9.3 million, or 6%. The effect of divested businesses decreased sales by $11 million. Net of divested businesses, sales increased 1%. Operating income decreased $9.2 million in 1994. Lower gas cost for our cogeneration facility favorably impacted operating income in 1994. However, in 1993 operating income included pretax gains of $13 million related to the sales of our coil coatings and pultrusions businesses offset by restructuring charges of $1.3 million.

1993 COMPARED WITH 1992

Sales to the Aerospace market decreased $4.2 million, or 9%. Net of acquired or divested businesses, sales decreased 15%. Sales of both aerospace coatings and adhesives were weak in 1993. Operating losses increased $4.7 million in 1993 primarily due to divestiture and restructuring charges of $5.2 million in 1993 compared with $1.9 million in 1992. These 1993 charges were primarily for the consolidation, relocation and integration of the domestic aerospace coatings business. Lower gross margin dollars due to lower aerospace coatings and adhesives sales also unfavorably impacted operating income in 1993.

Sales to the Automotive market decreased $21.2 million, or 35%. Net of divested businesses, sales decreased 10% primarily due to decreased sales of acoustic materials. Operating losses decreased $0.6 million primarily due to increased gross margins from higher sales volume and higher margin products in our automotive interior coatings business. Partially offsetting this increase were lower gross margin dollars primarily attributable to selling price decreases and higher research and development costs in the acoustic materials business.

Sales to the Electronics market increased $7.7 million, or 6%. Net of divested businesses, sales increased 7%. Sales of electronic encapsulation materials and magnetic materials were strong in 1993. Operating income increased $1.6 million. Divestiture, restructuring and environmental charges favorably impacted operating income by $1.2 million over 1992. The cost of divestiture and restructuring activities decreased operating income by $3 million in 1992 compared with $0.8 million in 1993. Also decreasing operating income in 1993 was a $1 million provision for environmental costs. Increased gross margins due to higher sales of magnetic materials favorably impacted operating income. Partially offsetting this increase were higher research and development costs.

Sales to the Food Packaging market increased $6.7 million, or 3%. Net of acquired or divested businesses, sales decreased 7% in 1993 principally due to lower currency translation rates and lower sales of food and beverage can coatings. Operating income decreased $5.9 million principally due to the effect of lower currency translation rates. Decreased gross margins in European food and beverage can coatings due to lower sales volume and decreased selling prices also reduced operating income.

Sales to the Medical market decreased $4.1 million, or 1%. Sales increases due to strong unit sales at LTI were more than offset by the effect of lower currency translation rates on international sales of LTI and medical nonwovens. Operating income increased $1.8 million principally due to a $1.1 million increase in LTI's operating income.

Sales of the "Other" category decreased $49.2 million, or 25%. The effect of divested businesses decreased sales by $40.2 million. Operating income decreased $4.2 million in 1993 primarily due to the loss of earnings resulting from the divestiture of our North American water management and plastisols businesses in 1992 and the divestiture of our U.S.-based coil coatings business in 1993. Divestiture and restructuring activities included $11.7 million of income in 1993 as compared with $11.2 million in 1992. Included in 1993 were pretax gains of $9.5 million from the sale of our coil coatings business and $3.5 million related to the sale of our pultrusions business.

MARKET SEGMENT DATA


In thousands of dollars                              1994            1993               1992             1991             1990
- -------------------------------------------------------------------------------------------------------------------------------
NET SALES
Aerospace                                        $  44,769       $  41,815         $  45,998       $   47,000         $  37,722
Automotive *                                        58,511          38,702            59,923           51,734            31,707
Electronics                                        161,353         145,359           137,622          118,232           120,315
Food Packaging                                     259,398         232,164           225,493          225,969           225,561
Medical                                            315,616         284,733           288,817          265,233           245,611
Other                                              135,072         144,339           193,586          229,566           247,030
                                                 ------------------------------------------------------------------------------
 Consolidated                                    $ 974,719       $ 887,112         $ 951,439       $  937,734         $ 907,946
                                                 ==============================================================================
Unit Volume and Product Mix Change                     10%              1%                3%               --                3%
Field Sales Force                                      229             230               242              434               458
* Does not include D & S Plastics International    $81,105         $69,438           $49,392          $39,847           $31,426
- -------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Aerospace                                        $   3,479       $   3,414         $   3,524       $    3,299        $    2,350
Automotive                                           2,943           2,265             2,289            2,300             2,010
Electronics                                          4,627           4,466             4,057            3,706             3,338
Food Packaging                                       9,114           7,160             6,030            5,304             5,169
Medical                                             11,606          10,588             9,389            8,186             7,385
Other                                                8,741           8,452            10,055           11,051             9,862
General Corporate                                      413             310               328              249               158
                                                 ------------------------------------------------------------------------------
 Consolidated                                    $  40,923       $  36,655         $  35,672       $   34,095        $   30,272
                                                 ==============================================================================
- -------------------------------------------------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT
Aerospace                                        $   3,742       $   3,474         $   3,480       $    3,458        $    3,473
Automotive                                           2,656           2,161             2,695            3,951             3,189
Electronics                                          6,547           5,496             5,128            5,015             4,395
Food Packaging                                      10,967           9,898             8,026            7,587             6,632
Medical                                             17,109          17,052            16,511           14,930            14,457
Other                                                5,277           5,155             6,376            7,115             7,734
General Corporate                                      346             567                --               --                --
                                                 ------------------------------------------------------------------------------
 Consolidated                                    $  46,644       $  43,803         $  42,216       $   42,056        $   39,880
                                                 ==============================================================================
Laboratory Staff                                       452             439               395              470               504
- -------------------------------------------------------------------------------------------------------------------------------
DIVESTITURE, RESTRUCTURING & ENVIRONMENTAL
  (Charge)/Credit
Aerospace                                                        $  (5,170)        $  (1,853)      $     (899)       $   (1,638)
Automotive                                                            (278)             (413)          (2,078)           (2,204)
Electronics                                                         (1,864)           (3,034)            (476)              132
Food Packaging                                                      (2,234)           (1,496)         (11,146)           (1,814)
Medical                                                             (2,008)           (1,686)          (9,247)             (496)
Other                                                               11,683            11,199          (22,594)            6,619
General Corporate                                                     (501)             (712)          (1,084)             (828)
                                                                 --------------------------------------------------------------
Consolidated                                                     $    (372)        $   2,005       $  (47,524)       $     (229)
                                                                 ==============================================================
- -------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME (LOSS)
Aerospace                                        $    (844)      $  (6,215)        $  (1,469)      $      578        $      141
Automotive                                           2,996            (872)           (1,438)          (5,957)           (2,856)
Electronics                                         15,248          10,295             8,699            5,188            13,068
Food Packaging                                      32,031          28,765            34,667           27,099            33,986
Medical                                             36,164          36,089            34,306           24,280            33,886
Other                                               16,411          25,655            29,849          (10,291)           24,822
                                                 ------------------------------------------------------------------------------
 Consolidated Operating Income                     102,006          93,717           104,614           40,897           103,047

Other Income, net                                    9,386           8,586             3,351            3,453             7,769
Interest Expense                                   (20,509)        (18,756)          (18,799)         (16,800)          (17,484)
General Corporate Expense                          (17,271)        (17,109)          (16,034)         (16,358)          (15,925)
                                                 ------------------------------------------------------------------------------
 Consolidated Income before Taxes                $  73,612       $  66,438         $  73,132       $   11,192         $  77,407
                                                 ==============================================================================
- -------------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES
Aerospace                                        $   8,397       $   3,062         $   1,315       $    2,059         $   1,208
Automotive                                           2,062           1,590             4,778           12,232             3,181
Electronics                                          6,370           7,457             4,280            4,742             5,907
Food Packaging                                       6,239           6,771            13,512           15,868             7,297
Medical                                             16,536          19,081            22,138           14,204            10,281
Other                                                5,306           6,702             5,613           11,180            15,946
General Corporate                                      187             121               157            1,464                90
                                                 ------------------------------------------------------------------------------
 Consolidated                                    $  45,097       $  44,784         $  51,793        $  61,749         $  43,910
                                                 ==============================================================================
- -------------------------------------------------------------------------------------------------------------------------------
ASSETS AT YEAR-END
Aerospace                                        $  60,753       $  56,878         $  50,613        $  55,808         $  54,018
Automotive                                          43,034          38,920            43,979           60,574            57,239
Electronics                                         97,646          87,978            83,628           81,338            74,685
Food Packaging                                     179,927         158,884           107,669          119,207           104,155
Medical                                            235,191         218,129           194,197          178,719           160,261
Other                                              143,350         133,160           155,405          180,325           184,411
                                                 ------------------------------------------------------------------------------
 Consolidated Operating Assets                     759,901         693,949           635,491          675,971           634,769
General Corporate*                                 120,708         126,742           146,534          108,500           127,614
                                                 ------------------------------------------------------------------------------
 Consolidated Assets                               880,609         820,691           782,025          784,471           762,383
 Consolidated Liabilities                         (536,976)       (507,396)         (466,411)        (470,689)         (418,685)
                                                 ------------------------------------------------------------------------------
  Net Assets                                     $ 343,633       $ 313,295         $ 315,614        $ 313,782         $ 343,698
                                                 ==============================================================================




* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $39,435 in 1994, $37,110 in 1993, $35,496 in 1992, $35,795 in 1991 and $34,347 in 1990, and, in
  addition, corporate assets of Life Technologies, Inc.
  ------------------------------------------------------------------------------

GEOGRAPHIC DATA

Operations outside the United States continue to be increasingly important to Dexter giving geographic diversification to sales and earnings. Over the past five years, profits attributable to operations in countries outside the United States represented a disproportionately higher percent of the total than sales.

1994 COMPARED WITH 1993

Net sales increased in all geographic areas. In North America, net sales increased $34.8 million, or 6%. Net sales increased in all markets in North America but decreased in the "Other" category. The decrease in the "Other" category was primarily due to divested businesses. The majority of the increase in North America was due to increased sales in the Automotive, Electronics and Medical markets. Sales to the Medical market increased principally due to LTI. Sales outside of North America increased $52.8 million, or 15%. Higher currency translation rates contributed $10 million to this increase. Net sales increased in all markets in which we operate outside of North America. The majority of this increase was due to sales in the Electronics and Food Packaging markets and at LTI in the Medical market. Net sales outside of North America were 40% of consolidated net sales in 1994 and 38% in 1993. Export sales increased $8 million to $68 million and represent 7% of consolidated net sales in 1994.

Operating income increased in all geographic areas. In North America, operating income increased in all markets but decreased in the "Other" category. The decrease in the "Other" category was primarily due to the effect of businesses divested in 1993. Operating income outside of North America increased $7.8 million, or 18%, principally due to increases in the Electronics and Food Packaging markets and higher currency translation rates. Operating income outside of North America was 50% of total operating income in 1994 and 46% in 1993.

Total net assets increased 10%, or $30.3 million, in 1994. The net asset decrease in North America was more than offset by increases in Western Europe and the Pacific Area. Corporate assets decreased in North America and increased in Western Europe principally due to cash and short-term securities. Net assets increased 17% in Western Europe and 21% in the Pacific Area. Currency translation rates increased net assets outside of North America by $14.8 million. Net assets outside of North America were 61% of total net assets in 1994 compared with 57% in 1993.

1993 COMPARED WITH 1992

Net sales increased in the Pacific Area but decreased in North America and Western Europe. In North America, net sales increased in the Electronics, Food Packaging and Medical markets but decreased in the Aerospace and Automotive markets and in the "Other" category. The decrease in the "Other" category was primarily due to divested businesses. Net of acquired or divested businesses, sales decreased $34.4 million, or 12%, in Western Europe. This decrease occurred in all markets except the Electronics market and was primarily due to lower currency translation rates. In the Pacific Area, net sales increased in the Electronics and Medical markets but decreased in the Food Packaging market and in the "Other" category. Net sales outside of North America were 38% of consolidated net sales in 1993 and 1992. Export sales increased by $3 million to $60 million and represent 7% of consolidated net sales in 1993.

Operating income decreased in all geographic areas. In North America, operating income increased in all markets other than in the Aerospace market and in the "Other" category. Operating income in North America in 1993 includes pretax gains of $13 million related to the sales of our coil coatings and pultrusions businesses offset by a provision for environmental costs and restructuring charges totaling $11.8 million. In 1992 operating income in North America included pretax gains of $16.2 million from the sales of our water management and plastisols businesses offset by restructuring charges of $11 million. Operating income decreased 10% in Western Europe due to lower currency translation rates. Operating income decreased 6% in the Pacific Area, primarily due to decreases in the Food Packaging market. Operating income outside of North America was 46% of total operating income in both 1993 and 1992.

Total net assets decreased 1%, or $2.3 million, in 1993. Corporate net assets decreased in North America principally due to decreases in cash and short-term securities and increases in long-term debt primarily to fund an acquisition and a joint venture investment in Western Europe and to fund the SFAS No. 106 accumulated postretirement benefit obligation in the amount of $23.7 million. Net assets increased 44% in Western Europe and 5% in the Pacific Area. The increase in Western Europe was principally due to the acquisition of Vernicolor and our investment in a joint venture for aerospace coatings. Currency translation rates decreased net assets outside of North America by $5.8 million. Net assets outside of North America were 57% of total net assets in 1993 compared with 41% in 1992.

GEOGRAPHIC DATA

In thousands of dollars               1994            1993             1992              1991               1990
- ----------------------------------------------------------------------------------------------------------------
NET SALES*
North America
 Total Net Sales                $  634,230       $ 586,868       $  633,987         $ 638,100          $ 632,165
 Intercompany Sales                 53,302          40,731           40,589            36,258             25,721
                                --------------------------------------------------------------------------------
   Net Sales                    $  580,928       $ 546,137       $  593,398         $ 601,842          $ 606,444
                                ================================================================================
Western Europe
 Total Net Sales                $  331,397       $ 290,814       $  313,970         $ 290,118          $ 256,548
 Intercompany Sales                 14,513          13,156           16,289            11,036              2,526
                                --------------------------------------------------------------------------------
   Net Sales                    $  316,884       $ 277,658       $  297,681         $ 279,082          $ 254,022
                                ================================================================================
Pacific Area
  Net Sales                     $   76,907       $  63,317       $   60,360         $  56,810          $  47,480
                                ================================================================================
Consolidated
 Total Net Sales                $1,042,534       $ 940,999       $1,008,317         $ 985,028          $ 936,193
 Intercompany Sales                 67,815          53,887           56,878            47,294             28,247
                                --------------------------------------------------------------------------------
  Net Sales                     $  974,719       $ 887,112       $  951,439         $ 937,734          $ 907,946
                                ================================================================================

* Intercompany sales between areas are based on estimated market prices or on amounts computed to provide profits to each unit. Excluded from net sales is Dexter's share of the sales of 50% or less owned joint ventures which are accounted for under the equity or cost methods.
- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
North America                   $   51,555       $  50,863       $    57,422        $     (50)        $  60,565
Western Europe                      45,155          40,298            44,831           39,081            40,347
Pacific Area                         6,013           3,080             3,266            3,195             2,993
Consolidated, net of
 eliminations                   $  102,006       $  93,717       $   104,614        $  40,897         $ 103,047
                                ===============================================================================
- ---------------------------------------------------------------------------------------------------------------
NET ASSETS AT YEAR-END
North America
 Operating Assets               $  450,478       $ 429,395       $   423,419        $ 454,280         $ 431,017
 Corporate Assets*                  97,579         116,041           135,293           97,337           113,369
 Liabilities                      (415,330)       (411,988)         (373,039)        (372,894)         (334,403)
                                -------------------------------------------------------------------------------
   Net Assets                   $  132,727       $ 133,448       $   185,673        $ 178,723         $ 209,983
                                ===============================================================================
Western Europe
 Operating Assets               $  257,288       $ 224,634       $   174,177        $ 187,785         $ 173,813
 Corporate Assets*                  22,476          10,541            10,202           11,086            13,377
 Liabilities                       (92,551)        (74,915)          (73,059)         (81,806)          (70,930)
                                -------------------------------------------------------------------------------
   Net Assets                   $  187,213       $ 160,260       $   111,320        $ 117,065         $ 116,260
                                ===============================================================================
Pacific Area
 Operating Assets               $   52,135       $  39,920       $    37,895        $  33,906         $  29,939
 Corporate Assets*                     653             160             1,039               77               868
 Liabilities                       (29,095)        (20,493)          (20,313)         (15,989)          (13,352)
                                -------------------------------------------------------------------------------
   Net Assets                   $   23,693       $  19,587       $    18,621        $  17,994         $  17,455
                                ===============================================================================
 Consolidated
 Operating Assets               $  759,901       $ 693,949       $   635,491        $ 675,971         $ 634,769
 Corporate Assets*                 120,708         126,742           146,534          108,500           127,614
 Liabilities                      (536,976)       (507,396)         (466,411)        (470,689)         (418,685)
                                -------------------------------------------------------------------------------
   Net Assets                   $  343,633       $ 313,295       $   315,614        $ 313,782         $ 343,698
                                ===============================================================================

* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $39,435 in 1994, $37,110 in 1993, $35,496 in 1992, $35,795 in 1991 and $34,347 in 1990, and, in
  addition, corporate assets of Life Technologies, Inc.
- --------------------------------------------------------------------------------

LIFE TECHNOLOGIES, INC.

On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. (BRL). The resulting free-standing company was renamed Life Technologies, Inc. (LTI) and at December 31, 1994 was owned 55% by Dexter, with the remainder owned by the public. The common stock of LTI is publicly traded on the over-the-counter market under the Nasdaq symbol LTEK. Since 1983, Dexter's proportionate ownership of LTI has decreased from 64% in 1983 to 55% due principally to the effect of the exercise of stock options and the conversion of LTI subordinated debentures held by parties other than Dexter into LTI common stock.

LTI is reported as part of the Medical market segment in accordance with SFAS No.14 Financial Reporting for Segments of a Business Enterprise as applicable to Dexter, although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements are shown on this page in condensed form.

Net sales of LTI increased $30.2 million, or 15%, in 1994. This improvement was due to a $25.1 million, or 15%, increase in sales of product lines other than fetal bovine serum (FBS) and higher FBS sales of $5.1 million. Higher currency translation rates increased 1994 net sales by $2 million when compared with 1993.

Gross margins for 1994 were 47.3% of sales compared with 50.3% in 1993. Gross margins declined principally due to lower FBS gross margins and higher royalty expense in 1994.

Marketing and administrative expenses increased 9% to $68.8 million in 1994 and represented 29.2% of net sales in 1994 compared with 30.8% of net sales in 1993. R&D expenses were $15 million in 1994, an increase of 4% over 1993. Results for 1993 were reduced by a $0.4 million charge related to restructuring.

Other income increased $0.9 million in 1994 principally due to increases in investment and equity income and net currency gains realized on transactions.

Pretax income increased 11%. Income taxes were provided at a rate of 36% in 1994 and 1993. Net income increased 10% to $18.2 million in 1994 from $16.6 million in 1993.

LTI declared quarterly dividends totaling $.20 per share in both 1994 and 1993.

After the deduction of minority interests, LTI contributed $9.9 million to Dexter's net income, or $.41 per share, in 1994, compared with $9 million, or $.37 per share, in 1993. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $2.91 at December 31, 1994, up from $2.47 at year-end 1993.

At year-end 1994, LTI had $13.2 million in cash and short-term securities, $94.3 million in other current assets and $38 million of current liabilities. During 1994, LTI had capital expenditures of $12.5 million and was self funding.
Capital expenditures in 1995 are expected to range between $15 million and $18 million largely due to LTI's facilities modernization program. It is expected that LTI will be self funding in 1995.
- --------------------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER NET INCOME


                                      Years ended December 31
In thousands of dollars               -----------------------
(except per share amounts)              1994             1993
- -------------------------------------------------------------
Net income of LTI                    $18,207          $16,560
Portion attributable to
  minority interests                   8,279            7,513
                                     ------------------------
Dexter's portion of
  net income of LTI                  $ 9,928          $ 9,047
                                     ========================
Net income per share of Dexter          $.41             $.37
- -------------------------------------------------------------

- --------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME

                                     Years ended December 31
                                     -----------------------
In thousands of dollars                    1994         1993
- ------------------------------------------------------------
REVENUES
Net sales                              $235,195     $204,949
Net royalties                                67          667
                                       ---------------------
                                        235,262      205,616
                                       ---------------------
EXPENSES
Cost of sales                           123,988      101,874
Marketing and administrative             68,768       63,221
Research and development                 15,000       14,463
Restructuring                                            420
                                       ---------------------
                                        207,756      179,978
                                       ---------------------
Other income, net                         1,119          237
                                       ---------------------
INCOME BEFORE INCOME TAXES               28,625       25,875
Income taxes                             10,305        9,315
                                       ---------------------
INCOME BEFORE MINORITY INTERESTS         18,320       16,560
Minority interests                          113
                                       ---------------------
NET INCOME                             $ 18,207     $ 16,560
                                       =====================

- --------------------------------------------------------------------------------
CONDENSED STATEMENT OF FINANCIAL POSITION

                                            December 31
                                       ---------------------
In thousands of dollars                    1994         1993
- ------------------------------------------------------------
ASSETS
Cash and short-term securities         $ 13,246     $  7,927
Other current assets                     94,322       83,706
Property, plant and equipment, net       48,043       40,394
Investments and other assets              9,796        8,475
Excess of cost over net assets of
 businesses acquired                      6,340        5,288
                                       ---------------------
  Total assets                         $171,747     $145,790
                                       =====================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                    $ 38,026     $ 32,710
Other liabilities                         3,592        3,080
Shareholders' equity                    130,129      110,000
                                       ---------------------
 Total liabilities and
  shareholders' equity                 $171,747     $145,790
                                       =====================

- --------------------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

                                             December 31
In thousands of dollars                ---------------------
(except per share amounts)                 1994        1993
- ------------------------------------------------------------
LTI shareholders' equity               $130,129     $110,000
Portion attributable to
 minority interests                      59,210       49,933
                                       ---------------------
Dexter's portion of LTI
 shareholders' equity                  $ 70,919     $ 60,067
                                       =====================
Book value per share of Dexter stock      $2.91        $2.47

- --------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                     Years ended December 31
                                     -----------------------
In thousands of dollars                   1994          1993
- ------------------------------------------------------------
OPERATIONS
Net income                             $ 18,207     $ 16,560
Noncash items
 Depreciation and amortization            6,508        5,823
 Other                                    1,646         (558)
Operating working capital increase       (5,008)      (9,501)
                                       ---------------------
                                         21,353       12,324
                                       ---------------------
INVESTMENTS
Property, plant and equipment           (12,533)      (8,085)
Acquisitions                             (1,287)
Other                                        17       (1,034)
                                       ---------------------
                                        (13,803)      (9,119)
                                       ---------------------
FINANCING
Dividends paid                           (2,993)      (2,987)
Proceeds from exercise of
 stock options                              308          374
                                       ---------------------
                                         (2,685)      (2,613)
                                       ---------------------
EFFECT OF TRANSLATION RATE
 CHANGES ON CASH AND
 SHORT-TERM SECURITIES                      454         (317)
                                       ---------------------
INCREASE IN CASH AND
SHORT-TERM SECURITIES                  $  5,319     $    275
                                       =====================
- --------------------------------------------------------------------------------

D & S PLASTICS INTERNATIONAL

On March 31, 1990, Dexter and Solvay S.A., of Belgium, completed the formation of D & S Plastics International, an equally owned joint venture based in Auburn Hills, Michigan. D & S Plastics is the leading North American supplier of automotive engineered polyolefin materials. These modified olefins are used for front and rear bumper facias, ground-effects packages, air bag covers, and many other exterior and interior automobile components.

D & S Plastics' sales have increased from $69.4 million in 1993 to $81.1 million in 1994, an increase of 17%. For the year ended December 31, 1994, D & S Plastics reported net income of $4.5 million compared with $3.2 million in 1993, an increase of 41%. D & S Plastics' results are not consolidated in Dexter's financial statements. Dexter accounts for the results of D & S Plastics under the equity method. Included in Dexter's equity in net income of affiliates is 50% of D & S Plastics' results. A condensed statement of financial position for D & S Plastics International is included in the supplementary table on page 30. During 1994, D & S Plastics had capital expenditures of $9.2 million and was self funding.

CONDENSED STATEMENT OF INCOME

                                       Years ended December 31
                                       -----------------------
In thousands of dollars                   1994            1993
- --------------------------------------------------------------
Revenues                               $81,105         $69,438
Net income                             $ 4,544         $ 3,229
Amount included in Dexter's
"Equity in net income of affiliates"   $ 2,272         $ 1,615
- --------------------------------------------------------------

- --------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL POSITION

WORKING CAPITAL

Working capital, including cash and short-term securities, increased $9.9 million from 1993. Operating working capital increased $22.9 million, or 13%, to $198.2 million at year-end 1994. The current ratio at December 31, 1994, was 2.1 to 1. The company's target is to have a current ratio of greater than 2.0 to 1. The company's liquidity is strong, and ample lines of credit are available to the company and its subsidiaries. The sum of cash, short-term securities and accounts receivable exceeded total current liabilities at December 31, 1994. As of year-end 1994, the company has available short-term lines of credit in excess of $100 million of which the Board has authorized borrowing only $50 million at any one time. At year-end 1994, $3.8 million were borrowed against these lines of credit. Additionally, there is authorized $50 million in medium-term notes, which were all unissued at year-end. As of year-end 1994, the company has eight multi-currency, revolving credit agreements aggregating $50 million. Nothing was borrowed under these agreements at year-end 1994; however, the funds are immediately available should the company so desire.


INCREASE/(DECREASE) IN OPERATING WORKING CAPITAL AND WORKING CAPITAL IN 1994


                                                        Business                              Change in
                                                    Acquisitions           Currency        Consolidated
                                           Cash     and Account-        Translation             Account
In thousands of dollars                 Changes     ing Accruals            Effects            Balances
- -------------------------------------------------------------------------------------------------------
Accounts receivable, net               $ 16,260          $ 4,499            $ 6,472            $ 27,231
Inventories at FIFO                       8,100            1,154              4,996              14,250
Prepaid and deferred expenses            (1,699)             462                308                (929)
Accounts payable                        (15,259)            (105)            (2,810)            (18,174)
Accrued liabilities and expenses          5,422           (3,714)            (1,231)                477
                                       ----------------------------------------------------------------
 Operating working capital               12,824            2,296              7,735              22,855
                                       ----------------------------------------------------------------
Cash                                      7,159                                 289               7,448
Short-term securities                    (5,690)                                508              (5,182)
LIFO reserve                                              (2,231)                                (2,231)
Current deferred tax assets                               (4,466)               206              (4,260)
Short-term debt                          (3,806)                                                 (3,806)
Other current liabilities and taxes      (4,392)             (30)              (524)             (4,946)
                                       ----------------------------------------------------------------
 Working capital                       $  6,095          $(4,431)           $ 8,214            $  9,878
                                       ================================================================

- --------------------------------------------------------------------------------

CASH AND SHORT-TERM SECURITIES Cash principally comprises in transit amounts and uncollected funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have initial maturities of less than 90 days and represent cash awaiting use in the business and funds available for future investment. Short-term securities are held in interest-bearing overnight securities, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1994, there were $44.2 million in short-term securities, of which $32.7 million were directly available to Dexter and $11.5 million were maintained separately by Life Technologies, Inc. due to its different shareholder constituency. Of these amounts, $31.5 million for Dexter and $10 million for Life Technologies, Inc. were held outside the United States. Of the $31.5 million for Dexter, $17 million was held by Dexter's captive insurance companies.

ACCOUNTS RECEIVABLE Gross accounts receivable of $175.6 million at December 31, 1994 are reduced by allowances of $6.6 million. Such allowances were $6.1 million at December 31, 1993 and $7.6 million at December 31, 1992. Currency translation effects increased net accounts receivable by $6.5 million in 1994. The collection period for accounts receivable increased to approximately 54 days at December 31, 1994 from approximately 50 days as of December 31, 1993 and 1992.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 54% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 62% of U.S. inventories in 1994 and 1993 and 64% in 1992. The FIFO (first-in, first-out) method was used for determining the cost of remaining inventories in the United States and the 46% of total inventories which were outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1994, 1993 or 1992.

Inventories at December 31 were:


In thousands of dollars           1994       1993       1992
- ------------------------------------------------------------
Materials and supplies        $ 58,967   $ 59,794   $ 54,693
Work-in-process                 11,319     11,527      9,689
Finished goods                  95,384     80,099     84,376
                              ------------------------------
   Total FIFO cost             165,670    151,420    148,758
LIFO reserve                   (22,828)   (20,597)   (24,151)
                              ------------------------------
                              $142,842   $130,823   $124,607
                              ==============================
- ------------------------------------------------------------

Before deducting the LIFO reserve, FIFO inventories increased $14.3 million in 1994 to $165.7 million. FIFO inventories at Life Technologies increased $5.9 million. Inventory values at operations outside the U.S. increased approximately $5 million as a result of translating to a weakened U.S. dollar. Acquired businesses increased inventory by $0.9 million.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. and Singapore dollars, pound sterling, Deutsche marks, French francs and Japanese yen and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The company had outstanding letters of credit at December 31, 1994 totaling $9.9 million for liabilities already reflected in the Statement of Financial Position.


In millions of dollars              1994     1993     1992
- ----------------------------------------------------------
Average borrowings                $  4.3    $ 4.5   $  2.2
Weighted average month-end
  interest rate                      5.7%     3.8%     8.9%
Maximum month-end borrowings      $  6.3    $22.0   $  9.3
Year-end borrowings               $  3.8    $ -0-   $  -0-
Year-end average interest rate       5.3%     -        -
- ----------------------------------------------------------

The company has authorized up to $50 million of commercial paper, none of which was issued during 1994 and all of which was available for issue at December 31, 1994. Available short-term lines of bank credit are in excess of $100 million.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were:


In thousands of dollars                 1994      1993     1992
- ---------------------------------------------------------------
Salaries, wages and benefits         $15,709   $13,892  $13,058
Pension and profit sharing            11,192    10,255   11,486
Restructuring accruals                 6,294    10,735   12,798
Provision for claims and warranties    3,872     3,570    1,339
Deferred income                        3,837     4,737    3,571
Customer rebates and
 volume discounts                      2,800     1,659    1,187
Taxes, other than income taxes         1,795     2,059    1,956
Professional services                  1,661     1,592    1,331
Interest                               1,462     1,475    1,364
Royalties                              1,278       531      760
Other, principally accruals for
 unbilled obligations                 10,725     9,227   10,020
                                     --------------------------
                                     $60,625   $59,732  $58,870
                                     ==========================
- ---------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $45.1 million in 1994, $44.8 million in 1993 and $51.8 million in 1992. Capital expenditures in 1995 are currently estimated to range between $40 million and $45 million.

For financial reporting purposes, the company uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 45 years for buildings, 16 years for nonwovens related machinery and equipment, and 10 to 15 years for all other machinery and equipment. For tax purposes the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against the asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or the remaining book value exceeds its anticipated future productive asset value. Maintenance and repairs are charged to operations as incurred and amounted to $15.3 million in 1994, $14.9 million in 1993 and $15.3 million in 1992. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are included in income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:


In thousands of dollars             1994        1993        1992
- ----------------------------------------------------------------
Land                           $  18,581   $  17,776   $  14,589
Buildings and improvements       143,436     130,658     112,022
Machinery and equipment          429,416     395,547     362,504
Construction in progress          16,911      11,931      27,523
                               ---------------------------------
   Total cost                    608,344     555,912     516,638
Less accumulated depreciation   (279,409)   (245,958)   (217,769)
                               ---------------------------------
Property, plant and
 equipment, net                $ 328,935   $ 309,954   $ 298,869
                               =================================
- ----------------------------------------------------------------

Changes in property, plant and equipment for the past three years were as follows:


In thousands of dollars             1994        1993        1992
- ----------------------------------------------------------------
January 1                      $ 309,954   $ 298,869   $ 299,342
Capital expenditures              45,097      44,784      51,793
Assets of businesses acquired        355      10,591
Write-down of asset values          (359)     (4,638)     (2,072)
Assets of businesses divested
  or held for sale                            (3,488)     (8,548)
Depreciation                     (34,857)    (32,038)    (31,456)
Currency effects                   8,745      (4,126)    (10,190)
                               ---------------------------------
December 31                    $ 328,935   $ 309,954   $ 298,869
                               =================================
- ----------------------------------------------------------------

LEASES The company leases facilities, vehicles, computers and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options and escalation clauses. Aggregate future minimum lease payments under noncancellable operating leases are as follows (in thousands of dollars):


       1995               $  9,171
       1996                  7,470
       1997                  4,626
       1998                  2,795
       1999                  2,294
       Later years           4,962
                           -------
                           $31,318
                           =======


Total rent expense incurred under noncancellable leases, net of minor sublease rentals, amounted to $10.5 million in 1994, $10.3 million in 1993 and $11.5 million in 1992.

The company has no contingent rentals. Obligations under capital leases were not significant at December 31, 1994, 1993 or 1992.

PATENTS, TECHNOLOGY, FORMULAS AND COVENANTS

Patents, technology, formulas and covenants not to compete are stated at cost less accumulated amortization of $17.2 million, $15 million and $13.4 million at December 31, 1994, 1993 and 1992, respectively. Such items which have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 3 to 15 years. Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost increased by $4.7 million in 1994 to $74 million. Excess acquisition cost increased $5 million due to businesses acquired in 1994 and $2.7 million due to currency translation effects. These increases were offset by amortization of excess acquisition cost. The excess of cost over the net asset value of businesses acquired (goodwill) is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods not exceeding 25 years. Accumulated amortization amounted to $12.9 million, $9.7 million and $7.2 million at December 31, 1994, 1993 and 1992, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and in management's judgment, the business will not recover from this position in the future. There were no impairment charges in 1994 or 1992. These impairment charges were $0.6 million in 1993.

POSTRETIREMENT BENEFITS The company has pension (defined benefit) or deferred profit sharing (defined contribution) plans for substantially all U.S. employees. Retirement benefits for most employees of international operations are provided by government-sponsored or insured programs and, in certain countries, by defined benefit plans.

With respect to its qualified defined benefit pension plans, the company's policy is to fund amounts as are necessary on an actuarial basis to provide for benefits in accordance with the requirements of ERISA for domestic plans and in accordance with local laws and income tax regulations for international plans. The plans covering domestic employees of the company's Aerospace Materials, Automotive Materials, Electronic Materials and Packaging Products divisions and Life Technologies, Inc. provide benefits that are generally based upon the employee's highest average compensation in any consecutive five-year period in the ten years before retirement. In addition to the above qualified plans, the company sponsors an unfunded nonqualified executive supplemental plan for certain key employees that provides an annual benefit equal to 55% of their average compensation during the highest 60 consecutive calendar months of a participant's last ten years, which benefit is then offset by other benefits payable to the participant.

In computing the company's year-end funded status for domestic plans, discount rates of 8.5%, 6.75%, and 7.5% were used in 1994, 1993, and 1992, respectively. The discount rates used in computing the year-end funded status for international plans were 5.5% - 9.75% in 1994, 5.5% - 9% in 1993, and 5.5% -
10.5% in 1992.

- --------------------------------------------------------------------------------
The funded status of the company's plans are as follows:


In thousands of dollars               DECEMBER 31, 1994                  December 31, 1993                  December 31, 1992
- ----------------------------------------------------------------------------------------------------------------------------------
                                Plans Where      Plans Where       Plans Where       Plans Where      Plans Where      Plans Where
                              Assets Exceed      Accumulated     Assets Exceed       Accumulated    Assets Exceed      Accumulated
                                Accumulated         Benefits       Accumulated          Benefits      Accumulated         Benefits
                                   Benefits    Exceed Assets          Benefits     Exceed Assets         Benefits    Exceed Assets
- ----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value
  of benefit obligations
   Vested benefit obligation        $41,589          $ 5,512          $ 47,291           $ 6,059          $33,689          $ 5,818
   Accumulated benefit
      obligation                    $42,972          $ 6,068          $ 49,682           $ 6,617          $35,256          $ 6,111
   Projected benefit
      obligation                    $67,489          $ 7,779          $ 80,359           $ 8,282          $55,759          $ 7,934
Plan assets at fair value,
  primarily equity securities
  and insurance contracts           $69,521          $   818          $ 69,107           $   571          $59,076          $   388
                                    ----------------------------------------------------------------------------------------------
Projected benefit obligation
  less than (in excess of)
  plan assets                       $ 2,032          $(6,961)         $(11,252)          $(7,711)         $ 3,317          $(7,546)
Unrecognized net (gain) loss         (3,091)             836            14,590                69            2,127             (427)
Unrecognized prior
  service cost                        3,501              781             2,299               852            1,701              364
Unamortized net (asset)
  obligation                           (705)             284            (1,356)              354           (2,080)             440
Adjustment required to
  recognize minimum liability                           (606)                               (995)                             (509)
                                    ----------------------------------------------------------------------------------------------
Prepaid pension cost
  (accrued pension liability)       $ 1,737          $(5,666)         $  4,281           $(7,431)         $ 5,065          $(7,678)
                                    ==============================================================================================

- --------------------------------------------------------------------------------


In 1994, there was a net periodic pension cost of $6.3 million for all plans combined, including international plans. Net periodic pension cost was $3.9 million for 1993 and $2.3 million for 1992.

Net periodic pension cost for 1994, 1993, and 1992 included the following components:


In thousands of dollars              1994       1993      1992
- --------------------------------------------------------------
Service cost                      $ 5,806    $ 4,216   $ 4,075
Interest cost                       6,016      5,060     4,655
Actual return on assets              (152)    (9,933)   (2,028)
Net amortization and deferral      (5,343)     4,509    (4,429)
                                  ----------------------------
Net periodic pension cost         $ 6,327    $ 3,852   $ 2,273
                                  ============================

- --------------------------------------------------------------------------------
Assumptions used in the accounting for pension cost in 1994, 1993, and 1992 for domestic plans were:

                                     1994       1993      1992
- --------------------------------------------------------------
Discount rate                        6.75%       7.5%      7.5%
Average wage increase                   6%         6%        6%
Expected long-term rate
  of return on plan assets              9%         9%       10%

- --------------------------------------------------------------------------------

Assumptions used in the accounting for pension cost in 1994, 1993, and 1992 for international plans were:

                             1994        1993         1992
- ----------------------------------------------------------
Discount rate               5.5-9%   5.5-10.5%    5.5-10.5%
Average wage increase         4-7%        4-7%       3.5-8%
Expected long-term rate
  of return on plan assets    4-9%        4-9%      4.25-9%

- --------------------------------------------------------------------------------

The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled. The method used to develop the estimate for year-end rates in 1994 and 1993 in the U.S. was to estimate the rate at which AA grade industrial and utility bonds would sell over U.S. government obligations of a duration similar to that of domestic pension plans. Similar methods were used in countries where the information was obtainable and alternative methods in other countries were used to achieve the same end.

The average wage increase assumption reflects the historical increase over a long time period in the compensation levels of the individual employees covered by the plans. Such rates are still thought to be the best estimate of future compensation increases. In recent years, however, compensation increases have been lower than 6% in the U.S. Should a reduced rate of increase appear to remain for a long time period in the future, the company will consider reducing the wage increase assumption.

The expected long-term rate of return on plan assets reflects the average rate of earnings that the company estimates will be generated on the assets of the plan over the long term. The rate of return on plan assets in the U.S. was -0.5% in 1994, 15.4% in 1993, 5.0% in 1992 and averaged 8.9% over the past five-year period. The 1994 rate of return is not considered indicative of future long-term returns and, therefore, a long-term rate adjustment was not made. We continue to believe 9% is appropriate for a 60% equity and 40% debt securities asset mix over the long term. Nevertheless, asset returns will be carefully watched and adjusted if circumstances indicate. Rates in other countries are based on expected long-term rates of return obtainable there.

The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employee's pay and totaled $6.5 million in 1994, $5.8 million in 1993 and $6.7 million in 1992.

In addition to providing pension benefits, certain businesses of Dexter provide some health care and life insurance benefits for retired employees. Such benefits and similar benefits for active employees have been either paid directly or are provided through insurance companies whose premiums are based on the benefits paid during the year. Prior to 1993 the company recognized the cost of providing those benefits as they were incurred. The cost for retirees was not separately tracked from the cost of active employees but was estimated to be less than $1 million per year. Total costs for plans which included retirees was $7.3 million in 1992 for U.S. operations.

The provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions were implemented using the immediate recognition transition option, effective as of January 1, 1993. SFAS No. 106 requires recognition, during employees' service with the company, of the cost of their retiree health and life insurance benefits. Upon adoption, the accumulated postretirement benefit obligation of $24.7 million was charged against earnings resulting in an after-tax charge of $15.2 million, or $.63 per share. Of the $24.7 million accumulated benefit, $23.7 million was funded on March 31, 1993 into trusts for the ultimate benefit of retired employees whose medical costs are covered by those plans. The assets in the trusts established for postretirement benefits other than pensions amounted to $23.4 million at December 31, 1994 and $24.4 million at December 31, 1993 and were invested as follows:


In thousands of dollars                             1994           1993
- -----------------------------------------------------------------------
Indexed fund                                     $10,683        $10,483
Equity funds                                       5,496          2,558
Convertible preferred stocks                       4,962          5,331
Preferred stock fund                               1,814          5,056
Short-term liquid investment funds                   477          1,002
                                                 ----------------------
                                                 $23,432        $24,430
                                                 ======================

- --------------------------------------------------------------------------------

The investment objective of the indexed fund is to track the Standard & Poor's 500 and is long-term in nature. The remaining funds, with the exception of the short-term liquid investment funds, are also long-term in nature. The combined results of these funds, which are managed for the company by independent money managers, are expected to achieve returns in excess of 10% over the long term.

The components of net periodic postretirement benefit (income) cost for the years ended December 31, 1994 and 1993 are:


In thousands of dollars               1994            1993
- ----------------------------------------------------------
Service cost                      $    878         $ 1,463
Interest cost                        1,488           1,827
Actual return on assets                566          (1,163)
Net amortization and deferral       (3,391)           (615)
                                  ------------------------
Net periodic postretirement
  benefit (income) cost           $   (459)        $ 1,512
                                  ========================

- --------------------------------------------------------------------------------

The net periodic postretirement benefit income is expected to be $0.6 million in 1995.

The funded status of the plan at December 31, 1994 and 1993 is:


In thousands of dollars                     1994           1993
- ---------------------------------------------------------------
Accumulated postretirement
  benefit obligation
   Retirees and dependents              $  7,905      $   5,909
   Actives fully eligible                  4,539          7,062
   Actives not yet fully eligible          7,985         11,076
                                        -----------------------
Total accumulated postretirement
  benefit obligation                      20,429         24,047
Plan assets at fair value                 23,432         24,430
                                        -----------------------
Accumulated postretirement benefit
  obligation less than plan assets         3,003            383
Unrecognized net loss                      1,111          3,688
Unrecognized prior service effect from
  plan amendment                          (5,375)        (5,913)
                                        -----------------------
Accrued postretirement benefit          $ (1,261)     $  (1,842)
                                        =======================

- --------------------------------------------------------------------------------

The discount rates used in determining the accumulated postretirement benefit obligation were 8.5% at December 31, 1994 and 6.75% at December 31, 1993. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% in 1994, declining gradually to 6% in 2004 and remaining level thereafter. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1994 would be increased by $1.1 million, while the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1994 would be increased by $0.1 million. As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted if deemed appropriate.

The company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, as of January 1, 1993. There was no material impact on the financial results of the company.

LONG-TERM DEBT Long-term debt at December 31, 1994 consisted of promissory notes, sinking fund debentures and industrial development bonds.

In November 1993, Dexter privately placed with The Prudential Insurance Company of America, $35 million, 20-year senior unsecured notes at a rate of 6.21% due in 2013. Required prepayments began in 1994 and are scheduled to continue with installments of $1.75 million per year through the year 2013. In December 1993, Dexter privately placed with The Prudential Insurance Company of America, the equivalent of $15 million, 15-year senior unsecured notes denominated in Swiss francs at a rate of 4.86% due in 2008. Required prepayments began in 1994 and are scheduled to continue with installments of Swiss franc 2.2 million per year through the year 1997. The installments decrease to Swiss franc 1.5 million from 1998 through the year 2004 and decrease further to Swiss franc 0.8 million from 2005 through the year 2008. Also in 1993, the company refinanced 250 million yen debt and borrowed an additional 100 million yen at an all-in-rate of 2.665%. The borrowing of 350 million yen (equivalent to approximately $3.5 million) is scheduled to mature in 1996.

In November 1991, Dexter privately placed with The Prudential Insurance Company of America $50 million, 20-year senior unsecured notes at a rate of 8.96% due in 2011. Required prepayments are scheduled to begin in 1998 in installments of $2.5 million per year through the year 2000. The installments increase to $3.5 million per year from 2001-2010, with a final lump sum payment of $7.5 million due at maturity.

In July 1990, Dexter privately placed with The Prudential Insurance Company of America $75 million, 20-year senior unsecured notes at a rate of 9.72% due in 2010. The notes carry a sinking fund beginning in the sixth year to retire the issue in equal installments of $5 million per year.

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commence in 1997 and are designed to retire 95% of the debt prior to maturity.

The company has $50 million of authorized and unissued medium-term notes.

Multi-currency, revolving credit agreements maintained with eight banks aggregate another $50 million. This revolving credit is for a three-year evergreen term and carries a commitment fee of 0.125% per annum on the unborrowed portion. At December 31, 1994 there were no borrowings under the revolving credit agreements.

Long-term debt represented 39.6% of total capital at December 31, 1994. The weighted average interest rate of long-term debt outstanding at December 31, 1994 was 8.48%.

Certain long-term debt agreements include provisions that restrict the amount of dividend increases if consolidated equity falls below $175 million. Consolidated equity at December 31, 1994 was $344 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1994 there is approximately $133 million of additional debt allowable under these terms.

Dexter and Life Technologies, Inc. have guaranteed approximately $0.1 million and $0.3 million, respectively, of bank loans to others.

At December 31, 1994 and 1993 the fair value of net long-term debt was $230 million and $256 million, respectively, compared with the carrying value of $225 million and $227 million, respectively. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1994, the fair value of long-term debt exceeds the carrying value by $5 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.

- --------------------------------------------------------------------------------
DEBT OUTSTANDING

                                           December 31
                                ------------------------------
In thousands of dollars             1994       1993       1992
- --------------------------------------------------------------
Promissory notes                $176,773   $177,829   $127,562
Sinking fund debentures           50,000     50,000     50,000
Industrial development bonds       2,700      3,300      4,230
                                ------------------------------
                                 229,473    231,129    181,792
Less:
Payments due within one yar       (4,071)    (3,822)    (2,768)
                                ------------------------------
Net long-term debt              $225,402   $227,307   $179,024
                                ==============================

- --------------------------------------------------------------------------------

DEBT MATURITIES BY CURRENCY AND TYPE
Amounts in thousands
                                                          Multi-currency Promissory Notes
                                              ----------------------------------------------------
              Industrial        Sinking                                                      Total        Total       Weighted
             Development           Fund                           Swiss     Japanese   U.S. Dollar  U.S. Dollar        Average
                   Bonds     Debentures        U.S. Dollar        Franc          Yen    Equivalent   Equivalent  Interest Rate
- ------------------------------------------------------------------------------------------------------------------------------
1995              $  650                       $    1,755     SF  2,180                 $    3,421   $    4,071           5.64%
1996                 650                            6,759         2,180     Y350,000        11,937       12,587           6.44
1997                 700       $  2,500             6,750         2,180                      8,416       11,616           8.18
1998                 500          2,500             9,250         1,454                     10,361       13,361           8.49
1999                 200          2,500             9,250         1,454                     10,361       13,061           8.55
2000                              2,500             9,250         1,454                     10,361       12,861           8.58
2001                              2,500            10,250         1,454                     11,361       13,861           8.61
2002                              2,500            10,250         1,454                     11,361       13,861           8.61
2003                              2,500            10,250         1,454                     11,361       13,861           8.61
2004                              2,500            10,250         1,454                     11,361       13,861           8.61
2005-2017                        30,000            74,250         2,907                     76,472      106,472           8.76
                  ---------------------------------------------------------------------------------------------
Total             $2,700        $50,000          $158,264      SF19,625     Y350,000      $176,773     $229,473           8.48%
                  ============================================================================================================
Rates of
Interest         5.70-6.50%        9.25%        6.21-9.72%         4.86%       2.665%

- --------------------------------------------------------------------------------

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Liabilities for expenses related to environmental assessments, site remediation and other response activities are expensed and recorded when incurrence of the liability is probable and the costs can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated on an ongoing basis, as facts become available which indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites. Environmental reserves at December 31, 1994 with respect to 21 sites were $20.3 million, including current reserves of $2.7 million, which are expected to be spent in 1995, and long-term reserves of $17.6 million. Such reserves, which are not discounted, were decreased during 1994 by expenditures of $1.7 million. Additionally, in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 92, an estimated $4.7 million in 1994, and $5.6 million in 1993, of claims payable by third-party insurance companies were included in the reserve at year-end. The related receivables from insurance companies of $4.7 million and $5.6 million were included as assets of the company at year-end 1994 and 1993, respectively. In years prior to 1993, claims for environmental conditions which were insured by third parties were shown net of related receivables from insurance companies. Environmental reserves at December 31, 1993 were $22.8 million and at year-end 1992 were $17.2 million.

Dexter Environmental Assurance, Ltd. (DEAL), a wholly owned Bermuda company was established in 1993. In December 1993, a portfolio of environmental reserves totaling $5.9 million was transferred into DEAL to insure all wholly owned domestic operations of Dexter, other than exposures at Windsor Locks, Connecticut, against environmental liabilities arising from occurrences prior to January 1, 1994. In November 1994, a second portfolio of environmental reserves totaling $5 million was transferred into DEAL. With the second transfer, the coverage period was expanded to include occurrences after December 31, 1993 and prior to January 1, 1995 for all wholly owned domestic operations of Dexter.

LEGAL PROCEEDINGS The company is involved in various environmental and other lawsuits and claims, many of which are covered by insurance. At December 31, 1994, $1 million of current and $5.5 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims which are probable and are not covered by third-party insurance are properly reflected as liabilities of the company. While the outcome of these lawsuits and claims cannot be forecast with certainty, management believes that such matters should not result in any liability which would have a material adverse effect on the company's financial position or results of operations.

MINORITY INTERESTS Minority interests increased by $10.4 million in 1994 to $62.5 million. At year-end 1993 minority interests were $52.1 million, an increase of $5.3 million from 1992. The increase in 1994 was due principally to $8.3 million of net income attributable to the minority interest shareholders of Life Technologies, Inc., Dexter's 55%-owned subsidiary. Currency translation effects of $2.3 million also increased minority interests in 1994. Somewhat offsetting these increases were quarterly cash dividends paid by LTI to minority interest shareholders of $1.4 million. The increase in 1993 was due principally to $7.5 million of net income attributable to the minority interest shareholders of LTI. This increase in minority interests was partially offset by quarterly cash dividends paid by LTI to minority interest shareholders of $1.4 million. Also offsetting the increase in minority interests in 1993 was a reduction of $0.9 million resulting from the purchase by Dexter of the remaining 25% interest in Evodex. Minority interests in LTI's equity represented $59.2 million and $49.9 million at December 31, 1994 and 1993, respectively.

SHAREHOLDERS' EQUITY Shareholders' equity increased by $30.3 million in 1994 to $343.6 million representing a book value of $14.11 per share. Net income of $37.9 million and a currency translation impact of $14.8 million resulting from the weakening of the U.S. dollar increased shareholders' equity in 1994. The establishment of the 1994 Long-term Incentive Plan along with the exercise of existing stock options also increased shareholders' equity by $0.5 million. Offsetting these increases were reductions due to dividends declared of $21.4 million and the adoption of SFAS No. 115 which resulted in the recording of $1.5 million in unrealized losses for the period ended December 31, 1994. By adopting SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994, Dexter has investments that are classified as available-for-sale securities which are reported at fair market value, with unrealized gains and losses excluded from earnings and reported in shareholders' equity.

In 1990, the Board of Directors authorized a repurchase of up to 1,000,000 shares of the company's outstanding common stock. There were no purchases under the 1990 authorization during 1994. At the end of 1994, there were 634,403 shares held in treasury compared with 643,578 at the end of 1993 and 651,828 at the end of 1992. The reduction in shares held in 1994 and 1993 was due to the exercising of stock options.

CURRENCY EXCHANGE EFFECTS Assets and liabilities of those operations whose functional currency is other than the U.S. dollar are translated at end of period currency exchange rates and fluctuations due to changes in exchange rates are accounted for as a separate component of shareholders' equity, "Currency translation effects". Results of operations are translated at average currency exchange rates during the period.

Currency translation effects increased shareholders' equity by $14.8 million, of which $14.2 million was from translation effects and $0.6 million was from a related tax effect. This net increase was the result of the U.S. dollar weakening against currencies of countries in which we operate. Currency translation effects decreased shareholders' equity by $5.8 million in 1993, of which $5.7 million was from translation effects and $0.1 million was from a related tax effect. In 1992, currency translation effects decreased shareholders' equity by $18.2 million including $17.7 million of translation effects and a $0.5 million related tax effect.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific currency commitments are deferred and recognized in income in the same period as the hedged transaction. Gains and losses on forward contracts that do not hedge an identifiable currency commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1994 were short-term in nature and related to nonlocal currency transactions of the company's European operations. The market risk associated with forward exchange contracts is caused by fluctuations in exchange rates subsequent to entering into the forward exchange contracts. At December 31, 1994, 1993, and 1992, the company, excluding Life Technologies, Inc., had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Japanese yen, French francs, pound sterling, Italian lira, and Deutsche marks. The equivalent U.S. dollar purchase amounts were $0.1 million and $11.1 million as of December 31, 1993 and 1992, respectively. There were no purchase amounts outstanding as of December 31, 1994. The equivalent U.S. dollar sale amounts were $4.6 million, $2.2 million, and $5.6 million as of December 31, 1994, 1993, and 1992, respectively. Deferred unrealized gains and losses at December 31, 1994 and 1993 related to these contracts were not significant. The net deferred unrealized gain on these contracts was $2.2 million as of December 31, 1992. In addition, Life Technologies, Inc. had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Dutch guilders, Belgian francs, Swiss francs, Deutsche marks and French francs. The equivalent U.S. dollars purchase amounts were $2.1 million, as of December 31, 1994. There were no purchase amounts outstanding as of December 31, 1993 and 1992. The equivalent U.S. dollar sale amounts were $2.1 million and $5.8 million as of December 31, 1993, and 1992, respectively. There were no sale amounts outstanding as of December 31, 1994. Deferred unrealized gains and losses at December 31, 1994, 1993, and 1992 were not significant.

During 1993, the company expanded the function of its Treasury Center in Brussels to include the centralized management of transaction exposures of nonlocal currency accounts receivable and accounts payable of the company's operating units, other than Life Technologies. The net exposures are calculated at least weekly, and if in excess of limits determined by the company, the exposures are offset by short-term borrowings, cash balances, or are otherwise hedged as circumstances indicate. The company had short-term borrowings at December 31, 1994 in the amount of $3.8 million relating to nonlocal currency transaction exposure management. Currency gains and losses realized on transactions were not significant in 1994, 1993 or 1992.

In December 1993, the company issued Swiss franc 15-year long-term notes for approximately Swiss franc 22 million and Japanese yen three-year notes in the amount of Japanese yen 350 million, in each case reducing net asset exposures in those currencies. At December 31, 1994, the company's net asset positions exposed to currency fluctuations, as reduced by long-term borrowings and expressed in local currencies and U.S. dollar equivalents, are shown in the following table. At year-end 1994, the equivalent of $189 million was exposed to currency fluctuations compared with $160 million at the end of 1993.

                                      Net Asset Positions
                                ------------------------------
                                    Local                  U.S.
Amounts in thousands             Currency               Dollars
- ---------------------------------------------------------------
Pound sterling                     34,581              $ 54,119
French franc                      161,859                30,268
Swiss franc                        33,027                25,233
Swedish krona                     162,464                21,933
Deutsche mark                      23,787                15,343
Japanese yen                      926,501                 9,302
Dutch guilder                      13,781                 7,938
Singapore dollar                    9,972                 6,841
New Zealand dollar                  9,854                 6,307
Belgian franc                      95,292                 2,992
Hong Kong dollar                   20,572                 2,654
Italian lira                    3,772,281                 2,324
Mexican peso                        8,909                 1,804
Canadian dollar                     1,693                 1,207
Danish krone                        4,446                   729
Austrian schilling                  2,359                   217
Venezuelan bolivar                 31,037                   186
Australian dollar                     127                    98
                                                       --------
   Total                                               $189,495
                                                       ========

- --------------------------------------------------------------------------------

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1994:

           CLASS                   AUTHORIZED AND UNISSUED
 Preferred Stock                       150,000 shares
 Preferred Stock, Class I              500,000 shares
 Preferred Stock, Class II             500,000 shares
 Preferred Stock, Series A             250,000 shares

PREFERRED STOCK, SERIES A - PURCHASE RIGHTS In October 1986, the company issued one preferred stock purchase right for each share of common stock outstanding at November 17, 1986.

The preferred stock purchase right is designed to assure that all shareholders receive fair and equal treatment and full value in the event of a takeover attempt which is not approved by the Board of Directors. Each right will entitle the holder to acquire one two-hundredth of a share of newly created Series A Preferred Stock at an exercise price of $60 per purchase right. The rights will trade with the common stock and will not be exercisable or transferable apart from the common stock until 10 days after someone acquires or makes a tender offer for 20% or more of the common stock. The rights plan also provides that if anyone becomes the beneficial owner of 30% or more of Dexter's outstanding common stock, every other holder of a right will then be entitled to receive, upon exercise, shares of Dexter common stock having a value of two times the exercise price.

The rights, which do not have any voting privileges, expire on November 17, 1996 and are redeemable by the company at $.05 per right under certain circumstances.

The company has authorized 250,000 shares of Series A Preferred Stock for issuance upon exercise of the rights.

STOCK PLAN

1994 LONG-TERM INCENTIVE PLAN In 1994, Dexter established a long-term incentive plan for certain key management personnel of the company. The aggregate number of shares of the company's common stock that may be awarded under the 1994 Long-term Incentive Plan is 1,200,000 shares. In May 1994, the company issued 64,250 restricted stock awards at a market price of $23.81. Participants were granted restricted stock awards at no cost to the employee. As of the grant date, participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. These stock awards are subject to certain forfeiture provisions and restrictions limiting the sale or transfer of shares during the restriction periods defined in the plan. The expense relating to this plan is amortized over the restriction period. This expense was $0.4 million in 1994.

STOCK OPTION PLANS

1979 STOCK OPTION PLAN AND DATA

The Dexter Corporation 1979 Stock Option Plan permitted the granting of options to purchase a total of 999,999 shares (adjusted for stock splits) of common stock at prices not less than the fair market value of the shares on the date of grant. Such options may be accompanied by stock appreciation rights, which are also issued at fair market value, for up to half the number of shares under option. Options and stock appreciation rights generally become exercisable at the rate of 20% of the shares each year starting two years after the date of grant. The exercise price may be satisfied by surrendering company stock with a like market value. The plan, as amended, permits no future granting of options under the 1979 Stock Option Plan.

                                                                   December 31
                                         ---------------------------------------------------------------
                                                    1994                   1993                     1992
                                         ---------------------------------------------------------------
                                                                 Number of Shares
                                         ---------------------------------------------------------------
Outstanding at beginning of year                  88,266                108,412                  241,011
Exercised                                         (7,116)               (20,146)                (131,399)
Expired or cancelled                                                                              (1,200)
                                                  ------------------------------------------------------
Outstanding at end of year                        81,150                 88,266                  108,412

Exercisable options                               81,150                 88,266                  102,412

                                         ---------------------------------------------------------------
                                                                  Dollars per Share
                                         ---------------------------------------------------------------
Option price ranges:
Beginning of year                        $14.25 - $23.75          $14.25-$23.75            $10.10-$23.75
Exercised                                $14.25 - $14.83          $14.83-$20.83            $10.10-$23.75
Expired or cancelled                                                                              $23.75
End of year                              $14.25 - $23.75          $14.25-$23.75            $14.25-$23.75

- --------------------------------------------------------------------------------

1987 INTERIM STOCK OPTION PLAN AND DATA

The 1987 Interim Stock Option Plan is intended to be a continuation and extension of The Dexter Corporation 1979 Stock Option Plan with similar terms and conditions, and, as such, stock appreciation rights may accompany the options as in the 1979 plan. The aggregate number of shares of common stock permitted to be issued under the plan was 75,000. The 1987 Stock Option Plan consists of one grant which was issued in 1987 at a price of $23.75. The plan, as amended, permits no future granting of options under the 1987 Interim Stock Option Plan.

                                                                       December 31
                                                  ------------------------------------------------------
                                                    1994                   1993                     1992
                                                  ------------------------------------------------------
                                                                      Number of Shares
                                                  ------------------------------------------------------
Outstanding at beginning of year                  16,000                 17,010                   19,600
Exercised                                                                  (280)                    (840)
Expired or cancelled                                                       (730)                  (1,750)
                                                  ------------------------------------------------------
Outstanding at end of year                        16,000                 16,000                   17,010

Exercisable options                               16,000                 16,000                   13,790

- --------------------------------------------------------------------------------

1988 STOCK OPTION PLAN AND DATA

The 1988 Stock Option Plan provides for the granting of incentive and nonqualified stock options to purchase up to 1,000,000 shares of common stock. No stock appreciation rights may be granted. The option price shall not be less than 100% of the fair market value on the date of grant for incentive stock options and not less than 80% of the market value on the date of grant for nonqualified options. Options generally become exercisable at the rate of 33-1/3% of the shares each year starting one year after the date of grant. There have been no nonqualified options issued under the plan to date, therefore, no charges against income have been made.


                                                                   December 31
                                         ---------------------------------------------------------------
                                                    1994                   1993                     1992
                                         ---------------------------------------------------------------
                                                                  Number of Shares
                                         ---------------------------------------------------------------
Outstanding at beginning of year                 630,144                514,846                  488,500
Granted                                          157,095                146,500                  142,000
Exercised                                         (1,718)               (12,165)                 (58,422)
Expired or cancelled                             (47,021)               (19,037)                 (57,232)
                                         ---------------------------------------------------------------
Outstanding at end of year                       738,500                630,144                  514,846

Exercisable options                              466,820                359,932                  263,782

Shares available for future grant                186,362                299,269                  426,732

                                         ---------------------------------------------------------------
                                                                  Dollars per Share
                                         ---------------------------------------------------------------
Option price ranges:
Beginning of year                        $20.88 - $29.06          $20.88-$29.06            $20.88-$29.06
Granted                                  $24.13 - $25.50                 $24.75                   $24.13
Exercised                                $20.88 - $21.63          $20.88-$21.63            $20.88-$25.94
Expired or cancelled                     $20.88 - $29.06          $20.88-$29.06            $20.88-$29.06
End of year                              $20.88 - $29.06          $20.88-$29.06            $20.88-$29.06

- --------------------------------------------------------------------------------

SHAREHOLDER INFORMATION

THE DEXTER CORPORATION
One Elm Street
Windsor Locks, Connecticut 06096-2334
(203) 627-9051
(203) 627-9713 Facsimile

STOCK EXCHANGE
New York Stock Exchange - DEX

REGISTRAR
Mellon Securities Trust Company
East Hartford, Connecticut

TRANSFER AGENT
Mellon Securities Trust Company
East Hartford, Connecticut

Mellon Securities Transfer Services
New York, New York

INVESTOR RELATIONS
John D. Thompson
Senior Vice President,
Strategic and Business Development

CORPORATE COMMUNICATIONS
Ellen Cook Miles
Corporate Communications Manager


NOTICE OF ANNUAL MEETING
You are cordially invited to attend the annual meeting of shareholders beginning at 10:00 a.m., Thursday, April 27, 1995, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.

NOTICE OF 10-K ANNUAL REPORT
The Form 10-K Annual Report of The Dexter Corporation filed with the Securities and Exchange Commission, as well as the Form 10-K Annual Report of Life Technologies, Inc., is available without charge after March 31 of each year to shareholders and prospective investors who write to us.

SHAREHOLDERS' STOCK SAVINGS PLAN
Dexter shareholders can reinvest their dividends automatically in additional shares of Dexter common stock at the market price. Participants can also invest up to an additional $3,000 in Dexter shares each quarter through this service. To participate or to obtain additional information, write to: Mellon Securities Trust Company, 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.

TDD SERVICE AVAILABLE
Dexter shareholders with hearing or speech disabilities can get information about their accounts through TDD services offered by Mellon Securities Transfer Services at (800) 231-5469.



PRINCIPAL LOCATIONS

DEXTER AEROSPACE MATERIALS
2850 Willow Pass Road
Pittsburg, CA 94565-3299
(510) 458-8000
Jeffrey W. McClelland
Division President

DEXTER AUTOMOTIVE MATERIALS
One Dexter Drive
Seabrook, NH 03874-4018
(603) 474-5541
Charles F. Call, Jr.
Division President

DEXTER ELECTRONIC MATERIALS
15051 East Don Julian Road
Industry, CA 91746-3398
(818) 968-6511
Ronald C. Benham
Senior Division President

DEXTER MAGNETIC MATERIALS
48460 Kato Road
Fremont, CA 94538-7337
(510) 656-5700
David Woodhead
Division President

DEXTER NONWOVENS
Two Elm Street
Windsor Locks, CT 06096-2335
(203) 623-9801
R. Barry Gettins, Ph.D.
Senior Division President

DEXTER PACKAGING PRODUCTS
East Water Street
Waukegan, IL 60085-5652
(708) 623-4200
T. Daniel Clark
Senior Division President

DEXTER S.A.
B.P. 51
14 rue Chanay
71700 Tournus, France
33-85-404545
Gerard R. Mazure
Directeur General

LIFE TECHNOLOGIES, INC.
(majority owned)
8717 Grovemont Circle
P.O. Box 6009
Gaithersburg, MD 20884-9980
(301) 840-8000
J. Stark Thompson, Ph.D.
President and
Chief Executive Officer

D & S PLASTICS
INTERNATIONAL
(equally-owned joint
venture with Solvay S.A.)
1200 Harmon Road
Auburn Hills, MI 48326-1550
(810) 391-9500
David G. Gordon
President


This entire annual report is printed on recycled paper.