Form 10-K, Exhibit 13
DEXTER CORP
filed 1996-03-07
CIK 28582

MANAGEMENT STATEMENT                                                 EXHIBIT-13
--------------------

The management of The Dexter Corporation has prepared the financial statements and review contained on pages 18 through 43 in conformity with generally accepted accounting principles. Dexter's management is responsible for the integrity and objectivity of this annual report, including the financial statements, charts, tables and other supplementary information. The financial statements and review are presented on the accrual basis of accounting and, accordingly, include some amounts based on judgment. Information included on these pages is an integral part of the statement of financial position and related statements of income, cash flows and changes in shareholders' equity which have been audited by Coopers & Lybrand L.L.P.

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

Coopers & Lybrand L.L.P., independent certified public accountants, are engaged to perform quarterly reviews and annual audits. Their audits are conducted in accordance with generally accepted auditing standards which include consideration of the company's internal control structure. The Audit Committee of the Board of Directors, made up entirely of outside directors, meets regularly both separately and jointly with the independent certified public accountants, internal auditors and management to review accounting policies, adequacy of controls, quality of financial reporting, and the scope and results of audits. Both the internal auditors and the independent accountants have free and direct access to the Audit Committee without the presence of management.

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

February 1, 1996

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------

To the Shareholders and Board of Directors of The Dexter Corporation:

We have audited the accompanying consolidated statement of financial position of The Dexter Corporation as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of The Dexter Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above, contained on pages 18 through 43, present fairly, in all material respects, the consolidated financial position of The Dexter Corporation as of December 31, 1995, 1994 and 1993 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

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

/s/Coopers & Lybrand L.L.P.

Springfield, Massachusetts
February 1, 1996

SUMMARY OF FINANCIAL DATA
-------------------------

All share and per share amounts throughout the Financial Statements and Review have been adjusted for a 3-for-2 stock split in 1986.



In thousands of dollars
(except per share amounts)                       1995           1994            1993           1992
----------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                    $1,088,905       $  974,719       $887,112       $  951,439
  % increase (decrease)                              12%              10%            (7%)              1%
Gross profit                                    346,699          316,541        293,345          314,275
  As % of sales                                    31.8%            32.5%          33.1%            33.0%
LIFO charge (credit)
  included in cost of sales                       1,881            2,231         (1,290)           1,626
Marketing and administrative expenses           206,708          188,272        175,141          188,263
  As % of sales                                    19.0%            19.3%          19.7%            19.8%
Research and development expenses                49,375           46,644         43,803           42,216
  As % of sales                                     4.5%             4.8%           4.9%             4.4%
Interest expense                                 20,931           20,509         18,756           18,799
Income before taxes                              79,824           73,612         66,438           73,132
  As % of sales                                     7.3%             7.6%           7.5%             7.7%
Tax rate                                           35.5%            36.0%          36.5%            37.7%
Income (loss) before minority interests          51,487           47,112         42,188           45,577
  As % of sales                                     4.7%             4.8%           4.8%             4.8%
Income (loss) from continuing operations         40,578           37,898         34,053           38,203
  As % of sales                                     3.7%             3.9%           3.8%             4.0%
Discontinued operations (loss) gain
Cumulative effect of change in
  accounting principles                                                          (9,875)
Net income (loss)                            $   40,578       $   37,898       $ 24,178       $   38,203
  As % of sales                                     3.7%             3.9%           2.7%             4.0%
Return on
  Average shareholders' equity*                    11.1%            11.2%          10.7%            12.1%
  Average total capital*                            9.2%             9.0%           8.8%            10.0%
  Average shareholders' equity                     11.4%            11.5%           7.7%            12.1%
  Average total capital                             9.4%             9.2%           7.0%            10.0%
Income (loss) per share
  Continuing operations                      $     1.67       $     1.56       $   1.40       $     1.58
  Discontinued operations
  Cumulative effect of change in
    accounting principles                                                      $   (.41)
      Total net income (loss)                $     1.67       $     1.56       $    .99       $     1.58
Cash dividends declared per share            $      .88       $      .88       $    .88       $      .88
Rate of dividend payout*                             53%              56%            63%              56%
* Before cumulative effect of 1993
  change in accounting principles
--------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                              $  248,623       $  209,024       $199,146       $  207,146
Property, plant and equipment, net              325,203          328,935        309,954          298,869
Total assets                                    934,161          880,609        820,691          782,025
Long-term debt                                  215,839          225,402        227,307          179,024
Shareholders' equity                         $  369,615       $  343,633       $313,295       $  315,614
Percent long-term debt to capital                  36.9%            39.6%          42.0%            36.2%
Equity per share at year-end                 $    15.26       $    14.11       $  12.87       $    12.98
--------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                         $   28,969       $   45,097       $ 44,784       $   51,793
Depreciation and amortization                $   43,727       $   40,923       $ 36,655       $   35,672
Shares outstanding at year-end (000)             24,220           24,350         24,340           24,308
Average shares outstanding (000)                 24,364           24,345         24,325           24,220
Market price per share -- high               $   26-7/8       $       26       $ 28-7/8       $   28-1/8
                       -- low                $   20-3/8       $   19-7/8       $ 20-3/8       $   20-7/8
                       -- close              $   23-5/8       $   21-3/4       $ 23-1/2       $   25-7/8
Price-earnings ratio range*                       16-12            17-13          21-15            18-13
Number of shareholders at year-end                3,400            3,600          3,900            4,000
Number of employees at year-end**                 4,800            4,700          4,700            4,800
% payroll and benefits to sales**                    24%              25%            25%              25%
% raw material costs to sales**                      44%              43%            41%              42%
*   Before cumulative effect of 1993
    change in accounting principles
**  From continuing operations
--------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                   $1,088,905       $1,002,087       $935,773       $1,033,261
% increase (decrease)                                 9%               7%            (9%)             (2%)
Cash dividends declared per share*           $      .88       $      .90       $    .93       $      .96
Market price per share - year-end**          $   23-5/8       $   22-1/4       $ 24-3/4       $       28
*   Stated in average 1995 dollars using the Consumer Price Index.
**  Stated in year-end 1995 dollars using the Consumer Price Index.
-------------------------------------------------------------------------------------------------------------

                                                                                   THE DEXTER CORPORATION
In thousands of dollars
(except per share amounts)                       1991             1990             1989         1988
---------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                     $ 937,734       $  907,946       $  848,724   $  827,266
  % increase (decrease)                               3%               7%               3%           9%
Gross profit                                    309,157          314,449          284,142      269,416
  As % of sales                                    33.0%            34.6%            33.5%        32.6%
LIFO charge (credit)
  included in cost of sales                        (173)           1,100           (4,063)       4,193
Marketing and administrative expenses           198,334          191,656          168,935      159,448
  As % of sales                                    21.2%            21.1%            19.9%        19.3%
Research and development expenses                42,056           39,880           37,359       32,685
  As % of sales                                     4.5%             4.4%             4.4%         4.0%
Interest expense                                 16,800           17,484           10,926       12,178
Income before taxes                              11,192           77,407           77,643       71,923
  As % of sales                                     1.2%             8.5%             9.1%         8.7%
Tax rate                                          109.5%            37.0%            38.0%        38.0%
Income (loss) before minority interests          (1,059)          48,766           48,139       44,592
  As % of sales                                    (0.1%)            5.4%             5.7%         5.4%
Income (loss) from continuing operations         (7,119)          42,150           42,977       39,889
  As % of sales                                    (0.8%)            4.6%             5.1%         4.8%
Discontinued operations (loss) gain                                                             (4,393)
Cumulative effect of change in
  accounting principles
Net income (loss)                             $  (7,119)      $   42,150       $   42,977   $   35,496
  As % of sales                                    (0.8%)            4.6%             5.1%         4.3%
Return on
  Average shareholders' equity*                    (2.2%)           12.6%            13.6%        11.8%
  Average total capital*                            0.7%            11.0%            11.6%        10.7%
  Average shareholders' equity                     (2.2%)           12.6%            13.6%        11.8%
  Average total capital                             0.7%            11.0%            11.6%        10.7%
Income (loss) per share
  Continuing operations                       $    (.29)      $     1.74       $     1.73   $     1.61
  Discontinued operations                                                                   $     (.18)
  Cumulative effect of change in
    accounting principles
      Total net income (loss)                 $    (.29)      $     1.74       $     1.73   $     1.43
Cash dividends declared per share             $     .88       $      .88       $      .82   $      .80
Rate of dividend payout*                             --               51%              47%          56%
* Before cumulative effect of 1993
  change in accounting principles
---------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                               $ 193,873       $  215,410       $  189,006   $  182,284
Property, plant and equipment, net              299,342          274,147          252,895      186,894
Total assets                                    784,471          762,383          694,490      626,391
Long-term debt                                  188,702          160,478          130,834       92,830
Shareholders' equity                          $ 313,782       $  343,698       $  325,281   $  307,226
Percent long-term debt to capital                  37.6%            31.8%            28.7%        23.2%
Equity per share at year-end                  $   12.99       $    14.24       $    13.14   $    12.36
---------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                          $  61,749       $   43,910       $   33,119   $   26,145
Depreciation and amortization                 $  34,095       $   30,272       $   26,243   $   24,349
Shares outstanding at year-end (000)             24,149           24,136           24,761       24,855
Average shares outstanding (000)                 24,145           24,282           24,877       24,842
Market price per share -- high                $  26-1/8       $   24-1/2       $   34-3/4   $   28-3/4
                       -- low                 $  18-1/2       $       18       $   20-1/8   $   20-1/4
                       -- close               $  21-5/8       $       21       $   21-7/8   $   22-1/4
Price-earnings ratio range*                          --            14-10            20-12        20-14
Number of shareholders at year-end                4,300            4,400            4,500        4,400
Number of employees at year-end**                 5,600            5,500            5,400        5,400
% payroll and benefits to sales**                    25%              24%              23%          23%
% raw material costs to sales**                      41%              42%              46%          45%
*   Before cumulative effect of 1993
    change in accounting principles
**  From continuing operations
---------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                   $1,049,257       $1,058,965       $1,043,428   $1,065,878
% increase (decrease)                                (1%)              1%              (2%)          5%
Cash dividends declared per share*           $      .98       $     1.03       $     1.01   $     1.03
Market price per share - year-end**          $   24-1/8       $   24-1/8       $   26-5/8   $   28-3/8

 * Stated in average 1995 dollars using the Consumer Price Index.
** Stated in year-end 1995 dollars using the Consumer Price Index.
---------------------------------------------------------------------------------------------------------

In thousands of dollars
(except per share amounts)                       1987          1986             1985
----------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                    $  757,710      $623,438      $ 598,150
  % increase (decrease)                             22%            4%            (2%)
Gross profit                                    263,120       228,276        214,181
  As % of sales                                    34.7%         36.6%          35.8%
LIFO charge (credit)
  included in cost of sales                       5,961          (809)          (754)
Marketing and administrative expenses           152,357       136,052        133,999
  As % of sales                                    20.1%         21.8%          22.4%
Research and development expenses                28,690        27,340         25,470
  As % of sales                                     3.8%          4.4%           4.3%
Interest expense                                 14,127        12,351         11,513
Income before taxes                              76,858        54,271         58,557
  As % of sales                                    10.1%          8.7%           9.8%
Tax rate                                           38.0%         38.0%          35.3%
Income (loss) before minority interests          47,652        33,649         37,867
  As % of sales                                     6.3%          5.4%           6.3%
Income (loss) from continuing operations         43,391        32,251         31,684
  As % of sales                                     5.7%          5.2%           5.3%
Discontinued operations (loss) gain                (606)        1,384         (3,102)
Cumulative effect of change in
  accounting principles
Net income (loss)                            $   42,785      $ 33,635       $ 28,582
  As % of sales                                     5.6%          5.4%           4.8%
Return on
  Average shareholders' equity*                    15.5%         13.7%          13.0%
  Average total capital*                           13.3%         12.2%          12.1%
  Average shareholders' equity                     15.5%         13.7%          13.0%
  Average total capital                            13.3%         12.2%          12.1%
Income (loss) per share
  Continuing operations                      $     1.74      $   1.30       $   1.28
  Discontinued operations                    $     (.02)     $    .05       $   (.13)
  Cumulative effect of change in
    accounting principles
      Total net income (loss)                $     1.72      $   1.35       $   1.15
Cash dividends declared per share            $      .60      $.56-2/3       $.53-1/3
Rate of dividend payout*                             35%           42%            46%
* Before cumulative effect of 1993
  change in accounting principles
----------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                              $  181,106      $137,980       $129,605
Property, plant and equipment, net              183,972       174,644        160,345
Total assets                                    612,517       570,335        484,567
Long-term debt                                  106,338       112,553         65,310
Shareholders' equity                         $  293,788      $258,843       $232,796
Percent long-term debt to capital                  26.6%         30.3%          21.9%
Equity per share at year-end                 $    11.84      $  10.40       $   9.39
----------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                         $   23,619      $ 23,861       $ 26,456
Depreciation and amortization                $   22,775      $ 18,482       $ 18,541
Shares outstanding at year-end (000)             24,821        24,893         24,800
Average shares outstanding (000)                 24,895        24,860         24,794
Market price per share -- high               $   32-3/8      $ 23-3/8       $ 17-7/8
                       -- low                $       17      $ 16-7/8       $ 12-3/8
                       -- close              $   23-3/8      $ 22-1/4       $ 17-1/4
Price-earnings ratio range*                       19-10         17-13          16-11
Number of shareholders at year-end                4,500         4,500          4,900
Number of employees at year-end**                 5,200         5,400          5,400
% payroll and benefits to sales**                    23%           25%            26%
% raw material costs to sales**                      43%           42%            43%
*   Before cumulative effect of 1993
    change in accounting principles
**  From continuing operations
----------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                   $1,016,127      $866,561       $847,358
% increase (decrease)                                17%            2%            (6%)
Cash dividends declared per share*           $      .80      $    .79       $    .76
Market price per share - year-end**          $   31-1/8      $ 30-7/8       $ 24-1/4

 * Stated in average 1995 dollars using the Consumer Price Index.
** Stated in year-end 1995 dollars using the Consumer Price Index.
----------------------------------------------------------------------------------------

STATEMENT OF INCOME                                       THE DEXTER CORPORATION
-------------------


                                                        Years ended December 31
In thousands of dollars                        -------------------------------------
(except per share amounts)                           1995          1994         1993
------------------------------------------------------------------------------------
REVENUES
Net sales                                      $1,088,905      $974,719     $887,112
Equity in net income of affiliates                  1,348         3,836        2,369
Other income                                        8,791         8,660        8,796
                                               -------------------------------------
                                                1,099,044       987,215      898,277

EXPENSES
Cost of sales                                     742,206       658,178      593,767
Marketing and administrative                      206,708       188,272      175,141
Research and development                           49,375        46,644       43,803
Interest                                           20,931        20,509       18,756
Provision for environmental costs                                              1,000
Divestiture and restructuring activities
  Gain on divestiture of product lines                                       (13,016)
  Charge for restructuring businesses, net                                    12,388
                                               -------------------------------------


INCOME BEFORE TAXES                                79,824        73,612       66,438
Income taxes                                       28,337        26,500       24,250
                                               -------------------------------------
INCOME BEFORE MINORITY INTERESTS                   51,487        47,112       42,188
Minority interests                                 10,909         9,214        8,135
                                               -------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLES                  40,578        37,898       34,053
Cumulative effect of change in
  accounting principles                                                       (9,875)
                                               -------------------------------------
NET INCOME                                     $   40,578      $ 37,898     $ 24,178
                                               =====================================
INCOME (LOSS) PER SHARE
Income before cumulative effect
  of change in accounting principles           $     1.67      $   1.56     $   1.40
Cumulative effect of change in
  accounting principles                                                         (.41)
                                               -------------------------------------
NET INCOME PER SHARE                           $     1.67      $   1.56     $    .99
                                               =====================================
DIVIDENDS DECLARED PER SHARE                   $      .88      $    .88     $    .88

------------------------------------------------------------------------------------
See accompanying financial review.

20

STATEMENT OF CASH FLOWS                                   THE DEXTER CORPORATION
-----------------------




                                                                    Years ended December 31
                                                            -------------------------------------
In thousands of dollars                                          1995          1994          1993
-------------------------------------------------------------------------------------------------
OPERATIONS
Net income                                                  $  40,578      $ 37,898      $ 24,178
  Noncash items
   Depreciation                                                38,246        34,857        32,038
   Amortization                                                 5,481         6,066         4,617
   Provision for environmental costs                                                        1,000
   Gain on divestiture of product lines                                                   (13,016)
   Charge for restructuring businesses, net                                                12,388
   Cumulative effect of change in accounting principles                                     9,875
   Income taxes (paid)/not due                                 (5,262)        9,508         4,981
   Minority interests                                          10,909         9,214         8,135
   LIFO inventory charge (credit)                               1,881         2,231        (1,290)
   Equity in net income of affiliates                          (1,348)       (3,836)       (2,369)
   Other                                                       (1,547)       (2,538)         (136)
Operating working capital increase                            (31,512)      (12,824)      (24,437)
                                                            -------------------------------------
                                                               57,426        80,576        55,964
                                                            -------------------------------------
INVESTMENTS
Property, plant and equipment                                 (30,235)      (45,842)      (46,993)
Acquisitions                                                     (525)       (8,767)      (32,114)
Joint ventures                                                 (3,133)          749        (7,370)
Divestitures                                                                               23,924
Notes receivable                                                3,150
Proceeds from sale of investments                               1,048         5,658
Purchases of investments                                         (771)       (6,082)
Proceeds from exercise of LTI stock options                     2,990           308           374
Other                                                             850        (2,308)       (2,513)
                                                            -------------------------------------
                                                              (26,626)      (56,284)      (64,692)
                                                            -------------------------------------
FINANCING
New long-term debt                                                                        108,452
Repayment of long-term debt                                    (4,260)       (4,063)      (65,378)
Short-term debt, net                                            8,825         3,806
Dividends paid                                                (21,441)      (21,421)      (21,393)
Funding of the accumulated postretirement
  benefit obligation                                                                      (23,700)
LTI dividends paid to minority interest shareholders           (1,374)       (1,360)       (1,355)
Purchase of treasury stock                                     (4,205)
Other                                                             276           215          (120)
                                                            -------------------------------------
                                                              (22,179)      (22,823)       (3,494)
                                                            -------------------------------------
INCREASE (DECREASE) IN CASH AND
  SHORT-TERM SECURITIES                                     $   8,621      $  1,469      $(12,222)
                                                            =====================================
CHANGES IN MAJOR ELEMENTS WHICH INCREASE
  (DECREASE) OPERATING WORKING CAPITAL
Accounts receivable, net                                    $  20,085      $ 16,260      $  9,205
Inventories at FIFO                                            10,441         8,100         4,214
Prepaid and deferred expenses                                   1,343        (1,699)           10
Accounts payable                                               (6,690)      (15,259)        6,675
Accrued liabilities and expenses                                6,333         5,422         4,333
                                                            -------------------------------------
                                                            $  31,512      $ 12,824      $ 24,437
                                                            =====================================
RECONCILIATION OF INCREASE (DECREASE) IN
  CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of year         $  55,012      $ 52,746      $ 65,028
Cash and short-term securities at end of year                  65,542        55,012        52,746
                                                            -------------------------------------
Increase (decrease) in cash and short-term
  securities per Statement of Financial Position               10,530         2,266       (12,282)
Currency translation effects                                      225          (797)           60
Cash included from consolidation of a subsidiary
  which became majority-owned in 1995                          (2,134)

                                                            -------------------------------------
                                                            $   8,621      $  1,469      $(12,222)
                                                            =====================================

INTEREST PAID                                               $  19,113      $ 20,522      $ 18,645

TAXES PAID                                                  $  33,599      $ 16,992      $ 19,269
-------------------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF FINANCIAL POSITION
-------------------------------


                                                               December 31
                                                ---------------------------------------
In thousands of dollars                              1995           1994           1993
---------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash                                          $   9,577      $  10,854      $   3,406
  Short-term securities                            55,965         44,158         49,340
  Accounts receivable, net                        201,389        168,957        141,726
  Inventories
   Materials and supplies                          60,099         58,967         59,794
   In process and finished goods                  121,644        106,703         91,626
   LIFO reserve                                   (24,709)       (22,828)       (20,597)
                                                ---------------------------------------
                                                  157,034        142,842        130,823

  Current deferred tax assets                      20,890         16,122         20,382
  Prepaid and deferred expenses                    11,866          9,720         10,649
                                                ---------------------------------------
                                                  456,721        392,653        356,326
Property, plant and equipment
  Land                                             19,307         18,581         17,776
  Buildings and improvements                      153,071        143,436        130,658
  Machinery and equipment                         457,611        429,416        395,547
  Construction in progress                         12,250         16,911         11,931
                                                ---------------------------------------
                                                  642,239        608,344        555,912
  Less accumulated depreciation                  (317,036)      (279,409)      (245,958)
                                                ---------------------------------------
                                                  325,203        328,935        309,954
Investments of wholly owned captive
  insurance companies                               5,878          7,224          6,638
Investment in unconsolidated affiliates            47,982         49,390         46,452
Patents, technology, formulas and covenants         2,857          4,233          3,891
Excess of cost over net assets of
  businesses acquired                              74,102         74,034         69,301
Other assets                                       21,418         24,140         28,129
                                                ---------------------------------------
                                                $ 934,161      $ 880,609      $ 820,691
                                                =======================================
=======================================================================================



See accompanying financial review.

                                                          THE DEXTER CORPORATION

                                                               December 31
                                                ------------------------------------
In thousands of dollars                             1995          1994          1993
------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt                               $ 13,598      $  3,806
  Accounts payable                                92,447        82,851      $ 64,677
  Dividends payable                                5,351         5,357         5,353
  Accrued and deferred income taxes               26,622        24,259        19,566
  Accrued liabilities and expenses                55,037        60,625        59,732
  Current environmental liabilities                1,395         2,660         4,030
  Current installments of long-term debt          13,648         4,071         3,822
                                                ------------------------------------
                                                 208,098       183,629       157,180

Long-term debt                                   215,839       225,402       227,307
Deferred items                                    23,693        22,316        30,150
Long-term deferred income taxes                   21,486        21,517        17,151
Deferred tax credits                               3,313         4,005         4,751
Long-term environmental liabilities               15,745        17,632        18,736
Minority interests - principally
  Life Technologies, Inc.                         76,372        62,475        52,121

Shareholders' equity
  Common stock, par value $1 per share
    (authorized 100,000,000 shares; issued
    24,983,907 shares in 1995, 1994
    and 1993)                                     24,984        24,984        24,984
  Additional paid-in capital                      12,316        11,979        11,966
  Retained earnings                              347,544       328,401       311,928
  Currency translation effects                     1,614        (7,364)      (22,137)
  Other equity items                              (2,184)       (2,433)
  Treasury stock, at cost
    (763,782 shares in 1995, 634,403 shares
    in 1994 and 643,578 shares in 1993)          (14,659)      (11,934)      (13,446)
                                                ------------------------------------
      Total shareholders' equity                 369,615       343,633       313,295
                                                ------------------------------------
                                                $934,161      $880,609      $820,691
                                                ====================================
====================================================================================



See accompanying financial review.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY              THE DEXTER CORPORATION
--------------------------------------------

                                                Add'l                  Currency       Other                           Total
In thousands of dollars             Common    Paid-in    Retained   Translation     Equity        Treasury    Shareholders'
(except per share amounts)           Stock    Capital    Earnings       Effects       Items          Stock           Equity
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1992                  $24,960    $11,474   $309,157       $(16,361)                   $(13,616)       $315,614
Net income                                                24,178                                                     24,178
Dividends - $.88 per share                               (21,407)                                                   (21,407)
Currency effects                                                         (5,776)                                     (5,776)
Stock options                           24        459                                                   170             653
Pooling tax benefits                               33                                                                    33
                                   ----------------------------------------------------------------------------------------
DECEMBER 31, 1993                   24,984     11,966    311,928        (22,137)                    (13,446)        313,295
Net income                                                37,898                                                     37,898
Dividends - $.88 per share                               (21,425)                                                   (21,425)
Currency effects                                                         14,773                                      14,773
Unrealized loss on investments                                                      $(1,468)                         (1,468)
Stock options                                     (11)                                                  192             181
Restricted stock                                   (8)                                 (965)          1,320             347
Pooling tax benefits                               32                                                                    32
                                   ----------------------------------------------------------------------------------------
DECEMBER 31, 1994                   24,984     11,979    328,401         (7,364)     (2,433)        (11,934)        343,633
Net income                                                40,578                                                     40,578
Dividends - $.88 per share                               (21,435)                                                   (21,435)
Currency effects                                                          8,978                                       8,978
Stock purchases                                                                                      (4,205)         (4,205)
Unrealized gain on
  investments                                                                         1,340                           1,340
Stock options                                     (33)                                                  854             821
Pension liability adjustment                                                           (473)                           (473)
Restricted stock                                  338                                  (618)            626             346
Pooling tax benefits                               32                                                                    32
                                   ----------------------------------------------------------------------------------------
DECEMBER 31, 1995                  $24,984    $12,316   $347,544       $  1,614     $(2,184)       $(14,659)       $369,615
                                   ========================================================================================
---------------------------------------------------------------------------------------------------------------------------


See accompanying financial review.


QUARTERLY FINANCIAL INFORMATION (unaudited)
-------------------------------

                                       In millions of dollars                                                   Market Price
                               -----------------------------------                                         -----------------------
                                                               Net      Net Income
                                  Net           Cost        Income      (Loss) per      Dividends
Quarter                         Sales       of Sales        (Loss)           Share      per Share            High            Low
----------------------------------------------------------------------------------------------------------------------------------
1993*
First                          $217.2         $144.3        $(2.2)          $(.09)           $.22          $28-7/8         $23-7/8
Second                          228.6          152.1          9.8             .40             .22           26              21
Third                           220.1          148.6          8.3             .34             .22           23-1/2          20-3/8
Fourth                          221.2          148.8          8.3             .34             .22           24-1/2          22-1/4
                               ------------------------------------------------------------------
Year                           $887.1         $593.8        $24.2           $ .99            $.88                Close $23-1/2
                               ====================================================================================================

*The first quarter net income included a $9.9 million, or $.41 per share, charge for the cumulative effect of change in accounting principles.

Second quarter pretax income included a $9.5 million gain on the sale of the company's coil coatings business and $3.5 million of income related to the sale of the company's pultrusions business resulting from the proceeds of the sale being in excess of the book value of the business which had been written down at year-end 1991. Also reducing pretax income in the second quarter was a $12 million charge for restructuring businesses and a provision for environmental costs of $1 million.

The fourth quarter included a $0.4 million charge for restructuring businesses at majority-owned Life Technologies, Inc.
----------------------------------------------------------------------------------------------------------------------------------
1994
First                        $  233.5         $155.4        $ 9.3           $ .38            $.22          $25-7/8         $23-1/8
Second                          247.1          165.4         11.0             .45             .22           25-3/8          22-3/4
Third                           243.3          165.6          8.4             .35             .22           26              22-1/2
Fourth                          250.8          171.8          9.2             .38             .22           23-1/2          19-7/8
                             --------------------------------------------------------------------
Year                         $  974.7         $658.2        $37.9           $1.56            $.88                Close $21-3/4
                             =====================================================================================================
----------------------------------------------------------------------------------------------------------------------------------

1995
First                        $  266.8         $181.1        $10.5           $ .43            $.22          $22-7/8         $20-3/8
Second                          283.0          193.1         11.9             .49             .22           25-1/8          21-5/8
Third                           268.5          183.9          9.4             .39             .22           25-7/8          23
Fourth                          270.6          184.1          8.8             .36             .22           26-7/8          23-1/8
                             --------------------------------------------------------------------
Year                         $1,088.9         $742.2        $40.6           $1.67            $.88                Close $23-5/8
                             =====================================================================================================
----------------------------------------------------------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS
----------------------------------------------



PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority-owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. (LTI) (54% owned) and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1995 presentation.

ACQUISITIONS AND DIVESTITURES In September 1995, Life Technologies, Inc. acquired an additional 1% ownership in its Japanese subsidiary, which resulted in a 51% controlling interest, and, therefore, the subsidiary's financial results are consolidated as of the acquisition date.

In October 1995, the company announced that it would sell its 50% equity interest in D & S Plastics International and also its acoustic materials business. These transactions are expected to be completed during 1996.

In January 1996, Life Technologies, Inc. acquired the remaining 75% of Custom Primers, Inc. located in California.

None of these businesses acquired or to be divested, either individually or in the aggregate, constitute a significant subsidiary of The Dexter Corporation.

EVENTS, TRENDS, AND VULNERABILITIES Dexter is subject to a multitude of events and trends which influence its business prospects, profitability and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

The most significant event of 1995 was the unprecedented increase in the cost of commodity raw materials including wood pulp, solvents and polypropylene. As expected, the heightened degree of competition throughout the world made it difficult to obtain sufficient price increases from our customers to recover these higher costs. Aggressive efforts continue in order to raise prices and regain full value for our product offerings. Although the cost of raw materials has moderated and in some cases has been reduced, it is not yet apparent that the issue will not arise again in the short or medium term. Any substantial increases in future demand for the materials we purchase, with no additional capacity for production, will inevitably support higher levels of cost to Dexter. Following the divestiture of the corporation's equity interest in D&S Plastics International, the impact of changes in the price of polypropylene will be negligible. The company's Life Technologies, Inc. subsidiary is subject to volatility in the cost of fetal bovine serum which stems from a fundamental limit to supply. Further, for less critical applications, additional competition can be expected consequent to the development of substitute products for cell culture which do not depend on traditional raw materials.

Unit volume growth of sales was strong in the first half of 1995 and slowed in the second half, particularly in the fourth quarter. To the extent that this slowdown continues into 1996 as a result of some weakness in domestic and European economies, revenue and earnings growth may be negatively impacted. The consequences of domestic interest rate changes, tax policy and the results of the upcoming presidential and congressional elections, may influence total demand in our served markets.

With over 60% of Dexter's profits derived from products sold outside the United States, weakening international currencies against the U.S. dollar could have a significant negative effect on the company's results. Revenues and profits in the food packaging, electronics and medical markets are the most sensitive to currency rate fluctuations. Geographical expansion will continue to provide opportunities and challenges as we learn how to create profitable growth in developing countries.

There will continue to be increasing costs necessary to respond to heightened regulatory pressures. Although we expect such increased costs might be moderate in areas of corporate governance and securities regulation, such increases may continue to be significant in areas of environmental, health, social and administrative regulation. Heightened worldwide environmental concerns have led to greater capital requirements and increased operating expenses. While the company, based on known facts and circumstances, has provided substantial environmental reserves as shown at year end in the "Statement of Financial Position" and discussed below, the ultimate cost of compliance and remediation cannot be ascertained and, therefore, there is no assurance that such reserves will prove to be adequate over time.

Substantial national and local deficits in several parts of the world may dictate the need for greater tax receipts or significant reductions in government spending. Future increases in taxes by countries, states and localities may be the ultimate outcome of this imbalance. Lower government spending may adversely affect Life Technologies, Inc. by reducing the overall availability of government funding for life science research. Additionally, LTI may be subject to delayed or reduced research funding, especially in the United States, as appropriations are suspended during budget negotiations.

Other areas which will no doubt have an important impact on the future of the company will be the increasing rate of technological change, a continued universal move toward higher quality products, shortened product life cycles and further globalization of our customers and competitors. Technology is the lifeblood of the corporation. In order to remain competitive we must successfully introduce new products that not only replace our current products but also those of our competitors, otherwise we are potentially exposed to reduced margins and loss of business.

The general aging of the U.S. population will create challenges with respect to the availability of employees as well as amplifying trends in increased health care costs. Dexter's ability to hire and retain a qualified work force will be fundamental to our growth and success. Increased training and developmental needs will require additional resources to maintain and improve our overall competencies.

The complexities of ever-changing worldwide events and trends including the international political environment, the emergence of the global marketplace, and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will face these challenges with continued innovation and increased productivity.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 2.2 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.3 to 1. During 1995, the company's financing and investment needs were met through funds provided from operations. As shown in the Statement of Cash Flows, cash provided from operations of $57.4 million exceeded the sum of investments of $26.6 million and financing activity of $22.2 million, thereby increasing year-end cash and short-term securities by $8.6 million. Excluding LTI, cash provided from operations exceeded cash needed for investments by $19.7 million. Financing activities, excluding LTI, used funds of $20.8 million, resulting in a net reduction of cash and short-term securities of $1.1 million. Financing activities during 1995 included the company's purchase of 170,900 shares of its outstanding common stock for $4.2 million.

The company plans to meet its future working capital, capital expenditure, and share repurchase program needs with funds provided from operations, the reduction of short-term securities, proceeds from the sale of its 50% equity interest in D & S Plastics International and the sale of its automotive acoustic materials business and, as needed, short-term and long-term borrowings.

           SUPPLEMENTAL CONSOLIDATING STATEMENT OF FINANCIAL POSITION
--------------------------------------------------------------------------------

                                                             December 31, 1995
                                  -------------------------------------------------------------------------------
                                     Dexter       Captive                                 Reclasses
                                  Operating     Insurance                     D & S             and        Dexter
In thousands of dollars           Companies     Companies        LTI       Plastics    Eliminations  Consolidated
-----------------------------------------------------------------------------------------------------------------
Current assets
  Cash and short-
   term securities                $  21,614    $  20,727    $  23,201     $   1,396     $  (1,396)    $  65,542
  Accounts receivable
   and inventories                  248,563          293      109,567        28,151       (28,151)      358,423
  Prepaid and
   deferred expenses                 23,502                     9,254            33           (33)       32,756
                                  -------------------------------------------------------------------------------
     Total current assets           293,679       21,020      142,022        29,580       (29,580)      456,721
                                  -------------------------------------------------------------------------------

Property, plant and
  equipment, net                    273,342                    51,861       32,317        (32,317)      325,203
Investments of
  wholly owned captive
  insurance companies                              5,878                                                  5,878
Other assets                         92,789                    14,861        35,868         2,841       146,359
                                  -------------------------------------------------------------------------------
     Total assets                 $ 659,810    $  26,898    $ 208,744     $  97,765     $ (59,056)    $ 934,161
                                  ===============================================================================

Current liabilities
  Short-term debt                 $  12,631                 $     967                                 $  13,598
  Accounts payable and
   accrued liabilities              117,092    $   2,864       28,923     $  20,346     $ (20,346)      148,879
  Income taxes                       12,977                    13,645                                    26,622
  Dividends payable                   5,351                       759                        (759)        5,351
  Current installments of
    long-term debt                   12,681                       967                                    13,648

                                  -------------------------------------------------------------------------------
     Total current liabilities      160,732        2,864       45,261        20,346       (21,105)      208,098
                                  -------------------------------------------------------------------------------

Long-term debt                      214,388                     1,451                                   215,839
Deferred items                       45,132       13,350        5,755                                    64,237
Minority interests                    2,455                     2,352                      71,565        76,372
Shareholders' equity                237,103       10,684      153,925        77,419      (109,516)      369,615
                                  -------------------------------------------------------------------------------
     Total liabilities and
      shareholders' equity        $ 659,810    $  26,898    $ 208,744     $  97,765     $ (59,056)    $ 934,161
                                  ===============================================================================
Current ratio                      1.8 to 1     7.3 to 1      3.1 to 1      1.5 to 1                   2.2 to 1
Quick ratio                        1.1 to 1     7.3 to 1      1.6 to 1      0.7 to 1                   1.3 to 1
-----------------------------------------------------------------------------------------------------------------

ANALYSIS OF OPERATIONS

1995 COMPARED WITH 1994

Revenues: Net sales were a record $1.1 billion in 1995, an increase of $114 million, or 12%, over sales of $975 million for 1994. The 12% increase in sales was due to unit volume increases of 7%, a 3% increase due to the effect of higher translation rates on international sales, price increases averaging 1%, and increased consolidated sales of 1% through acquisition of a controlling interest in a Japanese subsidiary of Life Technologies, Inc. (LTI).

Equity in net income of affiliates decreased $2.5 million to $1.3 million in 1995. This decrease is due to a $3 million decrease in results of D & S Plastics International partially offset by improved results at Akzo Dexter Aerospace Finishes VoF of $0.5 million.

EXPENSES: Cost of sales increased as a percentage of sales in 1995 thereby reducing consolidated gross margin by .7 percentage points to 31.8% of sales from 32.5% in 1994. Substantially improved gross margin at LTI improved overall gross margin by 1.3 percentage points. Gross margin, excluding LTI, decreased 2 percentage points and more than offset the favorable impact of LTI. Unprecedented increases in the cost of commodity raw materials, principally wood pulp, solvents, and polypropylene, more than accounted for the margin erosion, excluding LTI. Somewhat offsetting these cost increases were the favorable effects of overall selling price increase, productivity improvements and cost containment.

Marketing and administrative expenses increased $18.4 million, or 10%, in 1995 compared with 1994 principally due to increased marketing efforts at LTI and the third quarter consolidation of its subsidiary in Japan. Marketing and administrative costs, excluding LTI, increased less than one-half of one percent over 1994. Overall marketing and administrative costs continued to decrease as a percentage of sales from 19.3% in 1994 to 19% in 1995. Research and development expenses increased $2.7 million, or 6%, due to increases at LTI and in the can coatings business.

Interest expense increased $0.4 million, or 2%, in 1995 compared with 1994 primarily due to higher average short-term borrowing throughout the year. The company does not capitalize interest on facilities under construction. If interest had been capitalized, there would have been no impact on earnings per share in 1995 or 1994.

Income Taxes: The effective tax rate was 35.5% in 1995 compared with 36% in 1994.

Minority Interests: Income attributed to minority interest shareholders increased 18% from 1994 due primarily to increased profits at LTI.

Net Income: Net income for the year 1995 was $40.6 million, or $1.67 per share, a 7% increase compared with $37.9 million, or $1.56 per share, in 1994. The 1995 net income includes a decrease due to the effect of higher raw material cost, net of selling price increases, of approximately $.43 per share. Somewhat offsetting this negative impact was a $.07 per share increase due to favorable currency translation rates and a $.02 per share increase due to a reduction of the effective income tax rate from 36% in 1994 to 35.5% in 1995.

1994 COMPARED WITH 1993

Revenues: Net sales were $974.7 million in 1994, an increase of $87.6 million, or 10%, over sales of $887.1 million for 1993. The 10% increase in sales was due to unit volume increases. A 1% increase due to the effect of higher currency translation rates on international sales was offset by selling price decreases averaging 1%. Acquisitions and divestitures accounted for a net increase in sales of $1 million.

Equity in net income of affiliates increased $1.4 million to $3.8 million in 1994. This increase is due to a $0.7 million increase in the results of D & S Plastics International and a full year of earnings from Akzo Dexter Aerospace Finishes VoF representing a $0.7 million increase in earnings.

Expenses: Cost of sales increased as a percent of sales in 1994 thereby reducing consolidated gross margin by .6 percentage points to 32.5% of sales from 33.1% in 1993. Excluding Life Technologies, Inc., gross margin remained relatively constant at 27.8% for 1994 compared with 27.9% for 1993. Two-thirds of the total
 .6 percentage point decrease is due to the unfavorable impact of a LIFO charge of $2.2 million in 1994 compared to $1.3 million of LIFO income in 1993. Gross margin declined in 1994 at LTI due to lower fetal bovine serum (FBS) unit selling prices and increased unit costs combined with higher royalty expense. Excluding LTI, productivity improvements, reductions in fixed manufacturing costs as a percent of sales and the benefit of lower gas costs for our cogeneration facility almost fully offset the negative impact of selling price reductions on gross margin.

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

In 1993, there was a gain on divestiture of product lines of $13 million partially offset by a $12.4 million charge for restructuring businesses and a $1 million provision for estimated environmental costs.

Income Taxes: The effective tax rate was 36% in 1994 compared with 36.5% in 1993.

Minority Interests: Income attributed to minority interest shareholders increased 13% from 1993 due primarily to increased profits at LTI.

Net Income: The year 1994 resulted in net income of $37.9 million, or $1.56 per share, compared with $34.1 million, or $1.40 per share, in 1993 before deducting the $9.9 million, or $.41 per share cumulative effect of accounting principle changes in 1993. The 1994 net income includes a $.04 per share decrease due to the net effect of acquisitions and divestitures, a $.02 per share increase from the effect of changes in currency translation rates, a $.01 per share increase due to the reduction of the effective income tax rate from 36.5% to 36% for the year, and an unfavorable comparison of $.08 per share resulting from a LIFO charge of $.05 per share in 1994 compared with LIFO income of $.03 per share in 1993. Also included in earnings for 1993 was a charge of $.03 per share due to environmental costs and a net favorable impact to earnings from divestitures net of restructuring charges of $.02 per share.

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

Net Income: Net income for the year 1993, before deducting the $9.9 million, or $.41 per share cumulative effect of accounting principle changes, was $34.1 million, or $1.40 per share, compared with $38.2 million, or $1.58 per share in 1992. Increased earnings of $.13 per share from ongoing operations and a $.01 per share increase due to the reduction of the effective income tax rate on earnings from ongoing operations were more than offset by a $.15 per share decrease from the effect of changes in currency translation rates and a $.13 per share decrease due to the effect of divestitures net of acquisitions. In addition, 1993 included a provision of $1 million, or $.03 per share, for estimated environmental costs and a $.02 per share gain from divestitures net of restructuring charges in 1993. There was a favorable net impact from divestiture and restructuring activities of $.03 per share in 1992.
--------------------------------------------------------------------------------
TAXES The effective income tax rate was 35.5% in 1995, 36% in 1994 and 36.5% in 1993. The tax rate is currently expected to approximate 37% in 1996. The income tax rate differs from the statutory U.S. federal income tax rate as shown below:

                                    1995      1994     1993
                                    ------------------------
U.S. federal rate                   35.0%     35.0%     35.0%
State taxes, net of federal benefit  1.7       1.8       2.1
Investment and R&E tax credits      (1.0)     (2.2)     (2.1)
International taxation differences  (0.7)     (0.8)     (0.4)
Nondeductible excess
  acquisition costs                  1.1       1.1       1.8
Other                               (0.6)      1.1       0.1
                                    ------------------------
Effective income tax rate           35.5%     36.0%     36.5%
                                    ========================
--------------------------------------------------------------------------------


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

Pretax income from international operations amounted to $57.3 million in 1995, $46.4 million in 1994 and $38.8 million in 1993. U.S. and international income and withholding taxes have not been provided on temporary differences related to investments in foreign subsidiaries. These differences principally include unremitted earnings of approximately $170 million, differences between the financial reporting amount and the tax basis of investments in foreign subsidiaries and cumulative translation adjustments. The investment in these subsidiaries is considered to be permanent in nature. It is impracticable to estimate the total tax liability, if any, which these differences could cause should such investments cease to be treated as permanently reinvested.

-------------------------------------------------------------
TAXES, OTHER THAN SALES TAXES

In thousands of dollars          1995        1994        1993
-------------------------------------------------------------
Income taxes
  Current
   United States             $  5,932    $  3,012    $  5,717
   State                        1,691         755       1,521
   International               18,752      14,783      12,560
                             --------------------------------
                               26,375      18,550      19,798
                             --------------------------------
  Deferred
   United States                  754       5,298       2,117
   State                          348       1,353         (22)
   International                  860       1,299       2,357
                             --------------------------------
                                1,962       7,950       4,452
                             --------------------------------

Total income taxes             28,337      26,500      24,250

Payroll taxes                  20,201      18,195      16,851
Property taxes                  4,082       3,576       3,759
Other taxes                       624         454         363
                             --------------------------------
   Total taxes               $ 53,244    $ 48,725    $ 45,223
                             ================================

-------------------------------------------------------------------------------
DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993 are presented below:

In thousands of dollars               1995         1994         1993
--------------------------------------------------------------------
Deferred tax assets:
  Postretirement health
    benefits                      $ 11,210     $  9,976     $  8,727
  Accrued expenses, not
    currently deductible             7,301        8,721        6,515
  Foreign loss carryforwards         6,234        5,617        4,147
  Environmental reserves             6,061        4,972        4,374
  Reserves for insurance             5,409        4,597        2,372
  Inventory, principally
    valuation reserves               5,039        4,466        3,350
  Alternative minimum tax
    credit carryforwards             3,820          961
  Restructuring activities           1,048        2,174        6,756
  Other                             11,223       11,999       12,912
                                  ----------------------------------
    Gross deferred tax assets     $ 57,345     $ 53,483     $ 49,153
                                  ----------------------------------
Deferred tax liabilities:
  Fixed assets, principally
    depreciation                  $(49,828)    $(54,182)    $(40,011)
  Other                             (5,333)      (1,023)      (2,498)
                                  ----------------------------------
   Gross deferred tax
     liabilities                  $(55,161)    $(55,205)    $(42,509)
                                  ----------------------------------
Net deferred tax asset
  (liability) before valuation
     allowance                    $  2,184     $ (1,722)    $  6,644
Valuation allowance                 (3,585)      (3,121)      (2,452)
                                  ----------------------------------
Net deferred tax (liability)
  asset after valuation
     allowance                    $ (1,401)    $ (4,843)    $  4,192
                                  ==================================

-------------------------------------------------------------------------------
On December 31, 1995, 1994 and 1993, valuation allowances of $3.6 million, $3.1 million and $2.5 million, respectively, reduced the deferred tax asset attributable to foreign loss carryforwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits to become more likely than not. The increase of $0.5 million in the valuation allowance during 1995 was due principally to the generation of additional foreign loss carryforwards.

The components of deferred taxes at December 31, 1995, 1994 and 1993 are as follows:

In thousands of dollars                1995         1994         1993
---------------------------------------------------------------------
Current deferred tax assets        $ 20,890     $ 16,122     $ 20,382
Long-term tax asset                     930        1,965        1,499
  (included in other assets)
Current deferred tax liability       (1,735)      (1,413)        (538)
  (included in accrued
     and deferred income taxes)
Long-term deferred income
     taxes                          (21,486)     (21,517)     (17,151)
                                   ----------------------------------
Net deferred tax (liability)
     asset                         $ (1,401)    $ (4,843)    $  4,192
                                   ==================================

------------------------------------------------------------------------------
NET INCOME PER SHARE Net income of $1.67 per share increased 7.1% over net income of $1.56 per share in 1994. Net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The increase in the average number of shares in 1995 resulted from the exercise of stock options. This increase was partially offset by Dexter's purchase of 170,900 shares of its outstanding common stock. No effect has been given to common stock equivalents related to stock options outstanding or restricted stock, as no material dilutive effect would result from these items.

MARKET SEGMENT DATA

1995 COMPARED WITH 1994

Sales to the Aerospace market increased $0.6 million, or 1%. Increased sales of aerospace adhesives were mostly offset by decreased sales of aerospace coatings in 1995. Operating losses increased $0.7 million in 1995. Lower aerospace coatings sales volume and increased costs in 1995 due to the consolidation of the domestic aerospace coatings business and start-up of the new coatings facility in Waukegan, Illinois, decreased operating results. Partially offsetting this decrease was increased operating income from aerospace adhesives principally due to higher sales volume.

Sales to the Automotive market increased $1.5 million, or 3%. Sales increased primarily due to increased sales of acoustic materials and nonwoven headliner materials. Partially offsetting these increases were decreased sales of automotive coatings. Operating income decreased $3.4 million in 1995 principally due to decreased gross margins in the acoustic materials business. This decrease was primarily due to high start-up costs of a new product line in acoustic materials, in addition to increased cost of raw materials compared with 1994.

Sales to the Electronics market increased $27.1 million, or 17%. Sales of all products were strong in 1995. Operating income increased $3.8 million, or 25%, in 1995 primarily due to increased gross margins from higher sales volume, partially offset by increased raw material costs as well as higher marketing and administrative costs associated with products in the Electronics market.

Sales to the Food Packaging market increased $22.8 million, or 9%. Sales increased primarily due to strong sales of food and beverage can coatings serving the European market, in addition to higher currency translation rates on international sales. Operating income decreased $0.2 million in 1995. This decrease was primarily due to higher raw material costs in both the domestic and European nonwovens and food and beverage can coatings businesses. Increased marketing and research and development costs in the food and beverage can coatings business also had an unfavorable impact on operating income. Partially offsetting these decreases were increased gross margins on European food and beverage can coatings primarily due to sales volume increases and higher currency translation rates on international results.

Sales to the Medical market increased $48.7 million, or 15%. The effect of the consolidation of LTI's Japanese subsidiary increased net sales by $4.9 million. Net of this impact, sales increased 14%. Both LTI and medical nonwoven product sales were strong. Higher currency translation rates on international sales also contributed to this increase. Operating income increased $5.8 million, or 16%, in 1995. Operating income increased at LTI in 1995 primarily due to the favorable impact of higher unit sales, a favorable product mix, and increased selling prices. Partially offsetting this increase was lower operating income from medical nonwovens, which decreased slightly in 1995 compared with 1994 despite strong sales as substantially higher raw material costs, particularly in wood pulp were not offset by selling price increases.

Sales of the "Other" category increased $13.5 million, or 10%, primarily due to stronger European nonwoven wallcover and vacuum bag sales in 1995 and higher currency translation rates on international sales. Operating income decreased $0.8 million in 1995. This decrease was primarily due to increases in raw material costs.

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


MARKET SEGMENT DATA
-------------------
In thousands of dollars                                1995           1994            1993            1992            1991
----------------------------------------------------------------------------------------------------------------------------
NET SALES
Aerospace                                           $   45,387      $ 44,769        $ 41,815        $ 45,998        $ 47,000
Automotive*                                             59,993        58,511          38,702          59,923          51,734
Electronics                                            188,461       161,353         145,359         137,622         118,232
Food Packaging                                         282,183       259,398         232,164         225,493         225,969
Medical                                                364,334       315,616         284,733         288,817         265,233
Other                                                  148,547       135,072         144,339         193,586         229,566
                                                    ------------------------------------------------------------------------
 Consolidated                                       $1,088,905      $974,719        $887,112        $951,439        $937,734
                                                    ========================================================================

Unit Volume and Product Mix Change                           7%           10%              1%              3%             --
Field Sales Force                                          241           229             230             242             434
* Does not include sales of
  D & S Plastics International                      $   89,850     $  81,105       $  69,438       $  49,392       $  39,847
----------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Aerospace                                          $   3,373       $   3,479       $   3,414       $   3,524       $   3,299
Automotive                                             3,049           2,943           2,265           2,289           2,300
Electronics                                            4,719           4,627           4,466           4,057           3,706
Food Packaging                                         9,563           9,114           7,160           6,030           5,304
Medical                                               13,449          11,606          10,588           9,389           8,186
Other                                                  9,198           8,741           8,452          10,055          11,051
General Corporate                                        376             413             310             328             249
                                                   -------------------------------------------------------------------------
  Consolidated                                     $  43,727       $  40,923       $  36,655       $  35,672       $  34,095
                                                   =========================================================================
------------------------------------------------------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT
Aerospace                                          $   3,973       $   3,742       $   3,474       $   3,480       $   3,458
Automotive                                             2,929           2,656           2,161           2,695           3,951
Electronics                                            6,878           6,547           5,496           5,128           5,015
Food Packaging                                        12,478          10,967           9,898           8,026           7,587
Medical                                               17,147          17,109          17,052          16,511          14,930
Other                                                  5,703           5,277           5,155           6,376           7,115
General Corporate                                        267             346             567
                                                   -------------------------------------------------------------------------
  Consolidated                                     $  49,375       $  46,644       $  43,803       $  42,216       $  42,056
                                                   =========================================================================
Laboratory Staff                                         454             452             439             395             470
----------------------------------------------------------------------------------------------------------------------------
DIVESTITURE, RESTRUCTURING & ENVIRONMENTAL
  (Charge)/Credit
Aerospace                                                                          $  (5,170)      $  (1,853)      $    (899)
Automotive                                                                              (278)           (413)         (2,078)
Electronics                                                                           (1,864)         (3,034)           (476)
Food Packaging                                                                        (2,234)         (1,496)        (11,146)
Medical                                                                               (2,008)         (1,686)         (9,247)
Other                                                                                 11,683          11,199         (22,594)
General Corporate                                                                       (501)           (712)         (1,084)
                                                                                   -----------------------------------------
  Consolidated                                                                     $    (372)      $   2,005       $ (47,524)
                                                                                   =========================================
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME (LOSS)

Aerospace                                          $  (1,533)      $    (844)      $  (6,215)      $  (1,469)      $     578
Automotive                                              (444)          2,996            (872)         (1,438)         (5,957)
Electronics                                           19,038          15,248          10,295           8,699           5,188
Food Packaging                                        31,809          32,031          28,765          34,667          27,099
Medical                                               41,979          36,164          36,089          34,306          24,280
Other                                                 15,637          16,411          25,655          29,849         (10,291)
                                                   -------------------------------------------------------------------------
  Consolidated Operating Income                      106,486         102,006          93,717         104,614          40,897

Other Income, net                                      9,993           9,386           8,586           3,351           3,453
Interest Expense                                     (20,931)        (20,509)        (18,756)        (18,799)        (16,800)
General Corporate Expense                            (15,724)        (17,271)        (17,109)        (16,034)        (16,358)
                                                   -------------------------------------------------------------------------
  Consolidated Income before Taxes                 $  79,824       $  73,612       $  66,438       $  73,132       $  11,192
                                                   =========================================================================
----------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES

Aerospace                                          $   4,336       $   8,397       $   3,062       $   1,315       $   2,059
Automotive                                             1,017           2,062           1,590           4,778          12,232
Electronics                                            3,364           6,370           7,457           4,280           4,742
Food Packaging                                         3,986           6,239           6,771          13,512          15,868
Medical                                               12,643          16,536          19,081          22,138          14,204
Other                                                  3,549           5,306           6,702           5,613          11,180
General Corporate                                         74             187             121             157           1,464
                                                   -------------------------------------------------------------------------
  Consolidated                                     $  28,969       $  45,097       $  44,784       $  51,793       $  61,749
                                                   =========================================================================
----------------------------------------------------------------------------------------------------------------------------
ASSETS AT YEAR-END

Aerospace                                          $  64,201       $  60,753       $  56,878       $  50,613       $  55,808
Automotive                                            42,769          43,034          38,920          43,979          60,574
Electronics                                          103,571          97,646          87,978          83,628          81,338
Food Packaging                                       191,107         179,927         158,884         107,669         119,207
Medical                                              258,084         235,191         218,129         194,197         178,719
Other                                                137,295         143,350         133,160         155,405         180,325
                                                   -------------------------------------------------------------------------
  Consolidated Operating Assets                      797,027         759,901         693,949         635,491         675,971
General Corporate*                                   137,134         120,708         126,742         146,534         108,500
                                                   -------------------------------------------------------------------------
  Consolidated Assets                                934,161         880,609         820,691         782,025         784,471
  Consolidated Liabilities                          (564,546)       (536,976)       (507,396)       (466,411)       (470,689)
                                                   -------------------------------------------------------------------------
    Net Assets                                     $ 369,615       $ 343,633       $ 313,295       $ 315,614       $ 313,782
                                                   =========================================================================

* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $38,709 in 1995,
$39,435 in 1994, $37,110 in 1993, $35,496 in 1992 and $35,795 in 1991, and, in
addition, corporate assets of Life Technologies, Inc.

----------------------------------------------------------------------------------------------------------------------------

GEOGRAPHIC DATA
---------------
Operations outside the United States continue to be increasingly important to Dexter giving geographic diversification to sales and earnings. Over the past five years, profits attributable to operations in countries outside the United States represented a disproportionately higher percent of the total than sales.

1995 COMPARED WITH 1994

Net sales increased in all geographic areas. In North America, net sales increased $23.5 million, or 4%. Strong sales increases in North America in the Medical and Electronic markets were partially offset by decreases in the Aerospace, Automotive and Food Packaging markets, and in the "Other" category. Sales outside of North America increased $90.7 million, or 23%. Higher currency translation rates contributed $31 million, or approximately one-third of the increase. Net sales increased in all markets in which we operate outside of North America. Sales to the Food Packaging market and at LTI in the Medical market were strong in Western Europe. The 34% increase in sales in the Pacific area was primarily due to increases in the Electronics market and from the acquisition of a controlling interest in a Japanese subsidiary by LTI in the Medical market. Net sales outside of North America were 44% of consolidated net sales in 1995 and 40% in 1994. Export sales increased $5 million to $73 million and represent 7% of consolidated net sales in 1995.

Operating income increased in Western Europe and the Pacific area and decreased in North America. In North America, operating income decreased in all markets except the Electronics market. These decreases in operating income were mainly due to lower sales volumes in all markets except the Medical market and the unfavorable impact of higher raw material costs, net of selling price increases. Operating income outside of North America increased $14.3 million, or 28%. The increase in Western Europe was principally due to increases in food and beverage can coatings in the Food Packaging market and at LTI in the Medical market. Operating income increased in the Pacific area primarily due to increases in the Electronics market and at LTI in the Medical market. The acquisition of a controlling interest in a subsidiary by LTI contributed to LTI's increase in the Pacific area. Operating income outside of North America was 61% of total operating income in 1995 and 50% in 1994.

Total net assets increased 8%, or $26 million, in 1995. Net assets increased in all geographic areas. Net assets increased 8% in North America, 5% in Western Europe, and 23% in the Pacific area. The increase in assets in the Pacific area was primarily due to the consolidation of LTI's Japanese subsidiary. Currency translation rates increased assets outside of North America by $9 million. Net assets outside of North America were 61% of total net assets in 1995 and 1994.

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

GEOGRAPHIC DATA

In thousands of dollars                                1995            1994           1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------------
NET SALES*
North America
  Total Net Sales                                  $  672,386      $  634,230      $  586,868      $  633,987      $  638,100
  Intercompany Sales                                   67,982          53,302          40,731          40,589          36,258
                                                   --------------------------------------------------------------------------
  Net Sales                                        $  604,404      $  580,928      $  546,137      $  593,398      $  601,842
                                                   ==========================================================================
Western Europe
  Total Net Sales                                  $  392,267      $  331,397      $  290,814      $  313,970      $  290,118
  Intercompany Sales                                   11,132          14,513          13,156          16,289          11,036
                                                   --------------------------------------------------------------------------
  Net Sales                                        $  381,135      $  316,884      $  277,658      $  297,681      $  279,082
                                                   ==========================================================================

Pacific Area
  Total Net Sales                                  $  104,719      $   76,907      $   63,317      $   60,360      $   56,810
  Intercompany Sales                                    1,353
                                                   --------------------------------------------------------------------------
  Net Sales                                        $  103,366      $   76,907      $   63,317      $   60,360      $   56,810
                                                   ==========================================================================

Consolidated
  Total Net Sales                                  $1,169,372      $1,042,534      $  940,999      $1,008,317      $  985,028
  Intercompany Sales                                   80,467          67,815          53,887          56,878          47,294
                                                   --------------------------------------------------------------------------
  Net Sales                                        $1,088,905      $  974,719      $  887,112      $  951,439      $  937,734
                                                   ==========================================================================

* Intercompany sales between areas are based on estimated market prices or on amounts computed to provide profits to each unit. Excluded from net sales is
Dexter's share of the sales of 50% or less owned joint ventures which are accounted for under the equity or cost methods.
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
North America                                      $   43,014      $   51,555      $   50,863      $   57,422      $      (50)
Western Europe                                         54,576          45,155          40,298          44,831          39,081
Pacific Area                                           10,881           6,013           3,080           3,266           3,195
Consolidated, net of
  eliminations                                     $  106,486      $  102,006      $   93,717      $  104,614      $   40,897
                                                   ==========================================================================
------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT YEAR-END
North America
  Operating Assets                                 $  440,416      $  450,478      $  429,395      $  423,419      $  454,280
  Corporate Assets*                                   103,813          97,579         116,041         135,293          97,337
  Liabilities                                        (400,622)       (415,330)       (411,988)       (373,039)       (372,894)
                                                   --------------------------------------------------------------------------
  Net Assets                                       $  143,607      $  132,727      $  133,448      $  185,673      $  178,723
                                                   ==========================================================================

Western Europe
  Operating Assets                                 $  282,277      $  257,288      $  224,634      $  174,177      $  187,785
  Corporate Assets*                                    30,236          22,476          10,541          10,202          11,086
  Liabilities                                        (115,634)        (92,551)        (74,915)        (73,059)        (81,806)
                                                   --------------------------------------------------------------------------
  Net Assets                                       $  196,879      $  187,213      $  160,260      $  111,320      $  117,065
                                                   ==========================================================================
Pacific Area
  Operating Assets                                 $   74,334      $   52,135      $   39,920      $   37,895      $   33,906
  Corporate Assets*                                     3,085             653             160           1,039              77
  Liabilities                                         (48,290)        (29,095)        (20,493)        (20,313)        (15,989)
                                                   --------------------------------------------------------------------------
  Net Assets                                       $   29,129      $   23,693      $   19,587      $   18,621      $   17,994
                                                   ==========================================================================

Consolidated
  Operating Assets                                 $  797,027      $  759,901      $  693,949      $  635,491      $  675,971
  Corporate Assets*                                   137,134         120,708         126,742         146,534         108,500
  Liabilities                                        (564,546)       (536,976)       (507,396)       (466,411)       (470,689)
                                                   --------------------------------------------------------------------------
  Net Assets                                       $  369,615      $  343,633      $  313,295      $  315,614      $  313,782
                                                   ==========================================================================


* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $38,709 in 1995,
$39,435 in 1994, $37,110 in 1993, $35,496 in 1992 and $35,795 in 1991, and, in
addition, corporate assets of Life Technologies, Inc.
-----------------------------------------------------------------------------------------------------------------------------------


LIFE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. (BRL). The resulting free-standing company was renamed Life Technologies, Inc. (LTI) and at December 31, 1995 was owned 54% by Dexter, with the remainder owned by the public. The common stock of LTI is publicly traded on the over-the-counter market under the Nasdaq symbol LTEK. Since 1983, Dexter's proportionate ownership of LTI has decreased from 64% in 1983 to 54% due principally to the effect of the exercise of stock options and the conversion of LTI subordinated debentures held by parties other than Dexter into LTI common stock.

LTI is reported as part of the Medical market segment although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements are shown on this page in condensed form.

On September 1, 1995, LTI acquired an additional 1% ownership in its Japanese subsidiary, which resulted in a 51% controlling interest and the consolidation of the subsidiary's financial results as of the acquisition date.

Net sales of LTI increased $37 million, or 16%, in 1995. This improvement was due to a $28.5 million, or 15%, increase in sales of product lines other than fetal bovine serum (FBS). Higher currency translation rates increased 1995 net sales by $8.7 million compared with 1994.

Gross margins for 1995 were 50.1% of net sales compared with 47.3% in 1994. Gross margins improved in 1995 as LTI consolidated the gross margins of its Japanese subsidiary. LTI also reported higher gross margins in markets it served directly in 1995 where these markets were served by distributors for a substantial portion of 1994.

Marketing and administrative expenses increased 26% to $86.8 million in 1995 and represented 31.9% of net sales in 1995 compared with 29.2% of net sales in 1994. This increase was principally attributable to higher expenses in 1995 as LTI consolidated its Japanese subsidiary in 1995, a full year of expenses in 1995 for sales offices in Sweden, Taiwan and Australia opened during 1994, and increased expenses in 1995 for its worldwide information systems implementation. R&D expenses were $15.9 million in 1995, an increase of 6% over 1994.

Pretax income increased 22%. Income taxes were provided at a rate of 34.8% in 1995 compared with 36% in 1994. Net income increased 22% to $22.3 million in 1995 from $18.2 million in 1994.

LTI declared quarterly dividends totaling $.20 per share in both 1995 and 1994.

After the deduction of minority interests, LTI contributed $12.1 million to Dexter's net income, or $.50 per share, in 1995, compared with $9.9 million, or $.41 per share, in 1994. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $3.42 at December 31, 1995, up from $2.91 at year-end 1994.

At year-end 1995, LTI had $23.2 million in cash and short-term securities, $118.8 million in other current assets and $45.3 million of current liabilities. In 1995, LTI had capital expenditures of $12.3 million and was self funding. Capital expenditures in 1996 are expected to range between $25 million and $30 million largely due to LTI's corporate R&D center and facilities modernization program. It is expected that LTI will be self funding in 1996.

--------------------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER NET INCOME

                                                  Years ended December 31
In thousands of dollars                           -----------------------
(except per share amounts)                          1995            1994
--------------------------------------------------------------------------------
Net income of LTI                                $  22,277       $  18,207
Portion attributable to minority interests          10,213           8,279
                                                 -------------------------
Dexter's portion of net income of LTI            $  12,064       $   9,928
                                                 =========================
Net income per share of Dexter                   $     .50       $     .41
--------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME
                                                  Years ended December 31
                                                  -----------------------
In thousands of dollars                             1995           1994
--------------------------------------------------------------------------------
REVENUES
Net sales                                        $ 272,232       $ 235,195
Net royalties                                           67              67
                                                 -------------------------
                                                   272,299         235,262
                                                 -------------------------
EXPENSES
Cost of sales                                      135,784         123,988
Marketing and administrative                        86,821          68,768
Research and development                            15,871          15,000
                                                 -------------------------
                                                   238,476         207,756
                                                 -------------------------
Other income, net                                    1,120           1,119
                                                 -------------------------
INCOME BEFORE INCOME TAXES                          34,943          28,625
Income taxes                                        12,160          10,305
                                                 -------------------------
INCOME BEFORE MINORITY INTERESTS                    22,783          18,320
Minority interests                                     506             113
                                                 -------------------------
NET INCOME                                       $  22,277       $  18,207
                                                 =========================
--------------------------------------------------------------------------------
CONDENSED STATEMENT OF FINANCIAL POSITION
                                                         December 31
                                                         -----------
In thousands of dollars                              1995            1994
--------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                   $  23,201       $  13,246
Other current assets                               118,821          94,322
Property, plant and equipment, net                  51,861          48,043
Investments and other assets                         8,671           9,796
Excess of cost over net assets of
  businesses acquired                                6,190           6,340
                                                 -------------------------
    Total assets                                 $ 208,744       $ 171,747
                                                 =========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                              $  45,261       $  36,313
Other liabilities                                    9,558           5,305
Shareholders' equity                               153,925         130,129
                                                 -------------------------
  Total liabilities and
    shareholders' equity                         $ 208,744       $ 171,747
                                                 =========================
--------------------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

                                                         December 31
In thousands of dollars                                  -----------
(except per share amounts)                          1995             1994
--------------------------------------------------------------------------------
LTI shareholders' equity                         $ 153,925       $ 130,129
Portion attributable to minority interests          71,214          59,210
                                                 -------------------------
Dexter's portion of LTI
shareholders' equity                             $  82,711       $  70,919
                                                 =========================
Book value per share of Dexter stock             $    3.42       $    2.91
--------------------------------------------------------------------------------
CONDENSED STATEMENT OF CASH FLOWS
                                                   Years ended December 31
                                                   -----------------------
In thousands of dollars                             1995            1994
--------------------------------------------------------------------------------
OPERATIONS
Net income                                       $  22,277       $  18,207
Noncash items
  Depreciation and amortization                      7,728           6,508
  Other                                               (474)          1,646
Operating working capital increase                  (8,180)         (5,008)
                                                 -------------------------
                                                    21,351          21,353
                                                 -------------------------
INVESTMENTS
Property, plant and equipment                      (12,279)        (12,533)
Acquisitions and joint ventures                       (825)         (1,287)
Other                                                  (28)             17
                                                 -------------------------
                                                   (13,132)        (13,803)
                                                 -------------------------
FINANCING
Dividends paid                                      (3,007)         (2,993)
Exercise of stock options                            2,990             308
                                                 -------------------------
                                                       (17)         (2,685)
                                                 -------------------------
EFFECT OF TRANSLATION RATE CHANGES ON
  CASH AND SHORT-TERM SECURITIES                      (381)            454
                                                 -------------------------

INCREASE IN CASH AND
  SHORT-TERM SECURITIES                              7,821           5,319

Cash included from consolidation
  of a subsidiary which became
  majority-owned in 1995                             2,134
                                                 -------------------------

TOTAL INCREASE IN CASH AND
  SHORT-TERM SECURITIES                          $   9,955       $   5,319
                                                 =========================

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

D & S Plastics' sales have increased from $81.1 million in 1994 to $89.9 million in 1995, an increase of 11%. For the year ended December 31, 1995, D & S Plastics reported a net loss of $1.5 million compared to net income of $4.5 million in 1994. The $6 million decrease in earnings was the result of significantly higher raw material cost principally related to polypropylene prices. D & S Plastics' results are not consolidated in Dexter's financial statements. Dexter accounts for the results of D & S Plastics under the equity method. Included in Dexter's equity in net income (loss) of affiliates is 50% of D & S Plastics' results. A condensed statement of financial position for D & S Plastics International is included in the supplementary table on page 26. During 1995, D & S Plastics had capital expenditures of $9.5 million principally related to its new manufacturing facility in Texas.

In October 1995, the company announced its intention to sell its 50% equity interest in D & S Plastics International.

--------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME
                                                 Years ended December 31
                                                 -----------------------
In thousands of dollars                             1995           1994
--------------------------------------------------------------------------------
Revenues                                         $  89,850       $  81,105

Net (loss) income                                $  (1,452)      $   4,544

Amount included in Dexter's
"Equity in net (loss) income of
affiliates"                                      $    (726)      $   2,272

--------------------------------------------------------------------------------
ANALYSIS OF FINANCIAL POSITION

WORKING CAPITAL

Working capital, including cash and short-term securities, increased $39.6 million from 1994. Operating working capital increased $47.9 million to $246.1 million at year-end 1995. The current ratio at December 31, 1995 was 2.2 to 1. The company's target is to have a current ratio of greater than 2 to 1. The company's liquidity is strong, and ample lines of credit are available to the company and its subsidiaries. The sum of cash, short-term securities and accounts receivable exceeded total current liabilities at December 31, 1995. As of year-end 1995, the company has short-term lines of credit in excess of $100 million of which the Board has authorized borrowing only $50 million at any one time. At year-end 1995, $13.6 million were borrowed against these lines of credit. Additionally, there is authorized $50 million in medium-term notes, which were all unissued at year-end. As of year-end 1995, the company has eight multi-currency, revolving credit agreements aggregating $50 million. Nothing was borrowed under these agreements at year-end 1995; however, the funds are immediately available should the company so desire.
--------------------------------------------------------------------------------
INCREASE/(DECREASE) IN OPERATING WORKING CAPITAL AND WORKING CAPITAL IN 1995

                                                                   Business                       Change in
                                                                 Acquisitions      Currency     Consolidated
                                                     Cash       and Accounting   Translation      Account
In thousands of dollars                            Changes         Accruals         Effects       Balances
------------------------------------------------------------------------------------------------------------
Accounts receivable, net                          $ 20,085        $  8,574       $  3,773        $ 32,432
Inventories at FIFO                                 10,441           3,322          2,310          16,073
Prepaid and deferred expenses                        1,343             737             66           2,146
Accounts payable                                    (6,690)           (764)        (2,142)         (9,596)
Accrued liabilities and expenses                     6,333           1,308           (788)          6,853
                                                  -------------------------------------------------------
   Operating working capital                        31,512          13,177          3,219          47,908
                                                  -------------------------------------------------------

Cash                                               (3,480)           2,134             69          (1,277)
Short-term securities                               12,101                           (294)         11,807
LIFO reserve                                        (1,881)                                        (1,881)
Current deferred tax assets                                          4,768                          4,768
Short-term debt                                     (8,825)         (1,228)           261          (9,792)
Other current liabilities and taxes                (10,832)           (953)          (149)        (11,934)
                                                  -------------------------------------------------------
   Working capital                                $ 18,595        $ 17,898       $  3,106        $ 39,599
                                                  =======================================================
---------------------------------------------------------------------------------------------------------

CASH AND SHORT-TERM SECURITIES Cash principally comprises in transit amounts and uncollected funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have maturities of less than 90 days when purchased and represent cash awaiting use in the business, funds available for future investment, and partial offsets of net nonlocal currency exposures relating to current accounts payable and accounts receivable. Short-term securities are held in interest-bearing overnight securities, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1995, there were $56 million in short-term securities, of which $35.6 million were directly available to Dexter and $20.4 million were maintained separately by Life Technologies, Inc. due to its different shareholder constituency. All of the short-term securities directly available to Dexter were held outside the United States, including $20.7 million which was held by Dexter's captive insurance companies. Of the $20.4 million maintained by Life Technologies, Inc., $19.7 million was held outside the United States.

ACCOUNTS RECEIVABLE Gross accounts receivable of $208.9 million at December 31, 1995 are reduced by allowances of $7.5 million. Such allowances were $6.6 million at December 31, 1994 and $6.1 million at December 31, 1993. Currency translation effects increased net accounts receivable by $3.8 million in 1995. Included in accounts receivable are non-trade account receivables of $25.8 million in 1995 compared with $18.9 million in 1994 and $15 million in 1993. These amounts principally comprise tax receivables and amounts due from affiliates. The collection period for accounts receivable increased to approximately 59 days at December 31, 1995 from approximately 54 days as of December 31, 1994 and 50 days as of December 31, 1993. The collection period for accounts receivable has increased as the company has expanded into new geographies which have extended terms of credit.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 47% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 63% of U.S. inventories in 1995 and 62% in 1994 and 1993. The FIFO (first-in, first-out) method was used for determining the cost of remaining inventories in the United States and the 53% of total inventories which were outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1995, 1994 or 1993. Inventories at December 31 were:


In thousands of dollars              1995          1994        1993
---------------------------------------------------------------------------
Materials and supplies             $  60,099    $  58,967  $  59,794
Work-in-process                       17,038       11,319     11,527
Finished goods                       104,606       95,384     80,099
                                   ----------------------------------------
   Total FIFO cost                   181,743      165,670    151,420
LIFO reserve                         (24,709)     (22,828)   (20,597)
                                   ----------------------------------------
                                   $ 157,034    $ 142,842  $ 130,823
                                   ========================================
---------------------------------------------------------------------------

Before deducting the LIFO reserve, FIFO inventories increased $16.1 million in 1995 to $181.7 million. FIFO inventories at LTI increased $8.4 million including $3.3 million from the consolidation of its Japanese subsidiary in 1995. Inventory values at operations outside the U.S. increased approximately $2.3 million as a result of translating to a weakened U.S. dollar.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. and Singapore dollars, Italian lira, Japanese yen, French francs, Deutsche marks, and pound sterling and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The $13.6 million short-term borrowings outstanding at year-end included $1 million of short-term debt of Life Technologies, Inc. The company had outstanding letters of credit at December 31, 1995 totaling $8.8 million for liabilities already reflected in the Statement of Financial Position.

In millions of dollars            1995       1994       1993
---------------------------------------------------------------------
Average borrowings                $  8.4      $  4.3    $  4.5
Weighted average month-end
  interest rate                      6.0%        5.7%      3.8%
Maximum month-end borrowings      $ 14.4      $  6.3    $ 22.0
Year-end borrowings               $ 13.6      $  3.8    $ -0-
Year-end average interest rate       6.1%        5.3%       -
---------------------------------------------------------------------

The company has authorized up to $50 million of commercial paper, none of which was issued during 1995 and all of which was available for issue at December 31, 1995. Available short-term lines of bank credit are in excess of $100 million.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were:

In thousands of dollars                1995       1994        1993
---------------------------------------------------------------------
Salaries, wages and benefits       $17,106     $15,352     $13,892
Pension and profit sharing           9,082      11,192      10,255
Customer rebates and volume
  discounts                          3,551       3,110       1,659
Interest                             3,280       1,462       1,475
Provision for claims and
  warranties                         3,194       3,872       3,570
Taxes, other than income taxes       1,975       1,795       2,059
Royalties                            1,964       1,278         531
Restructuring accruals               1,791       6,294      10,735
Professional services                1,433       1,661       1,592
Deferred income                      1,362       3,837       4,737
Other, principally accruals
  for unbilled obligations           10,299      10,772      9,227
                                    ------------------------------
                                    $55,037     $60,625    $59,732
                                    ==============================

--------------------------------------------------------------------------------

LEASES The company leases facilities, vehicles, computers and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options and escalation clauses. Aggregate future minimum lease payments under noncancellable operating leases are as follows (in thousands of dollars):

                1996               $  9,347
                1997                  5,695
                1998                  3,634
                1999                  2,620
                2000                  1,677
                Later years          14,182
                                    -------
                                    $37,155
                                    =======


Total rent expense incurred under noncancellable leases, net of minor sublease rentals, amounted to $11.1 million in 1995, $10.5 million in 1994 and $10.3 million in 1993.

The company has no contingent rentals. Obligations under capital leases were not significant at December 31, 1995, 1994 or 1993.

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $29 million in 1995, $45.1 million in 1994 and $44.8 million in 1993. Capital expenditures in 1996 are currently estimated to range between $45 million and $50 million.

For financial reporting purposes, the company uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 45 years for buildings, 16 years for nonwovens related machinery and equipment, and 10 to 15 years for all other machinery and equipment. For tax purposes the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against the asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or the remaining book value exceeds its anticipated future productive asset value. Maintenance and repairs are charged to operations as incurred and amounted to $17 million in 1995, $15.3 million in 1994 and $14.9 million in 1993. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are included in income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:

In thousands of dollars              1995        1994        1993
-------------------------------------------------------------------------
Land                            $    19,307     $  18,581     $  17,776
Buildings and improvements          153,071       143,436       130,658
Machinery and equipment             457,611       429,416       395,547
Construction in progress             12,250        16,911        11,931
                                -----------------------------------------
   Total cost                       642,239       608,344       555,912
Less accumulated
  depreciation                     (317,036)     (279,409)     (245,958)
                                -----------------------------------------
Property, plant and
  equipment, net                $   325,203     $ 328,935     $ 309,954
                                =======================================

------------------------------------------------------------------------



Changes in property, plant and equipment for the past three years were as follows:

In thousands of dollars              1995        1994        1993
------------------------------------------------------------------------
January 1                       $   328,935     $ 309,954     $ 298,869
Capital expenditures                 28,969        45,097        44,784
Assets of businesses acquired           212           355        10,591
Write-down of asset values                           (359)       (4,638)
Assets of businesses divested
  or held for sale                                               (3,488)
Depreciation                        (38,246)      (34,857)      (32,038)
Currency effects                      5,333         8,745        (4,126)
                                ----------------------------------------
December 31                     $   325,203     $ 328,935     $ 309,954
                                ========================================

------------------------------------------------------------------------



PATENTS, TECHNOLOGY, FORMULAS AND COVENANTS
Patents, technology, formulas and covenants not to compete are stated at cost less accumulated amortization of $18.6 million, $17.2 million and $15 million at December 31, 1995, 1994 and 1993, respectively. Such items which have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 3 to 15 years. Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost was $74.1 million at year-end 1995 and $74 million at year-end 1994. Excess acquisition cost increased $3.2 million due to currency translation effects. This increase was offset by amortization of excess acquisition cost. The excess of cost over the net asset value of businesses acquired (goodwill) prior to 1991 is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods not exceeding 25 years. Accumulated amortization amounted to $16.5 million, $12.9 million and $9.7 million at December 31, 1995, 1994 and 1993, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and in management's judgment, the business will not recover from this position in the future. There were no impairment charges in 1995 or 1994. Impairment charges were $0.6 million in 1993.

LEGAL PROCEEDINGS The company is involved in various environmental and other lawsuits and claims, many of which are covered by insurance. At December 31, 1995, $0.3 million of current and $4.1 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims which are probable and are not covered by third-party insurance are properly reflected as liabilities of the company. While the outcome of these lawsuits and claims cannot be forecast with certainty, management believes that such matters should not result in any liability which would have a material adverse effect on the company's financial position, results of operations, or cash flows.

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

In computing the company's year-end funded status for domestic plans, discount rates of 6.5%, 8.5%, and 6.75% were used in 1995, 1994, and 1993, respectively. The discount rates used in computing the year-end funded status for international plans ranged from 4% to 9% in 1995, 5.5% to 9.75% in 1994, and 5.5% to 9% in 1993.

In 1995, there was a net periodic pension cost of $4.8 million for all plans combined, including international plans. Net periodic pension cost was $6.3 million for 1994 and $3.9 million for 1993.
-------------------------------------------------------------------------------

The funded status of the company's plans are as follows:

In thousands of dollars          December 31, 1995                     December 31, 1994               December 31, 1993
------------------------------------------------------------------------------------------------------------------------------------
                                 Plans Where      Plans Where      Plans Where     Plans Where   Plans Where      Plans Where
                                Assets Exceed     Accumulated     Assets Exceed   Accumulated    Assets Exceed   Accumulated
                                 Accumulated        Benefits       Accumulated      Benefits     Accumulated       Benefits
                                   Benefits       Exceed Assets     Benefits      Exceed Assets    Benefits      Exceed Assets
------------------------------------------------------------------------------------------------------------------------------------
Actuarial present value
  of benefit obligations
    Vested benefit obligation       $ 63,864        $  7,356        $ 41,589        $  5,512        $ 47,291        $  6,059
    Accumulated benefit
     obligation                     $ 66,497        $  8,768        $ 42,972        $  6,068        $ 49,682        $  6,617
    Projected benefit
     obligation                     $ 99,947        $ 10,743        $ 67,489        $  7,779        $ 80,359        $  8,282
Plan assets at fair value,
  primarily equity securities
  and insurance contracts           $ 83,110        $    999        $ 69,521        $    818        $ 69,107        $    571
                                    ------------------------------------------------------------------------------------------------
Projected benefit obligation
  (in excess of) less than
  plan assets                       $(16,837)       $ (9,744)       $  2,032        $ (6,961)       $(11,252)       $ (7,711)
Unrecognized net loss (gain)          14,811           2,194          (3,091)            836          14,590              69
Unrecognized prior
  service cost                         3,265           1,802           3,501             781           2,299             852
Unamortized net (asset)
  obligation                            (635)            254            (705)            284          (1,356)            354
Adjustment required to
  recognize minimum liability                         (2,732)                           (606)                           (995)
                                    ------------------------------------------------------------------------------------------------
Prepaid pension cost
  (accrued pension liability)       $    604        $ (8,226)       $  1,737        $ (5,666)       $  4,281        $ (7,431)
                                    ================================================================================================

------------------------------------------------------------------------------------------------------------------------------------




Net periodic pension cost for 1995, 1994 and 1993 included the following components:

In thousands of dollars                 1995             1994             1993
---------------------------------------------------------------------------------
Service cost                          $  4,276         $  5,806         $  4,216
Interest cost                            6,429            6,016            5,060
Actual return on assets                (13,678)            (152)          (9,933)
Net amortization and deferral            7,725           (5,343)           4,509
                                      -------------------------------------------
Net periodic pension cost             $  4,752         $  6,327         $  3,852
                                      ===========================================
---------------------------------------------------------------------------------


Assumptions used in the accounting for pension cost in 1995, 1994, and 1993 for domestic plans were:


                                        1995             1994             1993
---------------------------------------------------------------------------------
Discount rate                              8.5%            6.75%             7.5%
Average wage increase                        6%               6%               6%
Expected long-term rate
  of return on plan assets                   9%               9%               9%
---------------------------------------------------------------------------------



Assumptions used in the accounting for pension cost in 1995, 1994, and 1993 for international plans were:

                                        1995             1994             1993
---------------------------------------------------------------------------------
Discount rate                       5.5 - 9.75%         5.5 - 9%      5.5 - 10.5%
Average wage increase                  4.5 - 7%           4 - 7%           4 - 7%
Expected long-term rate
  of return on plan assets               4 - 9%           4 - 9%           4 - 9%
---------------------------------------------------------------------------------


The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled. The method used to develop the estimate for year-end rates in 1995, 1994 and 1993 in the U.S. was to estimate the rate at which AA grade industrial and utility bonds would sell over U.S. government obligations of a duration similar to that of domestic pension plans. Similar methods were used in other countries.

The average wage increase assumption will be reduced from the 6% used in 1995, 1994 and 1993 to 5% in 1996 for computing pension cost for domestic plans. Based on the last several years and our current expectations, this rate is believed to be the best estimate of future compensation increases. The average wage increase to be used in the international plans ranges from 3% to 7% in 1996.

The expected long-term rate of return on plan assets reflects the average rate of earnings that the company estimates will be generated on the assets of the plan over the long term. The rate of return on plan assets in the U.S. was 22% in 1995, -0.5% in 1994, 15.4% in 1993 and averaged 12.8% over the past five-year period. The 1995 rate of return is not considered indicative of future long-term returns and, therefore, a long-term rate adjustment was not made. We continue to believe 9% is appropriate for a 60% equity and 40% debt securities asset mix over the long term. Rates in other countries are based on expected long-term rates of return attainable there.

The provisions of SFAS No. 87, Employers' Accounting for Pensions, require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recorded as a long-term liability with an offsetting intangible asset. Because the asset recognized may not exceed the amount of unrecognized prior service cost and transition obligation on an individual plan basis, the balance, net of tax benefits, is reported as a separate reduction of shareholders' equity at December 31, 1995 for certain domestic nonqualified plans as follows:


In thousands of dollars                            1995
--------------------------------------------------------------------------------
Minimum liability adjustment                       $2,052
Intangible asset                                    1,318
                                                   ------
                                                      734
Tax benefit                                           261
                                                   ------
Pension liability adjustment to
  shareholders' equity                             $  473
                                                   ======
--------------------------------------------------------------------------------

The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employee's pay and totaled $6.6 million in 1995, $6.5 million in 1994 and $5.8 million in 1993.

In addition to providing pension benefits, certain businesses of Dexter provide some health care and life insurance benefits for retired employees. Such benefits and similar benefits for active employees have been either paid directly or are provided through insurance companies whose premiums are based on the benefits paid during the year.


The provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were implemented using the immediate recognition transition option, effective as of January 1, 1993. SFAS No. 106 requires recognition, during employees' service with the company, of the cost of their retiree health and life insurance benefits. Upon adoption, the accumulated postretirement benefit obligation of $24.7 million was charged against earnings resulting in an after-tax charge of $15.2 million, or $.63 per share. Of the $24.7 million accumulated benefit, $23.7 million was funded on March 31, 1993 into trusts for the ultimate benefit of retired employees whose medical costs are covered by those plans. The assets in the trusts established for postretirement benefits other than pensions amounted to $29.1 million at December 31, 1995, $23.4 million at December 31, 1994 and $24.4 million at December 31, 1993 and were invested as follows:

In thousands of dollars                   1995      1994       1993
--------------------------------------------------------------------------------
Indexed fund                             $12,031   $10,683    $10,483
Equity funds                              10,492     5,496      2,558
Convertible preferred stocks               6,237     4,962      5,331
Preferred stock fund                                 1,814      5,056
Short-term liquid investment
  funds                                      352       477      1,002
                                         ----------------------------
                                         $29,112   $23,432    $24,430
                                         ============================
--------------------------------------------------------------------------------

The investment objective of the indexed fund is to track the Standard & Poor's 500 and is long-term in nature. The remaining funds, with the exception of the short-term liquid investment funds, are also long-term in nature. The combined results of these funds, which are managed for the company by independent money managers, are expected to achieve returns in excess of 10% over the long term.

The components of net periodic postretirement benefit (income) cost for the years ended December 31, 1995, 1994 and 1993 are:

In thousands of dollars                   1995      1994       1993
--------------------------------------------------------------------------------
Service cost                             $   666   $   878    $ 1,463
Interest cost                              1,447     1,488      1,827
Actual return on assets                   (6,953)      566     (1,163)
Net amortization and deferral              4,005    (3,391)      (615)
                                         ----------------------------
Net periodic postretirement
  benefit (income) cost                  $  (835)  $  (459)   $ 1,512
                                         ============================
--------------------------------------------------------------------------------

The net periodic postretirement benefit income is expected to be $0.5 million in 1996.

The funded status of the plan at December 31, 1995, 1994 and 1993 is:

In thousands of dollars                   1995            1994            1993
--------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation
   Retirees and dependents              $  8,103        $  7,905        $  5,909
   Actives fully eligible                  4,469           4,539           7,062
   Actives not yet fully eligible         11,885           7,985          11,076
                                        ----------------------------------------
Total accumulated postretirement
  benefit obligation                      24,457          20,429          24,047
Plan assets at fair value                 29,112          23,432          24,430
                                        ----------------------------------------
Accumulated postretirement
  benefit obligation less than
   plan assets                             4,655           3,003             383
Unrecognized net (gain) loss                 (90)          1,111           3,688
Unrecognized prior service
  effect from plan amendment              (4,838)         (5,375)         (5,913)
                                        ----------------------------------------
Accrued postretirement benefit          $   (273)       $ (1,261)       $ (1,842)
                                        ========================================
--------------------------------------------------------------------------------


The discount rates used in determining the accumulated postretirement benefit obligation were 6.5% at December 31, 1995, 8.5% at December 31, 1994 and 6.75% at December 31, 1993. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10.5% in 1995, declining gradually to 5% in 2005 and remaining level thereafter. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1995 would be increased by $1 million, while the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1995 would be increased by $0.1 million. As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted if deemed appropriate.

The company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, as of January 1, 1993. There was no material impact on the financial results of the company.

LONG-TERM DEBT Long-term debt at December 31, 1995 consisted of promissory notes, sinking fund debentures and industrial development bonds.

In 1995, LTI increased its ownership in its Japanese subsidiary to 51% and therefore consolidated the subsidiary's financial statements, including its long-term debt. LTI's long-term debt consists of two yen denominated promissory notes totaling 250 million yen with interest rates ranging from 2.25% to 4.5%. In 1996, 100 million yen is due, and 30 million yen per year is due from 1997 through 2001.

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

In July 1990, Dexter privately placed with The Prudential Insurance Company of America $75 million, 20-year senior unsecured notes at a rate of 9.72% due in 2010. The notes carry a sinking fund beginning in 1996 to retire the issue in equal installments of $5 million per year.

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commence in 1997 and are designed to retire 95% of the debt prior to maturity.

The company has $50 million of authorized and unissued medium-term notes.

Multi-currency, revolving credit agreements maintained with eight banks aggregate another $50 million. This revolving credit is for a three-year evergreen term and carries a commitment fee of 0.125% per annum on the unborrowed portion. At December 31, 1995 there were no borrowings under the revolving credit agreements.

Long-term debt represented 36.9% of total capital at December 31, 1995. The weighted average interest rate of long-term debt outstanding at December 31, 1995 was 8.45%.

Certain long-term debt agreements include provisions that restrict the amount of dividend increases if consolidated equity falls below $175 million. Consolidated equity at December 31, 1995 was $370 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1995 there is approximately $169 million of additional debt allowable under these terms.

Life Technologies, Inc. has guaranteed approximately $0.1 million of bank loans to others.

At December 31, 1995 and 1994 the fair value of net long-term debt was $231 million and $230 million, respectively, compared with the carrying value of $216 million and $225 million, respectively. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1995, the fair value of long-term debt exceeds the carrying value by $15 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.

--------------------------------------------------------------------------------
DEBT OUTSTANDING

                                                  December 31
                                   ---------------------------------------------
In thousands of dollars              1995             1994             1993
--------------------------------------------------------------------------------
Promissory notes                   $ 177,437        $ 176,773        $ 177,829
Sinking fund debentures               50,000           50,000           50,000
Industrial development bonds           2,050            2,700            3,300
                                   ---------------------------------------------
                                     229,487          229,473          231,129
Less:
Payments due within one year         (13,648)          (4,071)          (3,822)
                                   ---------------------------------------------
Net long-term debt                 $ 215,839        $ 225,402        $ 227,307
                                   =============================================


--------------------------------------------------------------------------------
DEBT MATURITIES BY CURRENCY AND TYPE
Amounts in thousands

                                                      Multi-currency Promissory Notes
                                           ------------------------------------------------------
                Industrial      Sinking                                                   Total        Total         Weighted
               Development       Fund                         Swiss      Japanese      U.S. Dollar   U.S. Dollar      Average
                  Bonds       Debentures     U.S. Dollar      Franc         Yen        Equivalent    Equivalent   Interest Rate
--------------------------------------------------------------------------------------------------------------------------------
1996              $  650                  $     6,756     SF  2,180      Y450,000      $   12,998    $  13,648          6.15%
1997                 700       $  2,500         6,753         2,180        30,000           8,933       12,133          8.03
1998                 500          2,500         9,250         1,454        30,000          10,801       13,801          8.36
1999                 200          2,500         9,250         1,454        30,000          10,801       13,501          8.42
2000                              2,500         9,250         1,454        30,000          10,801       13,301          8.45
2001                              2,500        10,250         1,454        30,000          11,801       14,301          8.49
2002                              2,500        10,250         1,454                        11,511       14,011          8.57
2003                              2,500        10,250         1,454                        11,511       14,011          8.57
2004                              2,500        10,250         1,454                        11,511       14,011          8.57
2005                              2,500        10,250           727                        10,880       13,380          8.75
2006-2016                        27,500        64,000         2,181                        65,889       93,389          8.76
                 ---------------------------------------------------------------------------------------------
Total             $2,050       $ 50,000   $   156,509     SF 17,446      Y600,000      $  177,437    $ 229,487          8.45%
                 ===============================================================================================================

Rates of
Interest     5.70 - 6.50%          9.25%  6.21 - 9.72%         4.86%  2.25 - 4.50%
--------------------------------------------------------------------------------------------------------------------------------

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Liabilities for expenses related to environmental assessments, site remediation and other response activities are expensed and recorded when incurrence of the liability is probable and the costs can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated, on an ongoing basis, as facts become available which indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites. Environmental reserves at December 31, 1995, with respect to 19 sites, were $17.1 million, including current reserves of $1.4 million, which are expected to be spent in 1996, and long-term reserves of $15.7 million. Such reserves, which are not discounted, were decreased during 1995 by expenditures of $1.1 million. Additionally, an estimated $2.7 million in 1995, $4.7 million in 1994, and $5.6 million in 1993 of claims payable by third-party insurance companies were included in the reserve at year-end. The related receivables from insurance companies of $2.7 million, $4.7 million, and $5.6 million were included as assets of the company at year-end 1995, 1994, and 1993, respectively. Environmental reserves at December 31, 1994 were $20.3 million and at year-end 1993 were $22.8 million.

Dexter Environmental Assurance, Ltd. (DEAL), a wholly owned Bermuda company was established in 1993. In December 1993, a portfolio of environmental reserves totaling $5.9 million was transferred into DEAL to insure all wholly owned domestic operations of Dexter, other than exposures at Windsor Locks, Connecticut, against environmental liabilities arising from occurrences prior to January 1, 1994. In November 1994, a second portfolio of environmental reserves totaling $5 million was transferred into DEAL. With the second transfer, the coverage period was expanded to include occurrences after December 31, 1993 and prior to January 1, 1995 for all wholly owned domestic operations of Dexter. In 1995 this coverage period was expanded to extend through December 31, 1995.

MINORITY INTERESTS Minority interests increased by $13.9 million in 1995 to $76.4 million. At year-end 1994, minority interests were $62.5 million, an increase of $10.4 million from 1993. The increase in 1995 was due principally to $10.2 million of net income attributable to the minority interest shareholders of Life Technologies, Inc., Dexter's 54%-owned subsidiary, and a $2.7 million increase due to the exercise of stock options at LTI. Minority interests increased $1.9 million as a result of an additional investment in a Japanese subsidiary made by LTI which increased their ownership by 1% to a 51% controlling interest. Somewhat offsetting these increases were quarterly cash dividends paid by LTI to minority interest shareholders of $1.4 million. The increase in 1994 was principally due to $8.3 million of net income attributable to the minority interest shareholders of LTI and currency translation effects of $2.3 million. This increase in minority interests was somewhat offset by quarterly cash dividends paid by LTI to minority interest shareholders of $1.4 million. Minority interest in LTI's equity represented $71.2 million and $59.2 million at December 31, 1995 and 1994, respectively.

SHAREHOLDERS' EQUITY Shareholders' equity increased by $26 million in 1995 to $369.6 million representing a book value of $15.26 per share. Net income of $40.6 million and a currency translation impact of $9 million resulting from the weakening of the U.S. dollar increased shareholders' equity in 1995. The exercise of stock options along with the impact of restricted stock awards added $1.2 million to shareholders' equity in 1995. Shareholders' equity also increased due to the reduction of $1.3 million in unrealized losses from the company's available-for-sale securities during the period ended December 31, 1995. Offsetting these increases was a reduction due to dividends declared of $21.4 million. Included in shareholders' equity at December 31, 1995 is a $0.5 million reduction related to recognition of prior service cost for certain of the company's nonqualified plans.

In 1990, the Board of Directors authorized a repurchase of up to 1,000,000 shares of the company's outstanding common stock. In 1995, shareholders' equity was reduced $4.2 million as the company purchased 170,900 shares of its outstanding common stock at an average cost of $24.56 per share. There were no purchases under the 1990 authorization during 1994 and 1993. At the end of 1995, there were 763,782 shares held in treasury compared with 634,403 shares at the end of 1994 and 643,578 shares at the end of 1993.

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

Currency translation effects increased shareholders' equity by $9 million including $9.3 million of translation effects less a $0.3 million related tax effect. This net increase was the result of the U.S. dollar weakening against currencies of countries in which the company operates. Currency translation effects increased shareholders' equity by $14.8 million in 1994, of which $14.2 million was from translation effects and $0.6 million was from a related tax effect. Currency translation effects decreased shareholders' equity by $5.8 million in 1993, of which $5.7 million was from translation effects and $0.1 million was from a related tax effect.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific commitments are deferred and recognized in income in the same period as the hedged transaction. Such deferred unrealized gains and losses at December 31, 1995, 1994 and 1993 were not significant. Gains and losses on forward contracts that do not hedge an identifiable commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1995 were short-term in nature and related to nonlocal currency transactions of the company's European and Asian operations. The market risk associated with forward exchange contracts is caused by fluctuations in exchange rates subsequent to entering into the forward exchange contracts. At December 31, 1995, 1994 and 1993, the company, excluding Life Technologies, Inc., had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Japanese yen, French francs, pound sterling, Italian lira, Deutsche marks and Spanish peseta. The equivalent U.S. dollar purchase amount was $0.1 million as of December 31, 1993. There were no purchase amounts outstanding as of December 31, 1995 and 1994. The equivalent U.S. dollar sale amounts were $7.4 million, $4.6 million and $2.2 million as of December 31, 1995, 1994 and 1993, respectively. In addition, Life Technologies, Inc. had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Dutch guilders, Belgian francs, Swiss francs, Deutsche marks, pound sterling, Japanese yen and French francs. The equivalent U.S. dollar purchase amounts were $10.3 million and $2.1 million as of December 31, 1995 and 1994. There were no purchase amounts outstanding as of December 31, 1993. The equivalent U.S. dollar sale amounts were $12.9 million and $2.1 million as of December 31, 1995 and 1993, respectively. There were no sale amounts outstanding as of December 31, 1994.

The company had short-term borrowings at December 31, 1995 in the amount of $4.8 million relating to nonlocal currency transaction exposure management. Currency gains and losses realized on transactions were not significant in 1995, 1994 or 1993.

In December 1993, the company issued Swiss franc 15-year long-term notes for approximately Swiss franc 22 million and Japanese yen three-year notes in the amount of Japanese yen 350 million, in each case reducing net asset exposures in those currencies. At December 31, 1995, the company's net asset positions exposed to currency fluctuations, as adjusted by long-term borrowings and forward exchange contracts and expressed in local currencies and U.S. dollar equivalents, are shown in the following table. At year-end 1995, the equivalent of $196 million was exposed to currency fluctuations compared with $189 million at the end of 1994.


                                         Net Asset Positions
                                   ----------------------------
                                       Local              U.S.
Amounts in thousands                Currency           Dollars
---------------------------------------------------------------
Pound sterling                        39,220         $  60,909
French franc                         144,246            29,412
Swiss franc                           31,601            27,398
Swedish krona                        167,137            25,071
Deutsche mark                         15,080            10,496
Japanese yen                         849,796             8,217
Dutch guilder                         12,802             7,963
Singapore dollar                      10,809             7,653
New Zealand dollar                    10,011             6,537
Hong Kong dollar                      26,545             3,424
Belgian franc                         63,349             2,154
Italian lira                       3,013,701             1,899
Mexican peso                          11,438             1,487
Canadian dollar                        1,987             1,456
Danish krona                           3,797               685
Taiwanese dollar                      16,648               609
Venezuelan bolivar                   103,548               311
Austrian schilling                       375                37
                                                      --------
  Total                                               $195,718
                                                      ========
---------------------------------------------------------------

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1995:

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

The preferred stock purchase right is designed to assure that all shareholders receive fair and equal treatment and full value in the event of a takeover attempt which is not approved by the Board of Directors. Each right will entitle the holder to acquire one two-hundredth of a share of newly created Series A Preferred Stock at an exercise price of $60 per purchase right. The rights will trade with the common stock and will not be exercisable or transferable apart from the common stock until 10 days after someone acquires or makes a tender offer for 20% or more of the common stock. The rights plan also provides that if anyone becomes the beneficial owner of 20% or more of Dexter's outstanding common stock, every other holder of a right will then be entitled to receive, upon exercise, shares of Dexter common stock having a value of two times the exercise price.

The rights, which do not have any voting privileges, expire on November 17, 1996 and are redeemable by the company at $.05 per right under certain circumstances.

The company has authorized 250,000 shares of Series A Preferred Stock for issuance upon exercise of the rights.

STOCK PLAN

1994 LONG-TERM INCENTIVE PLAN In 1994, Dexter established a long-term incentive plan for certain key management personnel of the company. The aggregate number of shares of the company's common stock that may be awarded under the 1994 Long-term Incentive Plan is 1,200,000 shares. During 1995 and 1994 the company awarded 76,500 shares and 64,250 shares of restricted stock, respectively. During 1995, 1,863 awards were earned and distributed and 700 awards were cancelled. At December 31, 1995, total restricted stock awards of 138,187 were outstanding. Participants are granted restricted stock awards at no cost to the employee. As of the grant date, participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. These stock awards are subject to forfeiture provisions including the lapse of time and achievement of certain performance targets and have restrictions limiting the sale or transfer of shares during the restriction periods defined in the plan. The expense relating to this plan is amortized over the restriction period. This expense was $0.4 million in 1995 and 1994.

SFAS No. 123, Accounting for Stock-Based Compensation, was issued in October 1995 and is effective for 1996. The company is currently evaluating the provisions contained in SFAS No. 123 and will adopt the standard in 1996.

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


                                                                     December 31
                                          -------------------------------------------------------
                                                     1995                1994                1993
                                          -------------------------------------------------------
                                                                  Number of Shares
                                          -------------------------------------------------------
Outstanding at beginning of year                   81,150              88,266             108,412
Exercised                                         (20,975)             (7,116)            (20,146)
Expired or cancelled                                 (600)
                                          -------------------------------------------------------
Outstanding at end of year                         59,575              81,150              88,266

Exercisable options                                59,575              81,150              88,266
                                          -------------------------------------------------------
                                                                  Dollars per Share
                                          -------------------------------------------------------
Option price ranges:
Beginning of year                         $14.25 - $23.75     $14.25 - $23.75     $14.25 - $23.75
Exercised                                 $14.25 - $23.75     $14.25 - $14.83     $14.83 - $20.83
Expired or cancelled                               $23.75
End of year                               $20.83 - $23.75     $14.25 - $23.75     $14.25 - $23.75
-------------------------------------------------------------------------------------------------

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


                                                                     December 31
                                          -------------------------------------------------------
                                                     1995                1994                1993
                                          -------------------------------------------------------
                                                                  Number of Shares
                                          -------------------------------------------------------
Outstanding at beginning of year                   16,000              16,000              17,010
Exercised                                          (1,450)                                   (280)
Expired or cancelled                               (1,200)                                   (730)
                                          -------------------------------------------------------
Outstanding at end of year                         13,350              16,000              16,000

Exercisable options                                13,350              16,000              16,000
-------------------------------------------------------------------------------------------------

1988 STOCK OPTION PLAN AND DATA The 1988 Stock Option Plan provides for granting of incentive and nonqualified stock options to purchase up to 1,000,000 shares of common stock. No stock appreciation rights may be granted. The option price shall not be less than 100% of the fair market value on the date of grant for incentive stock options and not less than 80% of the market value on the date of grant for nonqualified options. Options generally become exercisable at the rate of 33 1/3% of the shares each year starting one year after the date of grant. There have been no nonqualified options issued under the plan to date; therefore, no charges against income have been made.


                                                                     December 31
                                          -------------------------------------------------------
                                                     1995                1994                1993
                                          -------------------------------------------------------
                                                                  Number of Shares
                                          -------------------------------------------------------
Outstanding at beginning of year                  738,500             630,144             514,846
Granted                                            31,500             157,095             146,500
Exercised                                         (19,566)             (1,718)            (12,165)
Expired or cancelled                              (59,912)            (47,021)            (19,037)
                                          -------------------------------------------------------
Outstanding at end of year                        690,522             738,500             630,144

Exercisable options                               535,584             466,820             359,932

Shares available for future grant                 214,774             186,362             296,436
                                          -------------------------------------------------------
                                                                  Dollars per Share
                                          -------------------------------------------------------
Option price ranges:
Beginning of year                         $20.88 - $29.06     $20.88 - $29.06     $20.88 - $29.06
Granted                                   $22.63 - $23.88     $24.13 - $25.50              $24.75
Exercised                                 $20.88 - $25.94     $20.88 - $21.63     $20.88 - $21.63
Expired or cancelled                      $20.88 - $29.06     $20.88 - $29.06     $20.88 - $29.06
End of year                               $20.88 - $29.06     $20.88 - $29.06     $20.88 - $29.06
-------------------------------------------------------------------------------------------------

DIVISION AND SUBSIDIARY HEADQUARTERS

DEXTER AEROSPACE MATERIALS
2850 Willow Pass Road
Pittsburg, CA  94565-3299
(510) 458-8000
Jeffrey W. McClelland
Division President

DEXTER ELECTRONIC MATERIALS
15051 East Don Julian Road
Industry, CA  91746-3398
(818) 968-6511
Ronald C. Benham
Senior Division President

DEXTER MAGNETIC MATERIALS
48460 Kato Road
Fremont, CA  94538-7337
(510) 656-5700
David Woodhead
Division President

DEXTER NONWOVENS
Two Elm Street
Windsor Locks, CT  06096-2335
(860) 654-8300
R. Barry Gettins, Ph.D.
Senior Division President

DEXTER PACKAGING PRODUCTS
East Water Street
Waukegan, IL  60085-5652
(847) 623-4200
T. Daniel Clark
Senior Division President

DEXTER S.A.
B.P. 51
14 rue Chanay
71700 Tournus, France
33-85-404545
Gerard R. Mazure
Directeur General

LIFE TECHNOLOGIES, INC.
(majority owned)
8717 Grovemont Circle
P.O. Box 6009
Gaithersburg, MD  20884-9980
(301) 840-8000
J. Stark Thompson, Ph.D.
President and Chief Executive Officer

D & S PLASTICS INTERNATIONAL
(equally owned joint venture with Solvay S.A.)
1200 Harmon Road
Auburn Hills, MI  48326-1550
(810) 391-9500
David G. Gordon
President

SHAREHOLDER/INVESTOR INFORMATION

THE DEXTER CORPORATION
One Elm Street
Windsor Locks, CT 06096-2334
(860) 292-7675
(860) 292-7673 Facsimile

STOCK EXCHANGE
Listing: New York Stock Exchange
Stock Symbol: DEX

REGISTRAR
Chemical Mellon Shareholder
   Services L.L.C.
Ridgefield Park, New Jersey

TRANSFER AGENT
Chemical Mellon Shareholder
   Services L.L.C.
Ridgefield Park, New Jersey and
New York, New York

INVESTOR RELATIONS
Kathleen Burdett
Vice President and
Chief Financial Officer
(860) 292-7620
(860) 292-7669 Facsimile

John D. Thompson
Senior Vice President,
Strategic and
Business Development
(860) 292-7640
(860) 292-7669 Facsimile

CORPORATE COMMUNICATIONS/
MEDIA CONTACT
Ellen C. Miles
Corporate Communications Manager
(860) 292-7686
(860) 292-7627 Facsimile

NOTICE OF ANNUAL MEETING
You are cordially invited to attend the annual meeting of shareholders beginning at 10:00 a.m., Thursday, April 25, 1996, at the Old State House, 800 Main Street, Hartford, Connecticut.

NOTICE OF FORM 10-K ANNUAL REPORT
The Form 10-K Annual Report of The Dexter Corporation filed with the Securities and Exchange Commission, as well as the Form 10-K Annual Report of Life Technologies, Inc., are available without charge after March 31 of each year to shareholders and prospective investors. Please contact the Corporate Communications Department in Windsor Locks, Connecticut at (860) 292-7615.

SHAREHOLDERS' STOCK SAVINGS PLAN/INQUIRIES
Dexter shareholders can reinvest their dividends automatically in additional shares of Dexter common stock at the market price. Participants can also invest up to an additional $3,000 in Dexter shares each quarter through this service.

Also, if you have any questions concerning your account as a shareholder, such as name and address changes, inquiries regarding dividend checks, stock certificates, or if you need tax information regarding your account, please contact:

Chemical Mellon Shareholder Services L.L.C.
85 Challenger Road
Ridgefield Park, NJ 07660
(800) 288-9541

TDD SERVICE AVAILABLE
Dexter shareholders with hearing or speech disabilities can get information about their accounts through TDD services offered by Chemical Mellon Shareholder Services L.L.C. at (800) 231-5469.





             The entire annual report is printed on recycled paper.