Form 10-K, Exhibit 13
period 1996-12-31
DEXTER CORP
filed 1997-03-11
CIK 28582

                                                                      EXHIBIT 13

                            THE DEXTER CORPORATION'S
                               1996 ANNUAL REPORT
                                TO SHAREHOLDERS

TO OUR SHAREHOLDERS,
EMPLOYEES AND CUSTOMERS

                                                    [PHOTO OF K. GRAHAME WALKER]

OVERVIEW

1996 was a good year for shareholders of The Dexter Corporation. The share price rose by 35% while maintaining a relatively high dividend yield of almost 3%. The strength of the corporation's business positions provides confidence for continued growth of shareholder value.

A clear and steady commitment to the three key objectives that drive shareholder value was maintained throughout the year. These are stated in full on page 4 and summarized as follows:

-   CONSISTENT STRONG GROWTH OF NET INCOME AND
    EARNINGS PER SHARE

    In 1996 net income from operations grew by 18% to a record $47.7 million. At $2.02 from operations, earnings per share grew by 21% and were also a record. Owing to a $.04 per share one time only gain from a transaction by Life Technologies, the company reported 1996 earnings per share of $2.06, a gain of 23% over the previous year.

-   CONTINUOUS IMPROVEMENT OF THE PROPRIETARY
    TECHNOLOGY BASE

    The company strengthened its focus on proprietary technology for both the short and long term. New products were created, new patents were awarded, and several key partnerships designed to sustain growth were formed.

-   HIGHER OPERATING PROFITABILITY AND CASH FLOW

    Gross margin improved by 2.7 points to 34.5% of net sales and cash flow strengthened to $37.5 million in 1996.

In summary, the company achieved these objectives -- which remain in place and unaltered for the future.

EARNINGS GROWTH

Growth of earnings was certainly supported by an overall reduction in the cost of raw materials, particularly for wood pulp which is used in certain nonwoven materials. Nevertheless, the cost of many of the more specialty raw materials used throughout the corporation continued to rise. While vigorously competitive market dynamics inhibited opportunities for selling price increases, several important increases were awarded based on the value placed by customers on Dexter products. There were also price decreases, leveraged by certain raw material cost declines. The net consequence of these movements benefitted earnings.

Continued improvement in operational efficiencies throughout the corporation was also a contributor to earnings growth. Credit must go to the extraordinary personal effort and contribution of all employees. It was their innovation, discipline, commitment to the customer and straightforward hard work that made the company's strong results possible.

Although net sales of $1.1 billion in 1996 were a record, sales growth was very modest at 1%. This was due partly to divestitures, partly to a recessionary year for the electronics industry, and partly to an excessive worldwide inventory of beer, beverage and food cans for which the company supplies coatings. On the other hand the aerospace market, as expected, began to strengthen in the latter part of the year, and the demand for several nonwoven products improved substantially.

While divestitures masked the consolidated sales performance for Dexter's wholly owned operating divisions, the steady growth of Life Technologies' sales was enhanced by acquisitions. Nevertheless, the percentage earnings per share growth from operations both with and without Life Technologies was identical at 21%.

A trend of recovery for the electronics market became evident during the fourth quarter and 1997 is expected to be a good growth year. The excess worldwide inventory of metal cans is expected to become balanced with demand in the early part of 1997, and Dexter has enhanced its position by the acquisition of a specialty can coatings manufacturer in Europe. The global aerospace market will continue to strengthen, and new nonwoven product sales are growing. Life Technologies confidently expects another excellent year.

Stronger sales growth is therefore anticipated in 1997 which, in combination with improving operating margins, is expected to leverage continued good growth of earnings.


MARKETING DEXTER'S TECHNOLOGY LEADERSHIP

Technology leadership is fundamental to the corporation's success. We believe that technology leadership is the principal driver of earnings growth. Dexter is consequently committed to being the technology leader in each of its served market segments and overall spends 4.7% of net sales to maintain that position. However, it is how that technology is marketed that will determine the ultimate benefit to shareholders.

Dexter has therefore increased its marketing strengths. We remain intent on listening to our customers, and we use technology leadership positions to create co-development programs.


IMPROVED PROFITABILITY AND CASH FLOW

Throughout 1996 the corporation exercised tight controls on discretionary expense and capital expenditures and effectively implemented programs to increase margins. These controls recognized the need to improve profitability and return on investment.

All capital expenditures are evaluated for their ability to improve the return to shareholders and are allocated for their contribution to sustained earnings growth. Excluding Life Technologies, which is undergoing an extensive infrastructure rebuild, capital expenditures were restricted to projects that would drive profits in addition to pro-active investments to fulfill the company's commitment to health, safety and the environment. Again, excluding Life Technologies, capital expenditures were well below depreciation.

Apart from the positive effect of divestitures, operating cash flow improved substantially as a result of improved profitability and progress in reducing working capital. Efforts directed at improving Dexter's own process technologies also played an important role in lowering cost. Further reduction of working capital, expressed as a percent of net sales, will be accomplished in 1997 consequent to disciplined implementation of a corporationwide initiative.


STRUCTURED AND MANAGED FOR SUSTAINED EARNINGS GROWTH

As The Dexter Corporation looks forward to 1997 and beyond, it is from the vantage point of a more tightly focused and effective operating company that has a clear commitment to consistent growth in shareholder value. The company has good businesses that are performing well under experienced management teams. Attractive market opportunities have been identified and Dexter has built the infrastructure, the technology and the talent to convert these opportunities into sustained earnings growth.

That objective was underscored by the election of two new directors in 1996. During her distinguished career, Henrietta Holsman Fore accumulated extensive experience in Asia while building her own successful company. Edgar Hotard has demonstrated his considerable skills in a specialty materials environment for many years as president of Praxair, Inc. There were also two important senior management changes in 1996. Dr. Barry Gettins was appointed senior vice president, operations development where he is supporting all Dexter divisions in their pursuit of operational improvements to reduce costs and improve profits. David Gordon was appointed to Dr. Gettins' former position of senior division president for the Dexter Nonwovens Division and was elected a vice president of the corporation. Mr. Gordon returned to the Nonwovens Division after five years as president of D & S Plastics International, the success of which illustrates his leadership and marketing skills.

Dexter is a corporation that knows its strengths, knows what it needs to improve, knows where it is going, and knows what it takes to get there.

We expect that 1997 will be another good year for shareholders.





/s/ K. Grahame Walker

K. Grahame Walker

Chairman and Chief Executive Officer

February 4, 1997

POLYMER TECHNOLOGY

THE FORMULATION AND PROCESSING OF SPECIALTY COATINGS, ENCAPSULANTS AND ADHESIVES PRIMARILY FOR THE ELECTRONICS, FOOD PACKAGING AND AEROSPACE MARKETS.


TECHNOLOGY LEADERSHIP

All but two of Dexter's businesses are based upon polymer chemistry. Each of these businesses uses proprietary technology to formulate specialty compounds creating high value solutions for customer-specific applications. Because these solutions drive increased profitability, Dexter invests considerable resources to establish and maintain a leadership position in the areas of polymer chemistry that are important to its served markets.


ELECTRONICS MARKET

The continuous design trend for electronic devices to become smaller, faster and lighter creates a continual need for new technologies that will deliver the required performance attributes. Dexter Electronic Materials Division uses leading edge technology to convert this challenge into opportunity. Technology leadership generates a steady flow of high value products that create a competitive advantage in the marketplace. It frequently positions Dexter as the supplier of choice and establishes partnership relationships with key customers to co-develop total packaging solutions. By being early to market with the newest materials that deliver real value to the customer as new or high technology applications evolve, Dexter reinforces its position as a technical and market leader.

ELECTRONIC MATERIALS

ELECTRONIC PACKAGING PRODUCTS

Hysol(R) epoxy molding compounds and coating powders for microelectronic, electronic and electrical market segments.

ASSEMBLY AND ADVANCED PRODUCTS

Hysol(R) liquid encapsulants and conductive materials for microelectronic, optoelectronic and electronic/electrical device market segments.

PRINTED WIRING BOARD PRODUCTS

Process chemistries, photoimageable solder masks and electrolytically refined solder for the fabrication of printed wiring boards.

MAGNETIC MATERIALS

Permag(R) custom-designed and fabricated permanent magnets and assemblies, and ferrite cores.

POLYMER TECHNOLOGY


AEROSPACE MARKET

Dexter is well established as the global technology leader in its served market segments -- particularly for applications involving high service temperatures, lightweight structural components and specialty surface finishing. Products are custom formulated and based on proprietary technology to meet demanding engineering specifications. Dexter Aerospace Materials Division is frequently the supplier of choice, and with superior technology, often enjoys sole source positions. The expected upturn in commercial build rates in 1997 will provide Dexter with increased benefits from its investments made in the aerospace materials business.


FOOD PACKAGING MARKET

Technology change -- predominantly related to health and the environment, total applied cost and product performance -- is a major driver of the can coating business. Dexter Packaging Products Division adds value by helping customers replace solvent-based coatings with water-based chemistries or solventless powder coatings. These are two areas in which Dexter is the clear market leader. Technology excellence is also critical for meeting the demanding cost and performance requirements of the can-making industry. Dexter has been successful in replacing three-coat applications with two, maintaining the rigorous product consistency required by can lines that spray 3,000 cans per minute, and introducing new products formulated to cope with the complexities of sophisticated can designs.


AEROSPACE MATERIALS

Adhesives and Structural Materials

Advanced technology, high-performance
products formulated to provide more reliable and stronger joining techniques than mechanical fastening, as well as superior structural bonding and unique systems for composite assembly.

Aerospace Coatings

Comprehensive primer and topcoat systems for protection and decoration on all exterior and interior applications requiring advanced, qualified technology.


FOOD PACKAGING MATERIALS

Can Coatings

Protective coatings for the interior surface of beer, beverage and food cans; internal and external coatings for easy-open ends; internal coatings for glass container closure.


OTHER MATERIALS

Coatings for Other Markets

Dexter produces new generation, environmentally compliant waterborne automotive interior coatings and several products sold into other specialty markets. These include waterborne protective coatings for graphic art applications, coatings for sporting goods and the wood furniture industries, and waterborne coatings for the cosmetic and glass bottle market.

Distributor Programs

Dexter Distributor Programs services approximately 200 industrial distributors worldwide with Hysol(R) adhesive and Frekote(R) release products for use in the aerospace, automotive and other specialty markets.

NONWOVENS TECHNOLOGY

The proprietary formulation and manufacture of long-fiber, wet-formed and hydroentangled materials primarily for the food packaging and medical markets.


TECHNOLOGY LEADERSHIP

Dexter's proprietary technology is a combination of five technical core competencies. These competencies are points of differentiation that can be combined to create innovative product solutions for existing and new customers. A history of commercializing new nonwoven structures positions Dexter Nonwovens Division as the supplier of choice for partnering with customers on joint development initiatives.


FOOD PACKAGING MARKET

Dexter is the global market share leader in wet-formed nonwovens for food packaging and invests continually to maintain that leadership. The company has demonstrated the differentiating value of proprietary technology by introducing new processes and products. The textilization process allows consumer marketing companies to impart its brand identity into tea bag paper. Innovation in casing base materials allows Dexter customers to produce highly technical products for meat packers around the world.


MEDICAL MARKET

Medical is a large, global market with a high technology content. Dexter offers the widest range of wet-formed nonwoven medical fabrics in the world. The materials deliver the required technology at the optimized cost critical to health care providers. Dexter utilizes a hydroentanglement technology to manufacture Hydraspun(R) fabrics, soft-yet-strong barrier materials for surgical procedures. These fabrics are also absorbent and chemical-free making them ideal for premoistened hygiene wipes.


FOOD PACKAGING MATERIALS

Infusion and Casing Products

Long-fiber products deliver critical performance characteristics for applications such as tea bags, coffee filters and meat casings.

MEDICAL MATERIALS

Specialty Nonwovens Products

Wet-formed and hydroentangled nonwovens are used for sterilization wraps, surgical gowns, operating room table and patient drapes, and hygiene wipes.

OTHER MATERIALS

Specialty Nonwovens Products

Dexter is a major supplier of wallcover backings for specific commercial and high-end residential applications, materials used in automotive headliners, and filtration media for vacuum bags.

Cogeneration

Dexter's 56 megawatt plant supplies steam and hot water to the Dexter Nonwovens operation in Connecticut at 150% of the fuel efficiency available from conventional power plants. Excess power is sold to local utilities.

BIOTECHNOLOGY

The development and manufacture of precise, reproducible biological and biochemical products for life sciences research and commercial applications.


TECHNOLOGY LEADERSHIP

Dexter is the majority owner of Life Technologies, Inc. (LTI), a leading developer, manufacturer and supplier of consumable biological and biochemical materials selling over 3,000 products to over 20,000 customers worldwide. The company spends between 6 and 7% of net sales on R & D in order to generate a steady stream of high value, new products. Earnings growth in 1996 was a result of positioning LTI as the high technology, prime vendor worldwide and expanding partnerships with industrial, pharmaceutical and biotechnology customers while continuing to focus on the still rapidly growing research segment.


MEDICAL MARKET

The company's technology leadership in genetic research, the so-called "Expression Highway," has led to a better understanding of molecular cell biology disease processes, aging and many other critical-to-life areas. LTI products are central to advancing the international human genome project, the study of several diseases, and to the development of improved techniques for rapidly developing medical areas such as bone marrow transplant.

In the commercial arena LTI supports industrial research as well as the large scale manufacture of genetically engineered health care products. Recently the company has begun to develop customized kits which help biotechnology companies to produce results faster. The company's work with Genzyme Tissue Repair is an excellent example of partnering with a customer to provide revolutionary new solutions to important medical problems -- in this instance, a cell therapy treatment for damaged cartilage in knee injuries.

LTI sells two main product lines, GIBCO and BRL, into two market segments.

LTI's largest market segment includes life sciences researchers such as the National Institutes of Health and universities worldwide.

LTI's fastest growing segment is comprised of pharmaceutical and biotechnology companies that research, develop and produce therapeutics and vaccines.

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


February 4, 1997

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation:

We have audited the accompanying consolidated statement of financial position of The Dexter Corporation as of December 31, 1996, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of The Dexter Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above, contained on pages 18 through 43, present fairly, in all material respects, the consolidated financial position of The Dexter Corporation as of December 31, 1996, 1995 and 1994 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

In 1996, the Corporation, as more fully described in the accompanying financial review, adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and SFAS No. 123, Accounting for Stock-Based Compensation.
In 1994, the Corporation adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.



/s/  Coopers & Lybrand L.L.P.

Springfield, Massachusetts
February 4, 1997

SUMMARY OF FINANCIAL DATA


All share and per share amounts throughout the Financial Statements and Review have been adjusted for a 3-for-2 stock split in 1986.

In thousands of dollars
(except per share amounts)                      1996          1995         1994        1993
--------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                  $ 1,100,185    $1,088,905   $  974,719   $ 887,112
  % increase (decrease)                              1%           12%          10%         (7%)
Gross profit                                   379,205       346,699      316,541     293,345
  As % of sales                                   34.5%         31.8%        32.5%       33.1%
LIFO (credit) charge
  included in cost of sales                     (4,873)        1,881        2,231      (1,290)
Marketing and administrative expenses          223,848       206,708      188,272     175,141
  As % of sales                                   20.3%         19.0%        19.3%       19.7%
Research and development expenses               51,504        49,375       46,644      43,803
  As % of sales                                    4.7%          4.5%         4.8%        4.9%
Interest expense                                20,500        20,931       20,509      18,756
Income before taxes                             98,252        79,824       73,612      66,438
  As % of sales                                    8.9%          7.3%         7.6%        7.5%
Tax rate                                          35.5%         35.5%        36.0%       36.5%
Income (loss) before minority interests         63,372        51,487       47,112      42,188
  As % of sales                                    5.8%          4.7%         4.8%        4.8%
Income (loss) from continuing operations        48,722        40,578       37,898      34,053
  As % of sales                                    4.4%          3.7%         3.9%        3.8%
Discontinued operations (loss) gain
Cumulative effect of change in
  accounting principles                                                                (9,875)
Net income (loss)                          $    48,722    $   40,578   $   37,898   $  24,178
  As % of sales                                    4.4%          3.7%         3.9%        2.7%
Return on
  Average shareholders' equity                    13.1%         11.4%        11.5%        7.7%
  Average total capital                           10.6%          9.4%         9.2%        7.0%
Income (loss) per share
  Continuing operations                    $      2.06    $     1.67   $     1.56   $    1.40
  Discontinued operations
  Cumulative effect of change in
    accounting principles                                                           $    (.41)
      Net income (loss)                    $      2.06    $     1.67   $     1.56   $     .99
Cash dividends declared per share          $       .88    $      .88   $      .88   $     .88
Rate of dividend payout*                            43%           53%          56%         63%
* Before cumulative effect of 1993 change
   in accounting principles
--------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                            $   242,929    $  248,623   $  209,024   $ 199,146
Property, plant and equipment, net             334,266       325,203      328,935     309,954
Total assets                                   953,804       934,161      880,609     820,691
Long-term debt                                 209,952       215,839      225,402     227,307
Shareholders' equity                       $   374,115    $  369,615   $  343,633   $ 313,295
Percent long-term debt to capital                 35.9%         36.9%        39.6%       42.0%
Equity per share at year-end               $     15.94    $    15.26   $    14.11   $   12.87
--------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                       $    62,277    $   28,969   $   45,097   $  44,784
Depreciation and amortization              $    44,239    $   43,727   $   40,923   $  36,655
Shares outstanding at year-end (000)            23,464        24,220       24,350      24,340
Average shares outstanding (000)                23,687        24,364       24,345      24,325
Market price per share -- high             $    33 5/8    $   26 7/8   $       26   $  28 7/8
                       -- low              $    23 1/8    $   20 3/8   $   19 7/8   $  20 3/8
                       -- close            $    31 7/8    $   23 5/8   $   21 3/4   $  23 1/2
Price-earnings ratio range*                      16-11         16-12        17-13       21-15
Number of shareholders at year-end               3,100         3,400        3,600       3,900
Number of employees at year-end**                4,600         4,800        4,700       4,700
% payroll and benefits to sales**                   23%           24%          25%         25%
% raw material costs to sales**                     41%           44%          43%         41%
* Before cumulative effect of 1993 change
      in accounting principles
** From continuing operations
--------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                 $ 1,100,185    $1,120,942   $1,031,578   $ 963,312
  % (decrease) increase                             (2%)           9%           7%         (9%)
Cash dividends declared per share*         $       .88    $      .91   $      .93   $     .96
Market price per share - year-end**        $    31 7/8    $   24 3/8   $       23   $  25 1/2

 * Stated in average 1996 dollars using the Consumer Price Index.
** Stated in year-end 1996 dollars using the Consumer Price Index.
--------------------------------------------------------------------------------------------------

                                                                                                             THE DEXTER CORPORATION
In thousands of dollars
(except per share amounts)                 1992           1991           1990          1989          1988         1987        1986
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                             $   951,439    $   937,734    $  907,946   $   848,724    $  827,266   $  757,710   $ 623,438
  % increase (decrease)                         1%             3%            7%            3%            9%          22%          4%
Gross profit                              314,275        309,157       314,449       284,142       269,416      263,120     228,276
  As % of sales                              33.0%          33.0%         34.6%         33.5%         32.6%        34.7%       36.6%
LIFO (credit) charge
  included in cost of sales                 1,626           (173)        1,100        (4,063)        4,193        5,961        (809)
Marketing and administrative
  expenses                                188,263        198,334       191,656       168,935       159,448      152,357     136,052
  As % of sales                              19.8%          21.2%         21.1%         19.9%         19.3%        20.1%       21.8%
Research and development expenses          42,216         42,056        39,880        37,359        32,685       28,690      27,340
  As % of sales                               4.4%           4.5%          4.4%          4.4%          4.0%         3.8%        4.4%
Interest expense                           18,799         16,800        17,484        10,926        12,178       14,127      12,351
Income before taxes                        73,132         11,192        77,407        77,643        71,923       76,858      54,271
  As % of sales                               7.7%           1.2%          8.5%          9.1%          8.7%        10.1%        8.7%
Tax rate                                     37.7%         109.5%         37.0%         38.0%         38.0%        38.0%       38.0%
Income (loss) before minority
 interests                                 45,577         (1,059)       48,766        48,139        44,592       47,652      33,649
  As % of sales                               4.8%          (0.1%)         5.4%          5.7%          5.4%         6.3%        5.4%
Income (loss) from continuing
 operations                                38,203         (7,119)       42,150        42,977        39,889       43,391      32,251
  As % of sales                               4.0%          (0.8%)         4.6%          5.1%          4.8%         5.7%        5.2%
Discontinued operations (loss) gain                                                                 (4,393)        (606)      1,384
Cumulative effect of change in
  accounting principles
Net income (loss)                     $    38,203    $    (7,119)   $   42,150   $    42,977    $   35,496   $   42,785   $  33,635
  As % of sales                               4.0%          (0.8%)         4.6%          5.1%          4.3%         5.6%        5.4%
Return on
  Average shareholders' equity               12.1%          (2.2%)        12.6%         13.6%         11.8%        15.5%       13.7%
  Average total capital                      10.0%           0.7%         11.0%         11.6%         10.7%        13.3%       12.2%
Income (loss) per share
  Continuing operations               $      1.58    $      (.29)   $     1.74   $      1.73    $     1.61   $     1.74   $    1.30
  Discontinued operations                                                                       $     (.18)  $     (.02)  $     .05
  Cumulative effect of change in
    accounting principles
      Net income (loss)               $      1.58    $      (.29)   $     1.74   $      1.73    $     1.43   $     1.72   $    1.35
Cash dividends declared per share     $       .88    $       .88    $      .88   $       .82    $      .80   $      .60   $ .56 2/3
Rate of dividend payout*                       56%          --              51%           47%           56%          35%         42%
* Before cumulative effect of 1993
  change in accounting principles
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                       $   207,146    $   193,873    $  215,410   $   189,006    $  182,284   $  181,106   $ 137,980
Property, plant and equipment, net        298,869        299,342       274,147       252,895       186,894      183,972     174,644
Total assets                              782,025        784,471       762,383       694,490       626,391      612,517     570,335
Long-term debt                            179,024        188,702       160,478       130,834        92,830      106,338     112,553
Shareholders' equity                  $   315,614    $   313,782    $  343,698   $   325,281    $  307,226   $  293,788   $ 258,843
Percent long-term debt to capital            36.2%          37.6%         31.8%         28.7%         23.2%        26.6%       30.3%
Equity per share at year-end          $     12.98    $     12.99    $    14.24   $     13.14    $    12.36   $    11.84   $   10.40
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                  $    51,793    $    61,749    $   43,910   $    33,119    $   26,145   $   23,619   $  23,861
Depreciation and amortization         $    35,672    $    34,095    $   30,272   $    26,243    $   24,349   $   22,775   $  18,482
Shares outstanding at year-end (000)       24,308         24,149        24,136        24,761        24,855       24,821      24,893
Average shares outstanding (000)           24,220         24,145        24,282        24,877        24,842       24,895      24,860
Market price per share -- high        $    28 1/8    $    26 1/8    $   24 1/2   $    34 3/4    $   28 3/4   $   32 3/8   $  23 3/8
                       -- low         $    20 7/8    $    18 1/2    $       18   $    20 1/8    $   20 1/4   $       17   $  16 7/8
                       -- close       $    25 7/8    $    21 5/8    $       21   $    21 7/8    $   22 1/4   $   23 3/8   $  22 1/4
Price-earnings ratio range*                 18-13           --           14-10         20-12         20-14        19-10       17-13
Number of shareholders at year-end          4,000          4,300         4,400         4,500         4,400        4,500       4,500
Number of employees at year-end**           4,800          5,600         5,500         5,400         5,400        5,200       5,400
% payroll and benefits to sales**              25%            25%           24%           23%           23%          23%         25%
% raw material costs to sales**                42%            41%           42%           46%           45%          43%         42%
* Before cumulative effect of 1993
change in accounting principles
** From continuing operations
------------------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                            $ 1,063,669    $ 1,080,135    $1,090,129   $ 1,074,135    $1,097,246   $1,046,031   $ 892,063
  % (decrease) increase                        (2%)           (1%)           1%           (2%)           5%          17%          2%
Cash dividends declared per share*    $       .98    $      1.01    $     1.06   $      1.04    $     1.06   $      .83   $     .81
Market price per share - year-end**   $    28 7/8    $    24 7/8    $   24 7/8   $    27 1/2    $   29 1/4   $   32 1/8   $  31 7/8

*   Stated in average 1996 dollars using the Consumer Price Index.
**  Stated in year-end 1996 dollars using the Consumer Price Index.
------------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF INCOME                                       THE DEXTER CORPORATION

                                                     Years ended December 31
In thousands of dollars                --------------------------------------------
(except per share amounts)                    1996           1995           1994
------------------------------------------------------------------------------------
REVENUES
Net sales                                $ 1,100,185      $1,088,905     $974,719
Equity in net income of affiliates             4,810           1,348        3,836
Other income                                   7,370           8,791        8,660
                                        --------------------------------------------
                                           1,112,365       1,099,044      987,215

EXPENSES
Cost of sales                                720,980         742,206      658,178
Marketing and administrative                 223,848         206,708      188,272
Research and development                      51,504          49,375       46,644
Interest                                      20,500          20,931       20,509
Gain on divestiture of product lines          (2,719)
                                        --------------------------------------------
INCOME BEFORE TAXES                           98,252          79,824       73,612
Income taxes                                  34,880          28,337       26,500
                                        --------------------------------------------
INCOME BEFORE MINORITY INTERESTS              63,372          51,487       47,112
Minority interests                            14,650          10,909        9,214
                                        --------------------------------------------
NET INCOME                               $    48,722      $   40,578     $ 37,898
                                        ============================================
NET INCOME PER SHARE                     $      2.06      $     1.67     $   1.56

DIVIDENDS DECLARED PER SHARE             $       .88      $      .88     $    .88

--------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF CASH FLOWS                                   THE DEXTER CORPORATION

                                                                  Years ended December 31
                                                        -----------------------------------------
In thousands of dollars                                      1996          1995          1994
-------------------------------------------------------------------------------------------------
OPERATIONS
Net income                                               $  48,722      $ 40,578      $ 37,898
  Noncash items
   Depreciation                                             37,312        38,246        34,857
   Amortization                                              6,927         5,481         6,066
   Gain on divestiture of product lines                     (2,719)
   Income taxes not due/(paid)                               9,418        (5,262)        9,508
   Minority interests                                       14,650        10,909         9,214
   LIFO inventory (credit) charge                           (4,873)        1,881         2,231
   Equity in net income of affiliates                       (4,810)       (1,348)       (3,836)
   Other                                                     4,075        (1,547)       (2,538)
Operating working capital decrease (increase)               18,944       (31,512)      (12,824)
                                                        -----------------------------------------
                                                           127,646        57,426        80,576
                                                        -----------------------------------------
INVESTMENTS
Property, plant and equipment                              (55,294)      (30,235)      (45,842)
Acquisitions                                               (16,315)         (525)       (8,767)
Joint ventures                                              10,050        (3,133)          749
Divestitures                                                34,913
Notes receivable                                               200         3,150
Proceeds from sale of investments                            1,070         1,048         5,658
Purchases of investments                                    (4,970)         (771)       (6,082)
Proceeds from exercise of LTI stock options                  1,998         2,990           308
Other                                                         (274)          850        (2,308)
                                                        -----------------------------------------
                                                           (28,622)      (26,626)      (56,284)
                                                        -----------------------------------------
FINANCING
New long-term debt                                           4,390
Repayment of long-term debt                                (13,762)       (4,260)       (4,063)
Short-term debt, net                                        (8,371)        8,825         3,806
Dividends paid                                             (20,967)      (21,441)      (21,421)
LTI dividends paid to minority interest shareholders        (1,561)       (1,374)       (1,360)
Purchase of treasury stock                                 (26,658)       (4,205)
Proceeds from exercise of stock options                      5,269           754           160
Other                                                          131          (478)           55
                                                        -----------------------------------------
                                                           (61,529)      (22,179)      (22,823)
                                                        -----------------------------------------
INCREASE IN CASH AND SHORT-TERM SECURITIES               $  37,495      $  8,621      $  1,469
                                                        =========================================
CHANGES IN MAJOR ELEMENTS WHICH (DECREASE)
  INCREASE OPERATING WORKING CAPITAL
Accounts receivable, net                                 $  (3,827)     $ 20,085      $ 16,260
Inventories at FIFO                                         (7,912)       10,441         8,100
Prepaid and deferred expenses                               (3,891)        1,343        (1,699)
Accounts payable                                               (62)       (6,690)      (15,259)
Accrued liabilities and expenses                            (3,252)        6,333         5,422
                                                        -----------------------------------------
                                                         $ (18,944)     $ 31,512      $ 12,824
                                                        =========================================
RECONCILIATION OF INCREASE IN
  CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of year      $  65,542      $ 55,012      $ 52,746
Cash and short-term securities at end of year              103,420        65,542        55,012
                                                        -----------------------------------------
Increase in cash and short-term securities per
  Statement of Financial Position                           37,878        10,530         2,266
Currency translation effects                                  (383)          225          (797)
Cash included from consolidation of a subsidiary
  which became majority-owned in 1995                                     (2,134)
                                                        -----------------------------------------
                                                         $  37,495      $  8,621      $  1,469
                                                        =========================================
INTEREST PAID                                            $  22,403      $ 19,113      $ 20,522
TAXES PAID                                               $  25,462      $ 33,599      $ 16,992

This Statement of Cash Flows does not reflect the addition of $4.7 million of property, plant and equipment and $4.7 million of debt related to a capital lease for land acquired in 1996 by Life Technologies, Inc., as this was a non-cash transaction.
--------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF FINANCIAL POSITION

                                                               December 31
                                               ------------------------------------------
In thousands of dollars                             1996           1995           1994
-----------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash                                          $  11,837      $   9,577      $  10,854
  Short-term securities                            91,583         55,965         44,158
  Accounts receivable, net                        178,093        201,389        168,957
  Inventories
   Materials and supplies                          58,290         60,099         58,967
   In process and finished goods                  110,457        121,644        106,703
   LIFO reserve                                   (19,836)       (24,709)       (22,828)
                                               ------------------------------------------
                                                  148,911        157,034        142,842

  Current deferred tax assets                      22,477         20,890         16,122
  Prepaid and deferred expenses                     7,510         11,866          9,720
                                               ------------------------------------------
                                                  460,411        456,721        392,653
Property, plant and equipment
  Land                                             23,273         19,307         18,581
  Buildings and improvements                      158,635        153,071        143,436
  Machinery and equipment                         458,069        457,611        429,416
  Construction in progress                         37,859         12,250         16,911
                                               ------------------------------------------
                                                  677,836        642,239        608,344
  Less accumulated depreciation                  (343,570)      (317,036)      (279,409)
                                               ------------------------------------------
                                                  334,266        325,203        328,935
Investments of wholly owned captive
  insurance companies                               9,875          5,878          7,224
Investment in unconsolidated affiliates            50,025         47,982         49,390
Patents, technology, formulas and covenants         2,313          2,857          4,233
Excess of cost over net assets of
  businesses acquired                              71,906         74,102         74,034
Other assets                                       25,008         21,418         24,140
                                               ------------------------------------------
                                                $ 953,804      $ 934,161      $ 880,609
                                               ==========================================
-----------------------------------------------------------------------------------------

See accompanying financial review.

                                                          THE DEXTER CORPORATION




                                                               December 31
                                                  --------------------------------------
In thousands of dollars                                1996          1995          1994
----------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt                                 $   5,111     $  13,598     $   3,806
  Accounts payable                                   91,855        92,447        82,851
  Dividends payable                                   5,170         5,351         5,357
  Accrued and deferred income taxes                  36,212        26,622        24,259
  Accrued liabilities and expenses                   65,479        55,037        60,625
  Current environmental liabilities                   1,358         1,395         2,660
  Current installments of long-term debt             12,297        13,648         4,071
                                                  --------------------------------------
                                                    217,482       208,098       183,629

Long-term debt                                      209,952       215,839       225,402
Deferred items                                       24,642        23,693        22,316
Long-term deferred income taxes                      19,481        21,486        21,517
Deferred tax credits                                  2,751         3,313         4,005
Long-term environmental liabilities                  14,978        15,745        17,632
Minority interests - principally
  Life Technologies, Inc.                            90,403        76,372        62,475

Shareholders' equity
  Common stock, par value $1 per share
    (authorized 100,000,000 shares; issued
    24,983,907 shares in 1996, 1995
    and 1994)                                        24,984        24,984        24,984
  Additional paid-in capital                         14,669        12,316        11,979
  Retained earnings                                 375,480       347,544       328,401
  Currency translation effects                       (2,187)        1,614        (7,364)
  Other equity items                                 (3,158)       (2,184)       (2,433)
  Treasury stock, at cost
    (1,520,261 shares in 1996, 763,782
    shares in 1995 and 634,403 shares in 1994)      (35,673)      (14,659)      (11,934)
                                                  --------------------------------------
      Total shareholders' equity                    374,115       369,615       343,633
                                                  --------------------------------------
                                                  $ 953,804     $ 934,161     $ 880,609
                                                  ======================================




--------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY              THE DEXTER CORPORATION

                                                  Add'l                     Currency        Other                            Total
In thousands of dollars             Common      Paid-in       Retained   Translation       Equity        Treasury    Shareholders'
(except per share amounts)           Stock       Capital      Earnings       Effects        Items           Stock           Equity
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993                  $24,984       $11,966      $311,928     $ (22,137)                    $(13,446)        $313,295
Net income                                                      37,898                                                      37,898
Dividends - $.88 per share                                     (21,425)                                                    (21,425)
Currency effects                                                              14,773                                        14,773
Unrealized loss on
  investments                                                                             $(1,468)                          (1,468)
Stock options                                        (11)                                                     192              181
Restricted stock                                      (8)                                    (965)          1,320              347
Pooling tax benefits                                  32                                                                        32
                                   ------------------------------------------------------------------------------------------------

DECEMBER 31, 1994                   24,984        11,979       328,401        (7,364)      (2,433)        (11,934)         343,633
Net income                                                      40,578                                                      40,578
Dividends - $.88 per share                                     (21,435)                                                    (21,435)
Currency effects                                                               8,978                                         8,978
Stock purchases                                                                                            (4,205)          (4,205)
Unrealized gain on
  investments                                                                               1,340                            1,340
Stock options                                        (33)                                                     854              821
Pension liability adjustment                                                                 (473)                            (473)
Restricted stock                                     338                                     (618)            626              346
Pooling tax benefits                                  32                                                                        32
                                   ------------------------------------------------------------------------------------------------

DECEMBER 31, 1995                   24,984        12,316       347,544         1,614       (2,184)        (14,659)         369,615
Net income                                                      48,722                                                      48,722
Dividends - $.88 per share                                     (20,786)                                                    (20,786)
Currency effects                                                              (3,801)                                       (3,801)
Stock purchases                                                                                           (26,658)         (26,658)
Unrealized loss on
  investments                                                                                 (46)                             (46)
Stock options                                      1,065                                                    4,704            5,769
Pension liability adjustment                                                                  269                              269
Restricted stock                                   1,282                                   (1,197)            940            1,025
Pooling tax benefits                                   6                                                                         6
                                   ------------------------------------------------------------------------------------------------

DECEMBER 31, 1996                  $24,984       $14,669      $375,480     $  (2,187)     $(3,158)       $(35,673)        $374,115
                                   ================================================================================================

--------------------------------------------------------------------------------
See accompanying financial review.

QUARTERLY FINANCIAL INFORMATION (unaudited)

                                    In millions of dollars                                                       Market Price
                            --------------------------------------                                         -----------------------
                                  Net           Cost           Net      Net Income      Dividends
Quarter                         Sales       of Sales        Income       per Share      per Share             High             Low
----------------------------------------------------------------------------------------------------------------------------------
1994
First                       $   233.5         $155.4         $ 9.3          $  .38           $.22          $25 7/8         $23 1/8
Second                          247.1          165.4          11.0             .45            .22           25 3/8          22 3/4
Third                           243.3          165.6           8.4             .35            .22           26              22 1/2
Fourth                          250.8          171.8           9.2             .38            .22           23 1/2          19 7/8
                            ---------------------------------------------------------------------
Year                        $   974.7         $658.2         $37.9          $ 1.56           $.88               Close $21 3/4
                            ======================================================================================================
----------------------------------------------------------------------------------------------------------------------------------
1995
First                       $   266.8         $181.1         $10.5          $  .43           $.22          $22 7/8         $20 3/8
Second                          283.0          193.1          11.9             .49            .22           25 1/8          21 5/8
Third                           268.5          183.9           9.4             .39            .22           25 7/8          23
Fourth                          270.6          184.1           8.8             .36            .22           26 7/8          23 1/8
                            ---------------------------------------------------------------------
Year                        $ 1,088.9         $742.2         $40.6          $ 1.67           $.88               Close $23 5/8
                            ======================================================================================================
----------------------------------------------------------------------------------------------------------------------------------
1996*
First                       $   277.2         $182.5         $11.1          $  .46           $.22          $26 1/2         $23 1/8
Second                          285.7          187.8          14.4             .61            .22           29 7/8          25 1/4
Third                           269.5          177.0          11.8             .50            .22           30 1/2          26 7/8
Fourth                          267.8          173.7          11.4             .49            .22           33 5/8          29 3/8
                            ---------------------------------------------------------------------
Year                        $ 1,100.2         $721.0         $48.7          $ 2.06           $.88               Close $31 7/8
                            ======================================================================================================


* The second quarter pretax income included a $2.7 million gain on divestiture of product lines, including $2.6 million due to the receipt of proceeds from a note related to the sale of Life Technologies, Inc.'s molecular diagnostic product line in 1990. The net effect of the sale of the company's acoustic materials business and a small powder coatings business in the second quarter had a slightly positive impact on earnings.

--------------------------------------------------------------------------------

ANALYSIS OF OPERATIONS

1996 COMPARED WITH 1995

Revenues: Net sales were a record $1.1 billion in 1996, an increase of $11.3 million, or 1%, over 1995 sales. The 1% increase in sales was due to unit volume increases of 3%, selling price increases averaging 1%, a 2% decrease due to the net effect of acquisitions and divestitures, and a 1% decrease due to the effect of lower translation rates on international sales.

Equity in net income of affiliates increased $3.5 million to $4.8 million in 1996. This increase was due to the increase in the results of D & S Plastics International.

Expenses: Cost of sales decreased as a percentage of sales in 1996, thereby increasing consolidated gross margin by 2.7 percentage points to 34.5% of sales from 31.8% in 1995. Gross margin, excluding Life Technologies, Inc. (LTI), increased 1.6 percentage points, principally resulting from the favorable impact of selling price increases and raw material cost decreases. The remaining improvement was attributable to an increased gross margin on sales of fetal bovine serum and higher gross margin on sales of product in Japan by LTI.

Marketing and administrative expenses increased $17.1 million, or 8%, in 1996 compared with 1995, principally due to increased marketing and administrative expenses at LTI, which included the consolidation of results from the fourth quarter 1995 acquisition of a controlling interest in their Japanese subsidiary. Marketing and administrative expenses, excluding LTI, increased 3% in 1996 compared with 1995, due mainly to higher selling and marketing expenses. Research and development expenses increased $2.1 million, or 4%, due to increases at LTI.

Interest expense decreased $0.4 million, or 2%, in 1996 compared with 1995, primarily due to lower average long-term borrowing throughout the year. The company does not capitalize interest on facilities under construction. If interest had been capitalized, there would have been no impact on earnings per share in 1996 or 1995.

In 1996, there was a gain on divestiture of product lines of $2.7 million. This gain included $2.6 million due to the receipt of proceeds from a note related to the sale of LTI's molecular diagnostic product line in 1990 and the net effect of the sale of the company's acoustic materials business and a small powder coatings business in 1996.

Income Taxes: The effective tax rate was 35.5% in 1996 and 1995.

Minority Interests: Income attributed to minority interest shareholders increased 34% from 1995 due primarily to increased profits at LTI.

Net Income: Net income for the year 1996 was $47.7 million, or $2.02 per share, excluding the net gain from the second quarter 1996 disposal of product lines. This represents an 18% increase in net income and a 21% increase in earnings per share, compared with results for 1995 of $40.6 million, or $1.67 per share. Total earnings for 1996, including the gain on divested product lines, increased 20% to $48.7 million while earnings per share gained 23% to a record $2.06 per share. The 1996 earnings include the favorable effect of selling price increases and lower raw material costs of approximately $.51 per share compared with 1995. This was somewhat offset by the effect of unfavorable currency exchange rates of $.04 per share due to the strengthening of the U.S. dollar against international currencies, a less favorable product mix from wholly owned Dexter businesses, and increased marketing and administrative costs, principally at LTI.

1995 COMPARED WITH 1994

Revenues: Net sales were $1.1 billion in 1995, an increase of $114 million, or 12%, over sales of $975 million for 1994. The 12% increase in sales was due to unit volume increases of 7%, a 3% increase due to the effect of higher translation rates on international sales, price increases averaging 1%, and increased consolidated sales of 1% through acquisition of a controlling interest in a Japanese subsidiary of LTI.

Equity in net income of affiliates decreased $2.5 million to $1.3 million in 1995. This decrease was due to a $3 million decrease in results of D & S Plastics International partially offset by improved results at AD Aerospace Finishes VoF of $0.5 million.

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

Equity in net income of affiliates increased $1.4 million to $3.8 million in 1994. This increase is due to a $0.7 million increase in the results of D & S Plastics International and a full year of earnings from AD Aerospace Finishes VoF representing a $0.7 million increase in earnings.

Expenses: Cost of sales increased as a percent of sales in 1994 thereby reducing consolidated gross margin by .6 percentage points to 32.5% of sales from 33.1% in 1993. Excluding LTI, gross margin remained relatively constant at 27.8% for 1994 compared with 27.9% for 1993. Two-thirds of the total .6 percentage point decrease is due to the unfavorable impact of a LIFO charge of $2.2 million in 1994 compared to $1.3 million of LIFO income in 1993. Gross margin declined in 1994 at LTI due to lower fetal bovine serum unit selling prices and increased unit costs combined with higher royalty expense. Excluding LTI, productivity improvements, reductions in fixed manufacturing costs as a percent of sales and the benefit of lower gas costs for our cogeneration facility almost fully offset the negative impact of selling price reductions on gross margin.

Marketing and administrative expenses increased $13.1 million, or 7%, in 1994 compared with 1993 due primarily to increased marketing efforts at LTI and cost associated with 1994 Dexter acquisitions. Marketing and administrative costs decreased as a percentage of sales from 19.7% in 1993 to 19.3% in 1994. Research and development expenses increased $2.8 million, or 6%, due to increases in the food packaging and electronics markets and at LTI.

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

--------------------------------------------------------------------------------

TAXES The effective income tax rate was 35.5% in 1996, 35.5% in 1995 and 36% in 1994. The tax rate is currently expected to approximate 36% in 1997. The income tax rate differs from the statutory U.S. federal income tax rate as shown below:

                                                 1996         1995         1994
                                                 -------------------------------
U.S. federal rate                                35.0%        35.0%        35.0%
State taxes, net of federal benefit               1.8          1.7          1.8
Investment and R&E tax credits                   (0.6)        (1.0)        (2.2)
International taxation differences               (2.2)        (0.7)        (0.8)
Other                                             1.5          0.5          2.2
                                                 -------------------------------
Effective income tax rate                        35.5%        35.5%        36.0%
                                                 ===============================

--------------------------------------------------------------------------------

Investment tax credits are accounted for by the deferred method, which credits the benefit to income over the productive lives of the related assets. Research and experimentation (R&E) tax credits reduce income tax expense in the year earned.

Pretax income from international operations amounted to $59.6 million in 1996, $57.3 million in 1995 and $46.4 million in 1994. U.S. and international income and withholding taxes have not been provided on temporary differences related to investments in foreign subsidiaries. These differences principally include unremitted earnings of approximately $193 million, differences between the financial reporting amount and the tax basis of investments in foreign subsidiaries and cumulative translation adjustments. The investment in these subsidiaries is considered to be permanent in nature. It is impracticable to estimate the total tax liability, if any, which these differences could cause should such investments cease to be treated as permanently reinvested.

--------------------------------------------------------------------------------

TAXES, OTHER THAN SALES TAXES

In thousands of dollars                        1996           1995          1994
--------------------------------------------------------------------------------
Income taxes
  Current
   United States                           $ 18,188        $ 5,932       $ 3,012
   State                                      3,817          1,691           755
   International                             18,342         18,752        14,783
                                           -------------------------------------
                                             40,347         26,375        18,550
                                           -------------------------------------
  Deferred
   United States                             (5,256)           754         5,298
   State                                     (1,069)           348         1,353
   International                                858            860         1,299
                                           -------------------------------------
                                             (5,467)         1,962         7,950
                                           -------------------------------------

Total income taxes                           34,880         28,337        26,500

Payroll taxes                                19,819         20,201        18,195
Property taxes                                3,841          4,082         3,576
Other taxes                                     635            624           454
                                           -------------------------------------
   Total taxes                             $ 59,175        $53,244       $48,725
                                           =====================================
--------------------------------------------------------------------------------


DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 are presented below.

In thousands of dollars                        1996          1995          1994
--------------------------------------------------------------------------------
Deferred tax assets:
  Postretirement health
   benefits                                $  8,972      $  9,644      $  9,976
  Accrued expenses, not
   currently deductible                       6,395         5,820         6,072
  Foreign loss carryforwards                  6,099         6,234         5,617
  Pension benefits                            5,809         4,768         2,649
  Inventory, principally
   valuation reserves                         5,685         5,039         4,466
  Reserves for insurance                      5,632         5,409         4,597
  Environmental reserves                      5,074         5,164         4,972
  Alternative minimum tax
   credit carryforwards                       4,252         3,820           961
  Other                                      11,213        10,953        14,173
                                           -------------------------------------
   Gross deferred tax assets               $ 59,131      $ 56,851      $ 53,483
                                           -------------------------------------
Deferred tax liabilities:
  Fixed assets, principally
   depreciation                            $(46,560)     $(49,828)     $(54,182)
  Other                                      (5,111)       (4,839)       (1,023)
                                           -------------------------------------
   Gross deferred tax
     liabilities                           $(51,671)     $(54,667)     $(55,205)
                                           -------------------------------------
Net deferred tax asset
  (liability) before valuation
  allowance                                $  7,460      $  2,184      $ (1,722)
Valuation allowance                          (3,573)       (3,585)       (3,121)
                                           -------------------------------------
Net deferred tax asset
  (liability) after valuation
  allowance                                $  3,887      $ (1,401)     $ (4,843)
                                           =====================================
--------------------------------------------------------------------------------

Valuation allowances of $3.6 million on December 31, 1996 and 1995, and of $3.1 million on December 31, 1994, reduced the deferred tax asset attributable to foreign loss carryforwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits to become more likely than not.

The components of deferred taxes at December 31, 1996, 1995 and 1994 are as follows:

In thousands of dollars                        1996          1995          1994
--------------------------------------------------------------------------------
Current deferred tax assets                $ 22,477      $ 20,890      $ 16,122
Long-term tax asset                           2,483           930         1,965
  (included in other assets)
Current deferred tax liability               (1,592)       (1,735)       (1,413)
  (included in accrued
  and deferred income taxes)
Long-term deferred income
  taxes                                     (19,481)      (21,486)      (21,517)
                                           -------------------------------------
Net deferred tax asset
  (liability)                              $  3,887      $ (1,401)     $ (4,843)
                                           =====================================
--------------------------------------------------------------------------------

NET INCOME PER SHARE Net income of $2.06 per share increased 23.4% over net income of $1.67 per share in 1995. Excluding the net gain of $.04 per share from the second quarter 1996 disposal of product lines, net income increased 21% to $2.02 per share compared with 1995. Net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The decrease in the average number of shares in 1996 resulted from Dexter's purchase of 989,500 shares of its outstanding common stock. This decrease was partially offset by the exercise of stock options. No effect has been given to common stock equivalents related to stock options outstanding or restricted stock, as no material dilutive effect would result from these items.

MARKET SEGMENT DATA

1996 COMPARED WITH 1995

Sales to the Aerospace market increased $4.4 million, or 10%. Sales increased primarily due to higher sales of aerospace adhesives. Operating income increased $2.4 million primarily due to lower operating losses from aerospace coatings. Operating income in 1995 was reduced by costs associated with the consolidation of the domestic aerospace coatings business and start-up costs of the new coatings facility. Aerospace adhesives also contributed to the increase in operating income in 1996 principally due to sales volume increases.

Sales to the Electronics market increased $3.8 million, or 2%, in spite of a recession in the global electronics market during 1996. Operating income decreased $0.6 million, or 3%, in 1996. Costs associated with the write-off of assets and severance related to realigning operations in Europe more than offset improvements in operating income due to stronger volume of magnetic materials products and the favorable impact of cost containment activities.

Sales to the Food Packaging market decreased $12.6 million, or 4%. The effect of acquired businesses increased sales by $2.3 million. Net of acquired businesses, sales decreased principally due to lower sales of food and beverage can coatings serving the international markets. Lower currency translation rates on international sales also contributed to this decrease. Operating income decreased $1.9 million, or 6%, in 1996 principally due to lower gross margin on international food and beverage can coatings resulting from sales volume decreases in Europe and selling price decreases in Japan. This decrease was partially offset by lower raw material costs.

Sales to the Medical market increased $43.1 million, or 12%. The effect of the consolidation of LTI's Japanese subsidiary increased sales by $9.5 million. Net of this impact, sales increased 9% primarily due to increased sales of products at LTI. Higher sales of medical nonwoven materials also contributed to this increase. Partially offsetting this increase were lower currency translation rates on international sales. Operating income increased $15 million, or 36%, in 1996. Operating income increased at LTI in 1996 primarily due to the favorable impact of higher unit sales and increased gross margin on sales of fetal bovine serum. LTI's operating income in 1996 also included a $2.6 million gain due to the receipt of proceeds from a note related to the sale of its molecular diagnostic product line in 1990. Medical nonwovens also contributed to the increase in operating income, as higher sales combined with lower raw material costs to improve margins.

Sales of the "Other" category decreased $27.3 million, or 13%. Net of divested businesses, sales in 1996 increased $1.6 million, or 1%, compared with 1995 sales. Operating income increased $5.5 million, or 36%, in 1996 due to improved results from the company's cogeneration operation in 1996. Higher sales and lower raw material costs from nonwoven specialty materials also contributed favorably to the increase in operating income as did improved results of the company's specialty coatings operation in France.

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

Sales to the Electronics market increased $27.1 million, or 17%. Sales of all products were strong in 1995. Operating income increased $3.8 million, or 25%, in 1995 primarily due to increased gross margin from higher sales volume, partially offset by increased raw material costs as well as higher marketing and administrative costs associated with products in the Electronics market.

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

Sales of the "Other" category increased $15 million, or 8%, primarily due to stronger European nonwoven wallcover and vacuum bag sales in 1995 and higher currency translation rates on international sales. Operating income decreased $4.2 million, or 22% in 1995. This decrease was primarily due to decreased gross margin in the automotive acoustic materials business, which was primarily due to high start-up costs of a new product line in acoustic materials, in addition to increased cost of raw materials compared with 1994.

MARKET SEGMENT DATA

In thousands of dollars                            1996               1995             1994              1993               1992
---------------------------------------------------------------------------------------------------------------------------------
NET SALES
Aerospace                                    $   49,773         $   45,387        $  44,769         $  41,815          $  45,998
Electronics                                     192,262            188,461          161,353           145,359            137,622
Food Packaging                                  269,561            282,183          259,398           232,164            225,493
Medical                                         407,385            364,334          315,616           284,733            288,817
Other                                           181,204            208,540          193,583           183,041            253,509
                                             ------------------------------------------------------------------------------------
  Consolidated                               $1,100,185         $1,088,905        $ 974,719         $ 887,112          $ 951,439
                                             ====================================================================================

Unit Volume and Product Mix Change                   3%                 7%              10%                1%                 3%
Field Sales Force                                   252                241              229               230                242
---------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Aerospace                                    $    3,098         $    3,373        $   3,479         $   3,414          $   3,524
Electronics                                       4,958              4,719            4,627             4,466              4,057
Food Packaging                                    8,659              9,563            9,114             7,160              6,030
Medical                                          16,068             13,449           11,606            10,588              9,389
Other                                            11,085             12,247           11,684            10,717             12,344
General Corporate                                   371                376              413               310                328
                                             ------------------------------------------------------------------------------------
  Consolidated                               $   44,239         $   43,727        $  40,923         $  36,655          $  35,672
                                             ====================================================================================
---------------------------------------------------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT
Aerospace                                    $    4,076         $    3,973        $   3,742         $   3,474          $   3,480
Electronics                                       7,089              6,878            6,547             5,496              5,128
Food Packaging                                   11,735             12,478           10,967             9,898              8,026
Medical                                          21,652             17,147           17,109            17,052             16,511
Other                                             6,695              8,632            7,933             7,316              9,071
General Corporate                                   257                267              346               567
                                             ------------------------------------------------------------------------------------
  Consolidated                               $   51,504         $   49,375        $  46,644         $  43,803          $  42,216
                                             ====================================================================================
Laboratory Staff                                    447                454              452               439                395
---------------------------------------------------------------------------------------------------------------------------------
DIVESTITURE, RESTRUCTURING & ENVIRONMENTAL
  Credit/(Charge)
Aerospace                                                                                           $  (5,170)         $  (1,853)
Electronics                                                                                            (1,864)            (3,034)
Food Packaging                                                                                         (2,234)            (1,496)
Medical                                      $    2,569                                                (2,008)            (1,686)
Other                                               150                                                11,405             10,786
General Corporate                                                                                        (501)              (712)
                                             ----------                                            ------------------------------
  Consolidated                               $    2,719                                             $    (372)         $   2,005
                                             ==========                                            ==============================
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME (LOSS)
Aerospace                                    $      833         $   (1,533)       $    (844)        $  (6,215)         $  (1,469)
Electronics                                      18,394             19,038           15,248            10,295              8,699
Food Packaging                                   29,898             31,809           32,031            28,765             34,667
Medical                                          56,958             41,979           36,164            36,089             34,306
Other                                            20,649             15,193           19,407            24,783             28,411
                                             ------------------------------------------------------------------------------------
  Consolidated Operating Income                 126,732            106,486          102,006            93,717            104,614
Other Income, net                                 9,897              9,993            9,386             8,586              3,351
Interest Expense                                (20,500)           (20,931)         (20,509)          (18,756)           (18,799)
General Corporate Expense                       (17,877)           (15,724)         (17,271)          (17,109)           (16,034)
                                             ------------------------------------------------------------------------------------
  Consolidated Income before Taxes           $   98,252         $   79,824        $  73,612         $  66,438          $  73,132
                                             ====================================================================================
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES
Aerospace                                    $    1,254         $    4,336        $   8,397         $   3,062          $   1,315
Electronics                                       6,786              3,364            6,370             7,457              4,280
Food Packaging                                    4,403              3,986            6,239             6,771             13,512
Medical                                          44,885             12,643           16,536            19,081             22,138
Other                                             4,929              4,566            7,368             8,292             10,391
General Corporate                                    20                 74              187               121                157
                                             ------------------------------------------------------------------------------------
  Consolidated                               $   62,277         $   28,969        $  45,097         $  44,784          $  51,793
                                             ====================================================================================
---------------------------------------------------------------------------------------------------------------------------------
ASSETS AT YEAR-END
Aerospace                                    $   60,910         $   64,201        $  60,753         $  56,878          $  50,613
Electronics                                     108,137            103,571           97,646            87,978             83,628
Food Packaging                                  177,010            191,107          179,927           158,884            107,669
Medical                                         313,812            258,084          235,191           218,129            194,197
Other                                           132,901            180,064          186,384           172,080            199,384
                                             ------------------------------------------------------------------------------------
  Consolidated Operating Assets                 792,770            797,027          759,901           693,949            635,491
General Corporate*                              161,034            137,134          120,708           126,742            146,534
                                             ------------------------------------------------------------------------------------
  Consolidated Assets                           953,804            934,161          880,609           820,691            782,025
  Consolidated Liabilities                     (579,689)          (564,546)        (536,976)         (507,396)          (466,411)
                                             ------------------------------------------------------------------------------------
   Net Assets                                $  374,115         $  369,615        $ 343,633         $ 313,295          $ 315,614
                                             ====================================================================================


* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $41,605 in 1996, $38,709 in 1995, $39,435 in 1994, $37,110 in 1993 and $35,496 in 1992, and,
   in addition, corporate assets of Life Technologies, Inc.

--------------------------------------------------------------------------------

LIFE TECHNOLOGIES, INC.

On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. (BRL). The resulting free-standing company was renamed Life Technologies, Inc. (LTI) and at December 31, 1996 was owned 53% by Dexter, with the remainder owned by the public. The common stock of LTI is publicly traded on the over-the-counter market under the Nasdaq symbol LTEK. Since 1983, Dexter's proportionate ownership of LTI has decreased from 64% in 1983 to 53% due principally to the effect of the exercise of stock options and the conversion of LTI subordinated debentures held by parties other than Dexter into LTI common stock.

LTI is reported as part of the Medical market segment, although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements are shown beginning on this page and continuing onto the next page in condensed form.

Net sales of LTI increased $37.2 million, or 14%, in 1996. This improvement was due to a $38.9 million, or 17%, increase in sales of product lines other than fetal bovine serum (FBS) and higher FBS sales of $1.5 million. The impact of consolidating the results of LTI's Japanese subsidiary beginning in September 1995 represented approximately 3% of the 14% increase in net sales for 1996. Lower currency translation rates decreased 1996 net sales by $3.2 million compared with 1995.

Gross margin for 1996 was 52.5% of net sales compared with 50.1% in 1995. Gross margin improved in 1996, as FBS unit costs decreased at a rate greater than FBS unit selling prices. The FBS cost decline in 1996 caused most of the reduction in the LIFO reserve of $3.3 million compared with a $.3 million increase in 1995. In addition, gross margin increased in Japan, due principally to the consolidation of LTI's Japanese subsidiary.

Marketing and administrative expenses increased 16% to $100.5 million in 1996 and represented 32.5% of net sales in 1996 compared with 31.9% of net sales in 1995. This increase is due principally to higher expenses in 1996 resulting from the consolidation of LTI's Japanese subsidiary and increased costs for implementing new management information systems.

Research and development expenses increased 20% to $19.1 million and represented 6.2% of net sales in 1996 compared with 5.8% in 1995. Research and development expenses were primarily directed toward developing new products and business solutions for LTI's customers in the life sciences research and industrial bioprocessing areas and toward improved production processes.

LTI reported a $2.6 million gain on the disposal of its molecular diagnostics product line which sold in 1990 for book value plus a $2.6 million note receivable. LTI delayed recognition of the gain on this sale until the note was collected because of reasonable doubt as to whether the note might be collected.

Pretax income increased 34%. Income taxes were provided at a rate of 36% in 1996 compared with 34.8% in 1995. Net income increased 29% to $28.7 million in 1996 from $22.3 million in 1995.

LTI declared quarterly dividends totaling $.15 1/3 per share in 1996 and $.13 1/3 in 1995. Dividends were adjusted for a 3-for-2 stock split effected on August 28, 1996.

After the deduction of minority interests, LTI contributed $15.4 million to Dexter's net income, or $.65 per share, in 1996, compared with $12.1 million, or $.50 per share, in 1995. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $4.16 at December 31, 1996, up from $3.42 at year-end 1995.

At year-end 1996, LTI had $15.3 million in cash and short-term securities, $125.2 million in other current assets and $56.3 million of current liabilities. In 1996, LTI spent $36 million on capital expenditures and was self funding. Capital expenditures in 1997 are expected to range between $30 million and $35 million largely due to the completion of LTI's corporate R&D and administrative office complex in Maryland. It is expected that LTI will be self funding in 1997.

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME

                                                       Years ended December 31
                                                      --------------------------
In thousands of dollars                                    1996             1995
--------------------------------------------------------------------------------
REVENUES
Net sales                                             $ 309,455         $272,232
Net royalties                                               884               67
                                                      --------------------------
                                                        310,339          272,299
                                                      --------------------------
EXPENSES
Cost of sales                                           147,018          135,784
Marketing and administrative                            100,519           86,821
Research and development                                 19,084           15,871
Gain on product line disposal                            (2,569)
                                                      --------------------------
                                                        264,052          238,476
                                                      --------------------------
Other income, net                                           433            1,120
                                                      --------------------------
INCOME BEFORE INCOME TAXES                               46,720           34,943
Income taxes                                             16,819           12,160
                                                      --------------------------
INCOME BEFORE MINORITY INTERESTS                         29,901           22,783
Minority interests                                        1,201              506
                                                      --------------------------
NET INCOME                                            $  28,700         $ 22,277
                                                      ==========================
--------------------------------------------------------------------------------

CONTRIBUTION OF LTI TO DEXTER NET INCOME

In thousands of dollars                                  Years ended December 31
                                                         -----------------------
(except per share amounts)                                  1996            1995
--------------------------------------------------------------------------------
Net income of LTI                                        $28,700         $22,277
Portion attributable to minority interests                13,341          10,213
                                                         -----------------------
Dexter's portion of net income of LTI                    $15,359         $12,064
                                                         =======================
Net income per share of Dexter                           $   .65         $   .50
--------------------------------------------------------------------------------

LIFE TECHNOLOGIES, INC.

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF FINANCIAL POSITION

                                                               December 31
                                                        ------------------------
In thousands of dollars                                     1996            1995
--------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                          $ 15,326        $ 23,201
Accounts receivable, net                                  54,566          48,722
Inventories                                               62,320          60,845
Other current assets                                       8,285           9,254
Property, plant and equipment, net                        88,367          51,861
Investments and other assets                              11,023           8,671
Excess of cost over net assets of
  businesses acquired                                     14,044           6,190
                                                        ------------------------
   Total assets                                         $253,931        $208,744
                                                        ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                     $ 56,301        $ 45,261
Long-term debt                                             4,668           1,451
Other liabilities                                         10,043           8,107
Shareholders' equity                                     182,919         153,925
                                                        ------------------------
  Total liabilities and
   shareholders' equity                                 $253,931        $208,744
                                                        ========================
--------------------------------------------------------------------------------

CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

                                                                December 31
In thousands of dollars                                   ----------------------
(except per share amounts)                                    1996          1995
--------------------------------------------------------------------------------
LTI shareholders' equity                                  $182,919      $153,925
Portion attributable to minority interests                  85,328        71,214
                                                          ----------------------
Dexter's portion of LTI
  shareholders' equity                                    $ 97,591      $ 82,711
                                                          ======================
Book value per share of Dexter stock                      $   4.16      $   3.42

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                                       Years ended December 31
                                                      --------------------------
In thousands of dollars                                   1996             1995
--------------------------------------------------------------------------------
OPERATIONS
Net income                                            $ 28,700         $ 22,277
Noncash items
  Depreciation and amortization                         10,576            7,728
  Gain on product line disposal                         (2,569)
  Other                                                 (3,303)            (474)
Operating working capital
  decrease (increase)                                    6,860           (8,180)
                                                      --------------------------
                                                        40,264           21,351
                                                      --------------------------
INVESTMENTS
Property, plant and equipment                          (36,017)         (12,279)
Acquisitions and joint ventures                        (11,704)            (825)
Proceeds from product line disposal                      2,569
Other                                                      (30)             (28)
                                                      --------------------------
                                                       (45,182)         (13,132)
                                                      --------------------------
FINANCING
Dividends paid                                          (3,351)          (3,007)
Exercise of stock options                                1,998            2,990
Short-term borrowings                                      319
Long-term loan repayments                               (1,617)
                                                      --------------------------
                                                        (2,651)             (17)
                                                      --------------------------
EFFECT OF TRANSLATION RATE CHANGES
  ON CASH AND SHORT-TERM SECURITIES                       (306)            (381)
                                                      --------------------------
(DECREASE) INCREASE IN CASH AND
  SHORT-TERM SECURITIES                                 (7,875)           7,821
Cash included from consolidation
  of a subsidiary which became
  majority-owned in 1995                                                  2,134
                                                      --------------------------
TOTAL (DECREASE) INCREASE IN CASH
  AND SHORT-TERM SECURITIES                           $ (7,875)        $  9,955
                                                      ==========================
--------------------------------------------------------------------------------




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

D & S Plastics' sales have increased from $89.9 million in 1995 to $112.2 million in 1996, an increase of 25%. For the year ended December 31, 1996, D & S Plastics reported net income of $5.8 million compared to a net loss of $1.5 million in 1995. D & S Plastics' results are not consolidated in Dexter's financial statements. Dexter accounts for the results of D & S Plastics under the equity method. Included in Dexter's equity in net income (loss) of affiliates is 50% of D & S Plastics' results. During 1996, D & S Plastics had capital expenditures of $1.6 million and was self funded.

In October 1995, the company announced its intention to sell its 50% equity interest in D & S Plastics International.

--------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME

                                                       Years ended December 31
                                                      --------------------------
In thousands of dollars                                   1996             1995
--------------------------------------------------------------------------------
Revenues                                              $112,218         $ 89,850
Net income (loss)                                     $  5,751         $ (1,452)
Amount included in Dexter's
"Equity in net income (loss) of
  affiliates"                                         $  2,876         $   (726)

--------------------------------------------------------------------------------

CONDENSED STATEMENT OF FINANCIAL POSITION

                                                               December 31
                                                         -----------------------
In thousands of dollars                                      1996           1995
--------------------------------------------------------------------------------
ASSETS
Current assets                                           $ 40,671        $29,580
Long-term assets                                           63,670         68,185
                                                         -----------------------
  Total assets                                           $104,341        $97,765
                                                         =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                      $ 21,131        $20,346
Shareholders' equity                                       83,210         77,419
                                                         -----------------------
  Total liabilities and shareholders'
   equity                                                $104,341        $97,765
                                                         =======================

Amount included in Dexter's
  "Investment in unconsolidated
    affiliates"                                          $ 41,605        $38,709

--------------------------------------------------------------------------------

GEOGRAPHIC DATA

Operations outside of North America continue to be important to Dexter, giving geographic diversification to both sales and operating income.

1996 COMPARED WITH 1995

Net sales increased in the Pacific area but decreased in North America and Western Europe. In North America, net sales increased in all major markets, with strong increases in the Aerospace and Medical markets. These increases were more than offset by decreases in the "Other" category, primarily due to divested businesses. Sales outside of North America increased $14.5 million, or 3%, despite lower currency translation rates which decreased net sales $12.7 million. Net sales increased in all markets in which we operate outside of North America except in the Food Packaging market. Sales to the Food Packaging market decreased principally due to sales volume decreases in Europe, selling price decreases in Japan, and lower currency translation rates. Net sales in the Pacific area increased 16%, primarily due to strong sales at LTI mainly due to the consolidation of their Japanese subsidiary resulting from the acquisition of a controlling interest in the third quarter of 1995. Net sales outside of North America were 45% of consolidated net sales in 1996 and 44% in 1995. Export sales decreased $2 million to $69 million and represent 6% of consolidated net sales in 1996.

Operating income increased in North America and the Pacific area but decreased in Western Europe. In North America, operating income increased $21.8 million, or 51%. Operating income increased in all markets in North America, principally due to sales volume increases and the favorable impact on operating income of the combination of lower raw material costs and selling price increases. Operating income in North America also included LTI's $2.6 million gain due to the receipt of proceeds from a note related to a prior sale. Operating income in Western Europe decreased $2.5 million, or 5%, principally due to decreases in the Electronics and Food Packaging markets. Sales volume decreases in the Food Packaging market, as well as lower currency translation rates, contributed to this decrease. Costs associated with the write-off of assets and severance and relocation costs also decreased operating income in Western Europe in 1996. Operating income increased 4% in the Pacific area primarily due to increases at LTI in the Medical market. Somewhat offsetting the increases were decreases in the Food Packaging market primarily due to selling price decreases net of raw material cost decreases. Operating income outside of North America was 50% of total operating income in 1996 and 61% in 1995.

Total net assets increased 1%, or $4.5 million, in 1996. Corporate assets increased in North America and decreased in Western Europe and the Pacific area principally due to cash and short-term securities. Currency translation rates decreased net assets outside of North America by $3.8 million. Net assets outside of North America were 62% of total net assets in 1996 compared with 61% in 1995.

1995 COMPARED WITH 1994

Net sales increased in all geographic areas. In North America, net sales increased $23.5 million, or 4%. Strong sales increases in North America in the Medical and Electronics markets were partially offset by decreases in the Aerospace and Food Packaging markets, and in the "Other" category. Sales outside of North America increased $90.7 million, or 23%. Higher currency translation rates contributed $31 million, or approximately one-third of the increase. Net sales increased in all markets in which we operate outside of North America. Sales to the Food Packaging market and at LTI in the Medical market were strong in Western Europe. The 34% increase in sales in the Pacific area was primarily due to increases in the Electronics market and from the acquisition of a controlling interest in a Japanese subsidiary by LTI in the Medical market. Net sales outside of North America were 44% of consolidated net sales in 1995 and 40% in 1994. Export sales increased $3 million to $71 million and represent 7% of consolidated net sales in 1995.

Operating income increased in Western Europe and the Pacific area and decreased in North America. In North America, operating income decreased in all major markets except the Electronics market. These decreases in operating income were mainly due to lower sales volumes in all markets except the Medical market and the unfavorable impact of higher raw material costs, net of selling price increases. Operating income outside of North America increased $14.3 million, or 28%. The increase in Western Europe was principally due to increases in food and beverage can coatings in the Food Packaging market and at LTI in the Medical market. Operating income increased in the Pacific area primarily due to increases in the Electronics market and at LTI in the Medical market. The acquisition of a controlling interest in a subsidiary by LTI contributed to LTI's increase in the Pacific area. Operating income outside of North America was 61% of total operating income in 1995 and 50% in 1994.

Total net assets increased 8%, or $26 million, in 1995. Net assets increased in all geographic areas. Net assets increased 8% in North America, 5% in Western Europe, and 23% in the Pacific area. The increase in assets in the Pacific area was primarily due to the consolidation of LTI's Japanese subsidiary. Currency translation rates increased net assets outside of North America by $9 million. Net assets outside of North America were 61% of total net assets in 1995 and 1994.

GEOGRAPHIC DATA

In thousands of dollars          1996          1995          1994        1993          1992
-------------------------------------------------------------------------------------------
NET SALES*
North America
  Total Net Sales          $  682,859    $  672,386    $  634,230    $586,868    $  633,987
  Intercompany Sales           81,684        67,982        53,302      40,731        40,589
                           ----------------------------------------------------------------
   Net Sales               $  601,175    $  604,404    $  580,928    $546,137    $  593,398
                           ================================================================
Western Europe
  Total Net Sales          $  390,699    $  392,267    $  331,397    $290,814    $  313,970
  Intercompany Sales           11,425        11,132        14,513      13,156        16,289
                           ----------------------------------------------------------------
   Net Sales               $  379,274    $  381,135    $  316,884    $277,658    $  297,681
                           ================================================================
Pacific Area
  Total Net Sales          $  122,100    $  104,719    $   76,907    $ 63,317    $   60,360
  Intercompany Sales            2,364         1,353
                           ----------------------------------------------------------------
   Net Sales               $  119,736    $  103,366    $   76,907    $ 63,317    $   60,360
                           ================================================================
Consolidated
  Total Net Sales          $1,195,658    $1,169,372    $1,042,534    $940,999    $1,008,317
  Intercompany Sales           95,473        80,467        67,815      53,887        56,878
                           ----------------------------------------------------------------
   Net Sales               $1,100,185    $1,088,905    $  974,719    $887,112    $  951,439
                           ================================================================

* Intercompany sales between areas are based on estimated market prices or on amounts computed to provide profits to each unit. Excluded from net sales is Dexter's share of the sales of 50% or less owned joint ventures which are accounted for under the equity or cost methods.

--------------------------------------------------------------------------------

OPERATING INCOME
North America             $  64,851     $  43,014     $  51,555     $  50,863     $  57,422
Western Europe               52,031        54,576        45,155        40,298        44,831
Pacific Area                 11,300        10,881         6,013         3,080         3,266
Consolidated, net of
  eliminations            $ 126,732     $ 106,486     $ 102,006     $  93,717     $ 104,614
                          ==================================================================
------------------------------------------------------------------------------------------------------------------
NET ASSETS AT YEAR-END
North America
  Operating Assets        $ 445,744     $ 440,416     $ 450,478     $ 429,395     $ 423,419
  Corporate Assets*         132,245       103,813        97,579       116,041       135,293
  Liabilities              (435,786)     (400,622)     (415,330)     (411,988)     (373,039)
                          ------------------------------------------------------------------
   Net Assets             $ 142,203     $ 143,607     $ 132,727     $ 133,448     $ 185,673
                          ==================================================================
Western Europe
  Operating Assets        $ 279,514     $ 282,277     $ 257,288     $ 224,634     $ 174,177
  Corporate Assets*          26,301        30,236        22,476        10,541        10,202
  Liabilities              (106,824)     (115,634)      (92,551)      (74,915)      (73,059)
                          ------------------------------------------------------------------
   Net Assets             $ 198,991     $ 196,879     $ 187,213     $ 160,260     $ 111,320
                          ==================================================================
Pacific Area
  Operating Assets        $  67,512     $  74,334     $  52,135     $  39,920     $  37,895
  Corporate Assets*           2,488         3,085           653           160         1,039
  Liabilities               (37,079)      (48,290)      (29,095)      (20,493)      (20,313)
                          ------------------------------------------------------------------
   Net Assets             $  32,921     $  29,129     $  23,693     $  19,587     $  18,621
                          ==================================================================
Consolidated
  Operating Assets        $ 792,770     $ 797,027     $ 759,901     $ 693,949     $ 635,491
  Corporate Assets*         161,034       137,134       120,708       126,742       146,534
  Liabilities              (579,689)     (564,546)     (536,976)     (507,396)     (466,411)
                          ------------------------------------------------------------------
   Net Assets             $ 374,115     $ 369,615     $ 343,633     $ 313,295     $ 315,614
                          ==================================================================

* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $41,605 in 1996, $38,709 in 1995, $39,435 in 1994, $37,110 in 1993 and $35,496 in 1992, and,
   in addition, corporate assets of Life Technologies, Inc.

--------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority-owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. (LTI) (53% owned) and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1996 presentation.

ACQUISITIONS AND DIVESTITURES In October 1995, Dexter announced its intention to reduce its future strategic emphasis on the automotive market. Accordingly, the company sold its small powder coatings business located in Birmingham, Alabama in April 1996, and its acoustic materials business located in Kansas City, Missouri in June 1996. The net effect of these divestitures resulted in a small gain of $0.2 million for the company in the second quarter 1996. In addition, as announced, Dexter also holds for sale its 50% equity interest in D & S Plastics International and expects to complete this transaction during 1997.

To further strengthen its strategic position as a global supplier to the food packaging industry, Dexter acquired the can coating businesses of Jallut Iberica located in Spain in April 1996 and Kolack A.G. based in Switzerland in January 1997. Both businesses will report into Dexter's wholly owned subsidiary, Vernicolor A.G., located in Switzerland which operates as part of the Dexter Packaging Products Division.

In January 1996, Life Technologies, Inc. acquired the remaining 75% of Custom Primers, Inc. located in California.

In September 1996, Life Technologies, Inc. acquired an additional 29% ownership in its Japanese joint venture, Life Technologies Oriental, K.K. This additional purchase increased its ownership from 51% to 80%.

None of these businesses acquired, divested or to be divested, either individually or in the aggregate, constitute a significant subsidiary of The Dexter Corporation.

EVENTS, TRENDS AND VULNERABILITIES Dexter is subject to a multitude of events and trends which influence its business prospects, profitability and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

In 1996, the overall cost of raw materials was reduced from the unprecedented levels experienced in 1995. Approximately 40% of the increase in 1995 raw material costs was recovered in 1996. Aggressive efforts to raise prices and to gain full value for our product offerings improved margins. However, the heightened degree of competition throughout the world makes it increasingly difficult to obtain price increases. Although the overall cost of raw materials has moderated, it is possible that such costs will rise again. This appears unlikely in the short term. However, any substantial increases in future demand for the materials the company purchases, provided no additional production capacity is built, will inevitably support higher levels of cost to Dexter. The company's Life Technologies, Inc. subsidiary is subject to volatility in the cost of fetal bovine serum which stems from a fundamental limit to supply. Further, for less critical applications, additional competition can be expected consequent to the development of substitute products for cell culture which do not depend on traditional raw materials.

Unit volume growth of sales was 3% for 1996, below the company's targeted rate of 6%-7%. To the extent that this reduced rate continues or decreases in the future as a result of some weakness in domestic and international economies, revenue and earnings growth may be negatively impacted. The consequences of domestic interest rate changes and tax policy may influence total demand in our served markets.

Since approximately 50% of Dexter's profits are derived from products sold outside the United States, any weakening of international currencies against the U.S. dollar could have a negative effect on the company's results. Revenues and profits in the food packaging, electronics and medical markets are the most sensitive to currency rate fluctuations. Geographical expansion will continue to provide opportunities and challenges as we learn how to create profitable growth in developing countries.

There will continue to be increasing costs incurred by the need to respond to heightened regulatory pressures. Although we expect such increased costs might be moderate in areas of corporate governance and securities regulation, such increases may continue to be significant in areas of environmental, health, social and administrative regulation. Heightened worldwide environmental concerns have led to greater capital requirements and increased operating expenses. While the company, based on known facts and circumstances, has provided substantial environmental reserves as shown at year end in the Statement of Financial Position, the ultimate cost of compliance and remediation cannot be ascertained and, therefore, there is no assurance that such reserves will prove to be adequate over time.

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

The general aging of the U.S. population will create challenges with respect to the availability of employees as well as amplifying trends in increased health care cost. Dexter's ability to hire and retain a qualified work force will be fundamental to our growth and success. Increased training and developmental needs will require additional resources to maintain and improve our overall competencies.

The complexities of ever-changing worldwide events and trends including the international political environment, the emergence of the global marketplace, and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will face these challenges with continued innovation and increased productivity.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 2.1 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.3 to 1. During 1996, the company's financing and investment needs were met through funds provided from operations. As shown in the Statement of Cash Flows, cash provided from operations of $127.6 million exceeded the sum of investments of $28.6 million and financing activity of $61.5 million, thereby increasing year-end cash and short-term securities by $37.5 million. Excluding LTI, the current ratio is 2.0 to 1 and the quick ratio is 1.3 to 1. Excluding LTI, cash provided from operations of $87.4 million and investments of $14.6 million exceeded cash needed for financing activities of $58.7 million, thereby increasing cash and short-term securities by $43.3 million. Investment activities during 1996 included a net cash increase from acquisitions and divestitures of $18.6 million. The nature of these transactions is described in the acquisitions and divestitures footnote on page 34. Financing activities during 1996 included the company's purchase of 989,500 shares of its outstanding common stock for $26.7 million.

The company plans to meet its future working capital, capital expenditure and share repurchase program needs with funds provided from operations, the reduction of short-term securities and proceeds from the sale of its 50% equity interest in D & S Plastics International, and, as needed, short-term and long-term borrowings.

--------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL POSITION

WORKING CAPITAL

Working capital, including cash and short-term securities, decreased $5.7 million from 1995. Operating working capital decreased $50.5 million to $195.6 million at year-end 1996. The current ratio at December 31, 1996 was 2.1 to 1. The company's target is to have a current ratio of greater than 2 to 1. The company's liquidity is strong, and ample lines of credit are available to the company and its subsidiaries. The sum of cash, short-term securities and accounts receivable exceeded total current liabilities at December 31, 1996. As of year-end 1996, the company has short-term lines of credit in excess of $100 million of which the Board has authorized borrowing only $50 million at any one time. At year-end 1996, nothing was borrowed against these lines of credit. Additionally, there is authorized $50 million in medium-term notes, which were all unissued at year end. As of year-end 1996, the company has seven multi-currency, revolving credit agreements aggregating $50 million. Nothing was borrowed under these agreements at year-end 1996; however, the funds are immediately available should the company so desire.


--------------------------------------------------------------------------------
INCREASE/(DECREASE) IN OPERATING WORKING CAPITAL AND WORKING CAPITAL IN 1996

                                                            Business                                                   Change in
                                                        Acquisitions                               Currency         Consolidated
                                         Cash         and Accounting            Divested        Translation              Account
In thousands of dollars               Changes               Accruals          Businesses            Effects             Balances
---------------------------------------------------------------------------------------------------------------------------------
Accounts receivable, net             $ (3,827)             $  (8,645)            $(7,722)           $(3,102)           $ (23,296)
Inventories at FIFO                    (7,912)                    82              (5,364)               198              (12,996)
Prepaid and deferred
  expenses                             (3,891)                  (127)               (295)               (43)              (4,356)
Accounts payable                          (62)                (4,349)              4,765                238                  592
Accrued liabilities and
  expenses                             (3,252)                (5,579)             (1,340)              (234)             (10,405)
                                     --------------------------------------------------------------------------------------------
    Operating working
      capital                         (18,944)               (18,618)             (9,956)            (2,943)             (50,461)
                                     --------------------------------------------------------------------------------------------

Cash                                    2,669                                                          (409)               2,260
Short-term securities                  34,826                                                           792               35,618
LIFO reserve                                                   4,873                                                       4,873
Current deferred tax
  assets                                                       1,587                                                       1,587
Short-term debt                         8,371                                                           116                8,487
Other current liabilities
  and taxes                            (8,099)                                                           41               (8,058)
                                     --------------------------------------------------------------------------------------------
    Working capital                  $ 18,823              $ (12,158)            $(9,956)           $(2,403)           $  (5,694)
                                     ============================================================================================
---------------------------------------------------------------------------------------------------------------------------------

CASH AND SHORT-TERM SECURITIES Cash principally comprises in transit amounts and uncollected funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have maturities of less than 90 days when purchased and represent cash awaiting use in the business, funds available for future investment, and partial offsets of net nonlocal currency exposures relating to current accounts payable and accounts receivable. Short-term securities are held in interest-bearing overnight securities, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1996, there were $91.6 million in short-term securities, of which $77.4 million were directly available to Dexter and $14.2 million were maintained separately by Life Technologies, Inc. due to its different shareholder constituency. Of these amounts, $42.9 million for Dexter and $11.4 million for Life Technologies, Inc. were held outside the United States. Of the $42.9 million for Dexter, $17.6 million was held by Dexter's captive insurance companies.

ACCOUNTS RECEIVABLE Gross accounts receivable of $186.2 million at December 31, 1996 were reduced by allowances of $8.1 million. Such allowances were $7.5 million at December 31, 1995 and $6.6 million at December 31, 1994. Currency translation effects decreased net accounts receivable by $3.1 million in 1996. Included in accounts receivable are non-trade accounts receivable of $13.2 million in 1996 compared with $25.8 million in 1995 and $18.9 million in 1994. These amounts principally comprise tax receivables and amounts due from affiliates. The collection period for accounts receivable was approximately 57 days at December 31, 1996, 59 days as of December 31, 1995, and 54 days as of December 31, 1994.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 54% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 55% of U.S. inventories in 1996, 63% in 1995 and 62% in 1994. The FIFO (first-in, first-out) method was used for determining the cost of remaining inventories in the United States and the 46% of total inventories which were outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1996, 1995 or 1994.

Inventories at December 31 were:

In thousands of dollars                1996              1995              1994
-------------------------------------------------------------------------------
Materials and supplies            $  58,290         $  60,099         $  58,967
Work-in-process                      17,078            17,038            11,319
Finished goods                       93,379           104,606            95,384
                                  ---------------------------------------------
   Total FIFO cost                  168,747           181,743           165,670
LIFO reserve                        (19,836)          (24,709)          (22,828)
                                  ---------------------------------------------
                                  $ 148,911         $ 157,034         $ 142,842
                                  =============================================
-------------------------------------------------------------------------------

Before deducting the LIFO reserve, FIFO inventories decreased $13 million in 1996 to $168.7 million.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. dollars, Singapore dollars, Italian lira, Japanese yen, French francs, Deutsche marks, and pound sterling and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The $5.1 million short-term borrowings outstanding at year end included $1.3 million of short-term debt of Life Technologies, Inc. The weighted average interest rate on short-term borrowings outstanding was 5.4% at December 31, 1996, 6.1% at December 31, 1995, and 5.3% at December 31, 1994.

The company had outstanding letters of credit at December 31, 1996 totaling $9.1 million for liabilities already reflected in the Statement of Financial Position. The company has authorized up to $50 million of commercial paper, none of which was issued during 1996 and all of which was available for issue at December 31, 1996. Available short-term lines of bank credit are in excess of $100 million.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were:

In thousands of dollars                         1996          1995          1994
--------------------------------------------------------------------------------
Salaries, wages and benefits                 $17,047       $16,615       $15,352
Pension and profit sharing                    12,349         9,082        11,192
Provision for claims and
  warranties                                   3,806         3,194         3,872
Customer rebates and volume
  discounts                                    3,426         3,551         3,110
Severance and relocation                       2,980           593           160
Deferred purchase and
  construction payments                        2,800           182           341
Royalties                                      2,792         1,964         1,278
Taxes, other than income taxes                 2,679         1,975         1,795
Professional services                          2,344         1,433         1,661
Restructuring accruals                         1,685         1,791         6,294
Interest                                       1,377         3,280         1,462
Deferred income                                  868         1,362         3,837
Other, principally accruals
  for unbilled obligations                    11,326        10,015        10,271
                                             -----------------------------------
                                             $65,479       $55,037       $60,625
                                             ===================================
--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $62.3 million in 1996, $29 million in 1995 and $45.1 million in 1994. The $62.3 million in 1996 includes a capital lease for $4.7 million at LTI for a parcel of land. Capital expenditures in 1997 are currently estimated to range between $60 million and $70 million.

For financial reporting purposes, the company uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 45 years for buildings, 16 years for nonwovens related machinery and equipment, and 5 to 15 years for all other machinery and equipment. For tax purposes the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against the asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or the remaining book value exceeds its anticipated future productive asset value as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted by the company as of January 1, 1996. Maintenance and repairs are charged to operations as incurred and amounted to $16.3 million in 1996, $17 million in 1995 and $15.3 million in 1994. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are included in income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:

In thousands of dollars                1996              1995              1994
-------------------------------------------------------------------------------
Land                              $  23,273         $  19,307         $  18,581
Buildings and improvements          158,635           153,071           143,436
Machinery and equipment             458,069           457,611           429,416
Construction in progress             37,859            12,250            16,911
                                  ---------------------------------------------
   Total cost                       677,836           642,239           608,344
Less accumulated
  depreciation                     (343,570)         (317,036)         (279,409)
                                  ----------------------------------------------
Property, plant and
  equipment, net                  $ 334,266         $ 325,203         $ 328,935
                                  ==============================================
--------------------------------------------------------------------------------

Changes in property, plant and equipment for the past three years were as follows:

In thousands of dollars                 1996              1995             1994
--------------------------------------------------------------------------------
January 1                          $ 325,203         $ 328,935        $ 309,954
Capital expenditures                  62,277            28,969           45,097
Assets of businesses acquired            562               212              355
Assets of businesses divested        (15,140)
Write-down of asset values            (1,880)                              (359)
Depreciation                         (37,312)          (38,246)         (34,857)
Currency effects                         556             5,333            8,745
                                   ---------------------------------------------
December 31                        $ 334,266         $ 325,203        $ 328,935
                                  ==============================================
--------------------------------------------------------------------------------

PATENTS, TECHNOLOGY, FORMULAS AND COVENANTS Patents, technology, formulas and covenants not to compete are stated at cost less accumulated amortization of $18.5 million, $18.6 million and $17.2 million at December 31, 1996, 1995 and 1994, respectively. Such items which have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 5 to 15 years. Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost was $71.9 million at year-end 1996 and $74.1 million at year-end 1995. Excess acquisition cost increased $6.1 million due to the net impact of businesses acquired and divested in 1996. This increase was offset by decreases of $4.9 million of amortization of excess acquisition costs and $3.4 million due to currency translation effects. The excess of cost over the net asset value of businesses acquired (goodwill) prior to 1991 is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods not exceeding 25 years. Accumulated amortization amounted to $18.8 million, $16.5 million and $12.9 million at December 31, 1996, 1995 and 1994, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted by the company as of January 1, 1996. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and in management's judgment, the business will not recover from this position in the future. There were no impairment charges in 1996, 1995 or 1994.

LEASES The company leases facilities, vehicles, computers and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options and escalation clauses.

At December 31, 1996, LTI had a capital lease in the amount of $4.7 million for a parcel of land on which they are constructing a new corporate R&D center and other administrative offices, including their headquarters. Obligations under capital leases were not significant at December 31, 1995 or 1994.

Aggregate future minimum lease payments under noncancellable leases as of December 31, 1996, were as follows (in thousands of dollars):

For the years ending                           Capital Lease    Operating Leases
--------------------------------------------------------------------------------
1997                                                $    394             $ 9,648
1998                                                     430               5,546
1999                                                     430               3,642
2000                                                     430               1,994
2001                                                     430               1,365
Later years                                            7,957               3,830
                                                    --------             -------
Total minimum lease payments                          10,071             $26,025
Less amount representing                                                 =======
  interest                                            (5,332)
                                                    --------
Present value of net minimum
  lease payments                                    $  4,739
                                                    ========
--------------------------------------------------------------------------------

Total rent expense incurred under noncancellable leases, net of minor sublease rentals, amounted to $10.9 million in 1996, $11.1 million in 1995, and $10.5 million in 1994. The company has no contingent rentals.

LEGAL PROCEEDINGS The company is involved in various environmental and other lawsuits and claims, many of which are covered by insurance. At December 31, 1996, $0.2 million of current and $4.1 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims which are probable and are not covered by third-party insurance are properly reflected as liabilities of the company. While the outcome of these lawsuits and claims cannot be forecast with certainty, management believes that such matters should not result in any liability which would have a material adverse effect on the company's financial position, results of operations, or cash flows.

POSTRETIREMENT BENEFITS The company has pension (defined benefit) or deferred profit sharing (defined contribution) plans for substantially all U.S. employees. Retirement benefits for most employees of international operations are provided by government-sponsored or insured programs and, in certain countries, by defined benefit plans.

With respect to its qualified defined benefit pension plans, the company's policy is to fund amounts as are necessary on an actuarial basis to provide for benefits in accordance with the requirements of ERISA for domestic plans and in accordance with local laws and income tax regulations for international plans. The plans covering domestic employees of the company's Aerospace Materials, Electronic Materials, Packaging Products divisions, certain employees of the Magnetic Materials division, and domestic employees of Life Technologies, Inc. provide benefits that are generally based upon the employee's highest average compensation in any consecutive five-year period in the ten years before retirement. In addition to the above qualified plans, the company sponsors an unfunded nonqualified executive supplemental plan for certain key employees that provides an annual benefit equal to 55% of their average compensation during the highest 60 consecutive calendar months of a participant's last ten years before retirement, which benefit is then offset by other benefits payable to the participant.

In computing the company's year-end funded status for domestic plans, discount rates of 7%, 6.5% and 8.5% were used in 1996, 1995, and 1994, respectively. The discount rates used in computing the year-end funded status for international plans ranged from 4% to 8.5% in 1996, 4% to 9% in 1995, and 5.5% to 9.75% in 1994.

In 1996, there was a net periodic pension cost of $7.8 million for all plans combined, including international plans. Net periodic pension cost was $4.8 million for 1995 and $6.3 million for 1994.

-----------------------------------------------------------------------------------------------------------------------------------
The funded status of the company's plans are as follows:
-----------------------------------------------------------------------------------------------------------------------------------
                                          DECEMBER 31, 1996                December 31, 1995                December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                    Plans Where      Plans Where      Plans Where      Plans Where       Plans Where    Plans Where
                                  Assets Exceed      Accumulated    Assets Exceed      Accumulated     Assets Exceed    Accumulated
                                    Accumulated         Benefits      Accumulated         Benefits       Accumulated       Benefits
In thousands of dollars                Benefits    Exceed Assets         Benefits    Exceed Assets          Benefits  Exceed Assets
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value
  of benefit obligations
    Vested benefit obligation         $  65,912         $  7,731         $ 63,864         $  7,356         $ 41,589         $ 5,512
    Accumulated benefit
     obligation                       $  68,701         $  8,745         $ 66,497         $  8,768         $ 42,972         $ 6,068
    Projected benefit
     obligation                       $ 102,560         $ 10,371         $ 99,947         $ 10,743         $ 67,489         $ 7,779
Plan assets at fair value,
  primarily equity securities
  and insurance contracts             $  95,386         $  1,048         $ 83,110         $    999         $ 69,521         $   818
                                      ---------------------------------------------------------------------------------------------
Projected benefit obligation
  (in excess of) less than
  plan assets                         $  (7,174)        $ (9,323)        $(16,837)        $ (9,744)        $  2,032         $(6,961)
Unrecognized net loss (gain)              2,514            1,532           14,811            2,194           (3,091)            836
Unrecognized prior
  service cost                            2,897            1,566            3,265            1,802            3,501             781
Unamortized net (asset)
  obligation                               (628)             213             (635)             254             (705)            284
Adjustment required to
  recognize minimum liability                             (1,971)                           (2,732)                            (606)
                                      ---------------------------------------------------------------------------------------------
(Accrued pension liability)
  Prepaid pension cost                $  (2,391)        $ (7,983)        $    604         $ (8,226)        $  1,737         $(5,666)
                                      =============================================================================================
-----------------------------------------------------------------------------------------------------------------------------------

Net periodic pension cost for 1996, 1995 and 1994 included the following components:

In thousands of dollars                   1996             1995            1994
--------------------------------------------------------------------------------
Service cost                          $  6,405         $  4,276         $ 5,806
Interest cost                            7,440            6,429           6,016
Actual return on assets                (11,271)         (13,678)           (152)
Net amortization and deferral            5,212            7,725          (5,343)
                                      ------------------------------------------
Net periodic pension cost             $  7,786         $  4,752         $ 6,327
                                      ==========================================
--------------------------------------------------------------------------------

Assumptions used in the accounting for pension cost in 1996, 1995 and 1994 for domestic plans were:

                                              1996         1995         1994
--------------------------------------------------------------------------------
Discount rate                                  6.5%*          8.5%        6.75%
Average wage increase                        4 - 5%             6%           6%
Expected long-term rate
  of return on plan assets                       9%             9%           9%

* In June of 1996, the company recognized a $1.1 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996 the Dexter Pension Plan was remeasured using a 7.5% discount rate.
--------------------------------------------------------------------------------

Assumptions used in the accounting for pension cost in 1996, 1995 and 1994 for international plans were:

                                       1996             1995               1994
--------------------------------------------------------------------------------
Discount rate                          4 - 9%     5.5 - 9.75%           5.5 - 9%
Average wage increase                  3 - 7%        4.5 - 7%             4 - 7%
Expected long-term rate
  of return on plan assets           2.5 - 9%          4 - 9%             4 - 9%
--------------------------------------------------------------------------------

The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled. The method used to develop the estimate for year-end rates in 1996, 1995 and 1994 in the U.S. was to estimate the rate at which AA grade industrial and utility bonds would sell over U.S. government obligations of a duration similar to that of domestic pension plans. Similar methods were used in other countries.

The average wage increase assumption was reduced from the 6% used in 1995 and 1994 to a range of 4 - 5% in 1996 for computing pension cost for domestic plans. Based on the last several years' experience and our current expectations, this range is believed to be the best estimate of future compensation increases. The average wage increase to be used in the international plans ranges from 2.5% to 7% in 1997.

The expected long-term rate of return on plan assets reflects the average rate of earnings that the company estimates will be generated on the assets of the plan over the long term. The rate of return on plan assets in the U.S. was 15.1% in 1996, 22% in 1995 and -0.5% in 1994, and averaged 11.4% over the past five-year period. The 1996 rate of return is not considered indicative of future long-term returns and, therefore, a long-term rate adjustment was not made. We continue to believe 9% is appropriate for a 60% equity and 40% debt securities asset mix over the long term. Rates in other countries are based on expected long-term rates of return attainable there.

The provisions of SFAS No. 87, Employers' Accounting for Pensions, require the recognition of an additional minimum liability for each defined benefit plan for which the accumulated benefit obligation exceeds plan assets. This amount has been recorded as a long-term liability with an offsetting intangible asset. Because the asset recognized may not exceed the amount of unrecognized prior service cost and transition obligation on an individual plan basis, the balance, net of tax benefits, is reported as a separate reduction of shareholders' equity at December 31, 1996 and 1995 for certain domestic nonqualified plans as follows:

In thousands of dollars                                   1996              1995
--------------------------------------------------------------------------------
Minimum liability adjustment                            $1,489            $2,052
Intangible asset                                         1,173             1,318
                                                        ------------------------
                                                           316               734
Tax benefit                                                112               261
                                                        ------------------------
Pension liability adjustment to
  shareholders' equity                                  $  204            $  473
                                                        ========================
--------------------------------------------------------------------------------

The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employee's pay and totaled $7.3 million in 1996, $6.6 million in 1995 and $6.5 million in 1994.

In addition to providing pension benefits, certain businesses of Dexter provide some health care and life insurance benefits for retired employees. Such benefits and similar benefits for active employees have been either paid directly or are provided through insurance companies whose premiums are based on the benefits paid during the year.

The provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, were implemented using the immediate recognition transition option. SFAS No. 106 requires recognition, during employees' service with the company, of the cost of their retiree health and life insurance benefits. Upon adoption, $23.7 million was funded on March 31, 1993 into trusts for the ultimate benefit of retired employees whose medical costs are covered by those plans. The assets in the trusts established for postretirement benefits other than pensions amounted to $33.7 million at December 31, 1996, $29.1 million at December 31, 1995 and $23.4 million at December 31, 1994 and were invested as follows:

In thousands of dollars                       1996           1995           1994
--------------------------------------------------------------------------------
Equity funds                               $13,916        $10,492        $ 5,496
Indexed fund                                12,675         12,031         10,683
Convertible preferred stocks                 6,946          6,237          4,962
Preferred stock fund                                                       1,814
Short-term liquid investment
  funds                                        172            352            477
                                           -------------------------------------
                                           $33,709        $29,112        $23,432
                                           =====================================
--------------------------------------------------------------------------------

The investment objective of the indexed fund is to track the Standard & Poor's 500 and is long-term in nature. The remaining funds, with the exception of the short-term liquid investment funds, are also long-term in nature. The combined results of these funds, which are managed for the company by independent money managers, are expected to achieve returns in excess of 10% over the long term.

The components of net periodic postretirement benefit income for the years ended December 31, 1996, 1995 and 1994 are:

In thousands of dollars                      1996           1995           1994
--------------------------------------------------------------------------------
Service cost                              $   889          $ 666         $  878
Interest cost                               1,541          1,447          1,488
Actual return on assets                    (5,386)        (6,953)           566
Net amortization and deferral               1,732          4,005         (3,391)
                                          --------------------------------------
Net periodic postretirement
  benefit income                          $(1,224)         $(835)        $ (459)
                                          ======================================
--------------------------------------------------------------------------------

The net periodic postretirement benefit income is expected to approximate $1.2 million in 1997.

The funded status of the plan at December 31, 1996, 1995 and 1994 is:

In thousands of dollars                      1996           1995           1994
--------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation
   Retirees and dependents               $  7,668       $  8,103       $  7,905
   Actives fully eligible                   4,685          4,469          4,539
   Actives not yet fully eligible          10,839         11,885          7,985
                                         --------------------------------------
Total accumulated
  postretirement benefit
  obligation                               23,192         24,457         20,429
Plan assets at fair value                  33,709         29,112         23,432
                                         --------------------------------------
Accumulated postretirement
  benefit obligation less than
  plan assets                              10,517          4,655          3,003
Unrecognized net (gain) loss               (4,060)           (90)         1,111
Unrecognized prior service
  effect from plan amendment               (3,764)        (4,838)        (5,375)
                                         ---------------------------------------
Prepaid postretirement benefit
  cost (accrued postretirement
  benefit cost)                          $  2,693       $   (273)      $ (1,261)
                                         =======================================
--------------------------------------------------------------------------------

The discount rates used in determining the accumulated postretirement benefit obligation were 7% at December 31, 1996, 6.5% at December 31, 1995 and 8.5% at December 31, 1994. In June of 1996, the company recognized a $1.6 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996, the accumulated postretirement benefit obligation was remeasured using a 7.5% discount rate. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 1996, declining gradually to 5% in 2007 and remaining level thereafter. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1996 would be increased by $1 million, while the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1996 would be increased by $0.1 million. As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted if deemed appropriate.

LONG-TERM DEBT Long-term debt at December 31, 1996 consisted of promissory notes, sinking fund debentures, industrial development bonds and a capitalized lease.

In 1996, Dexter refinanced 350 million yen debt and borrowed an additional 150 million yen at an all-in-rate of 1.66%. The borrowing of 500 million yen (equivalent to approximately $4.3 million) is scheduled to mature in 1999.

In 1996, LTI capitalized a lease for a parcel of land on which a new R&D center and other administrative offices are being constructed. Payments commence in February 1997 and continue for 23 years. The agreement allows LTI to lease the property for 25 years with a 50 year renewal clause. LTI also has an option to purchase the land.

In 1995, LTI increased its ownership in its Japanese subsidiary to 51%, and therefore consolidated the subsidiaries' financial statements including its long-term debt. Yen 175 million was repaid in 1996. Yen 75 million is due in 1997.

In November 1993, Dexter privately placed with The Prudential Insurance Company of America $35 million, 20-year senior unsecured notes at a rate of 6.21% due in 2013. Required prepayments began in 1994 and are scheduled to continue with installments of $1.75 million per year through the year 2013. In December 1993, Dexter privately placed with The Prudential Insurance Company of America the equivalent of $15 million, 15-year senior unsecured notes denominated in Swiss francs at a rate of 4.86% due in 2008. Required prepayments began in 1994 and are scheduled to continue with installments of Swiss franc 2.2 million per year through the year 1997. The installments decrease to Swiss franc 1.5 million from 1998 through the year 2004 and decrease further to Swiss franc 0.8 million from 2005 through the year 2008.

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

In July 1990, Dexter privately placed with The Prudential Insurance Company of America $75 million, 20-year senior unsecured notes at a rate of 9.72% due in 2010. Required prepayments began in 1996 and are scheduled to continue with installments of $5 million per year through maturity.

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commence in 1997 and are designed to retire 95% of the debt prior to maturity.

The company has $50 million of authorized and unissued medium-term notes.

Multi-currency, revolving credit agreements maintained with seven banks aggregate another $50 million. This revolving credit is for a three-year evergreen term and carries a commitment fee of 0.08% per annum on the unborrowed portion. At December 31, 1996 there were no borrowings under the revolving credit agreements.

Long-term debt represented 35.9% of total capital at December 31, 1996. The weighted average interest rate of long-term debt outstanding at December 31, 1996 was 8.48%.

Certain long-term debt agreements include provisions that restrict the amount of dividend increases if consolidated equity falls below $175 million. Consolidated equity at December 31, 1996 was $374 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1996 there is approximately $179 million of additional debt allowable under these terms.

Life Technologies, Inc. has guaranteed approximately $0.3 million of bank loans to others.

At December 31, 1996 and 1995 the fair value of net long-term debt was $218 million and $231 million, respectively, compared with the carrying value of $210 million and $216 million. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1996, the fair value of long-term debt exceeded the carrying value by $8 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.

--------------------------------------------------------------------------------
DEBT OUTSTANDING

                                                      December 31
                                      -----------------------------------------
In thousands of dollars                    1996            1995            1994
--------------------------------------------------------------------------------
Promissory notes                      $ 166,110       $ 177,437       $ 176,773
Sinking fund debentures                  50,000          50,000          50,000
Industrial development bonds              1,400           2,050           2,700
Capitalized lease                         4,739
                                      -----------------------------------------
                                        222,249         229,487         229,473
Less:
Payments due within one year            (12,297)        (13,648)         (4,071)
                                      -----------------------------------------
Net long-term debt                    $ 209,952       $ 215,839       $ 225,402
                                      =========================================
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
DEBT MATURITIES BY CURRENCY AND TYPE
Amounts in thousands
                                                             Multi-currency Promissory Notes
                                                 -----------------------------------------------------
                      Industrial       Sinking                                                   Total         Total       Weighted
       Capitalized   Development          Fund                        Swiss     Japanese   U.S. Dollar   U.S. Dollar        Average
             Lease         Bonds    Debentures   U.S. Dollar          Franc          Yen    Equivalent    Equivalent  Interest Rate
-----------------------------------------------------------------------------------------------------------------------------------
1997        $   71       $   700       $ 2,500       $ 6,752       SF 2,180     Y 75,000      $  9,026      $ 12,297         7.92%
1998            83           500         2,500         9,253          1,454                     10,338        13,421         8.49
1999            89           200         2,500         9,250          1,454      500,000        14,650        17,439         6.85
2000            96                       2,500         9,250          1,454                     10,335        12,931         8.58
2001           103                       2,500        10,250          1,454                     11,335        13,938         8.62
2002           112                       2,500        10,250          1,454                     11,335        13,947         8.61
2003           120                       2,500        10,250          1,454                     11,335        13,955         8.61
2004           130                       2,500        10,250          1,454                     11,335        13,965         8.61
2005           140                       2,500        10,250            727                     10,793        13,433         8.76
2006           150                       2,500        10,250            727                     10,793        13,443         8.76
2007-2020    3,645                      25,000        53,750          1,454                     54,835        83,480         8.71
            --------------------------------------------------------------------------------------------------------
Total       $4,739       $ 1,400       $50,000      $149,755       SF15,266      Y575,000     $166,110      $222,249         8.48%
            =======================================================================================================================
Rates of                    5.70-                       6.21-                        1.66-
Interest       7.5%         6.50%         9.25%         9.72%          4.86%         3.20%
-----------------------------------------------------------------------------------------------------------------------------------

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Liabilities for expenses related to environmental assessments, site remediation and other response activities are expensed and recorded when incurrence of the liability is probable and the costs can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated, on an ongoing basis, as facts become available which indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites. Environmental reserves at December 31, 1996, with respect to 19 sites, were $16.3 million, including current reserves of $1.3 million, which are expected to be spent in 1997, and long-term reserves of $15 million. Such reserves, which are not discounted, were decreased during 1996 by expenditures of $0.7 million. Additionally, an estimated $2.5 million in 1996, $2.7 million in 1995, and $4.7 million in 1994 of claims payable by third-party insurance companies were included in the reserve at year end. The related receivables from insurance companies of $2.5 million, $2.7 million, and $4.7 million were included as assets of the company at year-end 1996, 1995 and 1994, respectively. Environmental reserves at December 31, 1995 were $17.1 million and at year-end 1994 were $20.3 million.

Dexter Environmental Assurance, Ltd. (DEAL), a wholly owned Bermuda company, was established in 1993. In December 1993, a portfolio of environmental reserves totaling $5.9 million was transferred into DEAL to insure all wholly owned domestic operations of Dexter, other than exposures at Windsor Locks, Connecticut, against environmental liabilities arising from occurrences prior to January 1, 1994. In November 1994, a second portfolio of environmental reserves totaling $5 million was transferred into DEAL. With the second transfer, the coverage period was expanded to include occurrences after December 31, 1993 and prior to January 1, 1995 for all wholly owned domestic operations of Dexter. This coverage period has since been expanded to extend through December 31, 1996.

MINORITY INTERESTS Minority interests increased by $14 million in 1996 to $90.4 million. At year-end 1995, minority interests were $76.4 million, an increase of $13.9 million from 1994. The increase in 1996 was due principally to $13.3 million of net income attributable to the minority interest shareholders of Life Technologies, Inc., Dexter's 53%-owned subsidiary, and a $1.7 million increase due to the exercise of stock options at LTI. Somewhat offsetting these increases were quarterly cash dividends paid by LTI to minority interest shareholders totaling $1.6 million. The increase in 1995 was principally due to $10.2 million of net income attributable to the minority interest shareholders of LTI and a $2.7 million increase due to the exercise of stock options at LTI. Minority interests also increased $1.9 million in 1995 due to an additional investment in a Japanese subsidiary made by LTI which resulted in a controlling interest. These increases in minority interests were somewhat offset by cash dividends paid by LTI to minority interest shareholders of $1.4 million. Minority interest in LTI's equity represented $85.3 million and $71.2 million at December 31, 1996 and 1995, respectively.

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

Currency translation effects decreased shareholders' equity in 1996 by $3.8 million, including $3.5 million of translation effects and a $0.3 million related tax effect. This decrease was the result of the net strengthening of the U.S. dollar against currencies of countries in which the company operates. Currency translation effects increased shareholders' equity by $9 million in 1995, of which $9.3 million was from translation effects offset by $0.3 million from a related tax effect.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific commitments are deferred and recognized in income in the same period as the hedged transaction. Such deferred unrealized gains and losses at December 31, 1996, 1995 and 1994 were not significant. Gains and losses on forward contracts that do not hedge an identifiable commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1996 were short-term in nature and related to nonlocal currency transactions of the company's European and Asian operations. The market risk associated with forward exchange contracts is caused by fluctuations in exchange rates subsequent to entering into the forward exchange contracts. At December 31, 1996, 1995 and 1994, the company, excluding Life Technologies, Inc., had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Japanese yen, French francs, pound sterling, Italian lira, Deutsche marks, and Spanish peseta. The equivalent U.S. dollar purchase amount was $1 million as of December 31, 1996. There were no purchase amounts outstanding as of December 31, 1995 and 1994. The equivalent U.S. dollar sale amounts were $7.5 million, $7.4 million and $4.6 million as of December 31, 1996, 1995 and 1994, respectively. In addition, Life Technologies, Inc. had forward exchange contracts outstanding for the purchase and sale of U.S. dollars, Dutch guilders, Belgian francs, Swiss francs, Deutsche marks, pound sterling and French francs. The equivalent U.S. dollar purchase amounts were $6.2 million, $10.3 million and $2.1 million as of December 31, 1996, 1995 and 1994. There were no sale amounts outstanding as of December 31, 1996 and 1994. The equivalent U.S. dollar sale amounts were $12.9 million as of December 31, 1995.

The company had short-term borrowings at December 31, 1996 of $5.1 million of which $3.8 million related to nonlocal currency transaction exposure management. Currency gains and losses realized on transactions were not significant in 1996, 1995 or 1994.

SHAREHOLDERS' EQUITY Shareholders' equity increased by $4.5 million in 1996 to $374.1 million representing a book value of $15.94 per share. Net income increased shareholders' equity by $48.7 million. The exercise of stock options along with the impact of restricted stock awards added $6.8 million to shareholders' equity in 1996. Also increasing shareholders' equity was $0.3 million related to the recognition of prior service cost for certain of the company's nonqualified plans. Offsetting these increases were reductions due to the repurchases of the company's outstanding common stock of $26.7 million, dividends declared of $20.8 million and a currency translation impact of $3.8 million resulting from the strengthening of the U.S. dollar in 1996.

In 1990, the Board of Directors authorized a repurchase of up to 1,000,000 shares of the company's outstanding common stock. In 1996, the company purchased 829,100 shares of its outstanding common stock at an average cost of $25.80 per share under this plan and in 1995, the company purchased 170,900 shares of its outstanding common stock at an average cost of $24.56 per share. There were no purchases under the 1990 authorization during 1994. In 1996, the Board of Directors authorized the repurchase of an additional 1,000,000 shares of the company's outstanding common stock and the company purchased 160,400 shares of its outstanding common stock at an average cost of $32.54 per share under this plan. The net effect of these repurchases was a reduction to shareholders' equity in 1996 of $26.7 million. At the end of 1996, there were 1,520,261 shares held in treasury compared with 763,782 shares at the end of 1995 and 634,403 shares at the end of 1994.

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1996:

  CLASS                                                  AUTHORIZED AND UNISSUED
Preferred Stock                                              150,000 shares
Preferred Stock, Class I                                     500,000 shares
Preferred Stock, Class II                                    500,000 shares
Preferred Stock, Series A                                    250,000 shares

PREFERRED STOCK, SERIES A - PURCHASE RIGHTS In October, 1986, the company issued one preferred stock purchase right for each share of common stock outstanding at November 17, 1986 under a rights plan adopted by the company. The preferred stock purchase right is designed to assure that shareholders receive fair and equitable treatment and full value in the event of a takeover attempt which is not approved by the Board of Directors of the company.

The rights expired on November 17, 1996. In anticipation of the expiration of these rights, on August 23, 1996, the company authorized and declared a dividend distribution of one new right for each share of common stock of the company outstanding at the close of business on November 17, 1996 under a new rights plan. Each new right entitles the holder to purchase one two-hundredth of a share of Series A Preferred Stock of the company at a purchase price of $90 per right. The rights will trade with the common stock and not be exercisable or transferable apart from the common stock until 10 days following the acquisition of, or tender offer for, 20% or more of the outstanding shares of the common stock. The new rights plan also provides that if the company merges with or into another entity or sells or otherwise transfers more than 50% of the assets or earning power of the company, the holder of each right shall have the right to receive, upon exercise, shares of common stock having a value equal to two times the exercise price.

The rights, which do not have voting privileges, are redeemable under certain circumstances at a redemption price of $.01 per right and will expire, unless earlier redeemed, on August 31, 2006. The company has authorized 250,000 shares of Series A Preferred Stock for issuance upon exercise of the rights.

STOCK COMPENSATION PLANS At December 31, 1996, The Dexter Corporation has four stock-based compensation plans, which are described below. The company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Compensation expense for its restricted stock plan has been adjusted on a quarterly basis to reflect changes in the market price of the stock. The compensation cost that has been charged against income for its restricted stock plan was $1.2 million in 1996 and $0.4 million in 1995. Had compensation cost for the company's four stock-based compensation plans been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the company would have expensed $0.2 million in 1996 and $0.1 million in 1995 for its fixed stock option plans which would have been offset by income of approximately $0.2 million in 1996 for its restricted stock plan with no income impact in 1995 for restricted stock. As such, the net impact of SFAS No. 123 on the company's net income and earnings per share is immaterial.

Because the SFAS No. 123 method of accounting has not been applied to options or restricted stock granted prior to January 1, 1995, the resulting compensation cost may not be representative of that to be expected in future years.

The weighted average fair value at date of grant for options granted during 1996, 1995 and 1994 was $7.14, $5.34 and $6.01 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                         1996             1995             1994
--------------------------------------------------------------------------------
Expected life (years)                       6                6                6
Interest rate                            6.30%            6.26%            6.12%
Volatility                              22.98%           23.71%           24.74%
Dividend yield                           2.70%            3.70%            3.70%
--------------------------------------------------------------------------------

STOCK PLAN

1994 LONG-TERM INCENTIVE PLAN In 1994, Dexter established a long-term incentive plan for certain key management personnel of the company. The aggregate number of shares of the company's common stock that may be awarded under the 1994 Long-term Incentive Plan is 1,200,000 shares. Participants are granted restricted stock awards at no cost to the employee. As of the grant date, participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. These stock awards are subject to forfeiture provisions including the lapse of time and achievement of certain performance targets and have restrictions limiting the sale or transfer of shares during the restriction periods defined in the Plan. The expense relating to this Plan is amortized over the restriction period. The 1994 Plan will terminate on April 28, 2004, after which time no additional grants may be made. The weighted-average fair value at date of grant for restricted stock granted during 1996, 1995 and 1994 was $27.06, $23.06 and $23.81, respectively, which in each case was equal to the market value of the company's common stock at the date of grant.

1994 LONG-TERM INCENTIVE PLAN DATA

                                                       December 31
                                         ---------------------------------------
                                            1996             1995           1994
                                         ---------------------------------------
                                                      Number of Shares
                                         ---------------------------------------
Outstanding at beginning of year         138,187           64,250
Awarded                                   75,500           76,500         64,250
Earned and distributed                                     (1,863)
Cancelled                                (11,200)            (700)
                                         ---------------------------------------
Outstanding at end of year               202,487          138,187         64,250
--------------------------------------------------------------------------------

STOCK OPTION PLANS

1979 STOCK OPTION PLAN AND DATA The Dexter Corporation 1979 Stock Option Plan permitted the granting of options to purchase a total of 999,999 shares (adjusted for stock splits) of common stock at prices not less than the fair market value of the shares on the date of grant. Such options may be accompanied by stock appreciation rights, which are also issued at fair market value, for up to half the number of shares under option. Options and stock appreciation rights generally become exercisable at the rate of 20% of the shares each year starting two years after the date of grant. The exercise price may be satisfied by surrendering company stock with a like market value. The Plan, as amended, permits no future granting of options under the 1979 Stock Option Plan and expires on May 1, 1997.

                                                                                   December 31
                                                  ----------------------------------------------------------------------------
                                                           1996                         1995                     1994
                                                  ----------------------------------------------------------------------------
                                                                Weighted                   Weighted                   Weighted
                                                                 Average                    Average                    Average
                                                                Exercise                   Exercise                   Exercise
                                                   Shares          Price      Shares          Price      Shares          Price
                                                  ----------------------------------------------------------------------------
Outstanding at beginning of year                   59,575         $22.22      81,150         $20.42      88,266         $19.97
Exercised                                         (42,075)        $21.66     (20,975)        $15.23      (7,116)        $14.77
Expired or cancelled                               (1,200)        $20.83        (600)        $23.75
                                                  -------                    -------                     ------
Outstanding and exercisable at end of year         16,300         $23.75      59,575         $22.22      81,150         $20.42

The exercise price for options outstanding at December 31, 1996 was $23.75.
------------------------------------------------------------------------------------------------------------------------------

1987 INTERIM STOCK OPTION PLAN AND DATA The 1987 Interim Stock Option Plan is intended to be a continuation and extension of The Dexter Corporation 1979 Stock Option Plan with similar terms and conditions, and, as such, stock appreciation rights may accompany the options as in the 1979 Plan. The aggregate number of shares of common stock permitted to be issued under the Plan was 75,000. The 1987 Stock Option Plan consists of one grant which was issued in 1987 at a weighted-average exercise price of $23.75. The Plan, as amended, permits no future granting of options under the 1987 Interim Stock Option Plan and will expire on May 1, 1997.

                                                                December 31
                                                   -------------------------------------
                                                    1996            1995           1994
                                                   -------------------------------------
                                                              Number of Shares
                                                   -------------------------------------
Outstanding at beginning of year                   13,350          16,000         16,000
Exercised                                          (6,550)         (1,450)
Expired or cancelled                                 (600)         (1,200)
                                                   -------------------------------------
Outstanding and exercisable at end of year          6,200          13,350         16,000
----------------------------------------------------------------------------------------

1988 STOCK OPTION PLAN AND DATA The 1988 Stock Option Plan provides for the granting of incentive and nonqualified stock options to purchase up to 1,000,000 shares of common stock. No stock appreciation rights may be granted. The option price shall not be less than 100% of the fair market value on the date of grant for incentive stock options and not less than 80% of the market value on the date of grant for nonqualified options. Options generally become exercisable at the rate of 33 1/3% of the shares each year starting one year after the date of grant. Each option granted under the 1988 Plan lapses ten years after the date it was granted, or earlier, as outlined under the provisions of the Plan. There have been no nonqualified options issued under the Plan to date; therefore, no charges against income have been made.

                                                                    December 31
                                        ---------------------------------------------------------------------
                                                 1996                   1995                    1994
                                        ---------------------------------------------------------------------
                                                     Weighted                Weighted                Weighted
                                                      Average                 Average                 Average
                                                     Exercise                Exercise                Exercise
                                          Shares        Price     Shares        Price     Shares        Price
                                        ---------------------------------------------------------------------
Outstanding at beginning of year         690,522       $24.01    738,500       $24.21    630,144       $23.99
Granted                                   49,000       $26.63     31,500       $22.82    157,095       $25.33
Exercised                               (210,069)      $23.17    (19,566)      $21.83     (1,718)      $21.11
Expired or cancelled                     (37,212)      $26.78    (59,912)      $26.54    (47,021)      $25.11
                                        --------                 -------                 -------
Outstanding at end of year               492,241       $24.42    690,522       $24.01    738,500       $24.21

Exercisable options at end of year       385,519       $24.12    535,584       $23.80    466,820       $23.76

Shares available for future grant        202,986                 214,774                 186,362

The options outstanding at December 31, 1996 had a range of exercise prices of
$20.88 - $29.06 and a weighted-average remaining contractual life of approximately 3 1/4 years.
-------------------------------------------------------------------------------------------------------------

DIVISION AND SUBSIDIARY HEADQUARTERS

DEXTER AEROSPACE MATERIALS                   DEXTER PACKAGING PRODUCTS
2850 Willow Pass Road                        East Water Street
Pittsburg, CA  94565-3299                    Waukegan, IL  60085-5652
(510) 458-8000                               (847) 623-4200
Jeffrey W. McClelland                        T. Daniel Clark
Division President                           Senior Division President

DEXTER ELECTRONIC MATERIALS                  DEXTER S.A.
15051 East Don Julian Road                   B.P. 51
Industry, CA  91746-3398                     14 rue Chanay
(818) 968-6511                               71700 Tournus, France
Ronald C. Benham                             333-85-40-4545
Senior Division President                    Gerard R. Mazure
                                             Directeur General
DEXTER MAGNETIC MATERIALS
48460 Kato Road                              LIFE TECHNOLOGIES, INC.
Fremont, CA  94538-7337                      (majority owned)
(510) 656-5700                               P.O. Box 6482
David Woodhead                               9800 Medical Center Drive
Division President                           Rockville, MD  20849-6482
                                             (301) 610-8000
DEXTER NONWOVENS                             J. Stark Thompson, Ph.D.
Two Elm Street                               President and Chief Executive
Windsor Locks, CT  06096-2335                   Officer
(860) 654-8300
David G. Gordon                              D & S PLASTICS INTERNATIONAL
Senior Division President                      (equally owned joint venture with
                                               Solvay S.A.)
                                             1200 Harmon Road
                                             Auburn Hills, MI  48326-1550
                                             (810) 391-9500
                                             Joseph D. Greulich
                                             President


SHAREHOLDER/INVESTOR INFORMATION

THE DEXTER CORPORATION                       INVESTOR RELATIONS
One Elm Street                               Kathleen Burdett
Windsor Locks, CT 06096-2334                 Vice President and
(860) 292-7675                               Chief Financial Officer
(860) 292-7673 Facsimile                     (860) 292-7620
                                             (860) 292-7669 Facsimile
STOCK EXCHANGE
Listing: New York Stock Exchange             John D. Thompson
Stock Symbol: DEX                            Senior Vice President,
                                             Strategic and
REGISTRAR                                    Business Development
ChaseMellon Shareholder                      (860) 292-7640
   Services, L.L.C.                          (860) 292-7669 Facsimile
Ridgefield Park, New Jersey
                                             CORPORATE COMMUNICATIONS/
TRANSFER AGENT                               MEDIA CONTACT
ChaseMellon Shareholder                      Ellen C. Miles
   Services, L.L.C.                          Corporate Communications Manager
Ridgefield Park, New Jersey and              (860) 292-7686
New York, New York                           (860) 292-7627 Facsimile

NOTICE OF ANNUAL MEETING
You are cordially invited to attend the annual meeting of shareholders beginning at 10:00 a.m., Thursday, April 24, 1997, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.

NOTICE OF FORM 10-K ANNUAL REPORT
The Form 10-K Annual Report of The Dexter Corporation filed with the Securities and Exchange Commission, as well as the Form 10-K Annual Report of Life Technologies, Inc., are available without charge after March 31 of each year to shareholders and prospective investors. Please contact the Corporate Communications Department in Windsor Locks, Connecticut, at (860) 292-7615.

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

ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
(800) 288-9541

TDD SERVICE AVAILABLE
Dexter shareholders with hearing or speech disabilities can get information about their accounts through TDD services offered by ChaseMellon Shareholder Services, L.L.C. at (800) 231-5469.