Form 10-K, Exhibit 13
period 1997-12-31
DEXTER CORP
filed 1998-03-10
CIK 28582

TO OUR SHAREHOLDERS, EMPLOYEES AND CUSTOMERS


[PHOTO OF K. GRAHAME WALKER]
K. Grahame Walker


DEXTER CONTINUES TO BUILD SHAREHOLDER VALUE

1997 was another good year for the shareholders of The Dexter Corporation. The share price rose by 35%, driven by continued and consistent earnings growth. The dividend was increased by 9%.

Net income from operations for the year grew by 18% to a record $56.4 million. Similarly, at $2.45, 1997 basic earnings per share were also a record. Once again, the company delivered basic earnings per share growth from operations of 21%.

Sales volume growth for the year was 7%. Changes, compared to the prior year, in the relative values of overseas currencies eroded net sales growth in US dollars by 3%. Reported net sales for 1997 therefore grew by 4% over the previous year. However, sales volume growth for ongoing businesses remains strong.

Management has confidence in the corporation's strategic direction, technological strengths, marketing skills and operational disciplines. From a solid base of business strengths and an emerging track record of sustained success, Dexter is a company that knows how to perform -- for customers and shareholders alike.

"DRIVEN BY THE IMPERATIVE FOR CONSISTENT GROWTH OF EARNINGS, AND THEREFORE OF SHAREHOLDER VALUE, DEXTER REQUIRES ITS BUSINESSES TO BE GROWTH-MOTIVATED, TECHNOLOGY LEADERS THAT FOCUS FIRST EXTERNALLY ON THE CUSTOMER AND INTERNALLY ON PROFITABILITY."

DEXTER IS RENEWED AND CONFIDENT

As a direct result of strategic restructuring and investment in technology renewal, The Dexter Corporation has profoundly changed. Despite pride in its heritage as the oldest company listed on the New York Stock Exchange, Dexter is a new and vigorous global corporation with clear objectives, strategies and defined opportunities for continued profitable growth.

A confident attitude runs throughout the corporation. We believe that we can, and will, continue to succeed. The company recognizes and values the commitment of so many employee teams -- a commitment and a determination that have built the new culture of confidence.

DEXTER'S MODERATE BUT JUDICIOUS DIVERSITY DELIVERS SUSTAINABLE PERFORMANCE STRENGTH

As a specialty materials company, we are organized around three operating legs:
Specialty Polymers, Nonwovens and Life Technologies.

The Specialty Polymers businesses, which serve the aerospace, electronics and food packaging markets, developed with strength during 1997. The commercialization of new technologies was rewarding


2     the dexter corporation
and forms the foundation for continued growth in 1998 and beyond.

"FROM A SOLID BASE OF BUSINESS STRENGTHS AND AN EMERGING TRACK RECORD OF SUSTAINED SUCCESS, DEXTER IS A COMPANY THAT KNOWS HOW TO PERFORM -- FOR CUSTOMERS AND SHAREHOLDERS ALIKE."

Nonwovens expanded its overseas capacity for the successful range of Hydraspun(R) materials. The business also completed the first phase of strengthening its domestic manufacturing capabilities. New composite fabrics for new applications prepare the path for continued growth.

Life Technologies continued its pattern of consistent global growth. The business made excellent progress in the modernization and development of its worldwide infrastructure scheduled for completion in 1998.

Each Dexter business is based on a strategy of technology leadership that provides the opportunity for penetration of new markets. Each Dexter business ended the year in a strengthened market position. Each Dexter business seriously and continually pursues productivity improvements and cost reduction. Each Dexter business knows that only the best will win.

DEXTER IS DRIVEN BY THE IMPERATIVE FOR PROFITABLE GROWTH

Driven by the imperative for consistent growth of earnings, and therefore of shareholder value, Dexter requires its businesses to be growth-motivated, technology leaders that focus first externally on the customer and internally on profitability.

As a specialty materials manufacturer, Dexter's competitive strength depends on the technological value its products provide to its customers. We believe that technology is the principal driver of earnings growth. Funding of technology places the corporation at the top end of its peer group. In 1997 Dexter augmented internal research and development by the acquisition of technology developed overseas.

In addition to development of ongoing businesses, strategic acquisitions remain an important factor for future growth. During 1997 Dexter made four strategically important acquisitions.

Our Packaging Products business made three of those acquisitions: Kolack A.G. in Switzerland to strengthen our position in specialty coatings for tube and aerosol packaging; Herberts' can coating business in Austria to create a leading presence in the growing East European market for specialty food can coatings; and the former Akzo Nobel business in Brazil for interior coatings of beer and beverage cans.

Our Electronic Materials business acquired Quantum Materials, Inc. of California, a market leader in the semiconductor industry for high performance die attach materials.

In addition, the Packaging Products business formed a strategic joint venture with Plascon (Pty) Ltd. in South Africa to participate more fully in that growing market for specialty can coatings.

Every Dexter business has identified new opportunities to deliver profitable growth. Consequently, we are confident that 1998 will be another good year for shareholders.

DEXTER SALUTES GLEN URBAN

After many years of support and contribution to Dexter's strategic renewal, Dr. Glen Urban has determined that the demands of his future activities require that he not seek re-election for a further term as a director of the corporation. We thank Glen for his years of service and wish him all good fortune in his future endeavors.


/s/ K. Grahame Walker
---------------------
K. Grahame Walker

Chairman
and Chief Executive Officer

February 3, 1998


                                                   the dexter corporation      3

BUSINESS STRUCTURE

DEXTER IS ORGANIZED AROUND THREE OPERATING LEGS:



SPECIALTY POLYMERS

AEROSPACE MARKET
   ADHESIVES AND STRUCTURAL MATERIALS
     structural paste and film
      adhesives
     corrosion-inhibiting primers
     matrix resins
     syntactic films
     expandable syntactic films
     composite surfacing films

   COATINGS
     high solids decorative topcoats
     teflon coatings
     interior passenger compartment
      coatings
     UV curable coatings
     VOC compliant primers
     integral fuel tank primers

ELECTRONICS MARKET
   ELECTRONIC PACKAGING PRODUCTS
     semiconductor molding powders
     electrical/electronic molding
      compounds
     electrical/electronic coating
      powders

   ASSEMBLY AND ADVANCED PRODUCTS
     microelectronic liquid
      encapsulants
     electrical/electronic liquid
      encapsulants
     optoelectronic materials
     conductive adhesives
     electronic films

   PRINTED WIRING BOARD PRODUCTS
     advanced process materials
     imaging products
     plating technologies
     electrolytic solder

   QUANTUM MATERIALS
     conductive adhesives

   MAGNETIC MATERIALS
     permanent magnets and
      assemblies
     ferrite cores

FOOD PACKAGING MARKET
   BEER AND BEVERAGE COATINGS
     inside spray
     easy-open ends
     closures

   FOOD AND SPECIALTY COATINGS
     two-piece food
     three-piece food
     aerosol and tubes
     general line

OTHER
     waterborne automotive coatings
     waterborne protective coatings
      for graphic arts
     recreational coatings
     wood furniture coatings
     coatings for glass and cosmetic
      bottles
     industrial equipment coatings
     polymer release systems


6     the dexter corporation

NONWOVENS

FOOD PACKAGING MARKET
   LONG-FIBER PRODUCTS
     tea and coffee filter media
     fibrous-base materials for
      meat casings
     food wrap

MEDICAL MARKET
   WET-FORMED AND HYDROENTANGLED
   NONWOVENS
     barrier fabrics for surgical drapes
      and gowns
     sterilization wraps
     personal care and baby wiping
      materials

OTHER
   SPECIALTY PAPERS AND NONWOVENS
     liners for automotive interior trim
     commercial residential wallcover
      substrates
     vacuum bag filter media
     industrial and food service wiping
      materials


LIFE TECHNOLOGIES

MEDICAL MARKET
   GIBCO BRL PRODUCTS
     cell culture
     cell biology/immunology
     molecular biology



CONTRIBUTION TO SALES
Nonwovens           25%
Life Technologies   29%
Specialty Polymers  46%

$1.15 BILLION TOTAL SALES



                                                        the dexter corporation 7

TECHNOLOGY

Technology is the principal driver of earnings growth.

     Everyone at Dexter can tell you what technology means to the corporation - Technology is the lifeblood of the business. The reasons behind that statement became even more obvious in 1997 than they had been in previous years.

     During the past year, technology leadership was directly tied to several of Dexter's most impressive growth businesses: electronic and aerospace materials, nonwoven medical wipes and Life Technologies. Additional technologies being commercialized will contribute to the future profitability of food packaging and magnetic materials.

     Since sales derived from new technology developments tend to generate more attractive profitability levels than older technologies, the corporation continually tracks the percentage of total sales represented by products developed over the last five years. That percentage has been steadily increasing and was at an all-time high in 1997. New product sales increases have also been driven by improved commercialization processes. Once customer needs have been clearly identified, the commercialization process is led by a cross-functional team to optimize the pace of market acceptance and penetration.

     Throughout 1997 and throughout the corporation, continual improvement of Dexter's proprietary technology base was achieved. In addition to new technologies developed by the corporation's considerable internal resources, important new technology platforms were secured through business acquisition, licensing and outright purchase.

     Investment in R&D places Dexter in the top quartile of its peer group. Plans will continue that aggregate level of funding to support continued improvement of profitability and earnings growth.


8     the dexter corporation

MARKETING


We are building the necessary resources throughout Dexter to raise our marketing skills to new levels of performance.

     As a specialty materials manufacturer, Dexter is a highly market-focused company. We deeply segment our markets to determine those areas where we can make a significant difference -- market niches that we can identify, occupy and defend with products that deliver tangible additional and differentiated value to the customer.

     Every new product developed at Dexter is entirely market driven. New products must incorporate the performance attributes, the optimum technology, the manufacturing cost and the commercialization timetable that add real value to the customer's business.

     Throughout the corporation, Dexter is investing in skilled marketing resources and effective processes to ensure that new technologies will be brought to market more quickly, thereby enhancing growth and profitability. Success also relies upon the ability of the marketing function to position the superior value of a new product with the customer and to lead the cross-functional development and commercialization team.

     Marketing also plays a critical role in identifying and meeting future customer requirements. Dexter listens to the customers and partners with them to research future needs for materials with enhanced performance or environmental benefits.

   Dexter has focused on certain specific markets that it knows and understands well. In the future, the corporation will additionally market its technologies in forms that capture new applications in new markets with growth potential. Dexter will continue to leverage its marketing strength to create competitive strategies that will drive ongoing global growth.


10    the dexter corporation

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

Coopers & Lybrand L.L.P., independent certified public accountants, are engaged to perform quarterly reviews and annual audits. Their audits are conducted in accordance with generally accepted auditing standards which include consideration of the company's internal controls. The Audit Committee of the Board of Directors, made up entirely of outside directors, meets regularly both separately and jointly with the independent certified public accountants, internal auditors and management to review accounting policies, adequacy of controls, quality of financial reporting, and the scope and results of audits. Both the internal auditors and the independent accountants have free and direct access to the Audit Committee without the presence of management.

A company with a good reputation is not only a good supplier, customer and citizen but a good employer. Dexter has enjoyed a reputation based on integrity for over two centuries. We are all the guardians of that reputation, and that responsibility requires vigilance.




/s/ K. Grahame Walker                          /s/ Kathleen Burdett
---------------------                          --------------------
K. Grahame Walker                              Kathleen Burdett
Chairman                                       Vice President
and Chief Executive Officer                    and Chief Financial Officer

February 3, 1998






16       the dexter corporation

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation:

We have audited the accompanying consolidated statement of financial position of The Dexter Corporation as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of The Dexter Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above, contained on pages 18 through 43, present fairly, in all material respects, the consolidated financial position of The Dexter Corporation as of December 31, 1997, 1996 and 1995 and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

In 1996, the Corporation, as more fully described in the accompanying financial review, adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and SFAS No. 123, Accounting for Stock-Based Compensation.



/s/ Coopers & Lybrand L.L.P.
----------------------------
Springfield, Massachusetts
February 3, 1998




                                                    the dexter corporation    17

SUMMARY OF FINANCIAL DATA                                 THE DEXTER CORPORATION



In thousands of dollars
(except per share amounts)                              1997              1996              1995             1994
-----------------------------------------------------------------------------------------------------------------
OPERATING RESULTS

Net sales                                         $1,147,055        $1,100,185        $1,088,905         $974,719
  % increase (decrease)                                    4%                1%               12%              10%
Gross profit                                         411,688           379,205           346,699          316,541
  As % of sales                                         35.9%             34.5%             31.8%            32.5%
LIFO (credit) charge
  included in cost of sales                           (1,067)           (4,873)            1,881            2,231
Marketing and administrative expenses                238,401           223,848           206,708          188,272
  As % of sales                                         20.8%             20.3%             19.0%            19.3%
Research and development expenses                     54,021            51,504            49,375           46,644
  As % of sales                                          4.7%              4.7%              4.5%             4.8%
Interest expense                                      20,192            20,500            20,931           20,509
Income before taxes                                  111,085            98,252            79,824           73,612
  As % of sales                                          9.7%              8.9%              7.3%             7.6%
Tax rate                                                36.0%             35.5%             35.5%            36.0%
Income (loss) before minority interests               71,094            63,372            51,487           47,112
  As % of sales                                          6.2%              5.8%              4.7%             4.8%
Income (loss) from continuing operations              56,427            48,722            40,578           37,898
  As % of sales                                          4.9%              4.4%              3.7%             3.9%
Discontinued operations loss
Cumulative effect of change in
  accounting principles
Net income (loss)                                    $56,427           $48,722           $40,578          $37,898
  As % of sales                                          4.9%              4.4%              3.7%             3.9%
Return on
  Average shareholders' equity                          15.1%             13.1%             11.4%            11.5%
  Average total capital                                 12.2%             10.6%              9.4%             9.2%
Income (loss) per share - basic
  Continuing operations                                $2.45             $2.06             $1.67            $1.56
  Discontinued operations
  Cumulative effect of change in
    accounting principles
      Net income (loss) - basic                        $2.45             $2.06             $1.67            $1.56
Income (loss) per share - diluted
  Continuing operations                                $2.41             $2.03             $1.66            $1.55
  Discontinued operations
  Cumulative effect of change in
   accounting principles
   Net income (loss) - diluted                         $2.41             $2.03             $1.66            $1.55
Cash dividends declared per share                       $.96              $.88              $.88             $.88
Rate of dividend payout*                                  39%               43%               53%              56%

* Before cumulative effect of 1993 change in accounting principles

-----------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                                       $203,916        $242,929          $248,623         $209,024
Property, plant and equipment, net                     348,172         334,266           325,203          328,935
Total assets                                           961,776         953,804           934,161          880,609
Long-term debt                                         180,030         209,952           215,839          225,402
Shareholders' equity                                  $372,861        $374,115          $369,615         $343,633
Percent long-term debt to capital                         32.6%           35.9%             36.9%            39.6%
Equity per share at year end                            $16.26          $15.94            $15.26           $14.11

-----------------------------------------------------------------------------------------------------------------
OTHER DATA

Capital expenditures                                   $59,087         $62,277           $28,969          $45,097
Depreciation and amortization                          $45,441         $44,239           $43,727          $40,923
Shares outstanding at year end (000)                    22,938          23,464            24,220           24,350
Average shares outstanding (000)                        23,010          23,687            24,364           24,345
Market price per share-- high                        $43 15/16         $33 5/8           $26 7/8          $    26
                      -- low                           $28 3/4         $23 1/8           $20 3/8          $19 7/8
                      -- close                        $43 3/16         $31 7/8           $23 5/8          $21 3/4
Price-earnings ratio range*                              18-12           16-11             16-12            17-13
Number of shareholders at year end                       3,000           3,100             3,400            3,600
Number of employees at year end**                        4,800           4,600             4,800            4,700
% payroll and benefits to sales**                           24%             23%               24%              25%
% raw material costs to sales**                             41%             41%               44%              43%

*    Before cumulative effect of 1993 change in accounting principles
**   From continuing operations

-----------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                          $1,147,055     $ 1,125,705        $1,146,944       $1,055,507
  % increase (decrease)                                      2%             (2%)               9%               7%
Cash dividends declared per share*                  $      .96     $       .90        $      .93       $      .95
Market price per share - year end**                   $43 3/16         $32 3/8           $24 7/8          $23 1/2

*   Stated in average 1997 dollars using the Consumer Price Index.
**  Stated in year-end 1997 dollars using the Consumer Price Index.
------------------------------------------------------------------------------

18       the dexter corporation

SUMMARY OF FINANCIAL DATA                                 THE DEXTER CORPORATION





In thousands of dollars
(except per share amounts)                      1993            1992           1991            1990           1989
-----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS

Net sales                                      $887,112        $951,439       $937,734        $907,946       $848,724
  % increase (decrease)                              (7%)             1%             3%              7%             3%
Gross profit                                    293,345         314,275        309,157         314,449        284,142
  As % of sales                                    33.1%           33.0%          33.0%           34.6%          33.5%
LIFO (credit) charge
  included in cost of sales                      (1,290)          1,626           (173)          1,100         (4,063)
Marketing and administrative expenses           175,141         188,263        198,334         191,656        168,935
  As % of sales                                    19.7%           19.8%          21.2%           21.1%          19.9%
Research and development expenses                43,803          42,216         42,056          39,880         37,359
  As % of sales                                     4.9%            4.4%           4.5%            4.4%           4.4%
Interest expense                                 18,756          18,799         16,800          17,484         10,926
Income before taxes                              66,438          73,132         11,192          77,407         77,643
  As % of sales                                     7.5%            7.7%           1.2%            8.5%           9.1%
Tax rate                                           36.5%           37.7%         109.5%           37.0%          38.0%
Income (loss) before minority interests          42,188          45,577         (1,059)         48,766         48,139
  As % of sales                                     4.8%            4.8%          (0.1%)           5.4%           5.7%
Income (loss) from continuing operations         34,053          38,203         (7,119)         42,150         42,977
  As % of sales                                     3.8%            4.0%          (0.8%)           4.6%           5.1%
Discontinued operations loss
Cumulative effect of change in
  accounting principles                          (9,875)
Net income (loss)                               $24,178         $38,203        $(7,119)        $42,150        $42,977
  As % of sales                                     2.7%            4.0%          (0.8%)           4.6%           5.1%
Return on
  Average shareholders' equity                      7.7%           12.1%          (2.2%)          12.6%          13.6%
  Average total capital                             7.0%           10.0%           0.7%           11.0%          11.6%
Income (loss) per share - basic
  Continuing operations                           $1.40           $1.58          $(.29)          $1.74          $1.73
  Discontinued operations
  Cumulative effect of change in
    accounting principles                         $(.41)
      Net income (loss) - basic                    $.99           $1.58          $(.29)          $1.74          $1.73
Income (loss) per share - diluted
  Continuing operations                           $1.39           $1.57          $(.30)          $1.71          $1.70
  Discontinued operations
  Cumulative effect of change in
   accounting principles                          $(.40)
   Net income (loss) - diluted                     $.99           $1.57          $(.30)          $1.71          $1.70
Cash dividends declared per share                  $.88            $.88           $.88            $.88           $.82
Rate of dividend payout*                             63%             56%            --              51%            47%



* Before cumulative effect of 1993 change in accounting principles

-----------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                                  $199,146        $207,146       $193,873       $215,410       $189,006
Property, plant and equipment, net                309,954         298,869        299,342        274,147        252,895
Total assets                                      820,691         782,025        784,471        762,383        694,490
Long-term debt                                    227,307         179,024        188,702        160,478        130,834
Shareholders' equity                             $313,295        $315,614       $313,782       $343,698       $325,281
Percent long-term debt to capital                    42.0%           36.2%          37.6%          31.8%          28.7%
Equity per share at year end                       $12.87          $12.98         $12.99         $14.24         $13.14

-----------------------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                             $44,784         $51,793        $61,749         $43,910        $33,119
Depreciation and amortization                    $36,655         $35,672        $34,095         $30,272        $26,243
Shares outstanding at year end (000)              24,340          24,308         24,149          24,136         24,761
Average shares outstanding (000)                  24,325          24,220         24,145          24,282         24,877
Market price per share-- high                    $28 7/8         $28 1/8        $26 1/8         $24 1/2        $34 3/4
                      -- low                     $20 3/8         $20 7/8        $18 1/2         $    18        $20 1/8
                      -- close                   $23 1/2         $25 7/8        $21 5/8         $    21        $21 7/8
Price-earnings ratio range*                        21-15           18-13             --           14-10          20-12
Number of shareholders at year end                 3,900           4,000          4,300           4,400          4,500
Number of employees at year end**                  4,700           4,800          5,600           5,500          5,400
% payroll and benefits to sales**                     25%             25%            25%             24%            23%
% raw material costs to sales**                       41%             42%            41%             42%            46%

*    Before cumulative effect of 1993 change in accounting principles
**   From continuing operations

---------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                         $ 985,657     $ 1,088,342     $ 1,105,191     $1,115,416    $ 1,099,051
  % increase (decrease)                                   (9%)            (2%)            (1%)            1%            (2%)
Cash dividends declared per share*                 $     .98     $      1.01     $      1.04     $     1.08    $      1.06
Market price per share - year end**                $      26         $29 3/8         $25 1/4        $25 1/4    $        28

*   Stated in average 1997 dollars using the Consumer Price Index.
**  Stated in year-end 1997 dollars using the Consumer Price Index.
---------------------------------------------------------------------------------------------------------------------------

19       the dexter corporation

SUMMARY OF FINANCIAL DATA                             THE DEXTER CORPORATION



In thousands of dollars
(except per share amounts)                       1988             1987
----------------------------------------------------------------------------
OPERATING RESULTS

Net sales                                    $827,266           $757,710
  % increase (decrease)                             9%                22%
Gross profit                                  269,416            263,120
  As % of sales                                  32.6%              34.7%
LIFO (credit) charge
  included in cost of sales                     4,193              5,961
Marketing and administrative expenses         159,448            152,357
  As % of sales                                  19.3%              20.1%
Research and development expenses              32,685             28,690
  As % of sales                                   4.0%               3.8%
Interest expense                               12,178             14,127
Income before taxes                            71,923             76,858
  As % of sales                                   8.7%              10.1%
Tax rate                                         38.0%              38.0%
Income (loss) before minority interests        44,592             47,652
  As % of sales                                   5.4%               6.3%
Income (loss) from continuing operations       39,889             43,391
  As % of sales                                   4.8%               5.7%
Discontinued operations loss                   (4,393)              (606)
Cumulative effect of change in
  accounting principles
Net income (loss)                             $35,496            $42,785
  As % of sales                                   4.3%               5.6%
Return on
  Average shareholders' equity                   11.8%              15.5%
  Average total capital                          10.7%              13.3%
Income (loss) per share - basic
  Continuing operations                         $1.61              $1.74
  Discontinued operations                       $(.18)             $(.02)
  Cumulative effect of change in
    accounting principles
      Net income (loss) - basic                 $1.43              $1.72
Income (loss) per share - diluted
  Continuing operations                         $1.58              $1.71
  Discontinued operations                       $(.17)             $(.02)
  Cumulative effect of change in
   accounting principles
   Net income (loss) - diluted                  $1.41              $1.69
Cash dividends declared per share                $.80               $.60
Rate of dividend payout*                           56%                35%

* Before cumulative effect of 1993 change in accounting principles

-----------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                               $182,284           $181,106
Property, plant and equipment, net             186,894            183,972
Total assets                                   626,391            612,517
Long-term debt                                  92,830            106,338
Shareholders' equity                          $307,226           $293,788
Percent long-term debt to capital                 23.2%              26.6%
Equity per share at year end                    $12.36             $11.84

---------------------------------------------------------------------------
OTHER DATA

Capital expenditures                         $26,145            $23,619
Depreciation and amortization                $24,349            $22,775
Shares outstanding at year end (000)          24,855             24,821
Average shares outstanding (000)              24,842             24,895
Market price per share-- high                $28 3/4            $32 3/8
                      -- low                 $20 1/4            $    17
                      -- close               $22 1/4            $23 3/8
Price-earnings ratio range*                    20-14              19-10
Number of shareholders at year end             4,400              4,500
Number of employees at year end**              5,400              5,200
% payroll and benefits to sales**                 23%                23%
% raw material costs to sales**                   45%                43%

*    Before cumulative effect of 1993 change in accounting principles
**   From continuing operations

---------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                   $1,122,698         $1,070,295
  % increase (decrease)                               5%               17%
Cash dividends declared per share*                 1.09         $     .85
Market price per share - year end**             $29 3/4           $32 5/8

*   Stated in average 1997 dollars using the Consumer Price Index.
**  Stated in year-end 1997 dollars using the Consumer Price Index.
---------------------------------------------------------------------------

19       the dexter corporation

STATEMENT OF INCOME                                       THE DEXTER CORPORATION


                                                     Years ended December 31
In thousands of dollars                  ------------------------------------------
(except per share amounts)                   1997            1996           1995
-----------------------------------------------------------------------------------
REVENUES
Net sales                                $ 1,147,055      $1,100,185     $1,088,905
Equity in net income of affiliates             4,461           4,810          1,348
Other income                                   7,550           7,370          8,791
                                         ------------------------------------------
                                           1,159,066       1,112,365      1,099,044

EXPENSES
Cost of sales                                735,367         720,980        742,206
Marketing and administrative                 238,401         223,848        206,708
Research and development                      54,021          51,504         49,375
Interest                                      20,192          20,500         20,931
Gain on divestiture of product lines                          (2,719)
                                         ------------------------------------------

INCOME BEFORE TAXES                          111,085          98,252         79,824
Income taxes                                  39,991          34,880         28,337
                                         ------------------------------------------
INCOME BEFORE MINORITY INTERESTS              71,094          63,372         51,487
Minority interests                            14,667          14,650         10,909
                                         ------------------------------------------
NET INCOME                               $    56,427      $   48,722     $   40,578
                                         ==========================================

NET INCOME PER SHARE - BASIC             $      2.45      $     2.06     $     1.67
NET INCOME PER SHARE - DILUTED           $      2.41      $     2.03     $     1.66

DIVIDENDS DECLARED PER SHARE             $       .96      $      .88     $      .88
-----------------------------------------------------------------------------------
See accompanying financial review.



20       the dexter corporation

STATEMENT OF CASH FLOWS                                   THE DEXTER CORPORATION


                                                                        Years ended December 31
                                                              --------------------------------------
In thousands of dollars                                          1997           1996          1995
----------------------------------------------------------------------------------------------------
OPERATIONS
Net income                                                    $  56,427      $  48,722      $ 40,578
  Noncash items
   Depreciation                                                  37,453         37,312        38,246
   Amortization                                                   7,988          6,927         5,481
   Gain on divestiture of product lines                                         (2,719)
   Income taxes (paid) not due                                   (5,660)         9,418        (5,262)
   Minority interests                                            14,667         14,650        10,909
   LIFO inventory (credit) charge                                (1,037)        (4,873)        1,881
   Equity in net income of affiliates                            (4,461)        (4,810)       (1,348)
   Other                                                           (978)         4,075        (1,547)
Operating working capital (increase) decrease                   (19,778)        18,944       (31,512)
                                                              --------------------------------------
                                                                 84,621        127,646        57,426
                                                              --------------------------------------
INVESTMENTS
Property, plant and equipment                                   (62,989)       (55,294)      (30,235)
Acquisitions                                                    (68,517)       (16,315)         (525)
Divestitures                                                     41,539         34,913
Joint ventures                                                    2,643         10,050        (3,133)
Notes receivable                                                    750            200         3,150
Proceeds from sale of investments                                   838          1,070         1,048
Purchases of investments                                                        (4,970)         (771)
Proceeds from exercise of LTI stock options                       4,052          1,998         2,990
Other                                                             1,061           (274)          850
                                                              --------------------------------------
                                                                (80,623)       (28,622)      (26,626)
                                                              --------------------------------------
FINANCING
New long-term debt                                               20,000          4,390
Repayment of long-term debt                                     (47,185)       (13,762)       (4,260)
Short-term debt, net                                             30,611         (8,371)        8,825
Dividends paid                                                  (21,728)       (20,967)      (21,441)
LTI dividends paid to minority interest shareholders             (1,859)        (1,561)       (1,374)
Purchase of treasury stock                                      (20,517)       (26,658)       (4,205)
Proceeds from exercise of stock options                           4,315          5,269           754
Other                                                              (359)           131          (478)
                                                              --------------------------------------
                                                                (36,722)       (61,529)      (22,179)
                                                              --------------------------------------
(DECREASE) INCREASE IN CASH AND SHORT-TERM SECURITIES         $ (32,724)     $  37,495      $  8,621
                                                              ======================================

CHANGES IN MAJOR ELEMENTS WHICH INCREASE
  (DECREASE) OPERATING WORKING CAPITAL
Accounts receivable, net                                      $  13,713      $  (3,827)     $ 20,085
Inventories at FIFO                                              14,857         (7,912)       10,441
Prepaid and deferred expenses                                     2,908         (3,891)        1,343
Accounts payable                                                 (6,448)           (62)       (6,690)
Accrued liabilities and expenses                                 (5,252)        (3,252)        6,333
                                                              --------------------------------------
                                                              $  19,778      $ (18,944)     $ 31,512
                                                              ======================================
RECONCILIATION OF (DECREASE) INCREASE IN
  CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of year           $ 103,420      $  65,542      $ 55,012
Cash and short-term securities at end of year                    68,306        103,420        65,542
                                                              --------------------------------------
(Decrease) Increase in cash and short-term securities per
  Statement of Financial Position                               (35,114)        37,878        10,530
Currency translation effects                                      2,390           (383)          225
Cash included from consolidation of a subsidiary
  which became majority-owned in 1995                                                         (2,134)
                                                              --------------------------------------
                                                              $ (32,724)     $  37,495      $  8,621
                                                              ======================================

INTEREST PAID                                                 $  20,407      $  22,403      $ 19,113

TAXES PAID                                                    $  45,651      $  25,462      $ 33,599


This Statement of Cash Flows does not reflect the addition of $4.7 million of property, plant and equipment and $4.7 million of debt related to a capital lease for land acquired in 1996 by Life Technologies, Inc., as this was a non-cash transaction.

--------------------------------------------------------------------------------
See accompanying financial review.



                                                       the dexter corporation 21

                                                          THE DEXTER CORPORATION
STATEMENT OF FINANCIAL POSITION

                                                              December 31
                                                ---------------------------------------
In thousands of dollars                            1997           1996           1995
---------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash                                          $  11,273      $  11,837      $   9,577
  Short-term securities                            57,033         91,583         55,965
  Accounts receivable, net                        185,257        178,093        201,389
  Inventories
   Materials and supplies                          61,233         58,290         60,099
   In process and finished goods                  117,467        110,457        121,644
   LIFO reserve                                   (18,799)       (19,836)       (24,709)
                                                ---------------------------------------
                                                  159,901        148,911        157,034

  Current deferred tax assets                      17,107         22,477         20,890
  Prepaid and deferred expenses                     9,881          7,510         11,866
                                                ---------------------------------------
                                                  440,452        460,411        456,721
Property, plant and equipment
  Land                                             28,501         23,273         19,307
  Buildings and improvements                      184,388        158,635        153,071
  Machinery and equipment                         474,079        458,069        457,611
  Construction in progress                         25,157         37,859         12,250
                                                ---------------------------------------
                                                  712,125        677,836        642,239
  Less accumulated depreciation                  (363,953)      (343,570)      (317,036)
                                                ---------------------------------------
                                                  348,172        334,266        325,203
Investments of wholly owned captive
  insurance companies                               9,056          9,875          5,878
Investment in unconsolidated affiliates             8,704         50,025         47,982
Patents, technology, formulas and covenants        29,489          2,313          2,857
Excess of cost over net assets of
  businesses acquired                              97,507         71,906         74,102
Other assets                                       28,396         25,008         21,418
                                                ---------------------------------------
                                                $ 961,776      $ 953,804      $ 934,161
                                                =======================================
---------------------------------------------------------------------------------------
See accompanying financial review.




22       the dexter corporation

                                                          THE DEXTER CORPORATION


                                                              December 31
                                                ---------------------------------------
In thousands of dollars                            1997           1996           1995
------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt                               $  35,361      $   5,111      $  13,598
  Accounts payable                                 91,155         91,855         92,447
  Dividends payable                                 5,505          5,170          5,351
  Accrued and deferred income taxes                21,153         36,212         26,622
  Accrued liabilities and expenses                 67,923         65,479         55,037
  Current environmental liabilities                 2,099          1,358          1,395
  Current installments of long-term debt           13,340         12,297         13,648
                                                ---------------------------------------
                                                  236,536        217,482        208,098

Long-term debt                                    180,030        209,952        215,839
Deferred items                                     29,652         24,642         23,693
Long-term deferred income taxes                    22,284         19,481         21,486
Deferred tax credits                                2,261          2,751          3,313
Long-term environmental liabilities                13,726         14,978         15,745
Minority interests - principally
  Life Technologies, Inc.                         104,426         90,403         76,372

Shareholders' equity
  Common stock, par value $1 per share
    (authorized 100,000,000 shares; issued
    24,983,907 shares in 1997, 1996
    and 1995)                                      24,984         24,984         24,984
  Additional paid-in capital                       17,482         14,669         12,316
  Retained earnings                               409,844        375,480        347,544
  Currency translation effects                    (22,475)        (2,187)         1,614
  Other equity items                               (4,758)        (3,158)        (2,184)
  Treasury stock, at cost
    (1,814,035 shares in 1997, 1,520,261
    shares in 1996 and 763,782 shares in 1995)    (52,216)       (35,673)       (14,659)
                                                ---------------------------------------
      Total shareholders' equity                  372,861        374,115        369,615
                                                ---------------------------------------
                                                $ 961,776      $ 953,804      $ 934,161
                                                =======================================
------------------------------------------------------------------------------------------
See accompanying financial review.






                                                       the dexter corporation 23

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
THE DEXTER CORPORATION

                                                  Add'l                      Currency        Other                           Total
In thousands of dollars             Common      Paid-in       Retained    Translation       Equity       Treasury    Shareholders'
(except per share amounts)           Stock      Capital       Earnings        Effects        Items          Stock           Equity
----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994                  $24,984       $11,979      $328,401      $  (7,364)     $(2,433)      $(11,934)        $343,633
Net income                                                      40,578                                                      40,578
Dividends - $.88 per share                                     (21,435)                                                    (21,435)
Currency effects                                                                8,978                                        8,978
Stock purchases                                                                                            (4,205)          (4,205)
Unrealized gain on
  investments                                                                                1,340                           1,340
Stock options                                        (33)                                                     854              821
Pension liability adjustment                                                                  (473)                           (473)
Restricted stock                                     338                                      (618)           626              346
Pooling tax benefits                                  32                                                                        32
                                   -----------------------------------------------------------------------------------------------
DECEMBER 31, 1995                   24,984        12,316       347,544          1,614       (2,184)       (14,659)         369,615
Net income                                                      48,722                                                      48,722
Dividends - $.88 per share                                     (20,786)                                                    (20,786)
Currency effects                                                               (3,801)                                      (3,801)
Stock purchases                                                                                           (26,658)         (26,658)
Unrealized loss on
  investments                                                                                  (46)                            (46)
Stock options                                      1,065                                                    4,704            5,769
Pension liability adjustment                                                                   269                             269
Restricted stock                                   1,282                                    (1,197)           940            1,025
Pooling tax benefits                                   6                                                                         6
                                   -----------------------------------------------------------------------------------------------
DECEMBER 31, 1996                   24,984        14,669       375,480         (2,187)      (3,158)       (35,673)         374,115
Net income                                                      56,427                                                      56,427
Dividends - $.96 per share                                     (22,063)                                                    (22,063)
Currency effects                                                              (20,288)                                     (20,288)
Stock purchases                                                                                           (20,517)         (20,517)
Unrealized loss on
  investments                                                                                 (252)                           (252)
Stock options                                        892                                                    2,490            3,382
Pension liability adjustment                                                                   180                             180
Restricted stock                                   1,920                                    (1,528)         1,484            1,876
Pooling tax benefits                                   1                                                                         1
                                   -----------------------------------------------------------------------------------------------
DECEMBER 31, 1997                  $24,984       $17,482      $409,844       $(22,475)     $(4,758)      $(52,216)        $372,861
                                   ===============================================================================================
----------------------------------------------------------------------------------------------------------------------------------
See accompanying financial review.



QUARTERLY FINANCIAL INFORMATION (unaudited)

                               In millions of dollars                                                            Market Price
                    ---------------------------------------                                               ------------------------
                                                                Net Income     Net Income
                          Net            Cost           Net   per Share -     per Share -   Dividends
Quarter                 Sales        of Sales        Income          Basic        Diluted   per Share          High          Low
----------------------------------------------------------------------------------------------------------------------------------

1995
First               $   266.8          $181.1         $10.5         $  .43         $  .43        $.22     $   22 7/8       $20 3/8
Second                  283.0           193.1          11.9            .49            .49         .22         25 1/8        21 5/8
Third                   268.5           183.9           9.4            .39            .38         .22         25 7/8        23
Fourth                  270.6           184.1           8.8            .36            .36         .22         26 7/8        23 1/8
                     --------------------------------------------------------------------------------
Year                 $1,088.9          $742.2         $40.6          $1.67          $1.66        $.88            Close $23 5/8
                     =============================================================================================================
----------------------------------------------------------------------------------------------------------------------------------
1996*
First               $   277.2          $182.5         $11.1         $  .46         $  .46        $.22     $   26 1/2     $  23 1/8
Second                  285.7           187.8          14.4            .61            .60         .22         29 7/8        25 1/4
Third                   269.5           177.0          11.8            .50            .49         .22         30 1/2        26 7/8
Fourth                  267.8           173.7          11.4            .49            .48         .22         33 5/8        29 3/8
                     --------------------------------------------------------------------------------
Year                 $1,100.2          $721.0         $48.7          $2.06          $2.03        $.88            Close $31 7/8
                     =============================================================================================================

*The second quarter pretax income included a $2.7 million gain on divestiture of product lines, including $2.6 million due to the receipt of proceeds from a note related to the sale of Life Technologies, Inc.'s molecular diagnostic product line in 1990. The net effect of the sale of the company's acoustic materials business and a small powder coatings business in the second quarter had a slightly positive impact on earnings.

----------------------------------------------------------------------------------------------------------------------------------
1997
First               $   272.3          $175.3         $12.9         $  .55         $  .54        $.24     $ 32 1/8       $ 28 3/4
Second                  293.2           187.2          16.0            .70            .69         .24       33 1/2         29 1/8
Third                   286.9           182.8          14.2            .62            .61         .24       40 3/16        31 1/2
Fourth                  294.7           190.1          13.3            .58            .57         .24       43 15/16       38 15/16
                     --------------------------------------------------------------------------------
Year                 $1,147.1          $735.4         $56.4          $2.45          $2.41        $.96            Close $43 3/16
                     =============================================================================================================
----------------------------------------------------------------------------------------------------------------------------------

24       the dexter corporation

ANALYSIS OF OPERATIONS


1997 COMPARED WITH 1996

Revenues: Net sales were a record $1.15 billion in 1997, an increase of $46.9 million, or 4% over 1996 sales. The 4% increase in sales was due to unit volume increases of 7% partially offset by a 3% decrease due to the effect of lower translation rates on international sales. Selling prices remained largely unchanged versus 1996. The net effect of acquisitions and divestitures in 1996 and 1997 accounted for an increase in sales of $3.7 million in 1997.

Equity in net income of affiliates decreased $0.3 million to $4.5 million in 1997. This decrease was primarily due to lower equity earnings resulting from the divestiture of D & S Plastics International, which was effective April 1, 1997.

Expenses: Cost of sales decreased as a percentage of sales in 1997, thereby increasing consolidated gross margins by 1.4 percentage points to 35.9% of sales from 34.5% in 1996. Gross margin, excluding Life Technologies, Inc. (LTI), increased 1.2 percentage points, primarily due to strong volume increases, favorable product mix and productivity improvements. The remaining improvement was attributable to LTI.

Marketing and administrative expenses increased $14.6 million, or 7%, in 1997 compared to 1996, principally due to costs associated with acquired Dexter businesses in 1997 and increased marketing and administrative expenses at LTI. Research and development expenses increased $2.5 million, or 5%, primarily due to increases at LTI.

Interest expense decreased $0.3 million, or 2%, in 1997 compared with 1996, primarily due to lower average long-term borrowings throughout the year. The company does not capitalize interest on facilities under construction. If interest had been capitalized, earnings per share would have increased by $.02 per share in 1997 and there would have been no impact on earnings per share in 1996.

In 1996, there was a gain on divestiture of product lines of $2.7 million. This included $2.6 million due to the receipt of proceeds from a note related to the sale of LTI's molecular diagnostic product line in 1990 and the net effect of the sale of the company's acoustic materials business and a small powder coatings business in 1996.

Income Taxes: The effective tax rate was 36% in 1997 compared with 35.5% in 1996.

Minority Interest: Income attributed to minority interest shareholders remained largely unchanged in 1997 compared with 1996. Higher minority interest expense attributed to increased profits at LTI in 1997 was principally offset by lower minority interest expense resulting from other majority owned entities.

Net Income: Net income for the year 1997 was a record $56.4 million, or $2.45 per share. This represents an 18% increase in net income and a 21% increase in basic earnings per share, compared with results for 1996 of $47.7 million, or $2.02 per share, excluding the net gain from the 1996 disposal of product lines. Including the $.04 per share gain on divested product lines, the 1996 earnings were $48.7 million, or $2.06 per share. Comparing the total amounts for 1996, the increases for 1997 in earnings and basic earnings per share were 16% and 19%, respectively. On a diluted basis, the company's earnings were $2.41 per share in 1997, a 19% increase over diluted earnings of $2.03 per share in 1996 and a 21% increase over diluted earnings from operations of $1.99 per share in 1996.

1996 COMPARED WITH 1995

Revenues: Net sales were $1.10 billion in 1996, an increase of $11.3 million, or 1%, over 1995 sales. The 1% increase in sales was due to unit volume increases of 3%, selling price increases averaging 1%, a 2% decrease due to the net effect of acquisitions and divestitures, and a 1% decrease due to the effect of lower translation rates on international sales.

Equity in net income of affiliates increased $3.5 million to $4.8 million in 1996. This increase was due to the increase in the results of D & S Plastics International.

Expenses: Cost of sales decreased as a percentage of sales in 1996, thereby increasing consolidated gross margin by 2.7 percentage points to 34.5% of sales from 31.8% in 1995. Gross margin, excluding LTI, increased 1.6 percentage points, principally resulting from the favorable impact of selling price increases and raw material cost decreases. The remaining improvement was attributable to an increased gross margin on sales of fetal bovine serum and higher gross margin on sales of product in Japan by LTI.

Marketing and administrative expenses increased $17.1 million, or 8%, in 1996 compared with 1995, principally due to increased marketing and administrative expenses at LTI, which included the consolidation of results from the third quarter 1995 acquisition of a controlling interest in their Japanese subsidiary. Marketing and administrative expenses, excluding LTI, increased 3% in 1996 compared with 1995, due mainly to higher selling and marketing expenses. Research and development expenses increased $2.1 million, or 4%, due to increases at LTI.

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




                                                       the dexter corporation 25

Net Income: Net income for the year 1996 was $47.7 million, or $2.02 per share, excluding the $.04 per share net gain from the second quarter 1996 disposal of product lines. This represents an 18% increase in net income and a 21% increase in basic earnings per share, compared with results for 1995 of $40.6 million, or $1.67 per share. Total earnings for 1996, including the gain on divested product lines, increased 20% to $48.7 million while basic earnings per share gained 23% to $2.06 per share. The 1996 earnings include the favorable effect of selling price increases and lower raw material costs of approximately $.51 per share compared with 1995. This was somewhat offset by the effect of unfavorable currency exchange rates of $.04 per share due to the strengthening of the U.S. dollar against international currencies, a less favorable product mix from wholly owned Dexter businesses, and increased marketing and administrative expenses, principally at LTI. On a diluted basis, earnings were $2.03 per share in 1996, a 22% increase over diluted earnings of $1.66 in 1995. Diluted earnings from operations of $1.99 per share in 1996 increased 20% compared with 1995.

1995 COMPARED WITH 1994

Revenues: Net sales were $1.09 billion in 1995, an increase of $114 million, or 12%, over sales of $975 million for 1994. The 12% increase in sales was due to unit volume increases of 7%, a 3% increase due to the effect of higher translation rates on international sales, price increases averaging 1%, and increased consolidated sales of 1% through acquisition of a controlling interest in a Japanese subsidiary of LTI.

Equity in net income of affiliates decreased $2.5 million to $1.3 million in 1995 principally due to a decrease in the results of D & S Plastics International.

Expenses: Cost of sales increased as a percentage of sales in 1995 thereby reducing consolidated gross margin by .7 percentage points to 31.8% of sales from 32.5% in 1994. Substantially improved gross margin at LTI improved overall gross margin by 1.3 percentage points. Gross margin, excluding LTI, decreased 2 percentage points and more than offset the favorable impact of LTI. Unprecedented increases in the cost of commodity raw materials, principally wood pulp, solvents, and polypropylene, more than accounted for the margin erosion, excluding LTI. Somewhat offsetting these cost increases were the favorable effects of overall selling price increases, productivity improvements and cost containment.

Marketing and administrative expenses increased $18.4 million, or 10%, in 1995 compared with 1994 principally due to increased marketing efforts at LTI and the third quarter consolidation of its subsidiary in Japan. Marketing and administrative expenses, excluding LTI, increased less than one-half of one percent over 1994. Overall marketing and administrative expenses continued to decrease as a percentage of sales from 19.3% in 1994 to 19% in 1995. Research and development expenses increased $2.7 million, or 6%, due to increases at LTI and in the can coatings business.

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

Net Income: Net income for the year 1995 was $40.6 million, or $1.67 per share, a 7% increase compared with $37.9 million, or $1.56 per share, in 1994. The 1995 net income includes a decrease due to the effect of higher raw material cost, net of selling price increases, of approximately $.43 per share. Somewhat offsetting this negative impact was a $.07 per share increase due to favorable currency translation rates and a $.02 per share increase due to a reduction of the effective income tax rate from 36% in 1994 to 35.5% in 1995. On a diluted basis, earnings were $1.66 per share in 1995, a 7% increase over diluted earnings of $1.55 in 1994.
--------------------------------------------------------------------------------
TAXES The effective income tax rate was 36% in 1997, and 35.5% in 1996 and 1995. The tax rate is currently expected to approximate 35% in 1998. The income tax rate differs from the statutory U.S. federal income tax rate as shown below.

                                                  1997         1996         1995
                                                  ------------------------------
U.S. federal rate                                 35.0%        35.0%        35.0%
State taxes, net of federal benefit                1.7          1.8          1.7
International taxation differences                (3.1)        (2.2)        (0.7)
Other                                              2.4          0.9         (0.5)
                                                  ------------------------------
Effective income tax rate                         36.0%        35.5%        35.5%
                                                  ==============================

--------------------------------------------------------------------------------

Pretax income from international operations amounted to $54.6 million in 1997, $59.6 million in 1996 and $57.3 million in 1995. U.S. and international income and withholding taxes have not been provided on temporary differences related to investments in foreign subsidiaries. These differences principally include unremitted earnings of approximately $194 million, differences between the financial reporting amount and the tax basis of investments in foreign subsidiaries and cumulative translation adjustments. The investment in these subsidiaries is considered to be permanent in nature. It is impracticable to estimate the total tax liability, if any, which these differences could cause should such investments cease to be treated as permanently reinvested.
--------------------------------------------------------------------------------

TAXES, OTHER THAN SALES TAXES
In thousands of dollars                  1997             1996            1995
--------------------------------------------------------------------------------
Income taxes
  Current
   United States                       $ 22,527         $ 18,188         $ 5,932
   State                                  2,235            3,817           1,691
   International                         12,673           18,342          18,752
                                       -----------------------------------------
                                         37,435           40,347          26,375
                                       -----------------------------------------
  Deferred
   United States                          1,514           (5,256)            754
   State                                    206           (1,069)            348
   International                            836              858             860
                                       -----------------------------------------
                                          2,556           (5,467)          1,962
                                       -----------------------------------------

Total income taxes                       39,991           34,880          28,337

Payroll taxes                            20,420           19,819          20,201
Property taxes                            4,313            3,841           4,082
Other taxes                                 662              635             624
                                       -----------------------------------------
   Total taxes                         $ 65,386         $ 59,175         $53,244
                                       =========================================

--------------------------------------------------------------------------------



26       the dexter corporation

DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, 1996 and 1995 are presented below.

In thousands of dollars                        1997             1996             1995
---------------------------------------------------------------------------------------
Deferred tax assets:
  Postretirement health
   benefits                                  $  8,852         $  8,972         $  9,644
  Accrued expenses, not
   currently deductible                         6,509            6,395            5,820
  Loss carryforwards                            4,944            6,099            6,234
  Pension benefits                              5,670            5,809            4,768
  Inventory, principally
   valuation reserves                           5,450            5,685            5,039
  Reserves for insurance                        6,028            5,632            5,409
  Environmental reserves                        4,865            5,074            5,164
  Alternative minimum tax
   credit carryforwards                                          4,252            3,820
  Other                                        10,924           11,213           10,953
                                             ------------------------------------------
   Gross deferred tax assets                 $ 53,242         $ 59,131         $ 56,851
                                             ------------------------------------------
Deferred tax liabilities:
  Fixed assets, principally
   depreciation                              $(46,274)        $(46,560)        $(49,828)
  Other                                        (7,557)          (5,111)          (4,839)
                                             ------------------------------------------
   Gross deferred tax
     liabilities                             $(53,831)        $(51,671)        $(54,667)
                                             ------------------------------------------
Net deferred tax (liability)
  asset before valuation
  allowance                                  $   (589)        $  7,460         $  2,184
Valuation allowance                            (2,277)          (3,573)          (3,585)
                                             ------------------------------------------

Net deferred tax (liability)
  asset after valuation
  allowance                                  $ (2,866)        $  3,887         $ (1,401)
                                             ==========================================
---------------------------------------------------------------------------------------

Valuation allowances of $2.3 million at December 31, 1997 and of $3.6 million at December 31, 1996 and 1995, reduced the deferred tax asset attributable to foreign loss carryforwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits to become more likely than not. The decrease of $1.3 million in the valuation allowance during 1997 was due principally to the utilization of foreign loss carryforwards.

The components of deferred taxes at December 31, 1997, 1996 and 1995 are as follows:

In thousands of dollars                          1997             1996             1995
-----------------------------------------------------------------------------------------
Current deferred tax assets                    $ 17,107         $ 22,477         $ 20,890
Long-term deferred tax assets                     3,856            2,483              930
  (included in other assets)
Current deferred tax liabilities                 (1,545)          (1,592)          (1,735)
  (included in accrued
  and deferred income taxes)
Long-term deferred income
  taxes                                         (22,284)         (19,481)         (21,486)
                                               ------------------------------------------
Net deferred tax (liability)
  asset                                        $ (2,866)        $  3,887         $ (1,401)
                                               ==========================================
-----------------------------------------------------------------------------------------

EARNINGS PER SHARE In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which requires companies to compute and disclose basic earnings per share and diluted earnings per share, and to present a reconciliation between the two. The new standard was required to be adopted by all public companies for reporting periods ending after December 15, 1997.

Earnings in 1997 of $2.45 per share represented an 18.9% increase in basic earnings per share, compared with earnings of $2.06 per share in 1996. Excluding the net gain of $.04 per share from the 1996 disposal of product lines, 1997 basic earnings increased 21.3% over earnings from operations of $2.02 per share in 1996. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The decrease in the average number of shares in 1997 resulted from Dexter's purchase of 671,200 shares of its outstanding common stock which was partially offset by the exercise of stock options.

On a diluted basis, earnings of $2.41 per share in 1997 increased 18.7% over diluted earnings of $2.03 per share in 1996, and increased 21.1% over diluted earnings from operations of $1.99 per share in 1996. The reconciliation between basic earnings per share and diluted earnings per share is presented below.

                                                 Years ended December 31
Amounts in thousands                   ------------------------------------------
(except per share data)                  1997             1996             1995
---------------------------------------------------------------------------------
Earnings per share - basic:
  Net Income                           $ 56,427         $ 48,722         $ 40,578
  Weighted average shares
   outstanding                           23,010           23,687           24,364
  Earnings per share - basic           $   2.45         $   2.06         $   1.67

Earnings per share - diluted:
  Net Income                           $ 56,427         $ 48,722         $ 40,578
  Effect of subsidiary dilutive
   options on net income                   (546)            (406)            (171)
                                       ------------------------------------------
                                       $ 55,881         $ 48,316         $ 40,407
                                       ==========================================

  Weighted average shares
   outstanding                           23,010           23,687           24,364
  Weighted average effect of
   common stock equivalents                 217              129               49
                                       ------------------------------------------
                                         23,227           23,816           24,413
                                       ==========================================
  Earnings per share - diluted         $   2.41         $   2.03         $   1.66

At December 31, 1997, 10,000 options were outstanding at an exercise price of $41.22 that were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the company's common stock for the year. At December 31, 1996, 24,644 options were outstanding at an exercise price of $29.06 and at December 31, 1995, 513,821 options were outstanding at a weighted-average exercise price of $25.11 that were not included in the computation of diluted earnings per share.
--------------------------------------------------------------------------------

                                                       the dexter corporation 27

MARKET SEGMENT DATA

1997 COMPARED WITH 1996

Sales to the Aerospace market increased $11.1 million, or 22%. Sales increased due to higher sales of both aerospace adhesives and aerospace coatings. Operating income increased $7 million in 1997 primarily due to lower operating losses from aerospace coatings resulting from higher sales volume attributable to growth in the airline manufacturing industry, and productivity improvements at the coatings facility in Waukegan, Illinois. Aerospace adhesives also contributed to the increase in operating income in 1997 principally due to increased sales volume.

Sales to the Electronics market increased $26.3 million, or 14%. The effect of acquired businesses increased sales by $2.5 million. Net of acquired businesses, sales increased 12% principally due to strong sales of electronic encapsulation materials and magnetic materials. Operating income increased $9 million, or 49%, in 1997 primarily due to increased gross margin of electronic encapsulation materials resulting from higher sales volume and favorable product mix.

Sales to the Food Packaging market increased $8.2 million, or 3%. The effect of acquired businesses increased sales by $20.5 million. Net of acquired businesses, sales decreased 5% principally due to lower sales of food and beverage can coatings serving the international markets. Lower currency translation rates on international sales also contributed to this decrease. Operating income decreased $3.6 million, or 12%, in 1997 principally due to lower gross margin on international food and beverage can coatings resulting from sales volume decreases. Lower currency translation rates on international results also unfavorably impacted operating income in 1997.

Sales to the Medical market increased $22.8 million, or 6%. Sales increased primarily due to increased sales of products at LTI. Partially offsetting this increase were lower currency translation rates on international sales. Operating income increased $5.6 million, or 10%, in 1997. Operating income increased at LTI in 1997 primarily due to the favorable impact of higher unit sales and increased gross margin on sales of fetal bovine serum partially offset by the effect of lower currency translation rates on international results. Operating income in 1996 included a $2.6 million gain due to the receipt of proceeds from a note related to the sale of LTI's molecular diagnostic product line in 1990.

Sales of the "Other" category decreased $21.5 million, or 12%. Net of divested businesses, sales in 1997 decreased $2.2 million, or 1%, compared with 1996 sales. Unfavorable currency translation rates more than offset sales volume increases. Operating income increased $0.9 million, or 4%, in 1997 primarily due to higher sales volume and lower operating losses from domestic specialty coatings.

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

Sales of the "Other" category decreased $27.3 million, or 13%. Net of divested businesses, sales in 1996 increased $1.6 million, or 1%, compared with 1995 sales. Operating income increased $5.5 million, or 36%, in 1996 due to improved results from the company's cogeneration operation in 1996. Higher sales and lower raw material costs from nonwoven specialty materials also contributed favorably to the increase in operating income as did improved results of the company's specialty coatings operation in France.
--------------------------------------------------------------------------------

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, which becomes effective for financial statements for periods beginning after December 15, 1997. In the first year of implementation, SFAS No. 131 is not required to be applied in interim period financial statements. The company will begin making the disclosures required by SFAS No. 131 with financial statements for the period ending December 31, 1998.


28 the dexter corporation


MARKET SEGMENT DATA
In thousands of dollars                                1997              1996                1995              1994           1993
----------------------------------------------------------------------------------------------------------------------------------
NET SALES
Aerospace                                        $   60,884       $    49,773         $    45,387         $  44,769      $  41,815
Electronics                                         218,524           192,262             188,461           161,353        145,359
Food Packaging                                      277,794           269,561             282,183           259,398        232,164
Medical                                             430,168           407,385             364,334           315,616        284,733
Other                                               159,685           181,204             208,540           193,583        183,041
                                                 ---------------------------------------------------------------------------------
  Consolidated                                   $1,147,055       $ 1,100,185         $ 1,088,905         $ 974,719      $ 887,112
                                                 =================================================================================
Unit Volume and Product Mix Change                        7%                3%                  7%               10%             1%
Field Sales Force                                       275               252                 241               229            230
----------------------------------------------------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION
Aerospace                                        $    2,847       $     3,098         $     3,373         $   3,479      $   3,414
Electronics                                           5,444             4,958               4,719             4,627          4,466
Food Packaging                                        9,484             8,659               9,563             9,114          7,160
Medical                                              17,388            16,068              13,449            11,606         10,588
Other                                                 9,766            11,085              12,247            11,684         10,717
General Corporate                                       512               371                 376               413            310
                                                 ---------------------------------------------------------------------------------
  Consolidated                                   $   45,441       $    44,239         $    43,727         $  40,923      $  36,655
                                                 =================================================================================
----------------------------------------------------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT
Aerospace                                        $    4,467       $     4,076         $     3,973         $   3,742      $   3,474
Electronics                                           8,037             7,089               6,878             6,547          5,496
Food Packaging                                       11,883            11,735              12,478            10,967          9,898
Medical                                              23,334            21,652              17,147            17,109         17,052
Other                                                 6,037             6,695               8,632             7,933          7,316
General Corporate                                       263               257                 267               346            567
                                                 ---------------------------------------------------------------------------------
  Consolidated                                   $   54,021       $    51,504         $    49,375         $  46,644      $  43,803
                                                 =================================================================================
Laboratory Staff                                        465               447                 454               452            439
----------------------------------------------------------------------------------------------------------------------------------
DIVESTITURE, RESTRUCTURING & ENVIRONMENTAL
  Credit (Charge)
Aerospace                                                                                                                $  (5,170)
Electronics                                                                                                                 (1,864)
Food Packaging                                                                                                              (2,234)
Medical                                                           $     2,569                                               (2,008)
Other                                                                     150                                               11,405
General Corporate                                                                                                             (501)
                                                                  -----------                                            ---------
  Consolidated                                                    $     2,719                                            $    (372)
                                                                  ===========                                            =========
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME (LOSS)
Aerospace                                        $    7,814       $       833         $    (1,533)        $    (844)     $  (6,215)
Electronics                                          27,355            18,394              19,038            15,248         10,295
Food Packaging                                       26,293            29,898              31,809            32,031         28,765
Medical                                              62,554            56,958              41,979            36,164         36,089
Other                                                21,509            20,649              15,193            19,407         24,783
                                                 ---------------------------------------------------------------------------------
  Consolidated Operating Income                     145,525           126,732             106,486           102,006         93,717
Other Income, net                                     6,014             9,897               9,993             9,386          8,586
Interest Expense                                    (20,192)          (20,500)            (20,931)          (20,509)       (18,756)
General Corporate Expense                           (20,262)          (17,877)            (15,724)          (17,271)       (17,109)
                                                 ---------------------------------------------------------------------------------
  Consolidated Income before Taxes               $  111,085       $    98,252         $    79,824         $  73,612      $  66,438
                                                 =================================================================================
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES
Aerospace                                        $      850       $     1,254         $     4,336         $   8,397      $   3,062
Electronics                                          11,320             6,786               3,364             6,370          7,457
Food Packaging                                       12,642             4,403               3,986             6,239          6,771
Medical                                              29,994            44,885              12,643            16,536         19,081
Other                                                 4,232             4,929               4,566             7,368          8,292
General Corporate                                        49                20                  74               187            121
                                                 ---------------------------------------------------------------------------------
  Consolidated                                   $   59,087       $    62,277         $    28,969         $  45,097      $  44,784
                                                 =================================================================================
----------------------------------------------------------------------------------------------------------------------------------
ASSETS AT YEAR END
Aerospace                                        $   54,701       $    60,910         $    64,201         $  60,753      $  56,878
Electronics                                         170,996           108,137             103,571            97,646         87,978
Food Packaging                                      190,990           177,010             191,107           179,927        158,884
Medical                                             336,873           313,812             258,084           235,191        218,129
Other                                               130,642           132,901             180,064           186,384        172,080
                                                 ---------------------------------------------------------------------------------
  Consolidated Operating Assets                     884,202           792,770             797,027           759,901        693,949
General Corporate*                                   77,574           161,034             137,134           120,708        126,742
                                                 ---------------------------------------------------------------------------------
  Consolidated Assets                               961,776           953,804             934,161           880,609        820,691
  Consolidated Liabilities                         (588,915)         (579,689)           (564,546)         (536,976)      (507,396)
                                                 ---------------------------------------------------------------------------------
   Net Assets                                    $  372,861       $   374,115         $   369,615         $ 343,633      $ 313,295
                                                 =================================================================================


*        Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $41,605 in 1996, $38,709 in 1995, $39,435 in 1994, and $37,110 in 1993, and, in
         addition, corporate assets of Life Technologies, Inc.
----------------------------------------------------------------------------------------------------------------------------------

                                                       the dexter corporation 29

GEOGRAPHIC DATA

Operations outside of North America continue to be important to Dexter, giving geographic diversification to both sales and operating income.

1997 COMPARED WITH 1996

Net sales increased in all geographic areas. In North America, net sales increased $31.3 million, or 5%. Net sales increased in all major markets in North America, with strong increases in the Aerospace and Electronics markets and at LTI in the Medical market. Sales decreased in the "Other" category primarily due to businesses divested in 1996. Sales outside of North America increased $15.6 million, or 3%, despite lower currency translation rates which decreased net sales $34.4 million. In Western Europe, sales to the Food Packaging market increased due to acquired businesses. Lower sales volume of food and beverage can coatings and lower currency translation rates somewhat offset this increase. In the Pacific area, sales to the Electronics and Medical markets were strong. Net sales outside of North America were 45% of consolidated net sales in 1997 and 1996. Export sales increased $11 million to $80 million and represented 7% of consolidated net sales in 1997.

Operating income increased in all geographic areas. In North America, operating income increased $13.7 million, or 21%. This increase was principally due to sales volume increases in the Aerospace and Electronics markets and at LTI in the Medical market. Productivity improvements in the aerospace coatings operation also contributed to this increase. Somewhat offsetting these increases was a decrease in the Food Packaging market primarily due to product mix and lower selling prices. Operating income outside of North America increased $5.1 million, or 8%. In Western Europe, operating income increased in all markets except the Medical market. The decrease in the Medical market was primarily due to unfavorable currency translation and transaction effects. Operating income increased 34% in the Pacific area, primarily due to increases in the Electronics market and at LTI in the Medical market. Somewhat offsetting these increases was a decrease in the Food Packaging market primarily due to lower selling prices and higher raw material costs. Lower currency translation rates also had a negative impact on operating income in this region. Operating income outside of North America was 47% of total operating income in 1997 and 50% in 1996.

Total net assets decreased $1.3 million in 1997. Operating assets increased in North America principally due to an acquisition and net additions to property, plant and equipment. Corporate assets decreased principally due to a decrease in cash and short-term securities and the divestiture of the investment in D & S Plastics International. Liabilities increased in North America and decreased in Western Europe primarily due to intercompany activity arising from the movement of cash from Western Europe to North America. Currency translation rates decreased net assets outside of North America by $20.3 million.

1996 COMPARED WITH 1995

Net sales increased in the Pacific area but decreased in North America and Western Europe. In North America, net sales increased in all major markets, with strong increases in the Aerospace and Medical markets. These increases were more than offset by decreases in the "Other" category, primarily due to divested businesses. Sales outside of North America increased $14.5 million, or 3%, despite lower currency translation rates which decreased net sales $12.7 million. Net sales increased in all markets in which we operate outside of North America except in the Food Packaging market. Sales to the Food Packaging market decreased principally due to sales volume decreases in Europe, selling price decreases in Japan, and lower currency translation rates. Net sales in the Pacific area increased 16%, primarily due to strong sales at LTI mainly due to the consolidation of their Japanese subsidiary resulting from the acquisition of a controlling interest in the third quarter of 1995. Net sales outside of North America were 45% of consolidated net sales in 1996 and 44% in 1995. Export sales decreased $2 million to $69 million and represented 6% of consolidated net sales in 1996.

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


30 the dexter corporation

GEOGRAPHIC DATA


In thousands of dollars              1997               1996               1995               1994            1993
------------------------------------------------------------------------------------------------------------------
NET SALES*
North America
  Total Net Sales             $   718,425        $   671,544        $   666,581        $   634,230        $ 586,868
  Intercompany Sales               85,951             70,369             62,177             53,302           40,731
                              -------------------------------------------------------------------------------------
   Net Sales                  $   632,474        $   601,175        $   604,404        $   580,928        $ 546,137
                              =====================================================================================
Western Europe
  Total Net Sales             $   395,901        $   390,699        $   392,267        $   331,397        $ 290,814
  Intercompany Sales               10,021             11,425             11,132             14,513           13,156
                              -------------------------------------------------------------------------------------
   Net Sales                  $   385,880        $   379,274        $   381,135        $   316,884        $ 277,658
                              =====================================================================================

Pacific Area
  Total Net Sales             $   128,805        $   122,100        $   104,719        $    76,907        $  63,317
  Intercompany Sales                  104              2,364              1,353
                              -------------------------------------------------------------------------------------
   Net Sales                  $   128,701        $   119,736        $   103,366        $    76,907        $  63,317
                              =====================================================================================

Consolidated
  Total Net Sales             $ 1,243,131        $ 1,184,343        $ 1,163,567        $ 1,042,534        $ 940,999
  Intercompany Sales               96,076             84,158             74,662             67,815           53,887
                              -------------------------------------------------------------------------------------
   Net Sales                  $ 1,147,055        $ 1,100,185        $ 1,088,905        $   974,719        $ 887,112
                              =====================================================================================

* Intercompany sales between areas are based on estimated market prices or on amounts computed to provide profits to each unit. Excluded from net sales is Dexter's share of the sales of 50% or less owned joint ventures which are accounted for under the equity or cost methods
-------------------------------------------------------------------------------------------------------------------
OPERATING INCOME
North America                 $    78,523        $    64,851        $    43,014        $    51,555        $  50,863
Western Europe                     53,321             52,031             54,576             45,155           40,298
Pacific Area                       15,117             11,300             10,881              6,013            3,080
Consolidated, net of
  eliminations                $   145,525        $   126,732        $   106,486        $   102,006        $  93,717
                              =====================================================================================
-------------------------------------------------------------------------------------------------------------------
NET ASSETS AT YEAR END
North America
  Operating Assets            $   548,205        $   457,005        $   452,721        $   459,481        $ 437,257
  Corporate Assets*                54,893            132,245            103,813             97,579          116,041
  Liabilities                    (518,404)          (433,199)          (399,093)          (414,521)        (411,108)
                              -------------------------------------------------------------------------------------
   Net Assets                 $    84,694        $   156,051        $   157,441        $   142,539        $ 142,190
                              =====================================================================================

Western Europe
  Operating Assets            $   269,192        $   269,817        $   271,866        $   248,217        $ 216,800
  Corporate Assets*                20,827             26,301             30,236             22,476           10,541
  Liabilities                     (34,030)          (107,434)          (115,673)           (93,049)         (75,795)
                              -------------------------------------------------------------------------------------
   Net Assets                 $   255,989        $   188,684        $   186,429        $   177,644        $ 151,546
                              =====================================================================================

Pacific Area
  Operating Assets            $    66,805        $    65,948        $    72,440        $    52,203        $  39,892
  Corporate Assets*                 1,854              2,488              3,085                653              160
  Liabilities                     (36,481)           (39,056)           (49,780)           (29,406)         (20,493)
                              -------------------------------------------------------------------------------------
   Net Assets                 $    32,178        $    29,380        $    25,745        $    23,450        $  19,559
                              =====================================================================================

Consolidated
  Operating Assets            $   884,202        $   792,770        $   797,027        $   759,901        $ 693,949
  Corporate Assets*                77,574            161,034            137,134            120,708          126,742
  Liabilities                    (588,915)          (579,689)          (564,546)          (536,976)        (507,396)
                              -------------------------------------------------------------------------------------
   Net Assets                 $   372,861        $   374,115        $   369,615        $   343,633        $ 313,295
                              =====================================================================================

* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $41,605 in 1996, $38,709 in 1995, $39,435 in 1994, and $37,110 in 1993, and, in addition, corporate assets of Life Technologies, Inc.
-------------------------------------------------------------------------------

                                                       the dexter corporation 31

LIFE TECHNOLOGIES, INC.

On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. (BRL). The resulting free-standing company was renamed Life Technologies, Inc. (LTI) and at December 31, 1997 was owned 52% by Dexter, with the remainder owned by the public. The common stock of LTI is publicly traded on the over-the-counter market under the Nasdaq symbol LTEK. Since 1983, Dexter's proportionate ownership of LTI has decreased from 64% in 1983 to 52% due principally to the effect of the exercise of stock options and the conversion of LTI subordinated debentures held by parties other than Dexter into LTI common stock.

LTI is reported as part of the Medical market segment, although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements are shown below in condensed form.

Net sales of LTI increased $21.5 million, or 7%, in 1997. This improvement was due to a $35.5 million, or 13%, increase in sales of products other than fetal bovine serum (FBS), partially offset by lower FBS sales of $1.3 million and lower currency translation rates of $12.7 million.

Gross margin for 1997 was 53.9% of net sales compared with 52.5% in 1996. Gross margin on products other than FBS increased in 1997 due to production efficiencies and lower scrap costs which more than offset unfavorable currency movements and price erosion on some products. FBS gross margin improved in 1997, principally due to lower unit costs. The FBS cost decline in 1997 caused most of the $1.4 million reduction in the LIFO reserve compared with a $3.3 million reduction in 1996.

Marketing and administrative expenses increased 7% to $108 million in 1997 and represented 32.6% of net sales in 1997 and 1996.

Research and development expenses increased 12% to $21.3 million and represented 6.4% of net sales in 1997 compared with 6.2% in 1996. Research and development expenses were primarily directed toward developing new products and business solutions for LTI's customers in the life sciences research and industrial bioprocessing areas and toward improved production processes.

In 1996, LTI reported a $2.6 million gain related to the disposition of a product line in 1990.

Pretax income increased 10%. Income taxes were provided at a rate of 36% in 1997 and 1996. Net income increased 12% to $32.2 million in 1997 from $28.7 million in 1996.

LTI declared quarterly dividends totaling $.18 per share in 1997 and $.15 1/3 in 1996. Dividends in 1996 were adjusted for a 3-for-2 stock split effected on August 28, 1996.

After the deduction of minority interests, LTI contributed $17 million to Dexter's net income, or $.71 per share on a diluted basis, in 1997, compared with $15.4 million, or $.63 per share, in 1996. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $4.77 at December 31, 1997, from $4.16 at year-end 1996.

At year-end 1997, LTI had $19.1 million in cash and short-term securities, $136.4 million in other current assets and $54.5 million of current liabilities.

In 1997, LTI spent $27.3 million on capital expenditures and was self funding. Capital expenditures in 1998 are expected to range between $20 and $25 million. It is expected that LTI will be self funding in 1998.
------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME


                                                  Years ended December 31
                                                  ------------------------
In thousands of dollars                               1997            1996
--------------------------------------------------------------------------
REVENUES
Net sales                                         $330,967        $309,455
Net royalties                                        1,841             884
                                                  ------------------------
                                                   332,808         310,339
                                                  ------------------------
EXPENSES
Cost of sales                                      152,547         146,926
Marketing and administrative                       108,046         100,797
Research and development                            21,281          19,084
Gain on product line disposal                                       (2,569)
                                                  ------------------------
                                                   281,874         264,238
                                                  ------------------------
Other income, net                                      404             619
                                                  ------------------------
INCOME BEFORE INCOME TAXES                          51,338          46,720
Income taxes                                        18,481          16,819
                                                  ------------------------
INCOME BEFORE MINORITY INTERESTS                    32,857          29,901
Minority interests                                     622           1,201
                                                  ------------------------
NET INCOME                                        $ 32,235        $ 28,700
                                                  ========================


--------------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER NET INCOME

                                                   Years ended December 31
In thousands of dollars                          -------------------------
(except per share amounts)                            1997            1996
--------------------------------------------------------------------------
Net income of LTI                                $  32,235        $ 28,700
Portion attributable to minority interests          15,212          13,341
                                                 -------------------------
Dexter's portion of net income of LTI            $  17,023        $ 15,359
                                                 =========================
Net income per share - basic of Dexter           $     .74        $    .65

Net income per share - diluted of Dexter         $     .71        $    .63
--------------------------------------------------------------------------





32    the dexter corporation

LIFE TECHNOLOGIES, INC.
------------------------------------------------------------------

CONDENSED STATEMENT OF FINANCIAL POSITION

                                                                              December 31
                                                                    --------------------------
In thousands of dollars                                                  1997             1996
----------------------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                                      $  19,076        $  15,326
Accounts receivable, net                                               58,096           54,566
Inventories                                                            68,063           62,320
Other current assets                                                   10,223            8,285
Property, plant and equipment, net                                    100,098           88,367
Investments and other assets                                           12,353           11,023
Excess of cost over net assets of
  businesses acquired                                                  12,365           14,044
                                                                    --------------------------
   Total assets                                                     $ 280,274        $ 253,931
                                                                    ==========================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                                 $  54,531        $  56,301
Long-term debt                                                          4,564            4,668
Other liabilities                                                      12,455           10,043
Shareholders' equity                                                  208,724          182,919
                                                                    --------------------------
  Total liabilities and
   shareholders' equity                                             $ 280,274        $ 253,931
                                                                    ==========================
----------------------------------------------------------------------------------------------

CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

                                                                              December 31
In thousands of dollars                                             --------------------------
(except per share amounts)                                               1997             1996
----------------------------------------------------------------------------------------------
LTI shareholders' equity                                            $ 208,724        $ 182,919
Portion attributable to minority interests                             99,257           85,328
                                                                    --------------------------
Dexter's portion of LTI
  shareholders' equity                                              $ 109,467        $  97,591
                                                                    ==========================
Book value per share of Dexter stock                                $    4.77        $    4.16

------------------------------------------------------------------
CONDENSED STATEMENT OF CASH FLOWS

                                                                       Years ended December 31
                                                                       -----------------------
In thousands of dollars                                                  1997             1996
----------------------------------------------------------------------------------------------
OPERATIONS
Net income                                                          $  32,235        $  28,700
Noncash items
  Depreciation and amortization                                        12,717           10,576
  Gain on product line disposal                                                         (2,569)
  Other                                                                (2,429)          (3,535)
Operating working capital
  (increase) decrease                                                 (10,913)           7,092
                                                                    --------------------------
                                                                       31,610           40,264
                                                                    --------------------------

INVESTMENTS
Property, plant and equipment                                         (27,300)         (36,017)
Acquisitions and joint ventures                                          (914)         (11,704)
Proceeds from product line disposal                                                      2,569
Other                                                                    (127)             (30)
                                                                    --------------------------
                                                                      (28,341)         (45,182)
                                                                    --------------------------

FINANCING
Dividends paid                                                         (3,929)          (3,351)
Exercise of stock options                                               4,052            1,998
Short-term borrowings                                                   1,896              319
Long-term loan repayments                                                (713)          (1,617)
                                                                    --------------------------
                                                                        1,306           (2,651)
                                                                    --------------------------
EFFECT OF TRANSLATION RATE CHANGES
  ON CASH AND SHORT-TERM SECURITIES                                      (825)            (306)
                                                                    --------------------------

TOTAL INCREASE (DECREASE) IN CASH
  AND SHORT-TERM SECURITIES                                         $   3,750        $  (7,875)
                                                                    ==========================

--------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority-owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. (LTI) (52% owned) and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1997 presentation.


FORWARD-LOOKING STATEMENTS Some of the matters discussed in this 1997 Annual Report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to statements about (i) meeting the company's published financial goals, (ii) future growth in the company's revenues, earnings and dividends; and (iii) improvements in the markets served by the company. Actual results could differ materially from such forward-looking statements because of, among other things, the following factors: unit volume growth substantially different from the company's targeted range, the impact of competitive products and pricing, changes in the prices of raw materials, fluctuations in foreign currency rates, changes in laws and regulations, and other risks identified on page 34 in the section entitled Events, Trends and Vulnerabilities.

                                                       the dexter corporation 33

EVENTS, TRENDS AND VULNERABILITIES Dexter is subject to a multitude of events and trends which influence its business prospects, profitability and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

In 1997, there was overall relative stability of raw material costs and selling prices for the company's products. Aggressive efforts to raise prices and to gain full value for our product offerings will continue. However, the heightened degree of competition throughout the world makes it increasingly difficult to obtain selling price increases. Although the overall cost of raw materials has moderated, it is possible that such costs will rise again. This appears unlikely in the short term. However, any substantial increases in future demand for the materials the company purchases, provided no additional production capacity is built, will inevitably support higher levels of cost to Dexter. The company's Life Technologies, Inc. subsidiary is subject to volatility in the cost of fetal bovine serum which stems from a fundamental limit to supply. Further, for less critical applications, additional competition can be expected consequent to the development of substitute products for cell culture which do not depend on traditional raw materials.

Unit volume growth of sales of 7% supported gross margin expansion in 1997. To the extent that the unit volume growth rate decreases in the future as a result of some weakness in domestic or international economies, revenue and earnings growth may be negatively impacted. The current Asian economic environment is not expected to have a material negative impact on the results of the company. However, decreases in demand for the company's products or the inability of customers to remain viable in this region may reduce the growth potential in this area over the short- to medium-term. The consequences of domestic interest rate changes and tax policy may also influence total demand in our served markets.

Since approximately 50% of Dexter's profits are derived from products sold outside the United States, any weakening of international currencies against the U.S. dollar could have a negative effect on the company's results. The continuing strength of the pound sterling against other European currencies could also have a negative effect on the company's results. Additionally, the volatility of several Asian currencies could create exposures and losses for the company. Revenues and profits in the food packaging, electronics and medical markets are the most sensitive to currency rate fluctuations. Geographical expansion will continue to provide opportunities and challenges as we endeavor to create profitable growth in developing countries.

There will continue to be increasing costs incurred by the need to respond to heightened regulatory pressures. Such increases may be significant in areas of environmental, health, social and administrative regulation. Heightened worldwide environmental concerns have led to greater capital requirements and increased operating expenses. While the company, based on known facts and circumstances, has provided substantial environmental reserves as shown at year end in the Statement of Financial Position, the ultimate cost of compliance and remediation cannot be ascertained and, therefore, there is no assurance that such reserves will prove to be adequate over time.

Substantial national and local deficits as well as current economic issues in several parts of the world may dictate the need for greater tax receipts or significant reductions in government spending. Future increases in taxes by countries, states and localities may be the ultimate outcome of this imbalance. Lower government spending may adversely affect Life Technologies, Inc. by reducing the overall availability of government funding for life science research.

Other areas which will have an important impact on the future of the company will be the increasing rate of technological change, a continued universal move toward higher quality products, shortened product life cycles and further globalization of our customers and competitors. Technology is the lifeblood of the corporation. In order to remain competitive we must, successfully and rapidly, introduce new products that not only replace our current products but also those of our competitors, otherwise we are potentially exposed to reduced margins and loss of business.

The general aging of the U.S. population will create challenges with respect to the availability of employees as well as amplifying trends in increased health care costs. Dexter's ability to hire and retain a qualified workforce around the world will be fundamental to our growth and success. Increased training and developmental needs will require additional resources to maintain and improve our overall competencies.

The company recognizes potential software failures arising from processing the Year 2000 date as a known risk. The company is addressing this risk by developing and implementing procedures that identify systems and equipment that are not Year 2000 compliant and executing appropriate solutions to modify or replace them in order to become compliant. The company believes that the cost associated with becoming Year 2000 compliant will not have a material negative effect on its results. The company is currently working with its customers and suppliers to identify external issues associated with the Year 2000. There can be no assurance, however, that the company will be able to identify and correct all aspects of the Year 2000 problems of customers and suppliers that affect the company's business.

The complexities of ever-changing worldwide events and trends including the international political environment, the global marketplace and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will face these challenges with continued innovation and increased productivity.


34    the dexter corporation

ACQUISITIONS AND DIVESTITURES To pursue strategic growth opportunities as a global supplier to the food packaging industry, Dexter acquired the can coatings businesses of Kolack A.G. based in Switzerland in January 1997; Stolllack, a business unit of Herberts Austria GmbH, based in Austria in March 1997; and Akzo Nobel Tintas Metalgraficas Ltda., a subsidiary of Akzo Nobel Coatings International B.V., based in Brazil in April 1997. In addition, Dexter formed a joint venture marketing company based in South Africa, effective October 1997. The company will do business as Dexter South Africa (Pty) Ltd. and is owned 60% by Dexter and 40% by Plascon (Pty) Ltd. These businesses will operate as part of the Dexter Packaging Products Division.

To further enhance its strategic position as a global supplier to the electronics industry, Dexter acquired Quantum Materials, Inc. of San Diego, California, in October 1997. This business will operate as a part of the Dexter Electronic Materials Division.

In April 1997, Dexter completed the divestiture of its 50% interest of D & S Plastics International, an equally owned joint venture based in Auburn Hills, Michigan, between The Dexter Corporation and the Solvay Group to Solvay America, Inc. There was no net gain or loss on the sale of Dexter's 50% interest. This transaction completed the program announced in 1995 to reduce Dexter's future strategic emphasis on the automotive market.

None of these businesses acquired or divested, either individually or in the aggregate, constitute a significant subsidiary of The Dexter Corporation.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 1.9 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.1 to 1. As shown in the Statement of Cash Flows, cash provided from operations of $84.6 million exceeded cash needed for investments in 1997 by $4 million. Investment activity during 1997 included capital expenditures of $63 million in addition to cash outflows for acquisitions of $68.5 million which were funded, in part, by cash proceeds from divestitures of $41.5 million. The nature of these transactions is described in the acquisitions and divestitures footnote on this page. Financing activities also used funds of $36.7 million in 1997 principally due to dividend payments of $21.7 million and the purchase of 671,200 shares of the company's outstanding common stock for $20.5 million. In 1997, there was a reduction of cash and short-term securities of $32.7 million.

Excluding LTI, the current ratio is 1.6 to 1 and the quick ratio is 1 to 1. Excluding LTI, cash needed for investments exceeded cash provided from operations by $3.3 million. Financing activities, excluding LTI, also used funds of $36.1 million resulting in a reduction of cash and short-term securities of $39.4 million in 1997.

The company plans to meet its future working capital and capital expenditure needs with funds provided from operations, the reduction of short-term securities and, as needed, short-term and long-term borrowings.
--------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL POSITION

WORKING CAPITAL Working capital, including cash and short-term securities, decreased $39 million from 1996. Operating working capital increased $17 million to $212.7 million at year-end 1997. The current ratio at December 31, 1997 was
1.9 to 1. The company's liquidity is strong, and ample lines of credit are available to the company and its subsidiaries.

The sum of cash, short-term securities and accounts receivable exceeded total current liabilities at December 31, 1997. As of year-end 1997, the company has short-term lines of credit in excess of $100 million of which the Board has authorized borrowing only $50 million at any one time. At year-end 1997, $35.4 million was borrowed against these lines of credit. Additionally, there is authorized $50 million in medium-term notes, which were all unissued at year end. As of year-end 1997, the company has eight multi-currency, revolving credit agreements aggregating $100 million. At year-end 1997, $19.7 million has been borrowed under these agreements, and the remaining funds are immediately available should the company so desire.

--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN OPERATING WORKING CAPITAL AND WORKING CAPITAL IN 1997

                                                                         Business                                      Change in
                                                                       Acquisitions              Currency             Consolidated
                                                 Cash                 and Accounting            Translation              Account
In thousands of dollars                        Changes                    Accruals                Effects               Balances
--------------------------------------------------------------------------------------------------------------------------------
Accounts receivable, net                      $ 13,713                     $3,834                $(10,383)             $   7,164
Inventories at FIFO                             14,857                      2,814                  (7,718)                 9,953
Prepaid and deferred expenses                    2,908                        234                    (771)                 2,371
Accounts payable                                (6,448)                     2,214                   4,934                    700
Accrued liabilities and expenses                (5,252)                      (216)                  2,283                 (3,185)
                                              ----------------------------------------------------------------------------------
   Operating working capital                    19,778                      8,880                 (11,655)                17,003
                                              ----------------------------------------------------------------------------------
Cash                                            (4,799)                     4,957                    (722)                  (564)
Short-term securities                          (32,906)                        24                  (1,668)               (34,550)
LIFO reserve                                     1,037                                                                     1,037
Current deferred tax assets                                                (5,370)                                        (5,370)
Short-term debt                                (30,611)                                               361                (30,250)
Other current liabilities and taxes             13,585                       (624)                    720                 13,681
                                              ----------------------------------------------------------------------------------
   Working capital                            $(33,916)                    $7,867                $(12,964)              $(39,013)
                                              ==================================================================================
--------------------------------------------------------------------------------------------------------------------------------

                                                       the dexter corporation 35

CASH AND SHORT-TERM SECURITIES Cash principally comprises in-transit, uncollected funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have maturities of less than 90 days when purchased and represent cash awaiting use in the business, funds available for future investment, and partial offsets of net nonlocal currency exposures relating to current accounts payable and accounts receivable. Short-term securities are held in interest-bearing overnight securities, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1997, there were $57 million in short-term securities, of which $39.9 million were directly available to Dexter and $17.1 million were maintained separately by Life Technologies, Inc. due to its different shareholder constituency. Of these amounts, $25.8 million for Dexter and $9.7 million for Life Technologies, Inc. were held outside the United States. Of the $39.9 million for Dexter, $19.5 million was held by Dexter's captive insurance companies.

ACCOUNTS RECEIVABLE Gross accounts receivable of $195.7 million at December 31, 1997 were reduced by allowances of $10.4 million. Such allowances were $8.1 million at December 31, 1996 and $7.5 million at December 31, 1995. Currency translation effects decreased net accounts receivable by $10.4 million in 1997. Included in accounts receivable are non-trade accounts receivable of $11 million in 1997 compared with $13.2 million in 1996 and $25.8 million in 1995. These amounts principally comprise tax receivables and amounts due from affiliates. The collection period for accounts receivable improved to approximately 53 days at December 31, 1997, compared with 57 days at December 31, 1996 and 59 days at December 31, 1995.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 52% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 58% of U.S. inventories in 1997 and 1996, and 63% in 1995. The FIFO (first-in, first-out) method was used for determining the cost of remaining inventories in the United States and the 48% of total inventories which were outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1997, 1996 or 1995.

Inventories at December 31 were:

In thousands of dollars           1997              1996              1995
----------------------------------------------------------------------------
Materials and supplies         $  61,233         $  58,290         $  60,099
Work-in-process                   17,664            17,078            17,038
Finished goods                    99,803            93,379           104,606
                               ---------------------------------------------
   Total FIFO cost               178,700           168,747           181,743
LIFO reserve                     (18,799)          (19,836)          (24,709)
                               ---------------------------------------------
                               $ 159,901         $ 148,911         $ 157,034
                               =============================================

--------------------------------------------------------------------------------
Before deducting the LIFO reserve, FIFO inventories increased $10 million in 1997 to $178.7 million primarily due to increased FIFO inventories at LTI of $4.4 million and $2.8 million of FIFO inventories related to businesses acquired by Dexter in 1997.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. dollars, Japanese yen, pound sterling and French francs, and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The $35.4 million short-term borrowings outstanding at year end included $2.9 million of short-term debt of Life Technologies, Inc. The weighted average interest rate on short-term borrowings outstanding was 6.1% at December 31, 1997, 5.4% at December 31, 1996, and 6.1% at December 31, 1995.

The company had outstanding letters of credit at December 31, 1997 totaling $9.9 million for liabilities already reflected in the Statement of Financial Position. The company has authorized up to $50 million of commercial paper, none of which was issued during 1997 and all of which was available for issue at December 31, 1997. Available short-term lines of bank credit are in excess of $100 million.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were:

In thousands of dollars                1997            1996           1995
---------------------------------------------------------------------------
Salaries, wages and benefits          $17,381        $17,047        $16,615
Pension and profit sharing             13,265         12,349          9,082
Provision for claims and
  warranties                            5,106          3,806          3,194
Professional services                   4,351          2,344          1,433
Taxes, other than income taxes          3,529          2,679          1,975
Royalties                               3,482          2,792          1,964
Customer rebates and volume
  discounts                             2,482          3,426          3,551
Deferred purchase and
  construction payments                 1,580          2,800            182
Commissions                             1,455          1,111          1,052
Severance and relocation                1,313          2,980            593
Interest                                1,162          1,377          3,280
Other, principally accruals
  for unbilled obligations             12,817         12,768         12,116
                                      -------------------------------------
                                      $67,923        $65,479        $55,037
                                      =====================================

--------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $59.1 million in 1997, $62.3 million in 1996 and $29 million in 1995. The $62.3 million in 1996 includes a capital lease for $4.7 million at LTI for a parcel of land. Capital expenditures in 1998 are currently estimated to range between $60 million and $70 million.

For financial reporting purposes, the company uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 45 years for buildings, 16 years for nonwovens related machinery and equipment, and 3 to 15 years for all other machinery and equipment. For tax purposes the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against the asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or


36 the dexter corporation
the remaining book value exceeds its anticipated future productive asset value as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which was adopted by the company as of January 1, 1996. Maintenance and repairs are charged to operations as incurred and amounted to $18.3 million in 1997, $16.3 million in 1996 and $17 million in 1995. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are included in income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:

In thousands of dollars              1997               1996              1995
-------------------------------------------------------------------------------
Land                              $  28,501         $  23,273         $  19,307
Buildings and improvements          184,388           158,635           153,071
Machinery and equipment             474,079           458,069           457,611
Construction in progress             25,157            37,859            12,250
                                  ---------------------------------------------
   Total cost                       712,125           677,836           642,239
Less accumulated
  depreciation                     (363,953)         (343,570)         (317,036)
Property, plant and               ---------------------------------------------
  equipment, net                  $ 348,172         $ 334,266         $ 325,203
                                  =============================================

--------------------------------------------------------------------------------
Changes in property, plant and equipment for the past three years were as follows:

In thousands of dollars                 1997              1996              1995
----------------------------------------------------------------------------------
January 1                            $ 334,266         $ 325,203         $ 328,935
Capital expenditures                    59,087            62,277            28,969
Assets of businesses acquired            4,271               562               212
Assets of businesses divested             (893)          (15,140)
Write-down of asset values                (470)           (1,880)
Depreciation                           (37,453)          (37,312)          (38,246)
Currency effects                       (10,636)              556             5,333
                                     ---------------------------------------------
December 31                          $ 348,172         $ 334,266         $ 325,203
                                     =============================================

--------------------------------------------------------------------------------

PATENTS, TECHNOLOGY, FORMULAS AND COVENANTS Patents, technology, formulas and covenants not to compete are stated at cost less accumulated amortization of $19.9 million, $18.5 million and $18.6 million at December 31, 1997, 1996 and 1995, respectively. Such items which have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 5 to 17 years. Businesses acquired in 1997 increased patents, technology, formulas and covenants by $28.6 million. Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost was $97.5 million at year-end 1997, and $71.9 million at year-end 1996. Excess acquisition cost increased $34.5 million in 1997 due to businesses acquired. This increase was somewhat offset by $5.6 million of amortization costs and $3.3 million due to currency translation effects. Excess acquisition cost increased $6.1 million in 1996 due to the net impact of businesses acquired and divested. This increase was offset by $4.9 million of amortization costs and $3.4 million due to currency translation effects. The excess of cost over the net asset value of businesses acquired (goodwill) prior to 1991 is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods not exceeding 25 years. Accumulated amortization amounted to $23.8 million, $18.8 million and $16.5 million at December 31, 1997, 1996 and 1995, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and in management's judgement, the business will not recover from this position in the future. There were no impairment charges in 1997, 1996 or 1995.

LEASES The company leases facilities, vehicles, computers and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options and escalation clauses.

At December 31, 1997 and 1996, LTI had a capital lease in the amount of $4.7 million for a parcel of land on which they are constructing a new corporate R&D center and other administrative offices, including their headquarters. Obligations under capital leases were not significant at December 31, 1995.

Aggregate future minimum lease payments under noncancelable leases as of December 31, 1997, were as follows:

For the years ending
(in thousands of dollars)           Capital Lease       Operating Leases
------------------------------------------------------------------------
1998                                   $   440             $  9,495
1999                                       440                6,364
2000                                       440                4,189
2001                                       440                2,642
2002                                       440                2,208
Later years                              7,085               11,628
                                        ------               ------
Total minimum lease payments             9,285              $36,526
Less amount representing interest       (4,627)             =======
                                        ------
Present value of net minimum
  lease payments                        $4,658
                                        ======

-------------------------------------------------------------------------------
Total rent expense incurred under noncancelable leases, net of minor sublease rentals, amounted to $11.5 million in 1997, $10.9 million in 1996, and $11.1 million in 1995. The company has no contingent rentals.

LEGAL PROCEEDINGS The company is involved in various environmental and other lawsuits and claims, many of which are covered by insurance. At December 31, 1997, $0.4 million of current and $4.5 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims which are probable and are not covered by third-party insurance are properly reflected as liabilities of the company. While the outcome of these lawsuits and claims cannot be forecast with certainty, management believes that such matters should not result in any liability which would have a material adverse effect on the company's financial position, results of operations, or cash flows.


                                                       the dexter corporation 37

POSTRETIREMENT BENEFITS The company has pension (defined benefit) or deferred profit sharing (defined contribution) plans for substantially all U.S. employees. Retirement benefits for most employees of international operations are provided by government-sponsored or insured programs and, in certain countries, by defined benefit plans.

With respect to its qualified defined benefit pension plans, the company's policy is to fund amounts as are necessary on an actuarial basis to provide for benefits in accordance with the requirements of ERISA for domestic plans and in accordance with local laws and income tax regulations for international plans. The plans covering the majority of domestic employees of the company and of Life Technologies, Inc. provide benefits that are generally based upon the employee's average compensation before retirement. The company also sponsors an unfunded nonqualified executive supplemental plan for certain key employees that provides benefits based on average compensation before retirement, offset by other benefits payable to the participant.

In computing the company's year-end funded status for domestic plans, discount rates of 6.75% and 7% were used in 1997 and 7% and 6.5% were used in 1996 and 1995, respectively. The discount rates used in computing the year-end funded status for international plans ranged from 4% to 7.5% in 1997, 4% to 8.5% in 1996, and 4% to 9% in 1995.

--------------------------------------------------------------------------------------------------------------------------------
The funded status of the company's plans were as follows:

                                     DECEMBER 31, 1997                 December 31, 1996                 December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                               Plans Where       Plans Where      Plans Where      Plans Where      Plans Where      Plans Where
                             Assets Exceed       Accumulated    Assets Exceed      Accumulated    Assets Exceed      Accumulated
                               Accumulated          Benefits      Accumulated         Benefits      Accumulated         Benefits
In thousands of dollars           Benefits     Exceed Assets         Benefits    Exceed Assets         Benefits    Exceed Assets
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value
  of benefit obligations
    Vested benefit obligation     $  82,074         $  7,634         $  65,912        $  7,731         $ 63,864         $  7,356
    Accumulated benefit
     obligation                   $  84,252         $  9,191         $  68,701        $  8,745         $ 66,497         $  8,768
    Projected benefit
     obligation                   $ 119,083         $ 11,448         $ 102,560        $ 10,371         $ 99,947         $ 10,743
Plan assets at fair value,
  primarily equity securities
  and insurance contracts         $ 113,351         $    784         $  95,386        $  1,048         $ 83,110         $    999
                                  ----------------------------------------------------------------------------------------------
Projected benefit obligation
  in excess of plan assets        $  (5,732)        $(10,664)        $  (7,174)       $ (9,323)        $(16,837)        $ (9,744)
Unrecognized net loss                   189            1,608             2,514           1,532           14,811            2,194
Unrecognized prior
  service cost                        2,466            2,163             2,897           1,566            3,265            1,802
Unamortized net (asset)
  obligation                           (534)             174              (628)            213             (635)             254
Adjustment required to
  recognize minimum liability                         (1,923)                           (1,971)                           (2,732)
                                  ----------------------------------------------------------------------------------------------
(Accrued pension liability)
  Prepaid pension cost            $  (3,611)        $ (8,642)        $  (2,391)       $ (7,983)        $    604         $ (8,226)
                                  ==============================================================================================
--------------------------------------------------------------------------------------------------------------------------------

In 1997, there was a combined net periodic pension cost of $5.6 million for all plans. Net periodic pension cost was $7.8 million for 1996 and $4.8 million for 1995.

Net periodic pension cost for 1997, 1996 and 1995 included the following components:

In thousands of dollars                1997             1996             1995
-------------------------------------------------------------------------------
Service cost                         $  5,877         $  6,405         $  4,276
Interest cost                           7,719            7,440            6,429
Actual return on assets               (19,125)         (11,271)         (13,678)
Net amortization and deferral          11,153            5,212            7,725
                                     ------------------------------------------
Net periodic pension cost            $  5,624         $  7,786         $  4,752
                                     ==========================================

--------------------------------------------------------------------------------
Assumptions used in the accounting for pension cost in 1997, 1996 and 1995 for domestic plans were:

                               1997          1996          1995
---------------------------------------------------------------
Discount rate                     7%           6.5%*       8.5%
Average wage increase         4 - 5%         4 - 5%          6%
Expected long-term rate
  of return on plan assets        9%             9%          9%

* In June of 1996, the company recognized a $1.1 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996 the Dexter Pension Plan was remeasured using a 7.5% discount rate.
--------------------------------------------------------------------------------

38 the dexter corporation

Assumptions used in the accounting for pension cost in 1997, 1996 and 1995 for international plans were:

                                      1997        1996             1995
-------------------------------------------------------------------------
Discount rate                       4 - 8.5%       4 - 9%      5.5 - 9.75%
Average wage increase               2.5 - 6%       3 - 7%         4.5 - 7%
Expected long-term rate
  of return on plan assets          2.5 - 9%     2.5 - 9%           4 - 9%

-------------------------------------------------------------------------
The discount rate is the estimated rate at which the obligation for pension benefits could effectively be settled.

The average wage increase assumption was reduced from the 6% used in 1995 to a range of 4 - 5% in 1997 and 1996 for computing pension cost for domestic plans. The average wage increase to be used in the international plans ranges from 2.5% to 6% in 1998.

The expected long-term rate of return on plan assets reflects the average rate of earnings that the company estimates will be generated on the assets of the plan over the long term. The rate of return on plan assets in the U.S. was 21% in 1997, 15.1% in 1996, and 22% in 1995.

Certain defined benefit plans' accumulated benefit obligation exceeded plan assets. The minimum liability adjustment, intangible asset and reduction to shareholders' equity at December 31, 1997, 1996 and 1995 were as follows:

In thousands of dollars                 1997          1996          1995
-------------------------------------------------------------------------
Minimum liability adjustment           $1,261        $1,489        $2,052
Intangible asset                        1,223         1,173         1,318
                                       ----------------------------------
                                           38           316           734
Tax benefit                                14           112           261
                                       ----------------------------------
Pension liability adjustment to
  shareholders' equity                 $   24        $  204        $  473
                                       ==================================

-------------------------------------------------------------------------
The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employee's pay and totaled $8.1 million in 1997, $7.3 million in 1996 and $6.6 million in 1995.

In addition to providing pension benefits, certain businesses of Dexter provide some health care and life insurance benefits for retired employees. Dexter has funded trusts for future payment of such benefits.

The assets in the trusts amounted to $41.2 million, $33.7 million and $29.1 million at December 31, 1997, 1996 and 1995, respectively, and were invested as follows:

In thousands of dollars               1997           1996           1995
-------------------------------------------------------------------------
Equity funds                        $15,899        $13,916        $10,492
Indexed fund                         15,574         12,675         12,031
Convertible preferred stocks          9,466          6,946          6,237
Short-term liquid investment
  funds                                 270            172            352
                                    -------------------------------------
                                    $41,209        $33,709        $29,112
                                    =====================================

-------------------------------------------------------------------------
The combined results of these funds are expected to achieve returns in excess of 10% over the long term.

The components of net periodic postretirement benefit income for the years ended December 31, 1997, 1996 and 1995 were:

In thousands of dollars                1997            1996            1995
----------------------------------------------------------------------------
Service cost                         $   828         $   889         $   666
Interest cost                          1,596           1,541           1,447
Actual return on assets               (8,413)         (5,386)         (6,953)
Net amortization and deferral          4,378           1,732           4,005
                                     ---------------------------------------
Net periodic postretirement
  benefit income                     $(1,611)        $(1,224)        $  (835)
                                     =======================================

--------------------------------------------------------------------------------
The funded status of the plan at December 31, 1997, 1996 and 1995 was:

In thousands of dollars                    1997             1996             1995
-----------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation
   Retirees and dependents               $  9,500         $  7,668         $  8,103
   Actives fully eligible                   4,432            4,685            4,469
   Actives not yet fully eligible          13,222           10,839           11,885
                                         ------------------------------------------
Total accumulated
  postretirement benefit
  obligation                               27,154           23,192           24,457
Plan assets at fair value                  41,209           33,709           29,112
                                         ------------------------------------------
Accumulated postretirement
  benefit obligation less than
  plan assets                              14,055           10,517            4,655
Unrecognized net gain                      (7,746)          (4,060)             (90)
Unrecognized prior service
  effect from plan amendment               (1,826)          (3,764)          (4,838)
                                         ------------------------------------------
Prepaid postretirement benefit
  cost (accrued postretirement
  benefit cost)                          $  4,483         $  2,693         $   (273)
                                         ==========================================
-----------------------------------------------------------------------------------

The discount rates used in determining the accumulated postretirement benefit obligation were 6.75% at December 31, 1997, 7% at December 31, 1996, and 6.5% at December 31, 1995. In June of 1996, the company recognized a $1.6 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996, the accumulated postretirement benefit obligation was remeasured using a 7.5% discount rate. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10% in 1997, declining gradually to 5% in 2007 and remaining level thereafter. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1997 would be increased by $1 million, while the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1997 would be increased by $0.1 million. As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted if deemed appropriate.


                                                       the dexter corporation 39

LONG-TERM DEBT Long-term debt at December 31, 1997 consisted of promissory notes, revolving credit borrowings, sinking fund debentures, industrial development bonds and a capitalized lease.

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commenced in 1997 and were designed to retire 95% of the debt prior to maturity. During 1997, Dexter redeemed $30 million of the 9.25% sinking fund debentures in advance of their maturities at a redemption price of 104.625%. Also, in December 1997, Dexter made an optional sinking fund payment of $5 million on these debentures in addition to the scheduled, mandatory sinking fund payment of $2.5 million. The redemption price of the optional and mandatory sinking fund payments was 100%.

In 1996, Dexter refinanced 350 million yen debt and borrowed an additional 150 million yen at an all-in-rate of 1.66%. The borrowing of 500 million yen (equivalent to approximately $3.8 million) is scheduled to mature in 1999.

In 1996, LTI capitalized a lease for a parcel of land on which a new R&D center and other administrative offices were being constructed. Payments began in February 1997 and continue for 22 years. The agreement allows LTI to lease the property for 25 years with a 50-year renewal clause. LTI also has an option to purchase the land.

In November 1993, Dexter privately placed with The Prudential Insurance Company of America $35 million, 20-year senior unsecured notes at a rate of 6.21% due in 2013. Required prepayments began in 1994 and are scheduled to continue with installments of $1.75 million per year through the year 2013. In December 1993, Dexter privately placed with The Prudential Insurance Company of America the equivalent of $15 million, 15-year senior unsecured notes denominated in Swiss francs at a rate of 4.86% due in 2008. Required prepayments began in 1994 and continued with installments of Swiss franc 2.2 million per year through the year 1997. The installments decrease to Swiss franc 1.5 million from 1998 through the year 2004 and decrease further to Swiss franc 0.8 million from 2005 through the year 2008.

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

Multi-currency, revolving credit agreements maintained with eight banks aggregate another $100 million. This revolving credit is for a three-year evergreen term and carries a commitment fee of 0.08% per annum on the unborrowed portion. On December 31, 1997, Swiss franc 28.8 million (equivalent to approximately $19.7 million) was borrowed under the revolving credit agreements at a rate of 1.76% and is scheduled to mature in the year 2000.

Long-term debt represented 32.6% of total capital at December 31, 1997. The weighted average interest rate of long-term debt outstanding at December 31, 1997 was 7.58%.

Certain long-term debt agreements include provisions that restrict the amount of dividend increases if consolidated equity falls below $175 million. Consolidated equity at December 31, 1997 was $373 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1997 there was approximately $207 million of additional debt allowable under these terms.

Life Technologies, Inc. has guaranteed approximately $0.2 million of bank loans to others. Dexter has guaranteed approximately $0.4 million of bank loans to others.

At December 31, 1997 and 1996 the fair value of net long-term debt was $188 million and $218 million, respectively, compared with the carrying value of $180 million and $210 million. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1997, the fair value of long-term debt exceeded the carrying value by $8 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.
-------------------------------------------------------------------------------

DEBT OUTSTANDING

                                                    December 31
                                    ---------------------------------------------
In thousands of dollars                1997              1996              1995
---------------------------------------------------------------------------------
Promissory notes                    $ 155,792         $ 166,110         $ 177,437
Revolving credit borrowings            19,720
Sinking fund debentures                12,500            50,000            50,000
Capitalized lease                       4,658             4,739
Industrial development bonds              700             1,400             2,050
                                    ---------------------------------------------
                                      193,370           222,249           229,487
Less:
Payments due within one year          (13,340)          (12,297)          (13,648)
                                    ---------------------------------------------
Net long-term debt                  $ 180,030         $ 209,952         $ 215,839
                                    =============================================

-----------------------------------------------------------------------------------------------------------------------------------

DEBT MATURITIES BY CURRENCY AND TYPE
Amounts in thousands

                                                                  Multi-currency Promissory Notes
                                                      --------------------------------------------------
                            Industrial     Sinking                                                 Total       Total       Weighted
            Capitalized    Development        Fund                      Swiss      Japanese  U.S. Dollar  U.S. Dollar       Average
                  Lease          Bonds  Debentures    U.S. Dollar       Franc           Yen   Equivalent  Equivalent  Interest Rate
            -----------    -----------  ----------    -----------    --------     ---------   ----------  ----------  -------------
1998           $     94           $500    $  2,500     $    9,251    SF 1,454                   $ 10,246    $ 13,340          8.28%
1999                102            200       2,500          9,251       1,454      Y500,000       14,079      16,881          6.83
2000                109                      2,500          9,250      30,264                     29,965      32,574          4.37
2001                118                      2,500         10,250       1,454                     11,245      13,863          8.42
2002                127                      2,500         10,250       1,454                     11,245      13,872          8.42
2003                137                                    10,250       1,454                     11,245      11,382          8.23
2004                148                                    10,250       1,454                     11,245      11,393          8.23
2005                159                                    10,250         727                     10,748      10,907          8.53
2006                171                                    10,250         727                     10,748      10,919          8.53
2007                185                                    10,250         727                     10,748      10,933          8.52
2008-2020         3,308                                    43,500         727                     43,998      47,306          8.42
                 ---------------------------------------------------------------------------------------------------
Total            $4,658           $700     $12,500       $143,002    SF41,896      Y500,000     $175,512    $193,370          7.58%
                 =================================================================================================================

Rates of                          5.70-                      6.21-       1.76-
Interest           7.50%          6.50%       9.25%          9.72%       4.86%         1.66%
-----------------------------------------------------------------------------------------------------------------------------------

40   the dexter corporation

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Liabilities for expenses related to environmental assessments, site remediation and other response activities are expensed and recorded when incurrence of the liability is probable and the costs can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated, on an ongoing basis, as facts become available which indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites. Environmental reserves at December 31, 1997, with respect to 18 sites, were $15.8 million, including current reserves of $2.1 million, which are expected to be spent in 1998, and long-term reserves of $13.7 million. Such reserves, which are not discounted, were decreased during 1997 by expenditures of $0.6 million. Additionally, an estimated $2.7 million in 1997, $2.5 million in 1996, and $2.7 million in 1995 of claims payable by third-party insurance companies were included in the reserve at year end. The related receivables from insurance companies of $2.7 million, $2.5 million, and $2.7 million were included as assets of the company at year-end 1997, 1996 and 1995, respectively. Environmental reserves at December 31, 1996 were $16.3 million and at year-end 1995 were $17.1 million.

Dexter Environmental Assurance, Ltd. (DEAL), a wholly owned Bermuda company, was established in 1993. In December 1993, a portfolio of environmental reserves totaling $5.9 million was transferred into DEAL to insure all wholly owned U.S. operations of Dexter, other than exposures at Windsor Locks, Connecticut, against environmental liabilities arising from occurrences prior to January 1, 1994. In November 1994, a second portfolio of environmental reserves totaling $5 million was transferred into DEAL. With the second transfer, the coverage period was expanded to include occurrences after December 31, 1993 and prior to January 1, 1995 for all wholly owned U.S. operations of Dexter. This coverage period has since been expanded to extend through December 31, 1997. In December 1997, a third portfolio of environmental reserves totaling $0.4 million was transferred into DEAL. With this transfer, the coverage was expanded to insure all wholly owned non-U.S. operations of Dexter against environmental liabilities arising from occurrences prior to January 1, 1998.

MINORITY INTERESTS Minority interests increased by $14 million in 1997 to $104.4 million. At year-end 1996, minority interests were $90.4 million, an increase of $14 million from 1995. The increase in 1997 was principally due to $15.2 million of net income attributable to the minority interest shareholders of Life Technologies, Inc., Dexter's 52%-owned subsidiary, and a $4.7 million increase due to the exercise of stock options at LTI. Somewhat offsetting these increases were currency translation effects of $4.1 million and quarterly cash dividends paid by LTI to minority interest shareholders totaling $1.9 million. The increase in 1996 was principally due to $13.3 million of net income attributable to the minority interest shareholders of LTI and a $1.7 million increase due to the exercise of stock options at LTI. These increases in minority interests were somewhat offset by cash dividends paid by LTI to minority interest shareholders of $1.6 million. Minority interest in LTI's equity represented $99.3 million and $85.3 million at December 31, 1997 and 1996, respectively.

CURRENCY EXCHANGE EFFECTS Assets and liabilities of those operations whose functional currency is other than the U.S. dollar are translated at end of period currency exchange rates and fluctuations due to changes in exchange rates are accounted for as a separate component of shareholders' equity, "Currency translation effects." Results of operations are translated at average currency exchange rates during the period.

Currency translation effects decreased shareholders' equity in 1997 by $20.3 million, including $20.1 million of translation effects and a $0.2 million related tax effect. This decrease was the result of the net strengthening of the U.S. dollar against currencies of countries in which the company operates. Currency translation effects decreased shareholders' equity by $3.8 million in 1996, including $3.5 million of translation effects and a $0.3 million related tax effect.

Many of the company's operations conduct a portion of their business in nonlocal currencies. These transactions give rise to nonlocal currency receivables or payables. Changes in the exchange rates between the functional currency and the nonlocal currency in which the transaction is denominated result in currency transaction gains and losses that are included in the determination of income. Currency gains and losses realized on these nonlocal currency transactions were not significant in 1997, 1996 or 1995.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific commitments are deferred and recognized in income in the same period as the hedged transaction. Such deferred unrealized gains and losses at December 31, 1997, 1996 and 1995 were not significant. Gains and losses on forward contracts that do not hedge an identifiable commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1997 were short-term in nature and related to nonlocal currency transactions of the company's European and Asian operations. For the company, excluding LTI, the equivalent U.S. dollar purchase amounts of its forward contracts outstanding were $0.8 million and $1 million as of December 31, 1997 and 1996, respectively. There were no purchase amounts outstanding as of December 31, 1995. The equivalent U.S. dollar sale amounts of its forward contracts outstanding were $9.6 million, $7.5 million and $7.4 million as of December 31, 1997, 1996 and 1995, respectively. For LTI, the equivalent U.S. dollar purchase amounts of its forward contracts were $2.9 million, $6.2 million and $10.3 million as of December 31, 1997, 1996 and 1995, respectively. The equivalent U.S. dollar sale amount was $12.9 million as of December 31, 1995. There were no sale amounts outstanding as of December 31, 1997 and 1996 for LTI.

The market risk associated with forward exchange contracts is caused by fluctuations in exchange rates subsequent to entering into the forward exchange contracts. Credit risk associated with forward exchange contracts is caused by nonperformance by the counterparties to these financial instruments. The company does not believe there is significant risk of nonperformance by the counterparties to these financial instruments.

The company had short-term borrowings at December 31, 1997 of $35.4 million of which $2.4 million related to nonlocal currency transaction exposure management.


                                                       the dexter corporation 41

SHAREHOLDERS' EQUITY Shareholders' equity decreased by $1.3 million in 1997 to $372.9 million representing a book value of $16.26 per share. Net income increased shareholders' equity by $56.4 million. The exercise of stock options along with the impact of restricted stock awards added $5.3 million to shareholders' equity in 1997. Offsetting these increases were reductions due to dividends declared of $22.1 million, the repurchases of the company's outstanding common stock of $20.5 million, and a currency translation impact of $20.3 million resulting from the strengthening of the U.S. dollar in 1997.

In 1990, the Board of Directors authorized a repurchase of up to 1,000,000 shares of the company's outstanding common stock. In 1996, the company purchased 829,100 shares of its outstanding common stock at an average cost of $25.80 per share under this plan and in 1995, the company purchased 170,900 shares of its outstanding common stock at an average cost of $24.56 per share. In 1996, the Board of Directors authorized the repurchase of an additional 1,000,000 shares of the company's outstanding common stock and the company purchased 160,400 shares of its outstanding common stock at an average cost of $32.54 per share under this plan in 1996. In 1997, the company purchased 671,200 shares of its outstanding common stock at an average cost of $30.57 per share under this plan. At the end of 1997, there were 1,814,035 shares held in treasury compared with 1,520,261 shares at the end of 1996 and 763,782 shares at the end of 1995.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which becomes effective for financial statements for periods beginning after December 15, 1997. SFAS No. 130 requires a company to (a) classify items of other comprehensive income by their nature in a financial statement and, (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The company is currently evaluating the impact of SFAS No. 130 on its reporting practices.

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1997:

   CLASS                            AUTHORIZED AND UNISSUED
Preferred Stock                       150,000 shares
Preferred Stock, Class I              500,000 shares
Preferred Stock, Class II             500,000 shares
Preferred Stock, Series A             250,000 shares

PREFERRED STOCK, SERIES A - PURCHASE RIGHTS In August 1996, the company authorized and declared a dividend distribution of one right for each share of common stock of the company outstanding at the close of business on November 17, 1996, and authorized the issuance of one right for each share of common stock of the company issued between November 17, 1996 and the distribution date. Each right entitles the holder to purchase one two-hundredth of a share of Series A Preferred Stock of the company at a purchase price of $90 per right. The rights will trade with the common stock and not be exercisable or transferable apart from the common stock until 10 days following the acquisition of, or tender offer for, 20% or more of the outstanding shares of the common stock. The rights plan also provides that if the company merges with or into another entity or sells or otherwise transfers more than 50% of the assets or earning power of the company, the holder of each right shall have the right to receive, upon exercise, shares of common stock having a value equal to two times the exercise price.

The rights, which do not have voting privileges, are redeemable under certain circumstances at a redemption price of $.01 per right and will expire, unless earlier redeemed, on August 31, 2006. The company has authorized 250,000 shares of Series A Preferred Stock for issuance upon exercise of the rights.

STOCK COMPENSATION PLANS The company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans described below. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Compensation expense for its restricted stock plan has been adjusted on a quarterly basis to reflect changes in the market price of the stock. The compensation cost that has been charged against income for its restricted stock plan was $2.1 million in 1997, $1.2 million in 1996 and $0.4 million in 1995. Had compensation cost for the company's stock-based compensation plans been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the company would have expensed $0.6 million in 1997, $0.2 million in 1996 and $0.1 million in 1995 for its fixed stock option plans which would have been offset by income of approximately $0.7 million in 1997 and $0.2 million in 1996 for its restricted stock plan with no income impact in 1995 for restricted stock. As such, the net impact of SFAS No. 123 on the company's net income and earnings per share was not significant.

The SFAS No. 123 method of accounting has not been applied to options or restricted stock granted prior to January 1, 1995. As a result, compensation cost may not be representative of that to be expected in future years.

The weighted average fair value at date of grant for options granted during 1997, 1996 and 1995 was $6.90, $7.14 and $5.34 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                1997           1996           1995
------------------------------------------------------------------
Expected life (years)             6              6              6
Interest rate                   5.7%           6.3%           6.3%
Volatility                       18%            23%            24%
Dividend yield                  2.4%           2.7%           3.7%

------------------------------------------------------------------

STOCK PLAN

1994 LONG-TERM INCENTIVE PLAN In 1994, Dexter established a long-term incentive plan for certain key management personnel of the company. The aggregate number of shares of the company's common stock that may be awarded under the 1994 Long-term Incentive Plan is 1,200,000 shares. Participants are granted restricted stock awards at no cost to the employee. As of the grant date, participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. These stock awards are subject to forfeiture provisions including the lapse of time and achievement of certain performance targets and have restrictions limiting the sale or transfer of shares during the restriction periods defined in the Plan. The expense relating to this Plan is amortized over the restriction period. The 1994 Plan will terminate on April 28, 2004, after which time no additional grants may be made. The weighted-average fair value at date of grant for restricted stock granted during 1997, 1996 and 1995 was $29.94, $27.06 and $23.06, respectively, which in each case was equal to the market value of the company's common stock at the date of grant.


42 the dexter corporation

--------------------------------------------------------------------------------------------------------------------------------
1994 Long-term Incentive Plan Data

                                                                   December 31
                                              -------------------------------------------------------
                                                1997                    1996                    1995
                                              -------------------------------------------------------
                                                                  Number of Shares
                                              -------------------------------------------------------
Outstanding at beginning of year              202,487                 138,187                  64,250
Awarded                                        74,800                  75,500                  76,500
Earned and distributed                        (20,154)                                         (1,863)
Cancelled                                     (25,375)                (11,200)                   (700)
                                              -------------------------------------------------------
Outstanding at end of year                    231,758                 202,487                 138,187
--------------------------------------------------------------------------------------------------------------------------------

STOCK OPTION PLANS

1979 STOCK OPTION PLAN AND DATA The Dexter Corporation 1979 Stock Option Plan permitted the granting of options to purchase a total of 999,999 shares (adjusted for stock splits) of common stock at prices not less than the fair market value of the shares on the date of grant. Such options could have been accompanied by stock appreciation rights, which were also issued at fair market value, for up to half the number of shares under option. Options and stock appreciation rights generally became exercisable at the rate of 20% of the shares each year starting two years after the date of grant. The exercise price could have been satisfied by surrendering company stock with a like market value. The Plan, as amended, permitted no future granting of options under the 1979 Stock Option Plan and expired on May 1, 1997.

                                                                                    December 31
                                                     ---------------------------------------------------------------------------
                                                          1997                        1996                         1995
                                                     ---------------------------------------------------------------------------
                                                               WEIGHTED                     Weighted                    Weighted
                                                                AVERAGE                      Average                     Average
                                                               EXERCISE                     Exercise                    Exercise
                                                     SHARES       PRICE          Shares        Price          Shares       Price
                                                     ---------------------------------------------------------------------------
Outstanding at beginning of year                     16,300      $23.75          59,575       $22.22          81,150      $20.42
Exercised                                           (16,300)     $23.75         (42,075)      $21.66         (20,975)     $15.23
Expired or cancelled                                                             (1,200)      $20.83            (600)     $23.75
                                                    -------                     -------                      -------
Outstanding and exercisable at end of year                0                      16,300       $23.75          59,575      $22.22
--------------------------------------------------------------------------------------------------------------------------------

1987 INTERIM STOCK OPTION PLAN AND DATA The 1987 Interim Stock Option Plan was intended to be a continuation and extension of The Dexter Corporation 1979 Stock Option Plan with similar terms and conditions, and, as such, stock appreciation rights could accompany the options as in the 1979 Plan. The aggregate number of shares of common stock permitted to be issued under the Plan was 75,000. The 1987 Stock Option Plan consisted of one grant which was issued in 1987 at an exercise price of $23.75. The Plan, as amended, permitted no future granting of options under the 1987 Interim Stock Option Plan and expired on May 1, 1997.

                                                                                December 31
                                                          ------------------------------------------------------
                                                            1997                   1996                    1995
                                                          ------------------------------------------------------
                                                                              Number of Shares
                                                          ------------------------------------------------------
Outstanding at beginning of year                           6,200                  13,350                  16,000
Exercised                                                 (5,800)                 (6,550)                 (1,450)
Expired or cancelled                                        (400)                   (600)                 (1,200)
                                                          ------------------------------------------------------
Outstanding and exercisable at end of year                     0                   6,200                  13,350
--------------------------------------------------------------------------------------------------------------------------------

1988 STOCK OPTION PLAN AND DATA The 1988 Stock Option Plan provides for the granting of incentive and nonqualified stock options to purchase up to 1,000,000 shares of common stock. No stock appreciation rights may be granted. The option price shall not be less than 100% of the fair market value on the date of grant for incentive stock options and not less than 80% of the market value on the date of grant for nonqualified options. Options generally become exercisable at the rate of 33 1/3% of the shares each year starting one year after the date of grant. Each option granted under the 1988 Plan lapses ten years after the date it was granted, or earlier, as outlined under the provisions of the Plan. There have been no nonqualified options issued under the Plan at less than fair market value; therefore, no charges against income have been made.

                                                                                     December 31
                                                   -----------------------------------------------------------------------------
                                                          1997                         1996                        1995
                                                   -----------------------------------------------------------------------------
                                                               WEIGHTED                     Weighted                    Weighted
                                                                AVERAGE                      Average                     Average
                                                               EXERCISE                     Exercise                    Exercise
                                                     SHARES       PRICE          Shares        Price          Shares       Price
                                                   -----------------------------------------------------------------------------
Outstanding at beginning of year                    492,241      $24.42          690,522      $24.01         738,500      $24.21
Granted                                             202,700      $30.49           49,000      $26.63          31,500      $22.82
Exercised                                          (125,265)     $24.26         (210,069)     $23.17         (19,566)     $21.83
Expired or cancelled                                 (9,073)     $27.49          (37,212)     $26.78         (59,912)     $26.54
                                                   --------                     --------                     -------
Outstanding at end of year                          560,603      $26.60          492,241      $24.42         690,522      $24.01

Exercisable options at end of year                  322,531      $24.25          385,519      $24.12         535,584      $23.80

Shares available for future grant                     9,359                      202,986                     214,774

At December 31, 1997, 550,603 options were outstanding with a range of exercise prices of $20.88 - $29.94 and a weighted-average remaining contractual life of approximately 4 years. The remaining 10,000 options outstanding had an exercise price of $41.22 and a weighted-average contractual life of approximately 7 years.
--------------------------------------------------------------------------------------------------------------------------------

                                                       the dexter corporation 43

DIVISION AND SUBSIDIARY HEADQUARTERS


DEXTER AEROSPACE MATERIALS         DEXTER NONWOVENS                   LIFE TECHNOLOGIES, INC.
2850 Willow Pass Road              Two Elm Street                     (majority owned)
Bay Point, CA 94565-3299           Windsor Locks, CT 06096-2335       9800 Medical Center Drive
(925) 458-8000                     (860) 654-8300                     Rockville, MD 20850
Jeffrey W. McClelland              David G. Gordon                    (301) 610-8000
Division President                 Senior Division President          J. Stark Thompson, Ph.D.
                                                                      President and
DEXTER ELECTRONIC MATERIALS        DEXTER PACKAGING PRODUCTS          Chief Executive Officer
15051 East Don Julian Road         East Water Street
Industry, CA 91746-3398            Waukegan, IL 60085-5652
(626) 968-6511                     (847) 623-4200
Ronald C. Benham                   T. Daniel Clark
Senior Division President          Senior Division President

DEXTER MAGNETIC MATERIALS          DEXTER S.A.
48460 Kato Road                    B.P. 51
Fremont, CA 94538-7337             14 rue Chanay
(510) 656-5700                     71700 Tournus, France
David Woodhead                     33-385-40-4545
Division President                 Gerard R. Mazure
                                   Directeur General



SHAREHOLDER/INVESTOR INFORMATION



THE DEXTER CORPORATION                            NOTICE OF ANNUAL MEETING
One Elm Street                                    You are cordially invited to attend the annual meeting of shareholders
Windsor Locks, CT 06096-2334                      beginning at 10:00 a.m., Thursday, April 23, 1998, at The Hartford Club,
(860) 292-7675                                    46 Prospect Street, Hartford, Connecticut.
(860) 292-7673 Facsimile
                                                  NOTICE OF FORM 10-K ANNUAL REPORT
STOCK EXCHANGE                                    The Form 10-K Annual Report of The Dexter Corporation filed with the Securities
Listing: New York Stock Exchange                  and Exchange Commission, as well as the Form 10-K Annual Report of Life
Stock Symbol: DEX                                 Technologies, Inc., are available without charge after March 31 of each year to shareholders and prospective investors. Please contact the Corporate
REGISTRAR                                         Communications Department in Windsor Locks, Connecticut, at (860) 292-7615.
ChaseMellon Shareholder Services, L.L.C.
Ridgefield Park, NJ                               SHAREHOLDERS' STOCK SAVINGS PLAN/INQUIRIES
                                                  Dexter shareholders can reinvest their dividends automatically in additional
TRANSFER AGENT                                    shares of Dexter common stock at the market price. Participants can also invest
ChaseMellon Shareholder Services, L.L.C.          up to an additional $3,000 in Dexter shares each quarter through this service.
Ridgefield Park, NJ, and New York, NY
                                                  Also, if you have any questions concerning your account as a shareholder, such
INVESTOR RELATIONS                                as name and address changes, inquiries regarding dividend checks, stock
Kathleen Burdett                                  certificates, or if you need tax information regarding your account, please
Vice President and Chief Financial Officer        contact:
(860) 292-7620
(860) 292-7669 Facsimile                          ChaseMellon Shareholder Services, L.L.C.
                                                  Overpeck Centre
John D. Thompson                                  85 Challenger Road
Senior Vice President,                            Ridgefield Park, NJ 07660
Strategic and Business Development                (800) 288-9541
(860) 292-7640                                    www.chasemellon.com
(860) 292-7669 Facsimile

CORPORATE COMMUNICATIONS/                         TDD SERVICE AVAILABLE
MEDIA CONTACT                                     Dexter shareholders with hearing or speech disabilities can get information
Ellen C. Miles                                    about their accounts through TDD services offered by ChaseMellon Shareholder
Corporate Communications Manager                  Services, L.L.C. at (800) 231-5469.
(860) 292-7686
(860) 292-7627 Facsimile