Form 10-K, Exhibit 13
period 1998-12-31
DEXTER CORP
filed 1999-03-09
CIK 28582

MANAGEMENT STATEMENT

The management of Dexter Corporation has prepared the financial statements and review contained on pages 14 through 39 in conformity with generally accepted accounting principles. Dexter's management is responsible for the integrity and objectivity of this annual report, including the financial statements, charts, tables and other supplementary information. The financial statements and review are presented on the accrual basis of accounting and, accordingly, include some amounts based on judgment. Information included on these pages is an integral part of the statement of financial position and related statements of income, cash flows and changes in shareholders' equity which have been audited by PricewaterhouseCoopers LLP.

Dexter has a clearly stated business ethics policy and code of conduct that require employees to maintain high standards in their conduct of company affairs. The company's accounting and control systems are designed to provide reasonable assurance that financial records accurately reflect the transactions of Dexter Corporation and that the company's assets are protected from unauthorized use and preserved in accordance with established policies and procedures, as implemented by qualified personnel. We modify and improve our systems in response to changes in business conditions and operations, the advice of independent certified public accountants, and the recommendations of our own internal auditors and other independent experts on procedures and controls. There are no known significant accounting control weaknesses.

PricewaterhouseCoopers LLP, independent certified public accountants, is engaged to perform quarterly reviews and annual audits. Their audits are conducted in accordance with generally accepted auditing standards which include consideration of the company's internal controls. The Audit Committee of the Board of Directors, made up entirely of outside directors, meets both separately and jointly with the independent certified public accountants, internal auditors and management to review accounting policies, adequacy of controls, quality of financial reporting, and the scope and results of audits. Both the internal auditors and the independent accountants have free and direct access to the Audit Committee without the presence of management.

A company with a good reputation is not only a good supplier, customer and citizen, but a good employer. Dexter has enjoyed a reputation based on integrity for over two centuries. We are all the guardians of that reputation, and that responsibility requires vigilance.




/s/ K. Grahame Walker                               /s/ Kathleen Burdett
---------------------------                        ----------------------------
K. Grahame Walker                                   Kathleen Burdett
Chairman                                            Vice President
and Chief Executive Officer                         and Chief Financial Officer

February 9, 1999

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Dexter Corporation:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of income, cash flows, and changes in shareholders' equity, contained on pages 14 through 39, present fairly, in all material respects, the consolidated financial position of Dexter Corporation at December 31, 1998, 1997, and 1996, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Dexter Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

February 9, 1999
Springfield, Massachusetts

SUMMARY OF FINANCIAL DATA                                                               Dexter Corporation

In thousands of dollars
(except per share amounts)                      1998            1997           1996           1995
----------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                   $ 1,168,037     $ 1,147,055     $ 1,100,185     $ 1,088,905
  % increase (decrease)                               2%              4%              1%             12%
Gross profit                                    426,749         411,688         379,205         346,699
  As % of sales                                    36.5%           35.9%           34.5%           31.8%
LIFO (credit) charge
  included in cost of sales                      (1,411)         (1,067)         (4,873)          1,881
Marketing and administrative expenses           246,911         238,401         223,848         206,708
  As % of sales                                    21.1%           20.8%           20.3%           19.0%
Research and development expenses                56,656          54,021          51,504          49,375
  As % of sales                                     4.9%            4.7%           4.7%             4.5%
Interest expense                                 18,210          20,192          20,500          20,931
Income before taxes                              86,547         111,085          98,252          79,824
  As % of sales                                     7.4%            9.7%            8.9%            7.3%
Tax rate                                           46.4%           36.0%           35.5%           35.5%
Income (loss) before minority interests          46,400          71,094          63,372          51,487
  As % of sales                                     4.0%            6.2%            5.8%            4.7%
Income (loss) from continuing operations         31,704          56,427          48,722          40,578
  As % of sales                                     2.7%            4.9%            4.4%            3.7%
Discontinued operations loss
Cumulative effect of change in
  accounting principles
Net income (loss)                           $    31,704     $    56,427     $    48,722     $    40,578
  As % of sales                                     2.7%            4.9%            4.4%            3.7%
Return on:
  Average shareholders' equity                      8.3%           15.1%           13.1%           11.4%
  Average total capital                             6.6%           12.2%           10.6%            9.4%
Income (loss) per share - diluted
  Continuing operations                     $      1.35     $      2.41     $      2.03     $      1.66
  Discontinued operations
  Cumulative effect of change in
    accounting principles
      Net Income (loss) - diluted           $      1.35     $      2.41     $      2.03      $      1.66
Cash dividends declared per share           $      1.02     $       .96     $       .88      $       .88
Rate of dividend payout*                             74%             39%             43%              53%
* Before cumulative effect of 1993 change
in accounting principles

----------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                             $   267,356     $   203,916     $   242,929     $   248,623
Property, plant and equipment, net              360,456         348,172         334,266         325,203
Total assets                                  1,208,368         961,776         953,804         934,161
Long-term debt                                  382,163         180,030         209,952         215,839
Shareholders' equity                        $   388,549     $   372,861     $   374,115     $   369,615
Percent long-term debt to capital                  49.6%           32.6%           35.9%           36.9%
Equity per share at year end                $    16.86      $     16.26     $     15.94     $     15.26

----------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                        $    48,434     $    59,087     $    62,277     $    28,969
Depreciation and amortization               $    50,357     $    45,441     $    44,239     $    43,727
Shares outstanding at year end (000)             23,041          22,938          23,464          24,220
Average shares outstanding (000)                 23,007          23,010          23,687          24,364
Market price per share-- high               $    43 3/8     $  43 15/16     $    33 5/8     $    26 7/8
                      -- low                $    23 1/2     $    28 3/4     $    23 1/8     $    20 3/8
                      -- close              $   31 7/16     $   43 3/16     $    31 7/8     $    23 5/8
Price-earnings ratio range*                       31-17           18-12           16-11           16-12
Number of shareholders at year end                2,800           3,000           3,100           3,400
Number of employees at year end**                 5,000           4,800           4,600           4,800
% payroll and benefits to sales**                    24%             24%             23%             24%
% raw material costs to sales**                      41%             41%             41%             44%
* Before cumulative effect of 1993 change
in accounting principles
** From continuing operations

----------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                  $ 1,168,037     $ 1,164,948     $ 1,143,265     $ 1,164,835
  % increase (decrease)                              --               2%             (2%)             9%
Cash dividends declared per share*          $      1.02     $       .97     $       .91     $       .94
Market price per share at year end**        $   31 7/16     $    43 7/8     $        33     $    25 1/4
* Stated in average 1998 dollars using
the Consumer Price Index.
** Stated in year-end 1998 dollars using
 the Consumer Price Index.
----------------------------------------------------------------------------------------------------------

SUMMARY OF FINANCIAL DATA                                                             Dexter Corporation

In thousands of dollars
(except per share amounts)                     1994            1993            1992           1991
--------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                   $   974,719    $   887,112     $   951,439     $   937,734
  % increase (decrease)                              10%            (7%)             1%              3%
Gross profit                                    316,541        293,345         314,275         309,157
  As % of sales                                    32.5%          33.1%           33.0%           33.0%
LIFO (credit) charge
  included in cost of sales                       2,231         (1,290)          1,626            (173)
Marketing and administrative expenses           188,272        175,141         188,263         198,334
  As % of sales                                    19.3%          19.7%           19.8%           21.2%
Research and development expenses                46,644         43,803          42,216          42,056
  As % of sales                                     4.8%           4.9%            4.4%            4.5%
Interest expense                                 20,509         18,756          18,799          16,800
Income before taxes                              73,612         66,438          73,132          11,192
  As % of sales                                     7.6%           7.5%            7.7%             1.2%
Tax rate                                           36.0%          36.5%           37.7%           109.5%
Income (loss) before minority interests          47,112         42,188          45,577          (1,059)
  As % of sales                                     4.8%           4.8%           4.8%           (0.1%)
Income (loss) from continuing operations         37,898         34,053          38,203          (7,119)
  As % of sales                                     3.9%           3.8%           4.0%           (0.8%)
Discontinued operations loss
Cumulative effect of change in
  accounting principles                                         (9,875)
Net income (loss)                           $    37,898    $    24,178     $    38,203     $    (7,119)
  As % of sales                                     3.9%           2.7%            4.0%          (0.8%)
Return on:
  Average shareholders' equity                      11.5%           7.7%          12.1%          (2.2%)
  Average total capital                              9.2%           7.0%          10.0%            0.7%
Income (loss) per share - diluted
  Continuing operations                     $       1.55   $        1.39     $    1.57     $      (.30)
  Discontinued operations
  Cumulative effect of change in
    accounting principles                                  $        (.40)
      Net Income (loss) - diluted           $       1.55   $         .99     $    1.57     $      (.30)
Cash dividends declared per share           $        .88   $         .88     $     .88     $       .88
Rate of dividend payout*                              56%             63%           56%             --
* Before cumulative effect of 1993 change
in accounting principles

--------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                             $   209,024    $   199,146     $   207,146     $   193,873
Property, plant and equipment, net              328,935        309,954         298,869         299,342
Total assets                                    880,609        820,691         782,025         784,471
Long-term debt                                  225,402        227,307         179,024         188,702
Shareholders' equity                        $   343,633    $   313,295     $   315,614     $   313,782
Percent long-term debt to capital                  39.6%          42.0%           36.2%           37.6%
Equity per share at year end                $      14.11   $     12.87     $     12.98     $     12.99

--------------------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                        $    45,097    $    44,784     $    51,793     $    61,749
Depreciation and amortization               $    40,923    $    36,655     $    35,672     $    34,095
Shares outstanding at year end (000)             24,350         24,340          24,308          24,149
Average shares outstanding (000)                 24,345         24,325          24,220          24,145
Market price per share-- high               $       26    $     28 7/8     $    28 1/8     $    26 1/8
                      -- low                $    19 7/8   $     20 3/8     $    20 7/8     $    18 1/2
                      -- close              $    21 3/4   $     23 1/2     $    25 7/8     $    21 5/8
Price-earnings ratio range*                       17-13          21-15           18-13             --
Number of shareholders at year end                3,600          3,900           4,000           4,300
Number of employees at year end**                 4,700          4,700           4,800           5,600
% payroll and benefits to sales**                    25%            25%             25%             25%
% raw material costs to sales**                      43%            41%             42%             41%
* Before cumulative effect of 1993 change
in accounting principles
** From continuing operations

--------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                  $ 1,071,971    $ 1,001,032     $ 1,105,319     $ 1,122,430
  % increase (decrease)                               7%            (9%)            (2%)            (1%)
Cash dividends declared per share*          $       .97    $       .99     $      1.02     $      1.05
Market price per share at year end**        $    23 7/8    $    26 3/8     $    29 7/8     $    25 3/4
* Stated in average 1998 dollars using
the Consumer Price Index.
** Stated in year-end 1998 dollars using
 the Consumer Price Index.
--------------------------------------------------------------------------------------------------------


SUMMARY OF FINANCIAL DATA                                             Dexter Corporation

In thousands of dollars
(except per share amounts)                       1990           1989            1988
-----------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales                                     $   907,946    $   848,724     $   827,266
  % increase (decrease)                                 7%             3%              9%
Gross profit                                      314,449        284,142         269,416
  As % of sales                                      34.6%          33.5%           32.6%
LIFO (credit) charge
  included in cost of sales                         1,100         (4,063)          4,193
Marketing and administrative expenses             191,656        168,935         159,448
  As % of sales                                      21.1%          19.9%          19.3%
Research and development expenses                  39,880         37,359          32,685
  As % of sales                                       4.4%           4.4%            4.0%
Interest expense                                   17,484         10,926          12,178
Income before taxes                                77,407         77,643          71,923
  As % of sales                                       8.5%           9.1%            8.7%
Tax rate                                             37.0%          38.0%           38.0%
Income (loss) before minority interests            48,766         48,139          44,592
  As % of sales                                       5.4%           5.7%            5.4%
Income (loss) from continuing operations           42,150         42,977          39,889
  As % of sales                                       4.6%           5.1%            4.8%
Discontinued operations loss                                                      (4,393)
Cumulative effect of change in
  accounting principles
Net income (loss)                             $    42,150    $    42,977     $    35,496
  As % of sales                                       4.6%           5.1%            4.3%
Return on:
  Average shareholders' equity                      12.6%           13.6%           11.8%
  Average total capital                             11.0%           11.6%           10.7%
Income (loss) per share - diluted
  Continuing operations                       $     1.71     $       1.70    $      1.58
  Discontinued operations                                                    $      (.17)
  Cumulative effect of change in
    accounting principles
      Net Income (loss) - diluted             $      1.71    $       1.70    $      1.41
Cash dividends declared per share             $       .88    $        .82    $       .80
Rate of dividend payout*                               51%             47%            56%
* Before cumulative effect of 1993 change
in accounting principles

------------------------------------------------------------------------------------------
FINANCIAL POSITION
Working capital                               $   215,410    $   189,006     $   182,284
Property, plant and equipment, net                274,147        252,895         186,894
Total assets                                      762,383        694,490         626,391
Long-term debt                                    160,478        130,834          92,830
Shareholders' equity                          $   343,698    $   325,281     $   307,226
Percent long-term debt to capital                    31.8%          28.7%           23.2%
Equity per share at year end                  $     14.24    $     13.14     $     12.36

------------------------------------------------------------------------------------------
OTHER DATA
Capital expenditures                          $    43,910    $    33,119     $    26,145
Depreciation and amortization                 $    30,272    $    26,243     $    24,349
Shares outstanding at year end (000)               24,136         24,761          24,855
Average shares outstanding (000)                   24,282         24,877          24,842
Market price per share-- high                 $    24 1/2    $    34 3/4     $    28 3/4
                      -- low                  $        18    $    20 1/8     $    20 1/4
                      -- close                $        21    $    21 7/8     $    22 1/4
Price-earnings ratio range*                          14-10         20-12           20-14
Number of shareholders at year end                   4,400         4,500           4,400
Number of employees at year end**                    5,500         5,400           5,400
% payroll and benefits to sales**                       24%           23%             23%
% raw material costs to sales**                         42%           46%             45%
* Before cumulative effect of 1993 change
in accounting principles
** From continuing operations

------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
Net sales*                                    $ 1,132,816    $ 1,116,195     $ 1,140,211
  % increase (decrease)                                 1%            (2%)             5%
Cash dividends declared per share*            $      1.10    $      1.08     $      1.10
Market price per share at year end**          $   25 3/4     $    28 1/2     $    30 1/4
* Stated in average 1998 dollars using
the Consumer Price Index.
** Stated in year-end 1998 dollars using
 the Consumer Price Index.
------------------------------------------------------------------------------------------

STATEMENT OF INCOME                                          Dexter Corporation

                                                          Years ended December 31
                                               ----------------------------------------
In thousands of dollars
(except per share amounts)                          1998           1997          1996
---------------------------------------------------------------------------------------
REVENUES
Net sales                                      $ 1,168,037    $ 1,147,055   $ 1,100,185
Equity in net income of affiliates                   3,319          4,461         4,810
Other income                                         8,099          7,550         7,370
                                               -----------    -----------   -----------
                                                 1,179,455      1,159,066     1,112,365

EXPENSES
Cost of sales                                      741,288        735,367       720,980
Marketing and administrative                       246,911        238,401       223,848
Research and development                            56,656         54,021        51,504
Interest                                            18,210         20,192        20,500
Gain on divestiture of product lines                                             (2,719)
Transaction costs of Life Technologies, Inc.         5,335
Acquired in-process research and
  development costs                                 24,508
                                               -----------    -----------   -----------
INCOME BEFORE TAXES                                 86,547        111,085        98,252
Income taxes                                        40,147         39,991        34,880
                                               -----------    -----------   -----------
INCOME BEFORE MINORITY INTERESTS                    46,400         71,094        63,372
Minority interests                                  14,696         14,667        14,650
                                               -----------    -----------   -----------
NET INCOME                                     $    31,704    $    56,427   $    48,722
                                               ===========    ===========   ===========

NET INCOME PER SHARE - BASIC                   $      1.38    $      2.45   $      2.06
NET INCOME PER SHARE - DILUTED                 $      1.35    $      2.41   $      2.03

DIVIDENDS DECLARED PER SHARE                   $      1.02    $       .96   $       .88

---------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF CASH FLOWS                                       Dexter Corporation


                                                                   Years ended December 31
                                                            -----------------------------------
In thousands of dollars                                        1998         1997         1996
-----------------------------------------------------------------------------------------------
OPERATIONS
Net income                                                  $  31,704    $  56,427    $  48,722
  Noncash items:
   Depreciation                                                38,696       37,453       37,312
   Amortization                                                11,661        7,988        6,927
   Acquired in-process research & development costs            24,508
   Gain on divestiture of product lines                                                  (2,719)
   Income taxes not due (paid)                                  9,764       (5,660)       9,418
   Minority interests                                          14,696       14,667       14,650
   LIFO inventory credit                                       (1,411)      (1,037)      (4,873)
   Equity in net income of affiliates                          (3,319)      (4,461)      (4,810)
   Other                                                         (584)        (978)       4,075
Operating working capital (increase) decrease                 (27,736)     (19,778)      18,944
                                                            -----------------------------------
                                                               97,979       84,621      127,646
                                                            -----------------------------------
INVESTMENTS
Property, plant and equipment                                 (54,198)     (62,989)     (55,294)
Acquisitions                                                 (217,963)     (68,517)     (16,315)
Divestitures                                                                41,539       34,913
Joint ventures                                                  2,543        2,643       10,050
Notes receivable                                                               750          200
Proceeds from sale of investments                                 677          838        1,070
Purchases of investments                                                                 (4,970)
Proceeds from exercise of LTI stock options                    27,051        4,052        1,998
Other                                                          (3,539)       1,061         (274)
                                                            -----------------------------------
                                                             (245,429)     (80,623)     (28,622)
                                                            -----------------------------------
FINANCING
New long-term debt                                            246,000       20,000        4,390
Repayment of long-term debt                                   (37,844)     (47,185)     (13,762)
Short-term debt, net                                            4,234       30,611       (8,371)
Dividends paid                                                (22,990)     (21,728)     (20,967)
LTI dividends paid to minority interest shareholders           (2,278)      (1,859)      (1,561)
Purchase of treasury stock                                                 (20,517)     (26,658)
Proceeds from exercise of Dexter stock options                  1,996        4,315        5,269
Other                                                            (268)        (359)         131
                                                            -----------------------------------
                                                              188,850      (36,722)     (61,529)
                                                            -----------------------------------
INCREASE (DECREASE) IN CASH AND SHORT-TERM SECURITIES       $  41,400    $ (32,724)   $  37,495
                                                            ===================================
CHANGES IN MAJOR ELEMENTS WHICH INCREASE
  (DECREASE) OPERATING WORKING CAPITAL
Accounts receivable, net                                    $  14,409    $  13,713    $  (3,827)
Inventories at FIFO                                            11,764       14,857       (7,912)
Prepaid and deferred expenses                                     458        2,908       (3,891)
Accounts payable                                                3,663       (6,448)         (62)
Accrued liabilities and expenses                               (2,558)      (5,252)      (3,252)
                                                            -----------------------------------
                                                            $  27,736    $  19,778    $ (18,944)
                                                            ===================================

RECONCILIATION OF INCREASE (DECREASE) IN
  CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of year         $  68,306    $ 103,420   $   65,542
Cash and short-term securities at end of year                 111,049       68,306      103,420
                                                            -----------------------------------
Increase (Decrease) in cash and short-term securities per
  Statement of Financial Position                              42,743      (35,114)      37,878
Currency translation effects                                   (1,343)       2,390         (383)
                                                            -----------------------------------
                                                            $  41,400    $ (32,724)   $  37,495
                                                            ===================================

INTEREST PAID                                               $  18,284    $  20,407    $  22,403
TAXES PAID                                                  $  30,383    $  45,651    $  25,462

Investment in property, plant and equipment for the year ended December 31, 1998 includes $4.6 million related to the exercise of an option to purchase land under a capital lease by LTI.
--------------------------------------------------------------------------------
See accompanying financial review.

STATEMENT OF FINANCIAL POSITION                              Dexter Corporation

                                                                  December 31
                                                ------------------------------------------
In thousands of dollars                              1998           1997           1996
------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash                                          $     8,566    $    11,273    $    11,837
  Short-term securities                             102,483         57,033         91,583
  Accounts receivable, net                          203,872        185,257        178,093

  Inventories:
   Materials and supplies                            65,180         61,233         58,290
   In process and finished goods                    129,175        117,467        110,457
   LIFO reserve                                     (17,388)       (18,799)       (19,836)
                                                -----------    -----------    -----------
                                                    176,967        159,901        148,911


  Current deferred tax assets                        14,874         17,107         22,477
  Prepaid and deferred expenses                      10,768          9,881          7,510
                                                -----------    -----------    -----------
                                                    517,530        440,452        460,411
Property, plant and equipment:
  Land                                               30,879         28,501         23,273
  Buildings and improvements                        193,594        184,388        158,635
  Machinery and equipment                           509,406        474,079        458,069
  Construction in progress                           22,302         25,157         37,859
                                                -----------    -----------    -----------
                                                    756,181        712,125        677,836
  Less accumulated depreciation                    (395,725)      (363,953)      (343,570)
                                                -----------    -----------    -----------
                                                    360,456        348,172        334,266
Investments of wholly owned captive
  insurance companies                                 8,248          9,056          9,875
Investment in unconsolidated affiliates               9,861          8,704         50,025
Patents, technology, trademarks and covenants       118,152         29,489          2,313
Excess of cost over net assets of
  businesses acquired                               156,989         97,507         71,906
Other assets                                         37,132         28,396         25,008
                                                -----------    -----------    -----------
                                                $ 1,208,368    $   961,776    $   953,804
                                                ===========    ===========    ===========

-----------------------------------------------------------------------------------------

See accompanying financial review.

                                                             Dexter Corporation

                                                                           December 31
                                                            -----------------------------------------
In thousands of dollars                                          1998           1997           1996
-----------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                           $    39,810    $    35,361    $     5,111
  Accounts payable                                               91,718         91,155         91,855
  Dividends payable                                               5,989          5,505          5,170
  Accrued and deferred income taxes                              18,590         21,153         36,212
  Accrued liabilities and expenses                               76,837         70,022         66,837
  Current installments of long-term debt                         17,230         13,340         12,297
                                                            -----------    -----------    -----------
                                                                250,174        236,536        217,482

Long-term debt                                                  382,163        180,030        209,952
Deferred items                                                   36,160         31,913         27,393
Long-term deferred income taxes                                  53,481         22,284         19,481
Long-term environmental liabilities                              13,501         13,726         14,978
Minority interests - principally
  Life Technologies, Inc.                                        84,340        104,426         90,403

Shareholders' equity
  Common stock, par value $1 per share
    (authorized 100,000,000 shares; issued
    24,983,907 shares in 1998, 1997
    and 1996)                                                    24,984         24,984         24,984
  Additional paid-in capital                                     17,689         17,482         14,669
  Treasury stock, at cost
    (1,702,704 shares in 1998, 1,814,035
    shares in 1997 and 1,520,261 shares in 1996)                (51,512)       (52,216)       (35,673)
  Unearned Compensation                                          (2,418)        (4,308)        (2,780)
  Retained earnings                                             418,074        409,844        375,480
  Accumulated Other Comprehensive Income:
    Currency translation effects                                (17,857)       (22,475)        (2,187)
    Unrealized losses on investments                               (390)          (426)          (174)
    Minimum pension liability                                       (21)           (24)          (204)
                                                            -----------    -----------    -----------
                                                                (18,268)       (22,925)        (2,565)
                                                            -----------    -----------    -----------
     Total shareholders' equity                                 388,549        372,861        374,115
                                                            -----------    -----------    -----------
                                                            $ 1,208,368    $   961,776    $   953,804
                                                            ===========    ===========    ===========

-----------------------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                             Dexter Corporation

                                                    Accumulated
                                                         Other                      Additional     Unearned
In thousands of dollars               Comprehensive   Comprehensive   Retained       Paid-in        Compen-         Common
(except per share amounts)                Income         Income       Earnings       Capital         sation          Stock
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995                                      $  1,013       $347,544       $ 12,316       $ (1,583)       $ 24,984
Comprehensive income
  Net income                             $48,722                        48,722
  Other comprehensive
   income (loss), net of tax:
   Foreign currency translation
     adjustments                          (3,801)
   Unrealized loss on investments            (46)
   Minimum pension liability
     adjustment                              269
                                         -------
  Other comprehensive
   income (loss)                          (3,578)        (3,578)
                                         -------
Comprehensive income                     $45,144
                                         =======
Dividends - $.88 per share                                             (20,786)
Stock purchases
Stock options                                                                           1,065
Restricted stock                                                                        1,282         (1,197)
Pooling tax benefits                                                                        6
                                                       --------------------------------------------------------------------------
DECEMBER 31, 1996                                        (2,565)       375,480         14,669         (2,780)        24,984
Comprehensive income
  Net income                             $56,427                        56,427
  Other comprehensive
   income (loss), net of tax:
   Foreign currency translation
     adjustments                         (20,288)
   Unrealized loss on investments           (252)
   Minimum pension liability
     adjustment                              180
                                         -------
  Other comprehensive
   income (loss)                         (20,360)       (20,360)
                                         -------
Comprehensive income                     $36,067
                                         =======
Dividends - $.96 per share                                            (22,063)
Stock purchases
Stock options                                                                             892
Restricted stock                                                                        1,920         (1,528)
Pooling tax benefits                                                                        1
                                                       --------------------------------------------------------------------------
DECEMBER 31, 1997                                       (22,925)      409,844          17,482         (4,308)        24,984
Comprehensive income
  Net income                             $31,704                       31,704
  Other comprehensive income,
     net of tax:
   Foreign currency translation
     adjustments                           4,618
   Unrealized gain on investments             36
   Minimum pension liability
     adjustment                                3
                                         -------
  Other comprehensive income               4,657          4,657
                                         -------
Comprehensive income                     $36,361
                                         =======
Dividends - $1.02 per share                                           (23,474)
Stock options                                                                             464
Restricted stock                                                                         (259)         1,890
Pooling tax benefits                                                                        2
                                                       --------------------------------------------------------------------------
DECEMBER 31, 1998                                      $(18,268)     $418,074         $17,689       $ (2,418)       $24,984
                                                       ==========================================================================

                                                            Total
                                                            Share-
In thousands of dollars                    Treasury        holders'
(except per share amounts)                   Stock          Equity
--------------------------------------------------------------------
DECEMBER 31, 1995                           $(14,659)       $369,615
Comprehensive income
  Net income                                                 48,722
  Other comprehensive
   income (loss), net of tax:
   Foreign currency translation
     adjustments                                             (3,801)
   Unrealized loss on investments                               (46)
   Minimum pension liability
     adjustment                                                 269
  Other comprehensive
   income (loss)
Comprehensive income
Dividends - $.88 per share                                  (20,786)
Stock purchases                              (26,658)       (26,658)
Stock options                                  4,704          5,769
Restricted stock                                 940          1,025
Pooling tax benefits                                              6
                                      ------------------------------
DECEMBER 31, 1996                            (35,673)       374,115
Comprehensive income
  Net income                                                 56,427
  Other comprehensive
   income (loss), net of tax:
   Foreign currency translation
     adjustments                                            (20,288)
   Unrealized loss on investments                              (252)
   Minimum pension liability
     adjustment                                                 180
  Other comprehensive
   income (loss)
Comprehensive income
Dividends - $.96 per share                                  (22,063)
Stock purchases                               (20,517)      (20,517)
Stock options                                   2,490         3,382
Restricted stock                                1,484         1,876
Pooling tax benefits                                              1
                                           -------------------------
DECEMBER 31, 1997                             (52,216)       372,861
Comprehensive income
  Net income                                                  31,704
  Other comprehensive income,
     net of tax:
   Foreign currency translation
     adjustments                                               4,618
   Unrealized gain on investments                                 36
   Minimum pension liability
     adjustment                                                    3
  Other comprehensive income
Comprehensive income
Dividends - $1.02 per share                                  (23,474)
Stock options                                  1,403           1,867
Restricted stock                                (699)            932
Pooling tax benefits                                               2
                                           -------------------------
DECEMBER 31, 1998                          $  (51,512)     $ 388,549
                                           =========================

---------------------------------------------------------------------------------------------------------------------------------

See accompanying financial review.

QUARTERLY FINANCIAL INFORMATION (unaudited)                  Dexter Corporation


                           In millions of dollars                                                       Market Price
             ---------------------------------------                                               ----------------------
                                                     Net Income     Net Income
                                           Net       (loss) per     (loss) per
                Net         Cost         Income        Share -       Share -        Dividends
Quarter        Sales      of Sales       (loss)        Basic         Diluted        per Share       High          Low
-------------------------------------------------------------------------------------------------------------------------
1996*
First     $    277.2      $ 182.5     $    11.1     $       .46       $    .46       $    .22      $ 26 1/2     $23 1/8
Second         285.7        187.8          14.4             .61            .60            .22        29 7/8      25 1/4
Third          269.5        177.0          11.8             .50            .49            .22        30 1/2      26 7/8
Fourth         267.8        173.7          11.4             .49            .48            .22        33 5/8      29 3/8
          -----------------------------------------------------------------------------------
Year      $  1,100.2      $ 721.0     $    48.7     $      2.06       $   2.03       $    .88          Close $31 7/8
          ===============================================================================================================

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

-------------------------------------------------------------------------------------------------------------------------
1997
First     $    272.3      $ 175.3     $    12.9     $       .55       $    .54       $    .24      $ 32 1/8     $28 3/4
Second         293.2        187.2          16.0             .70            .69            .24        33 1/2      29 1/8
Third          286.9        182.8          14.2             .62            .61            .24        40 3/16     31 1/2
Fourth         294.7        190.1          13.3             .58            .57            .24        43 15/16    38 15/16
---------------------------------------------------------------------------------------------
Year      $  1,147.1      $ 735.4     $    56.4     $      2.45       $   2.41       $    .96          Close $43 3/16
=========================================================================================================================

-------------------------------------------------------------------------------------------------------------------------
1998**
First     $    289.9      $ 184.6     $    14.2     $       .62       $    .61       $    .24      $ 43 3/8     $37 1/2
Second         302.6        191.8          16.4             .71            .70            .26        42 15/16    31 9/16
Third          283.4        179.2          14.2             .62            .61            .26        33 5/16     23 7/8
Fourth         292.1        185.7         (13.1)           (.57)          (.57)           .26        32 7/8      23 1/2
---------------------------------------------------------------------------------------------
Year      $  1,168.0      $ 741.3     $    31.7     $      1.38       $   1.35       $   1.02          Close $31 7/16
=========================================================================================================================



**The third and fourth quarters' pretax income included charges incurred by LTI of $0.3 million and $5.0 million, respectively, for transaction costs related to Dexter's increased ownership. Additionally, the fourth quarter pretax income included a charge of $24.5 million for the write-off of acquired in-process research and development costs.
--------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. ("LTI") and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1998 presentation.

FORWARD-LOOKING STATEMENTS Some of the matters discussed in this 1998 Annual Report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements about (i) meeting the company's published financial goals, (ii) future growth in the company's revenues, earnings and dividends, and (iii) improvements in the markets served by the company. Actual results could differ materially from such forward-looking statements because of, among other things, the following factors: unit volume growth substantially different from the company's targeted range; the impact of competitive products and pricing; changes in the prices of raw materials; fluctuations in foreign currency rates; changes in laws and regulations; risks pertaining to the Year 2000 issue, and other risks identified below in the section entitled "Events, Trends and Vulnerabilities."

EVENTS, TRENDS AND VULNERABILITIES Dexter is subject to a multitude of events and trends that influence its business prospects, profitability, and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

During 1998, selling prices and raw material costs were relatively stable. Although aggressive efforts to raise prices and gain full value for our product offerings occurred in 1998, excess worldwide capacity made it increasingly difficult to obtain selling price increases. Most businesses, including LTI, experienced overall selling price decreases in 1998. Most businesses also experienced overall decreases in raw material costs, but these decreases did not fully offset the lower selling prices. We expect raw material costs to remain relatively stable in the short term. However, any substantial increases in future demand for the materials the company purchases, provided no additional production capacity is built, will inevitably support higher levels of cost to Dexter. LTI is subject to volatility in the cost of fetal bovine serum, which stems from a fundamental limit of supply. Further, for less critical applications, additional competition can be expected consequent to the development of substitute products for cell culture which do not depend on traditional raw materials.

Unit volume growth of sales of 2% supported gross margin expansion in 1998. To the extent that the unit volume growth rate decreases in the future as a result of some weakness in domestic or international economies, revenue and earnings growth may be negatively impacted. The severe Asian economic downturn experienced in 1998 had an unfavorable impact on the electronics industry as a whole and resulted in significantly lower sales and lower margins in our electronic materials business. It is expected that the Asian economic environment will improve moderately in 1999. However, further decreases in demand for the company's products or the inability of customers to remain viable in the region may reduce the growth potential in this area over the short- to medium-term. The consequences of domestic interest rate changes and tax policy may also influence total demand in our served markets.

Since approximately 50% of Dexter's profits are derived from products sold outside the United States, any weakening of international currencies against the U.S. dollar could have a negative effect on the company's results. Additionally, the volatility of several Asian and Latin American currencies could create exposures and losses for the company. Geographical expansion will continue to provide opportunities and challenges as the company endeavors to create profitable growth in developing countries.

There will continue to be costs incurred by the need to respond to heightened regulatory pressures. Such costs may be significant in areas of environmental, health, social and administrative regulation. Heightened worldwide environmental concerns have led to greater capital requirements and increased operating expenses. While the company, based on known facts and circumstances, has provided substantial environmental reserves as shown at year end in the Statement of Financial Position, the ultimate cost of compliance and remediation cannot be ascertained and, therefore, there is no assurance that such reserves will prove to be adequate over time.

National and local deficits, as well as ongoing economic issues in several parts of the world, may dictate the need for greater tax receipts or significant reductions in government spending. Future increases in taxes by countries, states and localities in which we operate may be the ultimate outcome of this imbalance. Lower government spending may adversely affect LTI by reducing the overall availability of government funding for life science research.

Other areas which will have an important impact on the future of the company will be the increasing rate of technological change, a continued universal move toward higher quality products, shortened product life cycles and further globalization of our customers and competitors. Technology is the lifeblood of the corporation. In order to remain competitive we must, successfully and rapidly, introduce new products that not only replace our current products but also those of our competitors; otherwise, we are potentially exposed to reduced margins and loss of business.

The general aging of the U.S. population creates challenges with respect to the availability of employees as well as amplifying trends in increased health care costs. Dexter's ability to hire and retain a qualified workforce around the world will be fundamental to our growth and success. Increased training and developmental needs will require additional resources to maintain and improve our overall competencies.

The company recognizes potential system failures arising from processing the Year 2000 date as a known risk. The company is addressing this risk by executing its Year 2000 Project Plan, which requires, among other things, that systems and equipment found not to be Year 2000 compliant be repaired or replaced. The company is currently working with its customers and suppliers to identify external issues associated with the Year 2000 and their planned remedies. There can be no assurance, however, that the company will be able to identify and correct all aspects of Year 2000 problems that affect the company's business. The company believes that the cost associated with becoming Year 2000 compliant will not have a material negative effect on its results. See item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, in the 1998 Form 10-K for further information regarding the company's Year 2000 project status.

The complexities of ever-changing worldwide events and trends including the international political environment, the global marketplace, and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will successfully face these challenges with continued innovation and increased productivity.

ACQUISITIONS AND DIVESTITURES On July 7, 1998, Dexter announced two major strategic initiatives aimed at better positioning the company to achieve its long-term growth objectives. These initiatives included the proposal to acquire the remaining 48% equity in LTI that it did not own and to sell Dexter's Packaging Coatings business, including Dexter SAS, its French coatings subsidiary.

As a result, Dexter made a proposal to the LTI Board of Directors to acquire approximately 11.3 million shares of LTI common stock it did not own. On November 2, 1998, Dexter commenced a tender offer for such shares and on December 22, 1998, Dexter completed its tender offer. Approximately 5.5 million shares representing approximately 22% of all issued and outstanding LTI shares were tendered and purchased by Dexter for a total of $222.1 million including transaction costs. As a result of the acquisition of these shares, Dexter owns an aggregate of 17.8 million shares or approximately 71% of the total number of issued and outstanding shares.

The acquisition was accounted for as a purchase, and accordingly, the purchase price has been allocated to the identified tangible and intangible assets based upon Dexter's proportionate interest in the estimated fair market value of those assets. This allocation resulted in a write-up of tangible assets of approximately $3.2 million. Identifiable intangible assets were valued at approximately $91.5 million, consisting of trademarks and current technology, including patented technology. These intangible assets will be amortized over their estimated useful life of 30 years. In addition, deferred tax liabilities of approximately $33.1 million were recognized relative to the assets referenced above.

The value of in-process research and development for which technical feasibility had not yet been achieved was approximately $24.5 million and was charged against earnings in the fourth quarter of 1998. This transaction resulted in excess cost over net assets acquired (goodwill) of approximately $63.4 million which will be amortized over the estimated useful life of 30 years.

The following unaudited pro forma information presents the results of operations of the company as if the acquisition had taken place on January 1, 1998, and January 1, 1997, respectively.

In thousands of dollars              Years ended December 31
(except per share amounts)            1998             1997
--------------------------------------------------------------
Net Sales                          $1,168,037       $1,147,055
Net Income                         $   23,460       $   21,276
Net Income per share-diluted       $     1.00       $      .89
--------------------------------------------------------------

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as, the charges for acquired in-process research and development and transaction costs, additional amortization expense, and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the dates indicated, or which may result in the future.

On August 21, 1998, Dexter entered into a purchase and sale agreement to sell certain assets and stock of its Packaging Coatings business and Dexter SAS to The Valspar Corporation. The sale of these businesses was subject to regulatory approval and customary closing conditions. This transaction was completed in February 1999 with estimated total proceeds of $225 million.

In January 1999, Dexter divested its 40% interest in Akzo Dexter Aerospace Finishes VoF, a joint venture between Dexter Corporation and Akzo Nobel NV, to Akzo Nobel NV for approximately book value. As a result of this divestiture, Dexter announced its intention to expand its existing network as a worldwide supplier of aerospace coatings technologies, continuing to operate from its OEM-approved manufacturing facilities in Bassano, Italy and Waukegan, Illinois.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 2.1 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.3 to 1. As shown in the Statement of Cash Flows, cash provided from operations of $98 million and financing activities of $188.8 million exceeded cash needed for investments of $245.4 million, thereby increasing year-end cash and short-term securities by $41.4 million. Investment activity during 1998 included capital expenditures of $54.2 million in addition to cash outflows for acquisitions of $218 million, primarily related to the acquisition of an additional 22% of LTI. These investments were funded primarily by new long-term debt of $246 million in 1998. The LTI acquisition is described in the acquisitions and divestitures footnote on this page. Excluding LTI, the current ratio is 1.6 to 1 and the quick ratio is 1 to 1. Excluding LTI, cash provided from financing activities of $192.1 million and operations of $55.9 million exceeded cash needed for investments of $246.7 million, resulting in an increase in cash and short-term securities of $1.3 million in 1998.

The company plans to meet its future working capital and capital expenditure needs with funds provided from operations, the reduction of short-term securities and, as needed, short-term and long-term borrowings. The company plans to use the proceeds from the sale of its Packaging Coatings business to repay long-term debt.

ANALYSIS OF OPERATIONS


1998 COMPARED WITH 1997

REVENUES: Net sales were a record $1.17 billion in 1998, an increase of $21 million, or 2%, over 1997 sales of $1.15 billion. The 2% increase in sales was due to unit volume increases of 2% and a 2% increase due to the effect of acquisitions, partially offset by selling price decreases averaging 1% and a 1% decrease due to the effect of lower currency translation rates on international sales.

Equity in net income of affiliates decreased $1.1 million to $3.3 million in 1998. This decrease was primarily due to no 1998 equity earnings from D & S Plastics International, which was divested effective April 1, 1997.

EXPENSES: Cost of sales decreased as a percentage of sales in 1998, thereby increasing consolidated gross margins by .6 percentage points to 36.5% of sales from 35.9% in 1997. Gross margin, excluding Life Technologies, Inc. ("LTI"), increased .3 percentage points, primarily due to productivity improvements and cost containment activities. The remaining favorable impact in gross margin was primarily attributable to increased sales volume at LTI.

Marketing and administrative expenses increased $8.5 million, or 4%, in 1998 compared with 1997 principally due to increased marketing and administrative expenses at LTI. Research and development expense increased $2.6 million, or 5%, primarily due to costs associated with acquired Dexter businesses in the fourth quarter of 1997 and increased research and development expense in the nonwovens segment and at LTI.

Interest expense decreased $2 million, or 10%, in 1998 compared with 1997 primarily due to lower average long-term borrowings in 1998. The company does not capitalize interest on facilities under construction. If interest had been capitalized, there would have been no impact on earnings per share in 1998 and earnings per share would have increased by $.02 per share in 1997.

Pretax income included a charge of $24.5 million, which represents the write-off of acquired in-process research and development costs arising from the acquisition of an additional 22% of LTI in December 1998 and $5.3 million of transaction costs incurred by LTI related to Dexter's increased ownership. There were no such charges in 1997.

INCOME TAXES: In 1998, the effective tax rate was 35% from operations, excluding one-time charges. Due to the nondeductibility of acquired in-process research and development costs and certain transaction costs at LTI, the consolidated effective tax rate in 1998 was 46.4% compared with 36% in 1997.

MINORITY INTEREST: Income attributed to minority interest shareholders remained largely unchanged in 1998 compared with 1997 as increases in LTI income from operations were offset by $5.3 million of transaction costs.

NET INCOME: Net income from operations, excluding one-time charges, for the year 1998 was $58.4 million, or $2.50 per share on a diluted basis. This represents a 4% increase in earnings and diluted earnings per share from operations compared with results for 1997 of $56.4 million, or $2.41 per share diluted. Including the acquired in-process research and development costs and transaction costs which totaled $29.8 million, or $1.15 per share diluted, 1998 net income was $31.7 million, or $1.35 per share diluted, compared with $2.41 per share diluted in 1997.

1997 COMPARED WITH 1996

REVENUES: Net sales were $1.15 billion in 1997, an increase of $46.9 million, or 4% over 1996 sales. The 4% increase in sales was due to unit volume increases of 7% partially offset by a 3% decrease due to the effect of lower translation rates on international sales. Selling prices remained largely unchanged versus 1996. The net effect of acquisitions and divestitures in 1996 and 1997 accounted for an increase in sales of $3.7 million in 1997.

Equity in net income of affiliates decreased $0.3 million to $4.5 million in 1997. This decrease was primarily due to lower equity earnings resulting from the divestiture of D & S Plastics International, which was effective April 1, 1997.

EXPENSES: Cost of sales decreased as a percentage of sales in 1997, thereby increasing consolidated gross margins by 1.4 percentage points to 35.9% of sales from 34.5% in 1996. Gross margin, excluding LTI, increased 1.2 percentage points, primarily due to strong volume increases, favorable product mix and productivity improvements. The remaining improvement was attributable to LTI.

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

NET INCOME: Net income for the year 1997 was $56.4 million, or $2.41 per share on a diluted basis. This represents an 18% increase in net income and a 21% increase in diluted earnings per share, compared with results for 1996 of $47.7 million, or $1.99 per share diluted, excluding the net gain from the 1996 disposal of product lines. Including the $.04 per share gain on divested product lines, the 1996 earnings were $48.7 million, or $2.03 per share diluted. Comparing the total amounts for 1996, the increases for 1997 in earnings and diluted earnings per share were 16% and 19%, respectively.

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

NET INCOME: Net income for the year 1996 was $47.7 million, or $1.99 per share diluted, excluding the $ .04 per share net gain from the second quarter 1996 disposal of product lines. This represents an 18% increase in net income and a 20% increase in diluted earnings per share, compared with results for 1995 of $40.6 million, or $1.66 per share diluted. Total earnings for 1996, including the gain on divested product lines, increased 20% to $48.7 million while diluted earnings per share gained 22% to $2.03 per share diluted. The 1996 earnings include the favorable effect of selling price increases and lower raw material costs of approximately $.51 per share compared with 1995 which was somewhat offset by currency exchange rates, product mix, and increased marketing and administrative expenses.

TAXES: The effective income tax rate was 46.4% in 1998, 36% in 1997, and 35.5% in 1996. The tax rate is currently expected to approximate 36% in 1999. The income tax rate differs from the statutory U.S. federal income tax rate as shown below:

                                             1998            1997            1996
                                             ------------------------------------
U.S. FEDERAL RATE                            35.0%           35.0%           35.0%
STATE TAXES, NET OF FEDERAL BENEFIT           2.1             1.7             1.8
INTERNATIONAL TAXATION DIFFERENCES           (4.6)           (3.1)           (2.2)
ACQUIRED IN-PROCESS RESEARCH AND
  DEVELOPMENT COSTS                           9.9
ACQUISITION BASIS DIFFERENCES                 3.4             1.2             1.4
OTHER                                          .6             1.2             (.5)
                                             ------------------------------------
EFFECTIVE INCOME TAX RATE                    46.4%           36.0%           35.5%
                                             ====================================

Pretax income from international operations amounted to $57.3 million in 1998, $54.6 million in 1997 and $59.6 million in 1996. U.S. and international income and withholding taxes have not been provided on temporary differences related to investments in foreign subsidiaries. These differences principally include unremitted earnings of approximately $177 million, differences between the financial reporting amounts and tax bases of investments in foreign subsidiaries and cumulative translation adjustments. The investment in these subsidiaries is considered to be permanent in nature. It is impracticable to estimate the total tax liability, if any, which these differences could cause should such investments cease to be treated as permanently reinvested.

TAXES, OTHER THAN SALES TAXES

IN THOUSANDS OF DOLLARS        1998              1997                1996
--------------------------------------------------------------------------------
INCOME TAXES
  CURRENT:
   U.S. FEDERAL             $ 22,055          $ 22,527           $ 18,188
   U.S. STATE                  2,601             2,235              3,817
   INTERNATIONAL              11,956            12,673             18,342
                            ---------------------------------------------
                              36,612            37,435             40,347
                            ---------------------------------------------
  DEFERRED:
   U.S. FEDERAL                2,105             1,514             (5,256)
   U.S. STATE                    209               206             (1,069)
   INTERNATIONAL               1,221               836                858
                            ---------------------------------------------
                               3,535             2,556             (5,467)
                            ---------------------------------------------
TOTAL INCOME TAXES            40,147            39,991             34,880

PAYROLL TAXES                 20,982            20,420             19,819
PROPERTY TAXES                 4,333             4,313              3,841
OTHER TAXES                      704               662                635
                            ---------------------------------------------
   TOTAL                    $ 66,166          $ 65,386           $ 59,175
                            =============================================

DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998, 1997 and 1996 are as follows:


IN THOUSANDS OF DOLLARS                           1998               1997                1996
---------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  POSTRETIREMENT HEALTH
   BENEFITS                                    $  8,698           $  8,852           $  8,972
  ACCRUED EXPENSES, NOT
   CURRENTLY DEDUCTIBLE                           7,028              7,373              7,308
  RESERVES FOR INSURANCE                          6,448              6,028              5,632
  PENSION BENEFITS                                6,302              4,806              4,896
  INVENTORY, PRINCIPALLY
   VALUATION RESERVES                             5,111              5,450              5,685
  ENVIRONMENTAL RESERVES                          5,004              4,865              5,074
  LOSS CARRYFORWARDS                              3,610              4,944              6,099
  ALTERNATIVE MINIMUM TAX
   CREDIT CARRYFORWARDS                                                                 4,252
  OTHER                                          10,718             10,924             11,213
                                               ----------------------------------------------
   GROSS DEFERRED TAX ASSETS                   $ 52,919           $ 53,242           $ 59,131
                                               ----------------------------------------------
DEFERRED TAX LIABILITIES:
  FIXED ASSETS, PRINCIPALLY
   DEPRECIATION                                $(44,879)          $(46,274)          $(46,560)
  TECHNOLOGY AND TRADEMARKS                     (32,032)
  OTHER                                         (11,519)            (7,557)            (5,111)
                                               ----------------------------------------------
   GROSS DEFERRED TAX
     LIABILITIES                               $(88,430)          $(53,831)          $(51,671)
                                               ----------------------------------------------
NET DEFERRED TAX (LIABILITY)
  ASSET BEFORE VALUATION
  ALLOWANCE                                    $(35,511)          $   (589)          $  7,460
VALUATION ALLOWANCE                              (1,316)            (2,277)            (3,573)
                                               ----------------------------------------------
NET DEFERRED TAX (LIABILITY)
  ASSET AFTER VALUATION
  ALLOWANCE                                    $(36,827)          $ (2,866)          $  3,887
                                               ==============================================


Valuation allowances of $1.3 million at December 31, 1998, $2.3 million at December 31, 1997 and $3.6 million at December 31, 1996, reduced the deferred tax asset attributable to foreign loss carryforwards to an amount that, based upon all available information, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits of the loss carryforwards to become more likely than not. The decrease of $1 million in the valuation allowance during 1998 was due principally to the utilization of foreign loss carryforwards.

The components of deferred taxes at December 31, 1998, 1997 and 1996 are as follows:

IN THOUSANDS OF DOLLARS                              1998               1997               1996
-----------------------------------------------------------------------------------------------
CURRENT DEFERRED TAX ASSETS                      $ 14,874           $ 17,107           $ 22,477
LONG-TERM DEFERRED TAX ASSETS                       4,343              3,856              2,483
  (INCLUDED IN OTHER ASSETS)
CURRENT DEFERRED TAX LIABILITIES                   (2,563)            (1,545)            (1,592)
  (INCLUDED IN ACCRUED
  AND DEFERRED INCOME TAXES)
LONG-TERM DEFERRED TAX
   LIABILITIES                                    (53,481)           (22,284)           (19,481)
                                                 -----------------------------------------------
NET DEFERRED TAX (LIABILITY)
  ASSET                                          $(36,827)          $ (2,866)          $  3,887
                                                 ===============================================

EARNINGS PER SHARE Earnings in 1998 of $1.35 per share represented a decrease of 44% in diluted earnings per share, compared with earnings of $2.41 per share in 1997. Excluding the net loss of $1.15 per share in 1998 due to transaction costs and the write-off of acquired in-process research and development costs, 1998 earnings from operations were $2.50 per share diluted, an increase of 3.7% compared with 1997.

Basic earnings per share in 1998 of $1.38 decreased 43.7% compared with $2.45 per share in 1997. Excluding the transaction costs and the write-off of acquired in-process research and development costs incurred in 1998, basic earnings per share from operations were $2.54, a 3.7% increase over 1997. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The reconciliation between basic earnings per share and diluted earnings per share is presented below:

AMOUNTS IN THOUSANDS                               YEARS ENDED DECEMBER 31.
(EXCEPT PER SHARE DATA)                  ---------------------------------------------
                                            1998               1997               1996
--------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC:
  NET INCOME                             $ 31,704           $ 56,427           $ 48,722
  WEIGHTED AVERAGE SHARES
   OUTSTANDING                             23,007             23,010             23,687
  EARNINGS PER SHARE - BASIC             $   1.38           $   2.45           $   2.06
EARNINGS PER SHARE - DILUTED:
  NET INCOME                             $ 31,704           $ 56,427           $ 48,722
  EFFECT OF SUBSIDIARY DILUTIVE
   OPTIONS ON NET INCOME                     (337)              (546)              (406)
                                         ----------------------------------------------
                                         $ 31,367           $ 55,881           $ 48,316
                                         ==============================================
  WEIGHTED AVERAGE SHARES
   OUTSTANDING                             23,007             23,010             23,687
  WEIGHTED AVERAGE EFFECT OF
   COMMON STOCK EQUIVALENTS                   179                217                129
                                         ----------------------------------------------
                                           23,186             23,227             23,816
                                         ==============================================
  EARNINGS PER SHARE - DILUTED           $   1.35           $   2.41           $   2.03

At December 31, 1998, 279,950 options were outstanding at a weighted average exercise price of $41.42 that were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the company's common stock for the year. At December 31, 1997, 10,000 options were outstanding at an exercise price of $41.22, and at December 31, 1996, 24,644 options were outstanding at an exercise price of $29.06 that were not included in the computation of diluted earnings per share.

LIFE TECHNOLOGIES, INC.

On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. The resulting freestanding company was renamed Life Technologies, Inc. (and hereinafter referred to as "LTI") and at December 31, 1998 was owned 71% by Dexter, with the remainder owned by the public. LTI's common stock is currently available for quotation on the OTC Bulletin Board. In 1998, Dexter's proportionate ownership of LTI increased from 52% to 71% subsequent to the completed tender offer for LTI common stock in December 1998.

LTI is reported in the life sciences segment, although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements follow in condensed form.

Net sales of LTI increased $30.8 million, or 9%, in 1998. This improvement was principally due to a $36.3 million, or 13%, increase in sales of products other than fetal bovine serum ("FBS"), partially offset by lower currency translation rates of $6.4 million.

Gross margin for 1998 was 53.6% of net sales compared with 53.9% in 1997. Marketing and administrative expenses increased 10% to $118.6 million, or 32.8% of net sales in 1998, compared with $108 million, or 32.6% of net sales in 1997. Research and development expenses were $21.9 million in 1998, representing a 3% increase compared with $21.3 million for 1997.

Pretax income decreased $0.2 million to $51.1 million as a result of one-time charges of $5.3 million related to Dexter's acquisition of additional shares of LTI. Excluding these charges, pretax income increased 10% in 1998 compared with 1997. The effective tax rate was 37.5% in 1998 and 36% in 1997. Apart from the nondeductable portion of the one-time charges, the effective income tax rate would have been 34.5% in 1998. Net income decreased 3% to $31.3 million in 1998 from $32.2 million in 1997. Excluding one-time charges and the related income tax effect, net income was 13% greater in 1998 than in 1997.

LTI declared quarterly dividends totaling $0.20 per share in 1998 and $0.18 per share in 1997.

After the deduction of minority interests, LTI contributed $16.3 million to Dexter's net income or $.69 per share on a diluted basis, in 1998, compared with $17 million, or $.71 per share in 1997. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $8.56 at December 31, 1998, from $4.77 at year-end 1997, principally as a result of Dexter increasing its ownership to 71% in 1998.

At year-end 1998, LTI had $56 million in cash and short-term securities, $164.1 million in other current assets and $59.8 million of current liabilities.

In 1998, LTI spent $25.4 million on capital expenditures and was self-funding. Capital expenditures in 1999 are expected to range between $30 and $35 million. It is expected that LTI will continue to be self-funding in 1999.

CONDENSED STATEMENT OF INCOME

                                              YEARS ENDED DECEMBER 31
                                            --------------------------
IN THOUSANDS OF DOLLARS                         1998              1997
----------------------------------------------------------------------
REVENUES
NET SALES                                   $361,726          $330,967
NET ROYALTIES                                  2,480             1,841
                                            --------------------------
                                             364,206           332,808
                                            --------------------------
EXPENSES
COST OF SALES                                167,862           152,547
MARKETING AND ADMINISTRATIVE                 118,620           108,046
RESEARCH AND DEVELOPMENT                      21,880            21,281
TRANSACTION COSTS                              5,335
                                            --------------------------
                                             313,697           281,874
                                            --------------------------
OTHER INCOME, NET                                606               404
                                            --------------------------
INCOME BEFORE INCOME TAXES                    51,115            51,338
INCOME TAXES                                  19,168            18,481
                                            --------------------------
INCOME BEFORE MINORITY INTERESTS              31,947            32,857
MINORITY INTERESTS                               644               622
                                            --------------------------
NET INCOME                                  $ 31,303          $ 32,235
                                            ==========================

------------------------------------------------------------------------

CONTRIBUTION OF LTI TO DEXTER NET INCOME


IN THOUSANDS OF DOLLARS                          YEARS ENDED DECEMBER 31
                                              --------------------------
(EXCEPT PER SHARE AMOUNTS)                      1998             1997
------------------------------------------------------------------------
NET INCOME OF LTI                             $31,303          $32,235
PORTION ATTRIBUTABLE TO
  MINORITY INTERESTS                           14,998           15,212
                                              ------------------------
DEXTER'S PORTION OF NET INCOME OF LTI         $16,305          $17,023
                                              ========================
NET INCOME PER SHARE - BASIC
  OF DEXTER                                   $   .71          $   .74
NET INCOME PER SHARE - DILUTED
  OF DEXTER                                   $   .69          $   .71
----------------------------------------------------------------------


CONDENSED STATEMENT OF FINANCIAL POSITION

                                                     DECEMBER 31
                                              --------------------------
IN THOUSANDS OF DOLLARS                          1998              1997
------------------------------------------------------------------------
ASSETS
CASH AND SHORT-TERM SECURITIES                $ 56,047          $ 19,076
TRADE ACCOUNTS RECEIVABLE, NET                  67,797            57,103
INVENTORIES                                     74,319            68,063
OTHER CURRENT ASSETS                            21,992            12,537
PROPERTY, PLANT AND EQUIPMENT, NET             107,374           100,098
INVESTMENTS AND OTHER ASSETS                    15,392            12,353
EXCESS OF COST OVER NET ASSETS OF
  BUSINESSES ACQUIRED                           10,666            12,365
                                              --------------------------
   TOTAL ASSETS                               $353,587          $281,595
                                              ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES                           $ 59,752          $ 55,852
LONG-TERM DEBT                                                     4,564
OTHER LIABILITIES                               17,727            12,455
SHAREHOLDERS' EQUITY                           276,108           208,724
                                              --------------------------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                       $353,587          $281,595
                                              ==========================

------------------------------------------------------------------------


CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

IN THOUSANDS OF DOLLARS                      DECEMBER 31
                                    --------------------------
(EXCEPT PER SHARE AMOUNTS)            1998               1997
--------------------------------------------------------------
LTI SHAREHOLDERS' EQUITY            $276,108          $208,724
PORTION ATTRIBUTABLE TO
  MINORITY INTERESTS                  78,880            99,257
                                    --------------------------
DEXTER'S PORTION OF LTI
  SHAREHOLDERS' EQUITY              $197,228          $109,467
                                    ==========================
BOOK VALUE PER SHARE OF
  DEXTER STOCK                      $   8.56          $   4.77
--------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                                 YEARS ENDED DECEMBER 31
                                             ---------------------------
IN THOUSANDS OF DOLLARS                        1998               1997
------------------------------------------------------------------------
OPERATIONS
NET INCOME                                   $ 31,303           $ 32,235
NONCASH ITEMS:
  DEPRECIATION AND AMORTIZATION                14,330             12,717
  OTHER                                         5,137             (2,145)
OPERATING WORKING CAPITAL
  INCREASE                                     (8,658)           (11,197)
                                             ---------------------------
                                               42,112             31,610
                                             ---------------------------
INVESTMENTS
PROPERTY, PLANT AND EQUIPMENT                 (25,359)           (27,300)
ACQUISITIONS AND JOINT VENTURES                (1,047)              (914)
OTHER                                             585               (127)
                                             ---------------------------
                                              (25,821)           (28,341)
                                             ---------------------------
FINANCING
DIVIDENDS PAID                                 (4,711)            (3,929)
EXERCISE OF STOCK OPTIONS                      27,051              4,052
SHORT-TERM BORROWINGS                            (971)             1,896
LONG-TERM LOAN REPAYMENTS                         (23)              (713)
                                             ---------------------------
                                               21,346              1,306
                                             ---------------------------
EFFECT OF TRANSLATION RATE CHANGES
  ON CASH AND SHORT-TERM SECURITIES              (666)              (825)
                                             ---------------------------
TOTAL INCREASE IN CASH
  AND SHORT-TERM SECURITIES                  $ 36,971           $  3,750
                                             ===========================
------------------------------------------------------------------------

SEGMENT DATA

In 1998, the company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which changes the way the company reports information about its operating segments. The information provided for 1997 and 1996 has been restated in order to conform to the 1998 presentation. The company is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The specialty polymers segment includes businesses whose product offerings are primarily based on polymer technologies serving the aerospace, electronics, food packaging, and industrial assembly markets.

1998 COMPARED WITH 1997

Sales in the life sciences segment increased $30.8 million, or 9%, in 1998. A 12% increase in unit volume was somewhat offset by a 2% unfavorable effect of currency translation rates and selling price decreases averaging 1%. Operating income decreased $24.9 million, or 49%, in 1998 due to one-time charges for the write-off of acquired in-process research and development costs of $24.5 million recorded by Dexter and transaction costs of $5.3 million recorded by LTI related to Dexter's increased ownership in LTI. Excluding these charges, operating income increased $4.9 million due to the favorable impact on margins of the higher sales volume.

Sales in the nonwovens segment decreased $2.2 million, or 1%, in 1998. A 1% increase in unit volume was more than offset by price decreases averaging 1% and a 1% unfavorable currency translation effect. Sales of medical and hygiene products were stronger in 1998 compared with 1997, while sales of food packaging materials and other specialty materials were weaker. Operating income decreased $3.3 million, or 8%, in 1998 primarily due to lower gross margins resulting from an unfavorable product mix, as well as, increased marketing and administrative expenses and increased research and development expenses.

Sales in the specialty polymers segment decreased $7.5 million, or 1%, in 1998. The effect of acquired businesses increased 1998 net sales by $19.8 million, or 4%. Net of acquired businesses, sales decreased 5% due to a 3% decrease in unit volume, unfavorable currency translation effects of 1%, and selling price decreases averaging 1%. Lower volume in the electronic materials business related to the slowdown in the electronics market, especially in the Asian sector, and lower sales of beer and beverage can coatings were partially offset by higher sales in both the aerospace business and food and specialty can coatings serving international markets. Operating income decreased $4.1 million, or 8%, in 1998 primarily due to lower gross margins in the electronic materials business resulting from sales volume decreases. This negative effect was partially offset by higher operating income in the aerospace business resulting from increased sales volume and continued productivity improvements.

1997 COMPARED WITH 1996

Sales in the life sciences segment increased $21.5 million, or 7%, in 1997. An 11% increase in unit volume was somewhat offset by a 4% unfavorable effect of currency translation rates. Operating income increased $4.8 million, or 10%, in 1997 primarily due to the favorable impact on gross margins of the higher sales volume. Operating income in 1996 included a $2.6 million gain due to the receipt of proceeds from a note related to the sale of a product line in 1990.

Sales in the nonwovens segment increased $4.8 million, or 2%, in 1997. A 3% increase in unit volume was offset by a 1% unfavorable currency translation effect. Sales of food packaging materials were stronger in 1997 compared with 1996. Operating income increased $1.1 million, or 3%, in 1997 primarily due to higher sales and the inclusion in 1996 of costs associated with the realigning of the nonwoven operations in Europe.

Sales in the specialty polymers segment increased $20.5 million, or 4%, in 1997. The net effect of acquired and divested businesses increased sales by $3.7 million, or 1%. Net of acquired and divested businesses, sales increased 3% due to an 8% increase in unit volume offset by unfavorable currency translation effects of 4% and selling price decreases averaging 1%. Increased volume in both the electronic materials and aerospace businesses were partially offset by lower sales of food and beverage can coatings serving the international markets. Operating income increased $12.8 million, or 34%, in 1997 primarily due to higher gross margins in the electronic materials business resulting from sales volume increases and favorable product mix, and higher gross margins in the aerospace business primarily due to increased sales volume and productivity improvements. These increases were partially offset by lower operating income in the international food and beverage can coatings business resulting from decreased sales volume and unfavorable currency translation effects.

SEGMENT DATA

In thousands of dollars                                   1998                  1997                  1996
-------------------------------------------------------------------------------------------------------------
NET SALES
Life Sciences                                         $   361,726           $   330,967           $   309,455
Nonwovens                                                 279,951               282,180               277,344
Specialty Polymers                                        526,360               533,908               513,386
                                                      -------------------------------------------------------
  Consolidated                                        $ 1,168,037           $ 1,147,055           $ 1,100,185
                                                      =======================================================
-------------------------------------------------------------------------------------------------------------

CONSOLIDATED OPERATING INCOME
Life Sciences                                         $    26,001           $    50,938           $    46,109
Nonwovens                                                  40,735                44,061                42,925
Specialty Polymers                                         46,391                50,526                37,698
                                                      -------------------------------------------------------
  Consolidated Operating Income                           113,127               145,525               126,732
Other Income, net                                           7,696                 6,014                 9,897
Interest Expense                                          (18,210)              (20,192)              (20,500)
General Corporate Expense                                 (16,066)              (20,262)              (17,877)
                                                      -------------------------------------------------------
  Consolidated Income before Taxes                    $    86,547           $   111,085           $    98,252
                                                      =======================================================
-------------------------------------------------------------------------------------------------------------
CREDIT (CHARGE) INCLUDED IN OPERATING INCOME
Life Sciences:
  Write-off of acquired in-process
   research and development costs                     $   (24,508)
  Transaction costs                                        (5,335)
  Gain on divesture of product line                                                               $     2,569
                                                      -------------------------------------------------------
   Total Life Sciences                                    (29,843)                                      2,569
Specialty Polymers:
  Gain on divesture of product line                                                                       150
                                                      -------------------------------------------------------
    Consolidated                                      $   (29,843)                                $     2,719
                                                      =======================================================
-------------------------------------------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION
Life Sciences                                         $    14,330           $    12,508           $    10,576
Nonwovens                                                  15,462                14,987                14,883
Specialty Polymers                                         20,320                17,434                18,409
General Corporate                                             245                   512                   371
                                                      -------------------------------------------------------
  Consolidated                                        $    50,357           $    45,441           $    44,239
                                                      =======================================================
-------------------------------------------------------------------------------------------------------------
ASSETS AT YEAR END
Life Sciences                                         $   297,540           $   261,198           $   238,633
Nonwovens                                                 218,473               210,084               209,747
Specialty Polymers                                        417,985               412,920               344,390
                                                      -------------------------------------------------------
  Consolidated Operating Assets                           933,998               884,202               792,770
General Corporate*                                        274,370                77,574               161,034
                                                      -------------------------------------------------------
  Consolidated                                        $ 1,208,368           $   961,776           $   953,804
                                                      =======================================================

* Corporate assets consist primarily of cash, securities and investments, which include the investment in D & S Plastics International of $41,605 in 1996 and, in addition, corporate assets of Life Technologies, Inc.
--------------------------------------------------------------------------------

CAPITAL EXPENDITURES
Life Sciences                                          $   17,210            $   23,257            $   41,876
Nonwovens                                                  15,924                17,430                 7,306
Specialty Polymers                                         15,202                18,351                13,075
General Corporate                                              98                    49                    20
                                                       ------------------------------------------------------
  Consolidated                                         $   48,434            $   59,087            $   62,277
                                                       ======================================================
-------------------------------------------------------------------------------------------------------------

GEOGRAPHIC INFORMATION

NET SALES
United States                                          $  629,129            $  615,746            $  586,033
United Kingdom                                            135,206               141,220               136,090
Other countries                                           403,702               390,089               378,062
                                                       ------------------------------------------------------
  Consolidated                                         $1,168,037            $1,147,055            $1,100,185
                                                       ======================================================
LONG-LIVED ASSETS
United States                                          $  495,097            $  357,882            $  333,506
United Kingdom                                             60,550                40,757                43,505
Other countries                                           130,848               118,829               113,899
                                                       ------------------------------------------------------
  Consolidated                                         $  686,495            $  517,468             $ 490,910
                                                       ======================================================
-------------------------------------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL POSITION


WORKING CAPITAL Total working capital, including cash and short-term securities, increased $63.4 million from 1997. Operating working capital increased $27.8 million to $240.4 million at year-end 1998. The sum of cash, short-term securities, and accounts receivable exceeded total current liabilities at December 31, 1998. The following is a summary of the changes in operating and total working capital during 1998:

INCREASE (DECREASE) IN OPERATING WORKING CAPITAL AND TOTAL WORKING CAPITAL IN
1998

                                                                  BUSINESS                            CHANGE IN
                                                               ACQUISITIONS         CURRENCY         CONSOLIDATED
                                               CASH           AND ACCOUNTING      TRANSLATION           ACCOUNT
IN THOUSANDS OF DOLLARS                       CHANGES            ACCRUALS            EFFECTS           BALANCES
------------------------------------------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE, NET                     $ 14,409           $   (187)          $  4,393           $ 18,615
INVENTORIES AT FIFO                            11,764              2,890              1,001             15,655
PREPAID AND DEFERRED EXPENSES                     458                                   429                887
ACCOUNTS PAYABLE                                3,663             (2,525)            (1,701)              (563)
ACCRUED LIABILITIES AND EXPENSES               (2,558)            (3,018)            (1,239)            (6,815)
                                             -----------------------------------------------------------------
  OPERATING WORKING CAPITAL                    27,736             (2,840)             2,883             27,779
                                             -----------------------------------------------------------------
CASH                                           (2,843)                                  136             (2,707)
SHORT-TERM SECURITIES                          44,243                                 1,207             45,450
LIFO RESERVE                                    1,411                                                    1,411
CURRENT DEFERRED TAX ASSETS                                       (2,233)                               (2,233)
SHORT-TERM DEBT                                (4,234)                                 (215)            (4,449)
OTHER CURRENT LIABILITIES AND TAXES              (273)            (2,086)               548             (1,811)
                                             ----------------------------------------------------------------
  WORKING CAPITAL                            $ 66,040           $ (7,159)          $  4,559           $ 63,440
                                             =================================================================

CASH AND SHORT-TERM SECURITIES Cash principally comprises in-transit funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have maturities of less than 90 days when purchased and represent cash awaiting use in the business, funds available for future investment, and partial offsets of net nonlocal currency exposures relating to current accounts payable and accounts receivable. Short-term securities are held in interest-bearing overnight instruments, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1998, there were $102.5 million in short-term securities, of which $50.2 million were directly available to Dexter and $52.3 million were maintained separately by LTI due to its different shareholder constituency. Of these amounts, $34.2 million for Dexter and $28.1 million for LTI were held outside the United States. Of the $50.2 million for Dexter, $22.8 million was held by Dexter's captive insurance company.

ACCOUNTS RECEIVABLE Gross accounts receivable of $213.6 million at December 31, 1998 were reduced by allowances of $9.7 million. Such allowances were $10.4 million at December 31, 1997 and $8.1 million at December 31, 1996. Currency translation effects increased net accounts receivable by $4.4 million in 1998. Included in accounts receivable are non-trade accounts receivable of $18.3 million in 1998 compared with $11 million in 1997 and $13.2 million in 1996. These amounts principally comprise tax receivables. The collection period for accounts receivable increased to approximately 58 days at December 31, 1998, compared with 53 days at December 31, 1997 and 57 days at December 31, 1996.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 49% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 59% of U.S. inventories in 1998 and 58% in 1997 and 1996. The FIFO (first-in, first-out) method was used for determining the cost of the remaining 41% of inventories in the United States and the 51% of total inventories which were located outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1998, 1997 or 1996. Inventories at December 31 were as follows:

IN THOUSANDS OF DOLLARS             1998                1997                1996
-----------------------------------------------------------------------------------
MATERIALS AND SUPPLIES           $  65,180           $  61,233           $  58,290
WORK-IN-PROCESS                     19,101              17,664              17,078
FINISHED GOODS                     110,074              99,803              93,379
                                 -------------------------------------------------
   TOTAL FIFO COST                 194,355             178,700             168,747
LIFO RESERVE                       (17,388)            (18,799)            (19,836)
                                 -------------------------------------------------
                                 $ 176,967           $ 159,901           $ 148,911
                                 =================================================

FIFO inventories increased $15.7 million in 1998 to $194.4 million, primarily due to higher inventories at LTI due to increased sales levels and a planned finished goods inventory build in the nonwovens segment during the last quarter of 1998.

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $48.4 million in 1998, $59.1 million in 1997 and $62.3 million in 1996. The $62.3 million in 1996 includes a capital lease for $4.7 million at LTI for a parcel of land, which was subsequently purchased in 1998. Capital expenditures in 1999 are currently estimated to range between $55 million and $65 million.

For financial reporting purposes, the company uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 50 years for buildings, 16 years for nonwovens related machinery and equipment, and 3 to 15 years for all other machinery and equipment. For tax purposes, the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against an asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or the remaining book value exceeds its anticipated future productive asset value.

Maintenance and repairs are charged to operations as incurred and amounted to $18.9 million in 1998, $18.3 million in 1997 and $16.3 million in 1996. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:

IN THOUSANDS OF DOLLARS                1998                 1997                1996
-------------------------------------------------------------------------------------
LAND                                $  30,879           $  28,501           $  23,273
BUILDINGS AND IMPROVEMENTS            193,594             184,388             158,635
MACHINERY AND EQUIPMENT               509,406             474,079             458,069
CONSTRUCTION IN PROGRESS               22,302              25,157              37,859
                                    -------------------------------------------------
   TOTAL COST                         756,181             712,125             677,836
LESS ACCUMULATED
  DEPRECIATION                       (395,725)           (363,953)           (343,570)
                                    -------------------------------------------------
PROPERTY, PLANT AND
  EQUIPMENT, NET                    $ 360,456           $ 348,172           $ 334,266
                                    =================================================

Changes in property, plant and equipment for the past three years were as follows:

IN THOUSANDS OF DOLLARS                     1998               1997                1996
----------------------------------------------------------------------------------------
JANUARY 1                              $ 348,172           $ 334,266           $ 325,203
CAPITAL EXPENDITURES                      48,434              59,087              62,277
ASSETS OF BUSINESSES ACQUIRED                282               4,271                 562
ASSETS OF BUSINESSES DIVESTED                                   (893)            (15,140)
WRITE-DOWN OF ASSET VALUES                                      (470)             (1,880)
DEPRECIATION                             (38,696)            (37,453)            (37,312)
CURRENCY EFFECTS                           2,264             (10,636)                556
                                       -------------------------------------------------
DECEMBER 31                            $ 360,456           $ 348,172           $ 334,266
                                       =================================================

PATENTS, TECHNOLOGY, TRADEMARKS AND COVENANTS Patents, technology, trademarks and covenants not to compete are stated at cost less accumulated amortization of $22.6 million, $19.9 million and $18.5 million at December 31, 1998, 1997 and 1996, respectively. Such items that have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 5 to 30 years. During 1998, the company acquired approximately $91.5 million of such items as a result of the acquisition of an additional 22% of LTI. Research and development costs and any costs associated with internally developed patents or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost was $157 million at year-end 1998, $97.5 million at year-end 1997 and $71.9 million at year-end 1996. Excess acquisition costs increased substantially in 1998 primarily due to $63.4 million resulting from the increase in ownership of LTI and $1.9 million due to currency translation effects. This increase was partially offset by $6.9 million of amortization costs. Excess acquisition cost increased $34.5 million in 1997 due to businesses acquired. This increase was somewhat offset by $5.6 million of amortization costs and $3.3 million due to currency translation effects. The excess of cost over the net asset value of businesses acquired prior to 1991 is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods ranging from 5 to 30 years. Accumulated amortization amounted to $31.2 million, $23.8 million and $18.8 million at December 31, 1998, 1997 and 1996, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and, in management's judgment, the business will not recover from this position in the future. There were no impairment charges in 1998, 1997 or 1996.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. dollars, Japanese yen and pound sterling, and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The $39.8 million short-term borrowings outstanding at year-end included $2.2 million of short-term debt of LTI. The weighted average interest rate on short-term borrowings outstanding was 6% at December 31, 1998, 6.1% at December 31, 1997, and 5.4% at December 31, 1996.

In December 1998, the company entered into a $300 million, 364-day revolving credit agreement with a syndicate of U.S. and international banks. This revolving credit agreement carries a facility fee that is based on the credit ratings of the company. At December 31, 1998, the facility fee on the revolving credit agreement was 0.10% per annum. A utilization fee of up to 0.10% per annum will also be charged if the utilization of the revolving credit agreement exceeds certain contractual levels. This revolving credit agreement has a minimum consolidated net worth provision and a maximum leverage ratio. At December 31, 1998, the company was in compliance with these provisions. There were no borrowings under the 364-day revolving credit agreement as of December 31, 1998. In addition, the company has available short-term lines of credit in excess of $100 million.

The company had outstanding letters of credit at December 31, 1998 totaling $10.5 million for liabilities already reflected in the Statement of Financial Position. In addition to its 364-day revolving credit facility, the company has authorized the borrowing of up to $100 million under its short-term lines of credit and commercial paper program. There was no commercial paper issued during 1998.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were as follows:

IN THOUSANDS OF DOLLARS                  1998             1997             1996
---------------------------------------------------------------------------------
SALARIES, WAGES AND BENEFITS            $18,130          $17,381          $17,047
PENSION AND PROFIT SHARING               12,826           13,265           12,349
LTI TRANSACTION COSTS                     7,349
ROYALTIES                                 6,120            3,482            2,792
TAXES, OTHER THAN INCOME TAXES            3,774            3,529            2,679
PROVISION FOR CLAIMS AND
  WARRANTIES                              3,222            5,106            3,806
PROFESSIONAL SERVICES                     2,894            4,351            2,344
CUSTOMER REBATES AND VOLUME
  DISCOUNTS                               2,083            2,482            3,426
ENVIRONMENTAL LIABILITIES                 1,815            2,099            1,358
DEFERRED PURCHASE AND
  CONSTRUCTION PAYMENTS                   1,252            1,580            2,800
COMMISSIONS                               1,242            1,455            1,111
DEFERRED INCOME                           1,192              855              868
INTEREST                                  1,088            1,162            1,377
SEVERANCE AND RELOCATION                    617            1,313            2,980
OTHER, PRINCIPALLY ACCRUALS
  FOR UNBILLED OBLIGATIONS               13,233           11,962           11,900
                                        -----------------------------------------
                                        $76,837          $70,022          $66,837
                                        =========================================


LEASES The company leases facilities, vehicles, computers, and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options, and escalation clauses.

Obligations under capital leases were not significant at December 31, 1998. At December 31, 1997 and 1996, LTI had a capital lease in the amount of $4.7 million for a parcel of land on which they constructed a new corporate R&D center and other administrative offices, including their headquarters. In 1998, LTI exercised their option to purchase this parcel of land.

Aggregate future minimum lease payments under noncancelable operating leases as of December 31, 1998, were as follows:

FOR THE YEARS ENDING
(IN THOUSANDS OF DOLLARS)             OPERATING LEASES
----------------------------------------------------------
1999                                        $13,275
2000                                          9,898
2001                                          6,335
2002                                          3,962
2003                                          3,413
LATER YEARS                                  13,952
                                            -------
TOTAL MINIMUM LEASE PAYMENTS                $50,835
                                            =======

Total rent expense incurred under noncancelable leases, net of minor sublease rentals, amounted to $15.5 million in 1998, $11.5 million in 1997 and $10.9 million in 1996. The company has no contingent rentals.

MINORITY INTERESTS Minority interests decreased by $20.1 million in 1998 to $84.3 million. The decrease in 1998 was due principally to the company's increased ownership of LTI. In December of 1998, the company acquired approximately 22% of all the issued and outstanding LTI shares. As a result, Dexter's ownership in LTI increased to approximately 71% and the corresponding minority interest ownership decreased to 29%. This resultant decrease of approximately $61.7 million was partially offset by $15 million of net income attributable to the minority interest shareholders of LTI, $27.2 million due to the exercise of stock options at LTI and currency translation effects of $1.6 million. Somewhat offsetting these increases were quarterly cash dividends paid by LTI to minority interest shareholders totaling $2.3 million. At year-end 1997, minority interests were $104.4 million, an increase of $14 million from 1996 minority interests of $90.4 million. The increase in 1997 was principally due to $15.2 million of net income attributable to the minority interest shareholders of LTI and a $4.7 million increase due to the exercise of stock options at LTI. These increases in minority interests were somewhat offset by currency translation effects of $4.1 million and cash dividends paid by LTI to minority interest shareholders of $1.9 million. Minority interest in LTI's equity represented $78.9 million and $99.3 million at December 31, 1998 and 1997, respectively.

CONTINGENCIES The company and its subsidiaries are subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted. These claims and legal actions arise in the ordinary course and conduct of the business of the company and its subsidiaries and some are expected to be covered, at least in part, by insurance. At December 31, 1998, $0.2 million of current and $5.1 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims which are probable and are not covered by third-party insurance are properly reflected as liabilities of the company. It is reasonably possible that some of the potential claims and legal actions that may be asserted against LTI could be decided unfavorably to LTI and, if so, this could have a material adverse effect on the company's operating results or cash flows in future reporting periods. While the outcome of all of the pending and potential claims and legal actions against the company and its subsidiaries cannot be forecast with certainty, management believes that, with the possible exception of the potential liability of LTI described above, such matters should not result in any liability which would have a material adverse effect on the company's financial position, results of operations, or cash flows.

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Liabilities related to environmental assessments, site remediation and other response activities are recorded and expensed when incurrence of the liability is probable and the expenses can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated, on an ongoing basis, as facts become available that indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites.

Environmental reserves at December 31, 1998, with respect to 17 sites, were $15.3 million, including current reserves of $1.8 million, which are expected to be spent in 1999, and long-term reserves of $13.5 million. Environmental reserves at December 31, 1997 were $15.8 million and at year-end 1996 were $16.3 million. Such reserves, which are not discounted, included, at year-end, the following estimated amounts for claims accepted and payable by third-party insurers: $2.8 million in 1998, $2.7 million in 1997, and $2.5 million in 1996. The related receivables from insurance companies of $2.8 million, $2.7 million, and $2.5 million were included as assets of the company at year-end 1998, 1997 and 1996, respectively. The reserves were decreased during 1998 by expenditures of $0.6 million.

Dexter Environmental Assurance, Ltd. ("DEAL"), a wholly owned Bermuda company, was established in 1993. In December 1993, environmental reserves totaling $5.9 million were transferred to DEAL to insure all wholly owned U.S. operations of Dexter, other than exposures in Windsor Locks, Connecticut, against environmental liabilities arising from occurrences prior to January 1, 1994. In November 1994, environmental reserves totaling $5 million were transferred to DEAL. With the second transfer, the coverage period was extended to include occurrences after December 31, 1993 and prior to January 1, 1995 for all wholly owned U.S. operations of Dexter. In December 1997, environmental reserves totaling $0.4 million were transferred to DEAL. With this transfer, the coverage became available to all wholly owned operations of Dexter, U.S. and non-U.S., against environmental liabilities arising from occurrences prior to January 1, 1998. The covered periods have since been extended through December 31, 1998.

CURRENCY EXCHANGE EFFECTS Assets and liabilities of those operations whose functional currency is other than the U.S. dollar are translated at end of period currency exchange rates and fluctuations due to changes in exchange rates are accounted for as a component of shareholders' equity, "Currency Translation Effects". Results of operations are translated at average monthly currency exchange rates during the period.

Currency translation effects increased shareholders' equity in 1998 by $4.6 million, including $3.6 million of translation effects and a $1 million related tax effect. This increase was the result of the net weakening of the U.S. dollar against currencies of countries in which the company operates. Currency translation effects decreased shareholders' equity by $20.3 million in 1997, including $20.5 million of translation effects partially offset by a $0.2 million related tax effect.

Many of the company's operations conduct a portion of their business in nonlocal currencies. These transactions give rise to nonlocal currency receivables or payables. Changes in the exchange rates between the functional currency and the nonlocal currency in which the transaction is denominated result in currency transaction gains and losses that are included in the results of operations. Currency gains and losses realized on these nonlocal currency transactions were not significant in 1998, 1997 or 1996.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific commitments are deferred and recognized in income in the same period as the hedged transaction. Such deferred unrealized gains and losses at December 31, 1998, 1997 and 1996 were not significant. Gains and losses on forward contracts that do not hedge an identifiable commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1998 were short-term in nature and related to nonlocal currency transactions of the company's U.S., European and Asian operations. Excluding LTI, the equivalent U.S. dollar purchase amounts of forward contracts outstanding were $1.3 million, $0.8 million and $1 million as of December 31, 1998, 1997 and 1996, respectively. The equivalent U.S. dollar sale amounts of the forward contracts outstanding were $13.8 million, $9.6 million, and $7.5 million as of December 31, 1998, 1997 and 1996, respectively. For LTI, the equivalent U.S. dollar purchase amounts of its forward contracts were $3 million, $2.9 million, and $6.2 million as of December 31, 1998, 1997 and 1996, respectively. There were no sale amounts outstanding as of December 31, 1998, 1997 and 1996 for LTI.

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

The company had short-term borrowings at December 31, 1998 of $39.8 million of which $5.1 million related to nonlocal currency transaction exposure management.

POSTRETIREMENT BENEFITS Effective December 31, 1998, the company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The provisions of SFAS No. 132 standardize the disclosure requirements for pensions and other postretirement benefits and do not change the measurement or accounting of these plans.

The company has pension (defined benefit) or deferred profit sharing (defined contribution) plans for substantially all U.S. employees. Retirement benefits for most employees of international operations are provided by government-sponsored or insured programs and, in certain countries, by defined benefit plans.

The components of net periodic pension cost for the years ended December 31, 1998, 1997 and 1996 were:

                                                 1998                           1997                            1996
---------------------------------------------------------------------------------------------------------------------------------
                                        DOMESTIC    INTERNATIONAL       DOMESTIC   INTERNATIONAL         DOMESTIC   INTERNATIONAL
IN THOUSANDS OF DOLLARS                  PLANS          PLANS             PLANS          PLANS             PLANS        PLANS
---------------------------------------------------------------------------------------------------------------------------------
SERVICE COST                           $ 5,588        $ 1,761           $ 4,811        $ 1,066           $ 4,817      $ 1,588
INTEREST COST                            6,485          2,643             5,756          1,963             5,450        1,990
EXPECTED RETURN ON PLAN ASSETS          (7,639)        (2,438)           (6,457)        (1,943)           (5,880)      (1,596)
AMORTIZATION OF:
  TRANSITION OBLIGATION (ASSET)             24            (64)               24            (63)               24          (59)
  PRIOR SERVICE COST                       493             73               444             81               426           79
  ACTUARIAL (GAIN) LOSS                   (329)           658              (132)            74               374          573
                                       --------------------------------------------------------------------------------------
NET PERIODIC PENSION COST              $ 4,622        $ 2,633           $ 4,446        $ 1,178           $ 5,211      $ 2,575
                                       ======================================================================================

The following table provides a summary of the projected benefit obligation, plan assets, and funded status of the company's pension plans:

                                                    1998                        1997                           1996
------------------------------------------------------------------------------------------------------------------------------
                                           DOMESTIC  INTERNATIONAL     DOMESTIC      INTERNATIONAL    DOMESTIC   INTERNATIONAL
IN THOUSANDS OF DOLLARS                     PLANS         PLANS          PLANS           PLANS          PLANS        PLANS
------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT
  OBLIGATION
PROJECTED BENEFIT OBLIGATION
  AT JANUARY 1                           $  93,284     $  37,247      $  85,275       $  27,656      $  84,233    $  26,457
SERVICE COST                                 5,588         1,761          4,811           1,066          4,817        1,588
INTEREST COST                                6,485         2,643          5,756           1,963          5,450        1,990
PLAN PARTICIPANTS' CONTRIBUTIONS                             735                            645                         563
AMENDMENTS                                   1,567                          437            (70)
ACTUARIAL LOSS (GAIN)                        7,598        (1,731)           754           8,210         (4,067)      (5,075)
CURTAILMENT GAIN                                                                                        (1,202)
SPECIAL TERMINATION BENEFIT                                                 128
BENEFITS PAID                               (4,223)         (552)        (3,466)           (926)        (3,652)        (512)
EXPENSES PAID                                 (129)                        (411)                          (304)
FOREIGN CURRENCY EXCHANGE RATE
  CHANGES                                                    641                         (1,297)                      2,645
                                         ----------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION
  AT DECEMBER 31                         $ 110,170     $  40,744      $  93,284       $  37,247      $  85,275    $  27,656
                                         ==================================================================================
CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS
  AT JANUARY 1                           $  86,489     $  27,646      $  73,164         $23,270      $  65,813    $  18,296
ACTUAL RETURN ON PLAN ASSETS                13,051           389         15,175           3,950          9,708        1,563
EMPLOYER CONTRIBUTION                          778         2,162          2,027           1,717          1,599        1,539
PLAN PARTICIPANTS' CONTRIBUTIONS                             735                            645                         563
BENEFITS PAID                               (4,223)         (552)        (3,466)           (926)        (3,652)        (512)
EXPENSES PAID                                 (129)                        (411)                          (304)
FOREIGN CURRENCY EXCHANGE RATE
  CHANGES                                                    442                         (1,010)                      1,821
                                         ----------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT
  DECEMBER 31                            $  95,966     $  30,822      $  86,489       $  27,646      $  73,164    $  23,270
                                         ==================================================================================

FUNDED STATUS                            $ (14,204)    $  (9,922)     $  (6,795)      $  (9,601)     $ (12,111)   $  (4,386)
UNRECOGNIZED ACTUARIAL
  (GAIN) LOSS                               (5,868)        9,987         (8,382)         10,179           (174)       4,220
UNRECOGNIZED PORTION OF
  NET OBLIGATION AT TRANSITION                  70          (388)            94            (454)           117         (532)
UNRECOGNIZED PRIOR SERVICE COST              4,809           840          3,734             895          3,365        1,098
                                         ----------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED                    $ (15,193)    $     517      $ (11,349)      $   1,019      $  (8,803)   $     400
                                         ==================================================================================

AMOUNTS RECOGNIZED
  IN THE STATEMENT OF
  FINANCIAL POSITION CONSIST OF:
PREPAID PENSION COST                                   $   1,576                      $   1,856                   $   1,651
ACCRUED PENSION LIABILITY                $ (17,816)       (1,233)     $ (13,115)           (994)     $ (10,608)      (1,417)
INTANGIBLE ASSETS                            2,602           174          1,742             157          1,601          166
INCLUDED IN ACCUMULATED OTHER
  COMPREHENSIVE INCOME                          21                           24                            204
                                         ----------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED                    $ (15,193)    $     517      $ (11,349)      $   1,019      $  (8,803)   $     400
                                         ==================================================================================

For pension plans where the accumulated benefit obligation exceeded the plan's assets, the projected benefit obligations, accumulated benefit obligations, and fair value of plan assets were $13.5 million, $11.3 million, and $1 million, respectively, as of December 31, 1998; $11.4 million, $9.2 million, and $0.8 million, respectively, as of December 31, 1997; and $10.4 million, $8.7 million, and $1 million, respectively, as of December 31, 1996.

The assets in the plans included stock of Dexter Corporation in the amount of $5.3 million, $7.2 million, and $5.2 million at December 31, 1998, 1997 and 1996, respectively.

                                           1998              1997              1996*
------------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
  AS OF DECEMBER 31
DISCOUNT RATE
  DOMESTIC                                 6.58%             6.82%             7.00%
  INTERNATIONAL                            5.93%             7.01%             8.20%
EXPECTED RETURN ON PLAN ASSETS
  DOMESTIC                                 9.00%             9.00%             9.00%
  INTERNATIONAL                            7.16%             8.55%             8.43%
RATE OF COMPENSATION INCREASE
  DOMESTIC                                 4.95%             4.95%             4.96%
  INTERNATIONAL                            4.09%             5.50%             6.47%

* In June of 1996, the company recognized a $1.1 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996, the Dexter Pension Plan was remeasured using a 7.5% discount rate.


The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employees' pay and totaled $7.2 million in 1998, $8.1 million in 1997 and $7.3 million in 1996.

In addition to providing pension benefits, Dexter's wholly owned domestic businesses provide some healthcare and life insurance benefits for retired employees. Dexter has funded trusts for future payment of such benefits. These funds are expected to achieve long-term returns in excess of 10%.

The components of net periodic postretirement benefit income for the years ended December 31, 1998, 1997 and 1996 were:

IN THOUSANDS OF DOLLARS                    1998              1997              1996
-----------------------------------------------------------------------------------
SERVICE COST                            $ 1,136           $   828           $   889
INTEREST COST                             1,801             1,596             1,541
EXPECTED RETURN ON PLAN ASSETS           (4,074)           (3,328)           (3,000)
AMORTIZATION OF:
  PRIOR SERVICE COST                       (337)             (470)             (504)
  ACTUARIAL GAIN                           (455)             (237)             (150)
                                        -------------------------------------------
NET PERIODIC POSTRETIREMENT
  BENEFIT INCOME                        $(1,929)          $(1,611)          $(1,224)
                                        ===========================================


The following provides a reconciliation of accumulated benefit obligation, plan assets and funded status of the company's postretirement health benefit plan:

IN THOUSANDS OF DOLLARS                     1998               1997               1996
----------------------------------------------------------------------------------------
CHANGE IN ACCUMULATED
  BENEFIT OBLIGATION
ACCUMULATED POSTRETIREMENT
   BENEFIT OBLIGATION
   AT JANUARY 1                           $ 27,154           $ 23,192           $ 24,457
SERVICE COST                                 1,136                828                889
INTEREST COST                                1,801              1,596              1,541
PLAN PARTICIPANTS' CONTRIBUTIONS               217                242
AMENDMENTS                                                      1,467
CURTAILMENT GAIN                                                                  (1,019)
ACTUARIAL LOSS (GAIN)                        1,066              1,163             (1,735)
BENEFITS PAID                               (1,171)            (1,334)              (941)*
                                          ----------------------------------------------
ACCUMULATED POSTRETIREMENT
  BENEFIT OBLIGATION AT
  DECEMBER 31                             $ 30,203           $ 27,154           $ 23,192
                                          ==============================================
CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS
  AT JANUARY 1                            $ 41,209           $ 33,709           $ 29,112
ACTUAL RETURN ON PLAN ASSETS                 4,617              8,413              5,386
EMPLOYER CONTRIBUTION                          143                179                152
PLAN PARTICIPANTS' CONTRIBUTIONS               217                242
BENEFITS PAID                               (1,171)            (1,334)              (941)*
                                          ----------------------------------------------
FAIR VALUE OF PLAN ASSETS AT
  DECEMBER 31                             $ 45,015           $ 41,209           $ 33,709
                                          ==============================================
FUNDED STATUS                             $ 14,812           $ 14,055           $ 10,517
UNRECOGNIZED ACTUARIAL GAIN                 (6,767)            (7,746)            (4,060)
UNRECOGNIZED PRIOR SERVICE COST             (1,489)            (1,826)            (3,764)
                                          ----------------------------------------------
PREPAID POSTRETIREMENT
  BENEFIT COST RECOGNIZED
  IN THE STATEMENT
  OF FINANCIAL POSITION                   $  6,556           $  4,483           $  2,693
                                          ==============================================

* 1996 benefits paid are net of plan participants' contributions.

The discount rates used in determining the accumulated postretirement benefit obligation were 6.5%, 6.75%, and 7% at December 31, 1998, 1997 and 1996, respectively. In June 1996, the company recognized a $1.6 million curtailment gain resulting from the sale of its Automotive businesses. At June 30, 1996, the accumulated postretirement benefit obligation was remeasured using a 7.5% discount rate.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% in 1998, declining gradually to 5% in 2007 and remaining level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health benefit plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

                                ONE-PERCENTAGE    ONE-PERCENTAGE
IN THOUSANDS OF DOLLARS         POINT DECREASE    POINT INCREASE
----------------------------------------------------------------
EFFECT ON TOTAL OF SERVICE
  AND INTEREST COST
  COMPONENTS                        $  (480)          $    90
EFFECT ON THE ACCUMULATED
  POSTRETIREMENT
  BENEFIT OBLIGATION                $(3,900)          $ 1,500
----------------------------------------------------------------

As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted as deemed appropriate.

LONG-TERM DEBT Long-term debt at December 31, 1998, consisted of promissory notes, revolving credit borrowings and sinking fund debentures.

In December 1998, the company entered into a $300 million, 5-year revolving credit agreement with a syndicate of U.S. and international banks. This revolving credit agreement replaced the $100 million multi-currency revolving credit agreement in effect during 1998 and 1997 and carries a facility fee that is based on the credit ratings of the company. At December 31, 1998, the facility fee on the revolving credit agreement was 0.125% per annum. A utilization fee of up to 0.10% per annum will also be charged if the utilization of the revolving credit agreement exceeds certain contractual levels. This revolving credit agreement has a minimum consolidated net worth provision and a maximum leverage ratio. At December 31, 1998, the company was in compliance with these provisions. As of December 31, 1998, the company had borrowings under the 5-year revolving credit agreement of $216 million at an annual rate of 5.925%.

In March 1998, the company entered into a $10 million floating rate promissory note due in the year 2001. The company also entered into an interest rate swap agreement expiring in the year 2001 in order to limit the exposure to interest rate volatility on the $10 million floating rate promissory note. The swap agreement resulted in a fixed annual rate of 6.315%. At December 31, 1998, termination of the swap agreement would result in a loss of $0.2 million.

In March 1998, the company borrowed the Swiss franc denominated equivalent of approximately $20 million under a floating rate promissory note due in the year 2003. Payments of 14.9 million Swiss francs are due in each of the years 2002 and 2003. The company also entered into an interest rate swap agreement expiring in the year 2003 to limit exposure to interest rate volatility on the 29.8 million Swiss franc floating rate promissory note. The swap agreement resulted in a fixed annual rate of 2.98%. At December 31, 1998, termination of the swap agreement would result in a loss of 0.6 million Swiss francs or the equivalent of approximately $0.4 million. The company monitors the risk of default on the swap agreements and does not anticipate nonperformance by the counterparties.

In 1996, LTI capitalized a lease for a parcel of land on which a new R & D center and other administrative offices were constructed. In March 1998, LTI exercised their option under the lease to purchase the land.

In 1996, Dexter refinanced 350 million yen debt and borrowed an additional 150 million yen at an annual rate of 1.66%. The total borrowing of 500 million yen (equivalent to approximately $3.8 million) is scheduled to mature in the year 1999.

In November 1993, Dexter privately placed with The Prudential Insurance Company of America, $35 million, 20-year senior unsecured notes at an annual rate of 6.21% due in the year 2013. Required prepayments began in 1994 and are scheduled to continue with installments of $1.75 million per year through the year 2013. In December 1993, Dexter privately placed with The Prudential Insurance Company of America, the equivalent of $15 million, 15-year senior unsecured notes denominated in Swiss francs at an annual rate of 4.86% due in the year 2008. Required prepayments began in 1994 with installments of 2.2 million Swiss francs per year through the year 1997, decreased to 1.5 million Swiss francs in 1998 which will continue through the year 2004, and decrease further to 0.8 million Swiss francs from the year 2005 through the year 2008.

In November 1991, Dexter privately placed with The Prudential Insurance Company of America, $50 million, 20-year senior unsecured notes at an annual rate of 8.96% due in the year 2011. Required prepayments of $2.5 million per year began in 1998 and will continue through the year 2000. The installments increase to $3.5 million per year from 2001-2010, with a final lump sum payment of $7.5 million due at maturity.

In July 1990, Dexter privately placed with The Prudential Insurance Company of America, $75 million, 20-year senior unsecured notes at a rate of 9.72% due in the year 2010. Required prepayments began in 1996 and are scheduled to continue with installments of $5 million per year through maturity.

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commenced in 1997 and were designed to retire 95% of the debt prior to maturity. During 1997, Dexter redeemed $30 million of the 9.25% sinking fund debentures in advance of their maturities at a redemption price of 104.625%. Also, in December 1997 and December 1998, Dexter made optional sinking fund payments of $5 million on these debentures in addition to the scheduled, mandatory sinking fund payments of $2.5 million. The redemption price of the optional and mandatory sinking fund payments was 100%.

The company has $50 million of authorized and unissued medium-term notes.

Long-term debt represented 49.6% of total capital at December 31, 1998. The weighted average interest rate of long-term debt outstanding at December 31, 1998 was 6.70%.

Certain long-term debt agreements include provisions that restrict the amount of future dividend increases if consolidated equity falls below $175 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1998, the company was in compliance with these provisions.

LTI has guaranteed approximately $0.3 million of bank loans to others.

At December 31, 1998, 1997 and 1996, the fair value of net long-term debt was $391 million, $188 million, and $218 million, respectively, compared with the carrying value of $382 million, $180 million, and $210 million, respectively. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1998, the fair value of long-term debt exceeded the carrying value by $9 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.


DEBT OUTSTANDING

                                                            DECEMBER 31
                                      --------------------------------------------------
IN THOUSANDS OF DOLLARS                    1998                1997                 1996
----------------------------------------------------------------------------------------
PROMISSORY NOTES                      $ 178,393           $ 155,792           $ 166,110
REVOLVING CREDIT BORROWINGS             216,000              19,720
SINKING FUND DEBENTURES                   5,000              12,500              50,000
CAPITALIZED LEASE                                             4,658               4,739
INDUSTRIAL DEVELOPMENT BONDS                                    700               1,400
                                      -------------------------------------------------
                                        399,393             193,370             222,249
LESS:
PAYMENTS DUE WITHIN ONE YEAR            (17,230)            (13,340)            (12,297)
                                      -------------------------------------------------
NET LONG-TERM DEBT                    $ 382,163           $ 180,030           $ 209,952
                                      =================================================

DEBT MATURITIES BY CURRENCY AND TYPE
AMOUNTS IN THOUSANDS

                                               MULTI-CURRENCY PROMISSORY NOTES
                                -------------------------------------------------------
                   SINKING                                                    TOTAL          TOTAL           WEIGHTED
                    FUND                            SWISS     JAPANESE     U.S. DOLLAR    U.S. DOLLAR          AVERAGE
                DEBENTURES      U.S. DOLLAR         FRANC       YEN         EQUIVALENT     EQUIVALENT       INTEREST RATE
-------------------------------------------------------------------------------------------------------------------------
1999                $2,500       $    9,250      SF 1,454    Y 500,000       $  14,730      $  17,230           6.81%
2000                 2,500            9,250         1,454                       10,308         12,808           8.60
2001                                 20,250         1,454                       21,309         21,309           7.47
2002                                 10,250        16,394                       22,185         22,185           5.79
2003                                226,250        16,394                      238,187        238,187           5.91
2004                                 10,250         1,454                       11,308         11,308           8.49
2005                                 10,250           727                       10,779         10,779           8.67
2006                                 10,250           727                       10,779         10,779           8.67
2007                                 10,250           727                       10,779         10,779           8.67
2008                                 10,250           727                       10,779         10,779           8.67
2009-2021                            33,250                                     33,250         33,250           8.47
                    ----------------------------------------------------------------------------------
TOTAL               $5,000         $359,750      SF 41,512    Y 500,000        $394,393       $399,393           6.70%
                    ================================================================================================
RATES OF
INTEREST             9.25%      5.925 - 9.72%   2.98 - 4.86%     1.66%

SHAREHOLDERS' EQUITY Shareholders' equity increased by $15.7 million in 1998 to $388.5 million representing a book value of $16.86 per share. Net income increased shareholders' equity by $31.7 million. The exercise of stock options along with the impact of restricted stock awards added $2.8 million to shareholders' equity in 1998, while Other Comprehensive Income added $4.7 million. Offsetting these increases were reductions due to dividends declared of $23.5 million.

In 1990, the Board of Directors authorized a repurchase of up to 1,000,000 shares of the company's outstanding common stock. In 1995 and 1996, the company purchased 1,000,000 shares of its outstanding common stock at an average cost of $25.59 per share under this plan. In 1996, the Board of Directors authorized the repurchase of an additional 1,000,000 shares of the company's outstanding common stock and the company purchased 160,400 shares of its outstanding common stock at an average cost of $32.54 per share under this plan in 1996. In 1997, the company purchased 671,200 shares of its outstanding common stock at an average cost of $30.57 per share under this plan. At the end of 1998, there were 1,702,704 shares held in treasury compared with 1,814,035 shares at the end of 1997 and 1,520,261 shares at the end of 1996.

In 1998, the company adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists primarily of net income and foreign currency translation adjustments and is presented in the Statement of Changes in Shareholders' Equity. The adoption of SFAS No. 130 has no impact on total shareholders' equity.

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1998:

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

STOCK COMPENSATION PLANS The company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans described below. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Compensation expense for its restricted stock plan is adjusted on a quarterly basis to reflect changes in the market price of the stock. The compensation cost that has been charged against income for the restricted stock plan was $1.1 million in 1998, $2.1 million in 1997 and $1.2 million in 1996. Had compensation cost for the company's stock-based compensation plans been determined in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the company would have expensed $1.4 million for its fixed stock option plans and an additional $0.2 million for its restricted stock plan in 1998. As a result, 1998 net income would have decreased by $1.1 million, or $.05 per share. The net impact of SFAS No. 123 on the company's net income and earnings per share was not significant in 1997 or 1996.

The SFAS No. 123 method of accounting has not been applied to options or restricted stock granted prior to January 1, 1995. As a result, compensation cost may not be representative of that to be expected in future years.

The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $8.47, $6.90 and $7.14 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                 1998             1997             1996
------------------------------------------------------------------------
EXPECTED LIFE (YEARS)             6.5              5.9              6.2
INTEREST RATE                     4.7%             5.7%             6.3%
VOLATILITY                         20%              18%              23%
DIVIDEND YIELD                    2.9%             2.4%             2.7%

STOCK PLANS

1994 LONG-TERM INCENTIVE PLAN AND DATA

In 1994, Dexter established a long-term incentive plan for certain key management of the company. The aggregate number of shares of the company's common stock that may be awarded under the 1994 Long-Term Incentive Plan is 1,200,000 shares. Restricted stock grants and stock option grants have been awarded under this Plan. The Plan will terminate on April 28, 2004, after which time no additional grants may be made. At December 31, 1998, there were 629,314 shares available for future grant under this Plan.

RESTRICTED STOCK

Under the 1994 Long-Term Incentive Plan, participants are granted restricted stock awards at no cost to the recipient. As of the grant date, restricted stock participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. Restricted stock awards are subject to forfeiture provisions including the lapse of time and the achievement of certain performance targets and have restrictions limiting the sale or transfer of shares during the restriction periods defined in the Plan. The expense relating to restricted stock awarded under this Plan is amortized over the restriction period. The weighted average fair value at date of grant for restricted stock granted during 1998, 1997 and 1996 was $41.09, $29.94 and $27.06, respectively, which in each case was equal to the market value of the company's common stock at the date of grant. The shares outstanding are summarized as follows:

                                                        DECEMBER 31
                                       ---------------------------------------------
                                         1998              1997               1996
                                       ---------------------------------------------
                                                      NUMBER OF SHARES
                                       ---------------------------------------------
OUTSTANDING AT BEGINNING OF YEAR       231,758            202,487            138,187
AWARDED                                 58,800             74,800             75,500
EARNED AND DISTRIBUTED                 (32,158)           (20,154)
CANCELLED                              (17,760)           (25,375)           (11,200)
                                       -------            -------            -------
OUTSTANDING AT END OF YEAR             240,640            231,758            202,487
                                       =======            =======            =======

STOCK OPTIONS

Options granted under the 1994 Long-Term Incentive Plan have an exercise price not less than 100% of the fair market value on the date of grant. Options granted under the Plan generally become exercisable at the rate of 33 1/3% of the shares each year starting one year after the date of grant. Each option granted under the Plan lapses ten years after the date it was granted, or earlier, as outlined under the provisions of the Plan.

In 1998, 276,921 options for shares of common stock were granted at a weighted average exercise price of $40.80. During the year, 1,050 options, having a weighted average exercise price of $41.41, were cancelled. At December 31, 1998, no options were exercisable and 275,871 options were outstanding with a range of exercise prices of $31.47 - $41.41, a weighted average exercise price of $40.80, and a weighted average contractual life of approximately 6 years.
-------------------------------------------------------------------------------

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


                                                                                     DECEMBER 31
                                           ------------------------------------------------------------------------------------
                                                       1998                       1997                        1996
                                           ------------------------------------------------------------------------------------
                                                         WEIGHTED                         WEIGHTED                    WEIGHTED
                                                          AVERAGE                          AVERAGE                     AVERAGE
                                                         EXERCISE                         EXERCISE                    EXERCISE
                                            SHARES         PRICE          SHARES             PRICE       SHARES          PRICE
                                           ------------------------------------------------------------------------------------
OUTSTANDING AT BEGINNING OF YEAR             560,603     $   26.60        492,241         $  24.42       690,522      $  24.01
GRANTED                                       11,079     $   42.03        202,700         $  30.49        49,000      $  26.63
EXERCISED                                    (86,155)    $   23.20       (125,265)        $  24.26      (210,069)     $  23.17
EXPIRED OR CANCELLED                          (4,021)    $   28.91         (9,073)        $  27.49       (37,212)     $  26.78
                                           ---------                     --------                       --------
OUTSTANDING AT END OF YEAR                   481,506     $   27.55        560,603         $  26.60       492,241      $  24.42
                                           =========                     ========                       ========
EXERCISABLE OPTIONS AT END OF YEAR           323,970     $   25.89        322,531         $  24.25       385,519      $  24.12
SHARES AVAILABLE FOR FUTURE GRANT              2,301                        9,359                        202,986

At December 31, 1998, there were 460,427 options outstanding with a range of exercise prices of $21.63 - $29.94 and a weighted average remaining contractual life of approximately 3 years. The remaining 21,079 options outstanding had a range of exercise prices of $41.22 - $42.78 and a weighted average contractual life of approximately 6 years.

-------------------------------------------------------------------------------

PRINCIPAL OFFICERS

K. GRAHAME WALKER
Chairman and Chief Executive Officer
Age 61, Service 33 years

BRUCE H. BEATT
Vice President, General Counsel and Secretary
Age 46, Service 8 years

RONALD C. BENHAM
Corporate Vice President
President, Electronic Materials
Age 56, Service 36 years

JOHN B. BLATZ
Vice President, Environmental
and Process Management*
Age 47, Service 9 years

KATHLEEN BURDETT
Vice President and Chief Financial Officer
Age 43, Service 18 years

HORST GELDMACHER
Vice President, Overseas
Business Development
Age 50, Service 16 years

R. BARRY GETTINS, PH.D.
Retired**
Senior Vice President, Operations
and Technology Development
Age 57, Service 24 years

DAVID G. GORDON
Corporate Vice President
President, Nonwoven Materials
Age 47, Service 23 years

JEFFREY W. MCCLELLAND
Corporate Vice President
President, Adhesive & Coating Systems
Age 56, Service 19 years

LAWRENCE D. MCCLURE
Vice President, Human Resources
Age 50, Service 4 years

DALE J. RIBAUDO
Treasurer
Age 41, Service 15 years


JOHN D. THOMPSON
Senior Vice President, Strategic
and Business Development
Age 49, Service 20 years

DAVID WOODHEAD
Corporate Vice President
President, Magnetic Technologies
Age 58, Service 32 years


J. STARK THOMPSON, PH.D.
President and Chief Executive Officer
Life Technologies, Inc.
Age 57, Service 10 years

*    Effective January 1, 1999

**   Effective December 31, 1998


BUSINESS AND SUBSIDIARY HEADQUARTERS


DEXTER ADHESIVE & COATING SYSTEMS
2850 Willow Pass Road
Bay Point, CA 94565-3299
Tel: 925.458.8000
Jeffrey W. McClelland
President

DEXTER ELECTRONIC MATERIALS
15051 East Don Julian Road
Industry, CA 91746-3398
Tel: 626.968.6511
Ronald C. Benham
President

DEXTER MAGNETIC TECHNOLOGIES
48460 Kato Road
Fremont, CA 94538-7337
Tel: 510.656.5700
David Woodhead
President

DEXTER NONWOVEN MATERIALS
Two Elm Street
Windsor Locks, CT 06096-2335
Tel: 860.654.8300
David G. Gordon
President

LIFE TECHNOLOGIES, INC.
(majority owned)

9800 Medical Center Drive
Rockville, MD 20850-6482
Tel: 301.610.8000
J. Stark Thompson, Ph.D.
President and Chief Executive Officer

Dexter Corporation

One Elm Street
Windsor Locks, CT 06096-2334
Tel: 860.292.7675
Fax: 860.292.7673

Stock Exchange

Listing: New York Stock Exchange
Stock Symbol: DEX

Registrar

ChaseMellon Shareholder Services, L.L.C.
Ridgefield Park, NJ

Transfer Agent

ChaseMellon Shareholder Services, L.L.C.
Ridgefield Park, NJ, and New York, NY

Investor Relations

Kathleen Burdett
Vice President and Chief Financial Officer
Tel: 860.292.7620
Fax: 860.292.7669

John D. Thompson
Senior Vice President,
Strategic and Business Development
Tel: 860.292.7640
Fax: 860.292.7669

Corporate Communications/
Media Contact

Ellen M. Miles
Corporate Communications Manager
Tel: 860.292.7686
Fax: 860.292.7627

Notice of Annual Meeting

You are cordially invited to attend the Dexter Corporation Annual Meeting of Shareholders beginning at 10:00 a.m., Thursday, April 22, 1999, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.

Notice of Form 10-K Annual Report

The Form 10-K Annual Report of Dexter Corporation filed with the Securities and Exchange Commission, as well as the Form 10-K Annual Report of Life Technologies, Inc., are available without charge after March 31 of each year to shareholders and prospective investors. Please contact the Corporate Communications Department in Windsor Locks, Connecticut, at 860.292.7615.

Shareholders' Stock Savings Plan/Inquiries

Dexter shareholders can reinvest their dividends automatically in additional shares of Dexter common stock at the market price. Participants can also invest up to an additional $3,000 in Dexter shares each quarter through this service.

Also, if you have any questions concerning your account as a shareholder, such as name and address changes, inquiries regarding dividend checks, stock certificates, or if you need tax information regarding your account, please contact:
ChaseMellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
Tel: 800.288.9541
www.chasemellon.com

TDD Service Available

Dexter shareholders with hearing or speech disabilities can get information about their accounts through TDD services offered by ChaseMellon Shareholder Services, L.L.C. at 800.231.5469.