Form 10-K, Exhibit 13
period 1999-12-31
DEXTER CORP
filed 2000-03-15
CIK 28582

MANAGEMENT STATEMENT

The management of Dexter Corporation has prepared the financial statements and review contained on pages 16 through 41 in conformity with generally accepted accounting principles. Dexter's management is responsible for the integrity and objectivity of this annual report, including the financial statements, charts, tables and other supplementary information. The financial statements and review are presented on the accrual basis of accounting and, accordingly, include some amounts based on judgment. Information included on these pages is an integral part of the consolidated statement of financial position and related consolidated statements of income, cash flows and changes in shareholders' equity which have been audited by PricewaterhouseCoopers LLP.

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




/s/ K. Grahame Walker             /s/ Kathleen Burdett             /s/ Dale Ribaudo
---------------------             --------------------             -------------------
K. Grahame Walker                 Kathleen Burdett                 Dale J. Ribaudo
Chairman                          Vice President                   Vice President and Controller
and Chief Executive Officer       and Chief Financial Officer


February 28, 2000


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dexter Corporation:

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of income, cash flows, and of changes in shareholders' equity, contained on pages 16 through 41, present fairly, in all material respects, the consolidated financial position of Dexter Corporation at December 31, 1999, 1998, and 1997, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Dexter Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
--------------------------------
Hartford, Connecticut
February 28, 2000

                                                                                                             DEXTER CORPORATION
SUMMARY OF FINANCIAL DATA

IN THOUSANDS OF DOLLARS
(EXCEPT PER SHARE AMOUNTS)                                       1999                1998              1997                1996
-------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
NET SALES                                                  $1,041,673         $ 1,168,037       $ 1,147,055          $1,100,185
  % INCREASE (DECREASE)                                           (11%)                 2%                4%                  1%
GROSS PROFIT                                                  405,849             426,749           411,688             379,205
  AS % OF SALES                                                  39.0%               36.5%             35.9%               34.5%
LIFO CHARGE (CREDIT)
  INCLUDED IN COST OF SALES                                       188              (1,411)           (1,067)             (4,873)
MARKETING AND ADMINISTRATIVE EXPENSES                         251,244             246,911           238,401             223,848
  AS % OF SALES                                                  24.1%               21.1%             20.8%               20.3%
RESEARCH AND DEVELOPMENT EXPENSES                              49,711              56,656            54,021              51,504
  AS % OF SALES                                                   4.8%                4.9%              4.7%                4.7%
INTEREST EXPENSE                                               20,910              18,210            20,192              20,500
INCOME BEFORE TAXES                                           181,178              86,547           111,085              98,252
  AS % OF SALES                                                  17.4%                7.4%              9.7%                8.9%
TAX RATE                                                         34.0%               46.4%             36.0%               35.5%
INCOME (LOSS) BEFORE MINORITY INTERESTS                       119,573              46,400            71,094              63,372
  AS % OF SALES                                                  11.5%                4.0%              6.2%                5.8%
INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING PRINCIPLES          107,499              31,704            56,427              48,722
  AS % OF SALES                                                  10.3%                2.7%              4.9%                4.4%
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES
NET INCOME (LOSS)                                          $  107,499         $    31,704       $    56,427          $   48,722
  AS % OF SALES                                                  10.3%                2.7%              4.9%                4.4%
RETURN ON:
  AVERAGE SHAREHOLDERS' EQUITY                                   25.3%                8.3%             15.1%               13.1%
  AVERAGE TOTAL CAPITAL                                          16.7%                6.6%             12.2%               10.6%
INCOME (LOSS) PER SHARE - DILUTED:
  BEFORE CHANGE IN ACCOUNTING PRINCIPLES                   $     4.67         $      1.35        $     2.41          $     2.03
  CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLES
  NET INCOME (LOSS) - DILUTED                              $     4.67         $      1.35        $     2.41          $     2.03
CASH DIVIDENDS DECLARED PER SHARE                          $     1.04         $      1.02        $      .96          $      .88
RATE OF DIVIDEND PAYOUT*                                           22%                 74%               39%                 43%
* BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
  ACCOUNTING PRINCIPLES.
-------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
WORKING CAPITAL                                            $  264,887         $   267,356       $   203,916          $  242,929
PROPERTY, PLANT AND EQUIPMENT, NET                            328,146             360,456           348,172             334,266
TOTAL ASSETS                                                1,074,128           1,208,368           961,776             953,804
LONG-TERM DEBT                                                218,132             382,163           180,030             209,952
SHAREHOLDERS' EQUITY                                       $  462,636         $   388,549       $   372,861          $  374,115
PERCENT LONG-TERM DEBT TO CAPITAL                                32.0%               49.6%             32.6%               35.9%
EQUITY PER SHARE AT YEAR END                                   $20.29         $     16.86        $    16.26          $    15.94

-------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
CAPITAL EXPENDITURES                                       $   52,962         $    48,434       $    59,087          $   62,277
DEPRECIATION AND AMORTIZATION                              $   55,455         $    50,357       $    45,441          $   44,239
SHARES OUTSTANDING AT YEAR END (000)                           22,806              23,041            22,938              23,464
AVERAGE SHARES OUTSTANDING (000)                               22,842              23,007            23,010              23,687
MARKET PRICE PER SHARE - HIGH                              $ 41 13/16         $    43 3/8       $  43 15/16          $   33 5/8
                       - LOW                               $ 26 11/16         $    23 1/2       $    28 3/4          $   23 1/8
                       - CLOSE                             $   39 3/4         $   31 7/16       $   43 3/16          $   31 7/8
PRICE-EARNINGS RATIO RANGE*                                       9-6               31-17             18-12               16-11
NUMBER OF SHAREHOLDERS AT YEAR END                              2,600               2,800             3,000               3,100
NUMBER OF EMPLOYEES AT YEAR END**                               4,600               5,000             4,800               4,600
% PAYROLL AND BENEFITS TO SALES**                                  26%                 24%               24%                 23%
% RAW MATERIAL COSTS TO SALES**                                    36%                 41%               41%                 41%
*    BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
     ACCOUNTING PRINCIPLES.
**   FROM CONTINUING OPERATIONS.

-------------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
NET SALES*                                                 $1,041,673         $ 1,193,632       $ 1,190,475          $1,168,317
  % INCREASE (DECREASE)                                           (13%)                                   2%                 (2%)
CASH DIVIDENDS DECLARED PER SHARE*                         $     1.04         $      1.04       $      1.00          $      .93
MARKET PRICE PER SHARE AT YEAR END**                       $   39 3/4         $    32 1/4       $        45          $   33 7/8

*  STATED IN AVERAGE 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
** STATED IN YEAR-END 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                           DEXTER CORPORATION
SUMMARY OF FINANCIAL DATA

IN THOUSANDS OF DOLLARS
(EXCEPT PER SHARE AMOUNTS)

                                                                 1995               1994               1993              1992
-----------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
NET SALES                                                 $ 1,088,905         $  974,719          $ 887,112      $   951,439
  % INCREASE (DECREASE)                                            12%                10%                (7%)              1%
GROSS PROFIT                                                  346,699            316,541            293,345          314,275
  AS % OF SALES                                                  31.8%              32.5%              33.1%            33.0%
LIFO CHARGE (CREDIT)
  INCLUDED IN COST OF SALES                                     1,881              2,231             (1,290)           1,626
MARKETING AND ADMINISTRATIVE EXPENSES                         206,708            188,272            175,141          188,263
  AS % OF SALES                                                  19.0%              19.3%              19.7%            19.8%
RESEARCH AND DEVELOPMENT EXPENSES                              49,375             46,644             43,803           42,216
  AS % OF SALES                                                   4.5%               4.8%               4.9%             4.4%
INTEREST EXPENSE                                               20,931             20,509             18,756           18,799
INCOME BEFORE TAXES                                            79,824             73,612             66,438           73,132
  AS % OF SALES                                                   7.3%               7.6%               7.5%             7.7%
TAX RATE                                                         35.5%              36.0%              36.5%            37.7%
INCOME (LOSS) BEFORE MINORITY INTERESTS                        51,487             47,112             42,188           45,577
  AS % OF SALES                                                   4.7%               4.8%               4.8%             4.8%
INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING PRINCIPLES           40,578             37,898             34,053           38,203
  AS % OF SALES                                                   3.7%               3.9%               3.8%             4.0%
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES                                                                             (9,875)
NET INCOME (LOSS)                                            $ 40,578         $   37,898         $   24,178        $    38,203
  AS % OF SALES                                                   3.7%               3.9%               2.7%             4.0%
RETURN ON:
  AVERAGE SHAREHOLDERS' EQUITY                                   11.4%              11.5%               7.7%            12.1%
  AVERAGE TOTAL CAPITAL                                           9.4%               9.2%               7.0%            10.0%
INCOME (LOSS) PER SHARE - DILUTED:
  BEFORE CHANGE IN ACCOUNTING PRINCIPLES                     $   1.66             $ 1.55         $     1.39        $    1.57
  CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLES                                                                         $     (.40)
  NET INCOME (LOSS) - DILUTED                                $   1.66             $ 1.55         $      .99        $     1.57
CASH DIVIDENDS DECLARED PER SHARE                            $    .88             $  .88         $      .88        $      .88
RATE OF DIVIDEND PAYOUT*                                           53%                56%                63%              56%
* BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
  ACCOUNTING PRINCIPLES.

-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
WORKING CAPITAL                                              $248,623            $209,024        $  199,146       $   207,146
PROPERTY, PLANT AND EQUIPMENT, NET                            325,203             328,935           309,954           298,869
TOTAL ASSETS                                                  934,161             880,609           820,691           782,025
LONG-TERM DEBT                                                215,839             225,402           227,307           179,024
SHAREHOLDERS' EQUITY                                         $369,615            $343,633        $  313,295       $   315,614
PERCENT LONG-TERM DEBT TO CAPITAL                                36.9%               39.6%             42.0%             36.2%
EQUITY PER SHARE AT YEAR END                                 $  15.26            $  14.11        $    12.87       $     12.98

-----------------------------------------------------------------------------------------------------------------------------
OTHER DATA
CAPITAL EXPENDITURES                                         $ 28,969            $ 45,097        $   44,784       $    51,793
DEPRECIATION AND AMORTIZATION                                $ 43,727            $ 40,923        $   36,655       $    35,672
SHARES OUTSTANDING AT YEAR END (000)                           24,220              24,350            24,340            24,308
AVERAGE SHARES OUTSTANDING (000)                               24,364              24,345            24,325            24,220
MARKET PRICE PER SHARE - HIGH                                $ 26 7/8            $     26        $   28 7/8       $    28 1/8
                       - LOW                                 $ 20 3/8            $ 19 7/8        $   20 3/8       $    20 7/8
                       - CLOSE                               $ 23 5/8            $ 21 3/4        $   23 1/2       $    25 7/8
PRICE-EARNINGS RATIO RANGE*                                     16-12               17-13             21-15             18-13
NUMBER OF SHAREHOLDERS AT YEAR END                              3,400               3,600             3,900             4,000
NUMBER OF EMPLOYEES AT YEAR END**                               4,800               4,700             4,700             4,800
% PAYROLL AND BENEFITS TO SALES**                                  24%                 25%               25%               25%
% RAW MATERIAL COSTS TO SALES**                                    44%                 43%               41%               42%
*    BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
     ACCOUNTING PRINCIPLES.
**   FROM CONTINUING OPERATIONS.

-----------------------------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
NET SALES*                                                $ 1,190,360          $1,095,461        $ 1,022,968       $1,129,540
  % INCREASE (DECREASE)                                             9%                  7%               (9%)              (2%)
CASH DIVIDENDS DECLARED PER SHARE*                        $       .96          $      .99        $      1.01       $     1.04
MARKET PRICE PER SHARE AT YEAR END**                      $    25 7/8          $   24 1/2        $    27 1/8       $   30 5/8

*   STATED IN AVERAGE 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
**  STATED IN YEAR-END 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
--------------------------------------------------------------------------------

                                                                                                           DEXTER CORPORATION

SUMMARY OF FINANCIAL DATA

IN THOUSANDS OF DOLLARS
(EXCEPT PER SHARE AMOUNTS)

                                                          1991                1990                1989
--------------------------------------------------------------------------------------------------------
OPERATING RESULTS
NET SALES                                             $  937,734         $   907,946         $   848,724
  % INCREASE (DECREASE)                                       3%                  7%                  3%
GROSS PROFIT                                             309,157             314,449             284,142
  AS % OF SALES                                             33.0%               34.6%               33.5%
LIFO CHARGE (CREDIT)
  INCLUDED IN COST OF SALES                                 (173)              1,100              (4,063)
MARKETING AND ADMINISTRATIVE EXPENSES                    198,334             191,656             168,935
  AS % OF SALES                                             21.2%               21.1%               19.9%
RESEARCH AND DEVELOPMENT EXPENSES                         42,056              39,880              37,359
  AS % OF SALES                                              4.5%                4.4%                4.4%
INTEREST EXPENSE                                          16,800              17,484              10,926
INCOME BEFORE TAXES                                       11,192              77,407              77,643
  AS % OF SALES                                              1.2%                8.5%                9.1%
TAX RATE                                                   109.5%               37.0%               38.0%
INCOME (LOSS) BEFORE MINORITY INTERESTS                   (1,059)             48,766              48,139
  AS % OF SALES                                             (0.1%)               5.4%                5.7%
INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING PRINCIPLE       (7,119)             42,150              42,977
  AS % OF SALES                                             (0.8%)               4.6%                5.1%
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLES
NET INCOME (LOSS)                                       $ (7,119)        $     42,150         $   42,977
  AS % OF SALES                                             (0.8%)               4.6%                5.1%
RETURN ON:
  AVERAGE SHAREHOLDERS' EQUITY                              (2.2%)              12.6%               13.6%
  AVERAGE TOTAL CAPITAL                                      0.7%               11.0%               11.6%
INCOME (LOSS) PER SHARE - DILUTED:
  BEFORE CHANGE IN ACCOUNTING PRINCIPLES              $     (.30)        $      1.71          $     1.70
  CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLES
  NET INCOME (LOSS) - DILUTED                         $     (.30)        $      1.71          $     1.70
CASH DIVIDENDS DECLARED PER SHARE                     $      .88         $       .88          $      .82
RATE OF DIVIDEND PAYOUT*                                      -                   51%                 47%
* BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
  ACCOUNTING PRINCIPLES.
--------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
WORKING CAPITAL                                       $  193,873         $   215,410          $  189,006
PROPERTY, PLANT AND EQUIPMENT, NET                       299,342             274,147             252,895
TOTAL ASSETS                                             784,471             762,383             694,490
LONG-TERM DEBT                                           188,702             160,478             130,834
SHAREHOLDERS' EQUITY                                  $  313,782         $   343,698          $  325,281
PERCENT LONG-TERM DEBT TO CAPITAL                           37.6%               31.8%               28.7%
EQUITY PER SHARE AT YEAR END                          $    12.99         $     14.24          $    13.14

--------------------------------------------------------------------------------------------------------
OTHER DATA
CAPITAL EXPENDITURES                                  $   61,749         $     43,910         $   33,119
DEPRECIATION AND AMORTIZATION                         $   34,095         $     30,272         $   26,243
SHARES OUTSTANDING AT YEAR END (000)                      24,149               24,136             24,761
AVERAGE SHARES OUTSTANDING (000)                          24,145               24,282             24,877
MARKET PRICE PER SHARE - HIGH                         $   26 1/8         $     24 1/2         $   34 3/4
                       - LOW                          $   18 1/2         $         18         $   20 1/8
                       - CLOSE                        $   21 5/8         $         21         $   21 7/8
PRICE-EARNINGS RATIO RANGE*                                -                    14-10              20-12
NUMBER OF SHAREHOLDERS AT YEAR END                         4,300                4,400              4,500
NUMBER OF EMPLOYEES AT YEAR END**                          5,600                5,500              5,400
% PAYROLL AND BENEFITS TO SALES**                             25%                  24%                23%
% RAW MATERIAL COSTS TO SALES**                               41%                  42%                46%
*    BEFORE CUMULATIVE EFFECT OF 1993 CHANGE IN
     ACCOUNTING PRINCIPLES.
**   FROM CONTINUING OPERATIONS.

--------------------------------------------------------------------------------------------------------
INFLATION ADJUSTED DATA
NET SALES*                                            $1,147,026           $1,157,639        $1,140,654
  % INCREASE (DECREASE)                                       (1%)                  1%               (2%)
CASH DIVIDENDS DECLARED PER SHARE*                    $     1.08           $     1.12        $     1.10
MARKET PRICE PER SHARE AT YEAR END**                  $   26 3/8           $   26 3/8        $   29 1/4

*   STATED IN AVERAGE 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
**  STATED IN YEAR-END 1999 DOLLARS USING THE CONSUMER PRICE INDEX.
--------------------------------------------------------------------------------

STATEMENT OF INCOME                                         DEXTER CORPORATION

                                                                YEARS ENDED DECEMBER 31
IN THOUSANDS OF DOLLARS                            ---------------------------------------------------
(EXCEPT PER SHARE AMOUNTS)                             1999                 1998               1997
------------------------------------------------------------------------------------------------------
REVENUES
NET SALES                                           $ 1,041,673         $ 1,168,037        $ 1,147,055
EQUITY IN NET INCOME OF AFFILIATES                          405               3,319              4,461
OTHER INCOME                                              8,078               8,099              7,550
                                                    --------------------------------------------------
                                                      1,050,156           1,179,455          1,159,066

EXPENSES
COST OF SALES                                           635,824             741,288            735,367
MARKETING AND ADMINISTRATIVE                            251,244             246,911            238,401
RESEARCH AND DEVELOPMENT                                 49,711              56,656             54,021
INTEREST                                                 20,910              18,210             20,192
PROVISION FOR CONTRACT SETTLEMENT                         3,870
CHARGE FOR RESTRUCTURING BUSINESSES                       2,430
GAIN ON DIVESTITURE OF PRODUCT LINES                    (95,011)
TRANSACTION COSTS OF LIFE TECHNOLOGIES, INC.                                 5,335
ACQUIRED IN-PROCESS RESEARCH AND
  DEVELOPMENT COSTS                                                         24,508
                                                    --------------------------------------------------

INCOME BEFORE TAXES                                     181,178              86,547            111,085
INCOME TAXES                                             61,605              40,147             39,991
                                                    --------------------------------------------------
INCOME BEFORE MINORITY INTERESTS                        119,573              46,400             71,094
MINORITY INTERESTS                                       12,074              14,696             14,667
                                                    --------------------------------------------------
NET INCOME                                          $   107,499         $    31,704        $    56,427
                                                    ==================================================
NET INCOME PER SHARE - BASIC                        $      4.71         $      1.38        $      2.45
NET INCOME PER SHARE - DILUTED                      $      4.67         $      1.35        $      2.41

DIVIDENDS DECLARED PER SHARE                        $      1.04         $      1.02        $       .96
------------------------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF CASH FLOWS                                      DEXTER CORPORATION


                                                                             YEARS ENDED DECEMBER 31
                                                               -----------------------------------------------
IN THOUSANDS OF DOLLARS                                             1999              1998             1997
--------------------------------------------------------------------------------------------------------------
OPERATIONS
NET INCOME                                                       $ 107,499         $  31,704         $  56,427
  NONCASH ITEMS:
   DEPRECIATION                                                     36,212            38,696            37,453
   AMORTIZATION                                                     19,243            11,661             7,988
   GAIN ON DIVESTITURE OF PRODUCT LINES                            (95,011)
   CHARGE FOR RESTRUCTURING BUSINESSES                               2,430
   ACQUIRED IN-PROCESS RESEARCH & DEVELOPMENT COSTS                                   24,508
   INCOME TAXES (PAID) NOT DUE                                      (7,575)            4,926            (5,660)
   MINORITY INTERESTS                                               12,074            14,696            14,667
   LIFO INVENTORY CHARGE (CREDIT)                                      188            (1,411)           (1,037)
   EQUITY IN NET INCOME OF AFFILIATES                                 (405)           (3,319)           (4,461)
   OTHER                                                            (5,332)            3,299              (978)
OPERATING WORKING CAPITAL (INCREASE) DECREASE                      (34,440)          (26,781)          (19,778)
                                                               -----------------------------------------------
                                                                    34,883            97,979            84,621
                                                               -----------------------------------------------
INVESTMENTS
PROPERTY, PLANT AND EQUIPMENT                                      (56,844)          (54,198)          (62,989)
ACQUISITIONS                                                       (18,767)         (217,963)          (68,517)
DIVESTITURES                                                       257,935                              41,539
JOINT VENTURES                                                                         2,543             2,643
NOTES RECEIVABLE                                                                                           750
PROCEEDS FROM SALE OF INVESTMENTS                                    1,482               677               838
PROCEEDS FROM EXERCISE OF LTI STOCK OPTIONS                          3,258            27,051             4,052
OTHER                                                               (8,200)           (3,539)            1,061
                                                               -----------------------------------------------
                                                                   178,864          (245,429)          (80,623)
                                                               -----------------------------------------------
FINANCING
NEW LONG-TERM DEBT                                                  60,702           246,000            20,000
REPAYMENT OF LONG-TERM DEBT                                       (231,553)          (37,844)          (47,185)
SHORT-TERM DEBT, NET                                               (31,436)            4,234            30,611
DIVIDENDS PAID                                                     (23,820)          (22,990)          (21,728)
LTI DIVIDENDS PAID TO MINORITY INTEREST SHAREHOLDERS                (1,346)           (2,278)           (1,859)
PURCHASE OF TREASURY STOCK                                         (10,126)                            (20,517)
PROCEEDS FROM EXERCISE OF DEXTER STOCK OPTIONS                       2,543             1,996             4,315
OTHER                                                                 (514)             (268)             (359)
                                                               -----------------------------------------------
                                                                  (235,550)          188,850           (36,722)
                                                               -----------------------------------------------
(DECREASE) INCREASE IN CASH AND SHORT-TERM SECURITIES            $ (21,803)        $  41,400         $ (32,724)
                                                               ===============================================

CHANGES IN MAJOR ELEMENTS WHICH INCREASE
  (DECREASE) OPERATING WORKING CAPITAL
ACCOUNTS RECEIVABLE, NET                                         $  26,382         $   9,571         $  13,713
INVENTORIES AT FIFO                                                 11,393            11,764            14,857
PREPAID AND DEFERRED EXPENSES                                          802               458             2,908
ACCOUNTS PAYABLE                                                    (6,205)            3,663            (6,448)
ACCRUED LIABILITIES AND EXPENSES                                     2,068             1,325            (5,252)
                                                               -----------------------------------------------
                                                                 $  34,440         $  26,781         $  19,778
                                                               ===============================================

RECONCILIATION OF (DECREASE) INCREASE IN
  CASH AND SHORT-TERM SECURITIES
CASH AND SHORT-TERM SECURITIES AT BEGINNING OF YEAR              $ 111,049         $  68,306         $ 103,420
CASH AND SHORT-TERM SECURITIES AT END OF YEAR                       86,850           111,049            68,306
                                                               -----------------------------------------------
(DECREASE) INCREASE IN CASH AND SHORT-TERM SECURITIES PER
  STATEMENT OF FINANCIAL POSITION                                  (24,199)           42,743           (35,114)
CURRENCY TRANSLATION EFFECTS                                         2,396            (1,343)            2,390
                                                               -----------------------------------------------
                                                                 $ (21,803)        $  41,400         $ (32,724)
                                                               ===============================================

INTEREST PAID                                                    $  20,716         $  18,284         $  20,407
TAXES PAID                                                       $  69,180         $  35,221         $  45,651


Investment in property, plant and equipment for the year ended December 31, 1998 includes $4.6 million related to the exercise of an option to purchase land under a capital lease by LTI.
-------------------------------------------------------------------------------
See accompanying financial review.

                                                              DEXTER CORPORATION


STATEMENT OF FINANCIAL POSITION

                                                                        DECEMBER 31
                                                     ---------------------------------------------------
IN THOUSANDS OF DOLLARS                                   1999              1998                    1997
--------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  CASH                                               $     9,043         $     8,566         $    11,273
  SHORT-TERM SECURITIES                                   77,807             102,483              57,033
  ACCOUNTS RECEIVABLE, NET                               181,726             203,872             185,257

  INVENTORIES:
   MATERIALS AND SUPPLIES                                 56,451              65,180              61,233
   IN PROCESS AND FINISHED GOODS                         122,551             129,175             117,467
   LIFO RESERVE                                          (15,507)            (17,388)            (18,799)
                                                     ---------------------------------------------------
                                                         163,495             176,967             159,901


  CURRENT DEFERRED TAX ASSETS                             23,176              14,874              17,107
  PREPAID AND DEFERRED EXPENSES                            9,307              10,768               9,881
                                                     ---------------------------------------------------
                                                         464,554             517,530             440,452
PROPERTY, PLANT AND EQUIPMENT:
  LAND                                                    27,594              30,879              28,501
  BUILDINGS AND IMPROVEMENTS                             175,551             193,594             184,388
  MACHINERY AND EQUIPMENT                                457,314             509,406             474,079
  CONSTRUCTION IN PROGRESS                                25,260              22,302              25,157
                                                     ---------------------------------------------------
                                                         685,719             756,181             712,125
  LESS ACCUMULATED DEPRECIATION                         (357,573)           (395,725)           (363,953)
                                                     ---------------------------------------------------
                                                         328,146             360,456             348,172
INVESTMENTS OF WHOLLY OWNED CAPTIVE
  INSURANCE COMPANIES                                      5,972               8,248               9,056
INVESTMENT IN UNCONSOLIDATED AFFILIATES                      286               9,861               8,704
PATENTS, TECHNOLOGY, TRADEMARKS AND COVENANTS            113,800             118,152              29,489
EXCESS OF COST OVER NET ASSETS OF
  BUSINESSES ACQUIRED                                    112,191             156,989              97,507
OTHER ASSETS                                              49,179              37,132              28,396
                                                     ---------------------------------------------------
                                                     $ 1,074,128         $ 1,208,368         $   961,776
                                                     ===================================================
---------------------------------------------------------------------------------------------------------

See accompanying financial review.

STATEMENT OF FINANCIAL POSITION                               DEXTER CORPORATION

                                                                             DECEMBER 31
                                                       ---------------------------------------------------
IN THOUSANDS OF DOLLARS                                     1999                1998                 1997
---------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  SHORT-TERM DEBT                                      $     8,578         $    39,810         $    35,361
  ACCOUNTS PAYABLE                                          68,494              91,718              91,155
  DIVIDENDS PAYABLE                                          5,929               5,989               5,505
  ACCRUED AND DEFERRED INCOME TAXES                         29,496              18,590              21,153
  ACCRUED LIABILITIES AND EXPENSES                          76,500              76,837              70,022
  CURRENT INSTALLMENTS OF LONG-TERM DEBT                    10,670              17,230              13,340
                                                       ---------------------------------------------------
                                                           199,667             250,174             236,536

LONG-TERM DEBT                                             218,132             382,163             180,030
DEFERRED ITEMS                                              42,095              36,160              31,913
LONG-TERM DEFERRED INCOME TAXES                             47,413              53,481              22,284
LONG-TERM ENVIRONMENTAL LIABILITIES                         11,668              13,501              13,726
MINORITY INTERESTS - PRINCIPALLY
  LIFE TECHNOLOGIES, INC.                                   92,517              84,340             104,426

SHAREHOLDERS' EQUITY
  COMMON STOCK, PAR VALUE $1 PER SHARE
    (AUTHORIZED 100,000,000 SHARES; ISSUED
    24,983,907 SHARES IN 1999, 1998 AND 1997)               24,984              24,984              24,984
  ADDITIONAL PAID-IN CAPITAL                                18,613              17,689              17,482
  TREASURY STOCK, AT COST
    (1,943,068 SHARES IN 1999, 1,702,704 SHARES
    IN 1998 AND 1,814,035 SHARES IN 1997)                  (59,385)            (51,512)            (52,216)
  UNEARNED COMPENSATION                                     (2,424)             (2,418)             (4,308)
  RETAINED EARNINGS                                        501,813             418,074             409,844
  ACCUMULATED OTHER COMPREHENSIVE INCOME:
    CURRENCY TRANSLATION EFFECTS                           (20,971)            (17,857)            (22,475)
    UNREALIZED GAINS (LOSSES) ON INVESTMENTS                    17                (390)               (426)
    MINIMUM PENSION LIABILITY                                  (11)                (21)                (24)
                                                       ---------------------------------------------------
                                                           (20,965)            (18,268)            (22,925)
                                                       ---------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY                            462,636             388,549             372,861
                                                       ---------------------------------------------------
                                                       $ 1,074,128         $ 1,208,368         $   961,776
                                                       ===================================================
----------------------------------------------------------------------------------------------------------


See accompanying financial review.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY                 DEXTER CORPORATION

                                                               ACCUMULATED
                                                                     OTHER              ADDITIONAL     UNEARNED
IN THOUSANDS OF DOLLARS                      COMPREHENSIVE   COMPREHENSIVE  RETAINED       PAID-IN     COMPEN-     COMMON
(EXCEPT PER SHARE AMOUNTS)                          INCOME          INCOME  EARNINGS       CAPITAL     SATION      STOCK
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996                                                 $(2,565)  $375,480       $14,669     $(2,780)    $24,984
COMPREHENSIVE INCOME
  NET INCOME                                    $ 56,427                      56,427
  OTHER COMPREHENSIVE
   INCOME (LOSS), NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS      (20,288)
   UNREALIZED LOSS ON INVESTMENTS                   (252)
   MINIMUM PENSION LIABILITY ADJUSTMENT              180
                                                 -------
  OTHER COMPREHENSIVE INCOME (LOSS)              (20,360)         (20,360)
                                                 -------
COMPREHENSIVE INCOME                            $ 36,067
                                                ========
DIVIDENDS - $.96 PER SHARE                                                   (22,063)
STOCK PURCHASES
STOCK OPTIONS                                                                                  892
RESTRICTED STOCK                                                                             1,920      (1,528)
POOLING TAX BENEFITS                                                                             1
                                                                  --------------------------------------------------------
DECEMBER 31, 1997                                                 (22,925)   409,844        17,482      (4,308)     24,984
COMPREHENSIVE INCOME
  NET INCOME                                   $ 31,704                       31,704
  OTHER COMPREHENSIVE INCOME, NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS       4,618
   UNREALIZED GAIN ON INVESTMENTS                    36
   MINIMUM PENSION LIABILITY ADJUSTMENT               3
                                              ---------
  OTHER COMPREHENSIVE INCOME                      4,657             4,657
                                               --------
COMPREHENSIVE INCOME                           $ 36,361
                                               ========
DIVIDENDS - $1.02 PER SHARE                                                  (23,474)
STOCK OPTIONS                                                                                 464
RESTRICTED STOCK                                                                             (259)       1,890
POOLING TAX BENEFITS                                                                            2
                                                                  --------------------------------------------------------
DECEMBER 31, 1998                                                 (18,268)   418,074       17,689       (2,418)    24,984
COMPREHENSIVE INCOME
  NET INCOME                                   $107,499                      107,499
  OTHER COMPREHENSIVE
   INCOME (LOSS), NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS,
     NET OF RECLASSIFICATION ADJUSTMENTS (A)     (3,114)
   UNREALIZED GAIN ON INVESTMENTS,
     NET OF RECLASSIFICATION ADJUSTMENTS (B)        407
   MINIMUM PENSION LIABILITY ADJUSTMENT              10
                                               --------
  OTHER COMPREHENSIVE INCOME (LOSS)              (2,697)          (2,697)
                                               --------
COMPREHENSIVE INCOME                           $104,802
                                               ========
DIVIDENDS - $1.04 PER SHARE                                                  (23,760)
STOCK PURCHASES
STOCK OPTIONS                                                                                  525
RESTRICTED STOCK                                                                               398          (6)
POOLING TAX BENEFITS                                                                             1
                                                                                                 -
                                                                ---------------------------------------------------------
DECEMBER 31, 1999                                               $(20,965)   $501,813       $18,613     $(2,424)   $24,984
                                                                =========================================================

DISCLOSURE OF RECLASSIFICATION AMOUNTS
(A) CURRENCY TRANSLATION EFFECTS               $(11,688)
   PLUS: RECLASSIFICATION ADJUSTMENTS FOR
   LOSSES INCLUDED IN NET INCOME DUE TO
   DIVESTITURES                                   8,574
                                               --------
NET CURRENCY TRANSLATION EFFECTS               $ (3,114)
                                               ========

(B) UNREALIZED LOSSES ON INVESTMENTS           $   (441)
   PLUS: RECLASSIFICATION ADJUSTMENTS FOR
   LOSSES INCLUDED IN NET INCOME                    848
                                               --------
NET UNREALIZED GAIN ON INVESTMENT              $    407
                                               ========




                                                         TOTAL
                                                        SHARE-
IN THOUSANDS OF DOLLARS                 TREASURY       HOLDERS'
(EXCEPT PER SHARE AMOUNTS)                 STOCK        EQUITY
-----------------------------------------------------------------
DECEMBER 31, 1996                           $(35,673)   $ 374,115
COMPREHENSIVE INCOME
  NET INCOME                                               56,427
  OTHER COMPREHENSIVE
   INCOME (LOSS), NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS               (20,288)
   UNREALIZED LOSS ON INVESTMENTS                            (252)
   MINIMUM PENSION LIABILITY ADJUSTMENT                       180
  OTHER COMPREHENSIVE INCOME (LOSS)
COMPREHENSIVE INCOME
DIVIDENDS - $.96 PER SHARE                                (22,063)
STOCK PURCHASES                              (20,517)     (20,517)
STOCK OPTIONS                                  2,490        3,382
RESTRICTED STOCK                               1,484        1,876
POOLING TAX BENEFITS                                            1
                                            ---------------------
DECEMBER 31, 1997                            (52,216)     372,861
COMPREHENSIVE INCOME
  NET INCOME                                               31,704
  OTHER COMPREHENSIVE INCOME, NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS                 4,618
   UNREALIZED GAIN ON INVESTMENTS                              36
   MINIMUM PENSION LIABILITY ADJUSTMENT                         3
  OTHER COMPREHENSIVE INCOME
COMPREHENSIVE INCOME
DIVIDENDS - $1.02 PER SHARE                               (23,474)
STOCK OPTIONS                                  1,403        1,867
RESTRICTED STOCK                                (699)         932
POOLING TAX BENEFITS                                            2
                                            ---------------------
DECEMBER 31, 1998                            (51,512)     388,549
COMPREHENSIVE INCOME
  NET INCOME                                              107,499
  OTHER COMPREHENSIVE
   INCOME (LOSS), NET OF TAX:
   FOREIGN CURRENCY TRANSLATION ADJUSTMENTS,
     NET OF RECLASSIFICATION ADJUSTMENTS (A)               (3,114)
   UNREALIZED GAIN ON INVESTMENTS,
     NET OF RECLASSIFICATION ADJUSTMENTS (B)                  407
   MINIMUM PENSION LIABILITY ADJUSTMENT                        10
  OTHER COMPREHENSIVE INCOME (LOSS)
COMPREHENSIVE INCOME
DIVIDENDS - $1.04 PER SHARE                               (23,760)
STOCK PURCHASES                              (10,126)     (10,126)
STOCK OPTIONS                                  1,728        2,253
RESTRICTED STOCK                                 525          917
POOLING TAX BENEFITS                                            1
                                            ---------------------
DECEMBER 31, 1999                           $(59,385)   $ 462,636
                                            =====================

-------------------------------------------------------------------


See accompanying financial review.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)                  DEXTER CORPORATION

                            IN MILLIONS OF DOLLARS                                                               MARKET PRICE
                     --------------------------------------                                                -------------------------
                                                               NET INCOME     NET INCOME
                                                        NET    (LOSS) PER     (LOSS) PER
                          NET            COST       INCOME        SHARE -        SHARE -    DIVIDENDS
QUARTER                 SALES        OF SALES        (LOSS)          BASIC        DILUTED   PER SHARE          HIGH             LOW
------------------------------------------------------------------------------------------------------------------------------------
1997
FIRST                $  272.3          $175.3        $ 12.9         $  .55         $  .54      $  .24    $32   1/8        $28   3/4
SECOND                  293.2           187.2          16.0            .70            .69         .24     33   1/2         29   1/8
THIRD                   286.9           182.8          14.2            .62            .61         .24     40  3/16         31   1/2
FOURTH                  294.7           190.1          13.3            .58            .57         .24     43 15/16         38 15/16
                     --------------------------------------------------------------------------------
YEAR                 $1,147.1          $735.4        $ 56.4         $ 2.45         $ 2.41      $  .96        CLOSE     $43 3/16
                     ===============================================================================================================
------------------------------------------------------------------------------------------------------------------------------------
1998*
FIRST                $  289.9          $184.6        $ 14.2         $  .62         $  .61      $  .24    $43   3/8         $37  1/2
SECOND                  302.6           191.8          16.4            .71            .70         .26     42 15/16          31 9/16
THIRD                   283.4           179.2          14.2            .62            .61         .26     33  5/16          23  7/8
FOURTH                  292.1           185.7         (13.1)          (.57)          (.57)        .26     32   7/8          23  1/2
                     --------------------------------------------------------------------------------
YEAR                 $1,168.0          $741.3        $ 31.7         $ 1.38         $ 1.35      $ 1.02        CLOSE     $31 7/16
                     ===============================================================================================================


*The third and fourth quarters' pretax income included charges incurred by LTI of $0.3 million and $5 million, respectively, for transaction costs related to Dexter's increased ownership. Additionally, the fourth quarter pretax income included a charge of $24.5 million for the write-off of acquired in-process research and development costs.

------------------------------------------------------------------------------------------------------------------------------------
1999**
FIRST                $  279.9          $176.1        $ 68.8         $ 2.99         $ 2.98      $  .26    $32  5/16        $26 11/16
SECOND                  256.1           153.8          13.8            .60            .60         .26     41   5/8         31   7/8
THIRD                   250.3           151.0          11.0            .48            .48         .26     41   3/8         35 15/16
FOURTH                  255.4           154.9          13.9            .61            .61         .26     41 13/16         32  9/16
                     ----------------------------------------                      ------------------
YEAR                 $1,041.7          $635.8        $107.5         $ 4.71         $ 4.67      $ 1.04        CLOSE     $39 3/4
                     ===============================================================================================================


**The first quarter pretax income included a $91.4 million gain primarily due to the divestiture of the company's Packaging Coatings business. The third quarter pretax income included a $2.4 million charge for restructuring businesses. The fourth quarter pretax income included a $3.7 million gain resulting from the sale of the company's printed wiring board product line.
------------------------------------------------------------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL CONDITION AND OPERATIONS


PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of all majority owned subsidiaries. All consolidated subsidiaries are wholly owned except Life Technologies, Inc. (hereinafter referred to as "LTI") and a few other subsidiaries, primarily outside the United States, in which aggregate minority interests are not significant. Intercompany accounts, transactions and profits have been eliminated in the consolidated financial statements. Companies owned 20% to 50% are accounted for by the equity method. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to and be consistent with the 1999 presentation.

FORWARD-LOOKING STATEMENTS Matters discussed in this 1999 Annual Report that are not historical facts are forward-looking statements, as that term is defined under Federal Securities Laws and are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. These forward-looking statements include, but are not limited to, statements about (i) future growth in the company's revenues and earnings and (ii) improvements in the markets served by the company. Actual results could differ materially from such forward-looking statements because of, among other things, the following factors: unit volume growth substantially different from the company's targeted range; the impact of competitive products and pricing; changes in the prices of raw materials; fluctuations in foreign currency rates; changes in laws and regulations; the possibility of adverse rulings by, or adverse developments in negotiations with, the government, and other risks identified below in the section entitled "Events, Trends and Vulnerabilities."

EVENTS, TRENDS AND VULNERABILITIES Dexter is subject to a multitude of events and trends that influence its business prospects, profitability, and liquidity. Many of these events and trends are outside the control of the company. However, the consequent effects need to be managed as part of the ongoing business environment.

During 1999, selling prices and raw material costs were relatively stable with each decreasing approximately 1%. Although efforts to raise prices and gain full value for our product offerings continued in 1999, excess worldwide capacity made it increasingly difficult to maintain selling prices at their previous levels especially in the nonwovens segment. Overall decreases in raw material costs did not fully offset the impact of lower selling prices. We expect overall raw material costs to remain relatively stable in the short term. However, any substantial increases in future demand for the materials the company purchases, provided no additional production capacity is built, will likely result in higher levels of cost to Dexter. This type of pressure may impact the Nonwoven Materials business in the year 2000 as it relates to woodpulp. LTI is subject to volatility in the cost of fetal bovine serum, which stems from a fundamental limit of supply. Further, for less critical applications, additional competition can be expected consequent to the development of substitute products for cell culture, which do not depend on traditional raw materials.

Unit volume growth of sales of 5% and divestiture of lower gross margin businesses supported gross margin expansion in 1999. To the extent that the unit volume growth rate decreases in the future as a result of some weakness in domestic or international economies, revenue and earnings growth may be negatively impacted. The recovery of the Asian economy in 1999 had a favorable impact on the sales and margins of the Electronic Materials business and LTI. It is expected that the Asian economic environment will continue to improve in 2000. However, further volatility in demand for the company's products or the inability of customers to remain viable in the region may impact the growth potential in this area. The consequences of domestic interest rate changes and tax policy may also influence total demand in our served markets.

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

In 2000, the company will continue to be required to spend substantial amounts for outside resources in connection with an unsolicited merger proposal. These costs are incremental to those required for the routine operation of the businesses and, therefore, have had and will continue to have a negative impact on the operating results of the company. In February 2000, the Board of Directors authorized the company's management to explore all strategic alternatives that may be available to Dexter to maximize shareholder value in the short term.

National and local deficits, as well as ongoing economic issues in several parts of the world, may dictate the need for greater tax receipts or significant reductions in government spending. Future increases in taxes by countries, states, and localities in which we operate may be the ultimate outcome of this imbalance. Lower government spending may adversely affect LTI by reducing the overall availability of government funding for life science research.

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

The company has not experienced any significant system failures or other negative impacts related to the Year 2000 transition. The company will continue to monitor its systems, equipment, and business processes for Year 2000 related issues. However, there can be no assurance that the company or its customers and suppliers will not experience Year 2000 problems in the future that could affect the company's business. See Item 7, Management's Discussion and Analysis and Financial Condition and Results of Operations, in the 1999 Form 10-K for further information regarding the Year 2000 date change.

The complexities of ever-changing worldwide events and trends including the international political environment, the global marketplace, proliferation of E-business, and the advancement of technology generate numerous vulnerabilities and challenges. The company believes that it will successfully face these challenges with continued innovation and increased productivity.

ACQUISITIONS AND DIVESTITURES On November 2, 1998, Dexter commenced a tender offer for LTI common stock it did not own and on December 22, 1998, Dexter completed its tender offer. Approximately 5.5 million shares representing approximately 22% of all issued and outstanding LTI shares were tendered and purchased by Dexter for a total of $222.1 million including transaction costs. As a result of the acquisition of these shares and open market purchases during 1999, Dexter owned approximately 71.5% of the total number of issued and outstanding shares of LTI as of December 31, 1999. Since year-end 1999, Dexter purchased additional shares of LTI, increasing Dexter's ownership of LTI to approximately 75%.

The acquisition was accounted for as a purchase, and accordingly, the purchase price has been allocated to the identified tangible and intangible assets based upon Dexter's proportionate interest in the estimated fair market value of those assets.

The following unaudited pro forma information presents the results of operations of the company as if the 1998 acquisition had taken place on January 1, 1998, and January 1, 1997, respectively.

                                   Years ended December 31
In thousands of dollars            -----------------------
(except per share amounts)          1998                1997
--------------------------------------------------------------
Net Sales                       $1,168,037          $1,147,055
Net Income                      $   23,460          $   21,276
Net Income per share-diluted    $     1.00          $      .89
--------------------------------------------------------------

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as, the charges for acquired in-process research and development and transaction costs, additional amortization expense, and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

In January 1999, Dexter divested its 40% interest in Akzo Dexter Aerospace Finishes VoF, a joint venture between Dexter Corporation and Akzo Nobel NV to Akzo Nobel NV for approximately book value. As a result of this divestiture, Dexter announced its intention to expand its existing network as a worldwide supplier of aerospace coatings technologies, continuing to operate from its OEM-approved manufacturing facilities in Bassano, Italy and Waukegan, Illinois.

In February 1999, Dexter completed the sale of its Packaging Coatings business, including Dexter SAS, its French industrial coatings subsidiary for total proceeds of $225 million. The sale of this business resulted in a pretax gain of $91.1 million, or $2.53 per share diluted for the company in the first quarter of 1999.

In May 1999, LTI acquired the process chromatography and research products businesses of BioSepra Inc. in an all cash transaction for $11.6 million.

In November 1999, Dexter divested its printed wiring board product line that was part of the Electronic Materials business. The effect of this divestiture resulted in a pretax gain of $3.7 million, or $.08 per share diluted for the company in the fourth quarter of 1999.

LIQUIDITY The company's liquidity is strong and ample lines of credit are available to the company and its subsidiaries. The current ratio (current assets divided by current liabilities) is 2.3 to 1, and the quick ratio (cash, short-term securities and accounts receivable divided by current liabilities) is
1.3 to 1. As shown in the Statement of Cash Flows, cash provided from operations of $34.9 million and investing activities of $178.9 million were exceeded by cash needed for financing activities of $235.6 million, thereby decreasing year-end cash and short-term securities by $21.8 million.

Net income, after adjustments for the pretax gain on the divestiture of product lines, in addition to depreciation, amortization, and minority interests, were the principal source of cash from operations in 1999 totaling $80 million. Working capital increases of $34.4 million was the principal use of cash from operations. Investment activity in 1999 included cash received from divestitures of $257.9 million. Also included in investment activity for 1999 were capital expenditures of $56.8 million and cash expenditures for acquisitions of $18.8 million, primarily related to LTI's acquisition of a process chromatography and research products business. Financing activities in 1999 included cash outflows principally used for the net repayment of long-term debt of $170.9 million, which was primarily related to the borrowings in 1998 for the acquisition of an additional 22% of LTI. Financing activities also included the repayment of $31.4 million of short-term debt, the purchase of 344,500 shares of the company's outstanding common stock for $10.1 million and dividend payments of $23.8 million.

Excluding LTI, the current ratio is 1.7 to 1 and the quick ratio is 1 to 1. Excluding LTI, cash provided from investments of $219 million were exceeded by cash needed for financing activities of $232.6 million and operations of $7.4 million, resulting in a decrease in cash and short-term securities of $21 million in 1999.

The company plans to meet its future working capital and capital expenditure needs with funds provided from operations, the reduction of short-term securities and, as needed, short-term and long-term borrowings.

ANALYSIS OF OPERATIONS

1999 COMPARED WITH 1998

REVENUES Net sales in 1999 were $1.04 billion, a decrease of $126.4 million, or 11%, compared with sales of $1.17 billion in 1998. Volume increases of 5% were more than offset by a 15% decrease due to the net effect of divestitures and acquisitions and price decreases averaging 1%.

Equity in net income of affiliates decreased $2.9 million to $0.4 million in 1999. This decrease was attributable to the divestiture of Dexter's 40% interest in its aerospace coatings joint venture.

EXPENSES Cost of sales decreased as a percentage of sales in 1999, thereby increasing consolidated gross margins by 2.5 percentage points to 39% of sales in 1999 from 36.5% in 1998. Excluding charges incurred in 1999 relating to Dexter's increased ownership in LTI, which unfavorably impacted gross margins by
0.7 percentage points, gross margins would have improved 3.2 percentage points. These improvements were the result of increased volume, a favorable product mix at LTI, and the divestiture of the company's lower gross margin Packaging Coatings business.

Marketing and administrative expenses increased $4.3 million, or 2%, in 1999 compared with 1998 primarily due to increased costs at LTI and corporate expenses, partially offset by reduced expense resulting from the divestiture of the Packaging Coatings business. Research and development expenses decreased $6.9 million, or 12%, principally due to the Packaging Coatings divestiture.

Interest expense increased $2.7 million, or 15%, in 1999 compared with 1998 primarily due to higher average borrowings in the first quarter of 1999 following the acquisition of an additional 22% ownership in LTI in December 1998. These borrowings were repaid in March 1999 with proceeds received from the divestiture of the Packaging Coatings business. The company does not capitalize interest on facilities under construction. If interest had been capitalized, there would have been no impact on earnings per share in 1999 and 1998.

In 1999, pretax income included a charge of $3.9 million representing a voluntary refund LTI offered to the Department of Veterans Affairs ("VA") related to its supply schedule contract with the VA. Also included in 1999 pretax income was a gain on divestiture of product lines of $95 million. This gain included $91.1 million due to the divestiture of the company's Packaging Coatings business and $3.7 million due to the divestiture of the company's printed wiring board product line. In addition, 1999 pretax income included a $2.4 million charge for restructuring activities in its specialty polymers and nonwovens segments for a plant closure and other business realignments, which resulted in the elimination of approximately 60 full-time positions. In 1998, pretax income included a charge of $24.5 million, which represented the write-off of acquired in-process research and development costs arising from the acquisition of an additional 22% of LTI in December 1998 and $5.3 million of transaction costs incurred by LTI related to Dexter's increased ownership.

INCOME TAXES The effective tax rate was 34% in 1999 compared with 46.4% in 1998. The higher tax rate in 1998 was the result of the nondeductability of acquired in-process research and development costs and certain transaction costs at LTI. Excluding these costs, the effective tax rate on earnings from operations for 1998 was 35%.

MINORITY INTEREST Income attributed to minority interest shareholders decreased 18% from 1998 due to Dexter increasing its ownership of LTI to 71.5% effective in December 1998. This decrease was somewhat offset by the transaction costs incurred by LTI which reduced 1998 minority interest expense.

NET INCOME Earnings from operations for the 1999 year, excluding gains on divestiture of product lines and restructuring costs, were $48.8 million, or $2.12 per share on a diluted basis compared with $58.4 million, or $2.50 per share diluted for 1998. Included in 1999 earnings from operations is the negative impact of $.40 per share due to noncash amortization charges resulting from Dexter's increased ownership of LTI, and the net impact of divestitures and acquisitions. Also included in 1999 are costs associated with an unsolicited merger proposal, a one-time pretax charge of $3.9 million representing a voluntary refund LTI has offered to the VA related to its supply schedule contract with the VA and a $2.3 million favorable income tax settlement between LTI and the Internal Revenue Service. The net effect of these items resulted in a net unfavorable impact of $.02 per share on 1999 earnings from operations. Net income for the 1999 year was $107.5 million, or $4.67 per share diluted. Included in 1999 net income are gains from the divestiture of product lines of $2.62 per share and a charge for restructuring activities of $.07 per share. This compares with net income of $31.7 million, or $1.35 per share diluted for 1998 which included the net pretax costs of $29.8 million, or $1.15 per share, due to the write-off of the acquired in-process research and development costs and transaction costs incurred by LTI.

1998 COMPARED WITH 1997

REVENUES Net sales were $1.17 billion in 1998, an increase of $21 million, or 2%, over 1997 sales of $1.15 billion. The 2% increase in sales was due to unit volume increases of 2% and a 2% increase due to the effect of acquisitions, partially offset by selling price decreases averaging 1% and a 1% decrease due to the effect of lower currency translation rates on international sales.

Equity in net income of affiliates decreased $1.1 million to $3.3 million in 1998. This decrease was primarily due to no 1998 equity earnings from D & S Plastics International, which was divested effective April 1, 1997.

EXPENSES Cost of sales decreased as a percentage of sales in 1998, thereby increasing consolidated gross margins by 0.6 percentage points to 36.5% of sales from 35.9% in 1997. Gross margin, excluding LTI, increased 0.3 percentage points, primarily due to productivity improvements and cost containment activities. The remaining favorable impact in gross margin was primarily attributable to increased sales volume at LTI.

Marketing and administrative expenses increased $8.5 million, or 4%, in 1998 compared with 1997 principally due to increased marketing and administrative expenses at LTI. Research and development expenses increased $2.6 million, or 5%, primarily due to costs associated with acquired Dexter businesses in the fourth quarter of 1997 and increased research and development expense in the nonwovens segment and at LTI.

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

INCOME TAXES In 1998, the effective tax rate was 35% from operations, excluding one-time charges. Due to the nondeductibility of acquired in-process research and development costs and certain transaction costs at LTI, the consolidated effective tax rate in 1998 was 46.4% compared with 36% in 1997.

MINORITY INTEREST Income attributed to minority interest shareholders remained largely unchanged in 1998 compared with 1997 as increases in LTI income from operations were offset by $5.3 million of transaction costs.

NET INCOME Net income from operations, excluding one-time charges, for the year 1998 was $58.4 million, or $2.50 per share on a diluted basis. This represents a 4% increase in earnings and diluted earnings per share from operations compared with results for 1997 of $56.4 million, or $2.41 per share diluted. Including the acquired in-process research and development costs and transaction costs which totaled $29.8 million, or $1.15 per share diluted, 1998 net income was $31.7 million, or $1.35 per share diluted, compared with $2.41 per share diluted in 1997.

1997 COMPARED WITH 1996

REVENUES Net sales were $1.15 billion in 1997, an increase of $46.9 million, or 4% over 1996 sales. The 4% increase in sales was due to unit volume increases of 7% partially offset by a 3% decrease due to the effect of lower translation rates on international sales. Selling prices remained largely unchanged versus 1996. The net effect of acquisitions and divestitures in 1996 and 1997 accounted for an increase in sales of $3.7 million in 1997.

Equity in net income of affiliates decreased $0.3 million to $4.5 million in 1997. This decrease was primarily due to lower equity earnings resulting from the divestiture of D & S Plastics International, which was effective April 1, 1997.

EXPENSES Cost of sales decreased as a percentage of sales in 1997, thereby increasing consolidated gross margins by 1.4 percentage points to 35.9% of sales from 34.5% in 1996. Gross margin, excluding LTI, increased 1.2 percentage points, primarily due to strong volume increases, favorable product mix and productivity improvements. The remaining improvement was attributable to LTI.

Marketing and administrative expenses increased $14.6 million, or 7%, in 1997 compared with 1996, principally due to costs associated with acquired Dexter businesses in 1997 and increased marketing and administrative expenses at LTI. Research and development expenses increased $2.5 million, or 5%, primarily due to increases at LTI.

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

INCOME TAXES The effective tax rate was 36% in 1997 compared with 35.5% in 1996.

MINORITY INTEREST Income attributed to minority interest shareholders remained largely unchanged in 1997 compared with 1996. Higher minority interest expense attributed to increased profits at LTI in 1997 was principally offset by lower minority interest expense resulting from other majority owned entities.

NET INCOME Net income for the year 1997 was $56.4 million, or $2.41 per share on a diluted basis. This represents an 18% increase in net income and a 21% increase in diluted earnings per share, compared with results for 1996 of $47.7 million, or $1.99 per share diluted, excluding the net gain from the 1996 disposal of product lines. Including the $.04 per share gain on divested product lines, the 1996 earnings were $48.7 million, or $2.03 per share diluted. Comparing the total amounts for 1996, the increases for 1997 in earnings and diluted earnings per share were 16% and 19%, respectively.
--------------------------------------------------------------------------------
TAXES The effective income tax rate was 34% in 1999, 46.4% in 1998, and 36% in 1997. The tax rate is currently expected to be in the range of 34% to 35% in 2000. The income tax rate differs from the statutory U.S. federal income tax rate as shown below:

                                        1999     1998    1997
                                        ---------------------
U.S. FEDERAL RATE                       35.0%    35.0%   35.0%
STATE TAXES, NET OF FEDERAL BENEFIT      2.9      2.1     1.7
INTERNATIONAL TAXATION DIFFERENCES      (3.6)    (4.6)   (3.1)
ACQUIRED IN-PROCESS RESEARCH AND
  DEVELOPMENT COSTS                               9.9
ACQUISITION BASIS DIFFERENCES            1.1      3.4     1.2
OTHER                                   (1.4)      .6     1.2
                                        ---------------------
EFFECTIVE INCOME TAX RATE               34.0%    46.4%   36.0%
                                        =====================

--------------------------------------------------------------------------------
Pretax income from international operations, excluding gains on divestiture of product lines, amounted to $43.1 million in 1999, $57.3 million in 1998, and $54.6 million in 1997. Income taxes have not been provided on undistributed earnings of $149.5 million from international subsidiaries since it is the company's intention to permanently reinvest such earnings or to distribute them only when it is tax efficient to do so. It is impracticable to estimate the total tax liability, if any, which would be caused by the future distribution of these earnings.

-----------------------------------------------------------

TAXES, OTHER THAN SALES TAXES
IN THOUSANDS OF DOLLARS          1999       1998       1997
-----------------------------------------------------------
INCOME TAXES
  CURRENT:
   U.S. FEDERAL               $51,827    $22,055    $22,527
   U.S. STATE                   9,224      2,601      2,235
   INTERNATIONAL               13,324     11,956     12,673
                               ----------------------------
                               74,375     36,612     37,435
                               ----------------------------
  DEFERRED:
   U.S. FEDERAL               (11,118)     2,105      1,514
   U.S. STATE                  (1,949)       209        206
   INTERNATIONAL                  297      1,221        836
                              -----------------------------
                              (12,770)     3,535      2,556
                              -----------------------------

TOTAL INCOME TAXES             61,605     40,147     39,991

PAYROLL TAXES                  18,340     20,982     20,420
PROPERTY TAXES                  4,064      4,333      4,313
OTHER TAXES                     1,028        704        662
                              -----------------------------
   TOTAL                      $85,037    $66,166    $65,386
                              =============================

-----------------------------------------------------------

DEFERRED INCOME TAXES The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999, 1998 and 1997 are as follows:

IN THOUSANDS OF DOLLARS                   1999             1998              1997
----------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  EXPENSES NOT CURRENTLY
   DEDUCTIBLE                           $ 13,241         $  7,931         $  8,229
  PENSION BENEFITS                         7,650            7,342            5,683
  POSTRETIREMENT HEALTH BENEFITS           7,398            8,698            8,852
  RESERVES FOR INSURANCE                   6,655            6,448            6,028
  ENVIRONMENTAL RESERVES                   6,192            5,004            4,865
  INVENTORY, PRINCIPALLY
   VALUATION RESERVES                      6,087            5,111            5,450
  LOSS CARRYFORWARDS                       5,398            3,610            4,944
  NONCOMPETITION AGREEMENTS                4,115              782              818
  OTHER                                    6,953            7,993            8,373
                                        ------------------------------------------
   GROSS DEFERRED TAX ASSETS            $ 63,689         $ 52,919         $ 53,242
                                        ------------------------------------------
DEFERRED TAX LIABILITIES:
  FIXED ASSETS, PRINCIPALLY
   DEPRECIATION                         $(39,507)        $(44,879)        $(46,274)
  TECHNOLOGY AND TRADEMARKS              (30,964)         (32,032)
  OTHER                                   (5,616)         (11,519)          (7,557)
                                        ------------------------------------------
   GROSS DEFERRED TAX
     LIABILITIES                        $(76,087)        $(88,430)        $(53,831)
                                        ------------------------------------------
NET DEFERRED TAX LIABILITY
  BEFORE VALUATION
  ALLOWANCE                             $(12,398)        $(35,511)        $   (589)
VALUATION ALLOWANCE                       (2,560)          (1,316)          (2,277)
                                        ------------------------------------------
NET DEFERRED TAX LIABILITY
  AFTER VALUATION
  ALLOWANCE                             $(14,958)        $(36,827)        $ (2,866)
                                        ==========================================
----------------------------------------------------------------------------------

Valuation allowances of $2.6 million at December 31, 1999, $1.3 million at December 31, 1998, and $2.3 million at December 31, 1997, reduced the deferred tax asset attributable to foreign loss carryforwards to an amount that, based upon all available information, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries or changes in circumstances which cause the recognition of the benefits of the loss carryforwards to become more likely than not. The increase of $1.3 million in the valuation allowance during 1999 was due principally to the acquired net operating loss carryforward of BioSepra SA, a subsidiary of LTI.

The components of deferred taxes at December 31, 1999, 1998 and 1997 are as follows:

IN THOUSANDS OF DOLLARS                          1999             1998             1997
---------------------------------------------------------------------------------------
CURRENT DEFERRED TAX ASSETS                   $ 23,176         $ 14,874         $ 17,107
LONG-TERM DEFERRED TAX ASSETS                    9,834            4,343            3,856
  (INCLUDED IN OTHER ASSETS)
CURRENT DEFERRED TAX LIABILITIES                  (555)          (2,563)          (1,545)
  (INCLUDED IN ACCRUED
  AND DEFERRED INCOME TAXES)
LONG-TERM DEFERRED TAX
   LIABILITIES                                 (47,413)         (53,481)         (22,284)
                                              ------------------------------------------
NET DEFERRED TAX LIABILITY                    $(14,958)        $(36,827)        $ (2,866)
                                              ==========================================
----------------------------------------------------------------------------------------

EARNINGS PER SHARE Earnings in 1999 were $4.67 per share diluted which includes gains from the divestiture of product lines of $2.62 per share and a charge of $.07 per share for restructuring activities. This compares with earnings in 1998 of $1.35 per share diluted which included the net loss of $1.15 per share due to the write-off of acquired in-process research and development costs and transaction costs incurred by LTI.

Earnings from operations in 1999, excluding gains on divestiture of product lines and restructuring costs, were $2.12 per share diluted compared with $2.50 per share diluted in 1998. Dexter's increased ownership of LTI created noncash amortization charges, which together with the net impact of divestitures and acquisitions, reduced earnings in 1999 by $.40 per share. Included in 1999 are costs associated with an unsolicited merger proposal and two nonrecurring events at LTI that resulted in a net unfavorable impact of $.02 per share on 1999 earnings from operations.

Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. The reconciliation between basic earnings per share and diluted earnings per share is presented below:

                                                YEARS ENDED DECEMBER 31
AMOUNTS IN THOUSANDS                   ---------------------------------------------
(EXCEPT PER SHARE DATA)                     1999              1998              1997
------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC:
  NET INCOME                           $ 107,499         $  31,704         $  56,427
  WEIGHTED AVERAGE SHARES
   OUTSTANDING                            22,842            23,007            23,010
  EARNINGS PER SHARE - BASIC           $    4.71         $    1.38         $    2.45

EARNINGS PER SHARE - DILUTED:
  NET INCOME                           $ 107,499         $  31,704         $  56,427
  EFFECT OF SUBSIDIARY DILUTIVE
   OPTIONS ON NET INCOME                     (94)             (337)             (546)
                                       ---------------------------------------------
                                       $ 107,405         $  31,367         $  55,881
                                       =============================================

  WEIGHTED AVERAGE SHARES
   OUTSTANDING                            22,842            23,007            23,010
  WEIGHTED AVERAGE EFFECT OF
   COMMON STOCK EQUIVALENTS                  160               179               217
                                       ---------------------------------------------
                                          23,002            23,186            23,227
                                       =============================================

  EARNINGS PER SHARE - DILUTED         $    4.67         $    1.35         $    2.41


At December 31, 1999, 489,499 options were outstanding at a weighted average exercise price of $39.68 that were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the company's common stock for the year. At December 31, 1998, 279,950 options were outstanding at a weighted average exercise price of $41.42, and at December 31, 1997, 10,000 options were outstanding at an exercise price of $41.22 that were not included in the computation of diluted earnings per share.
-------------------------------------------------------------------------------

LIFE TECHNOLOGIES, INC.

On September 1, 1983, Dexter's GIBCO subsidiary merged with Bethesda Research Laboratories, Inc. The resulting freestanding company was renamed Life Technologies, Inc. ("LTI") and at December 31, 1999 was owned 71.5% by Dexter, with the remainder owned by the public. LTI's common stock is currently available for quotation on the OTC Bulletin Board.

LTI is reported in the life sciences segment, although LTI, as a publicly owned company, issues its own annual report including audited financial statements. These statements follow in condensed form.

Net sales of LTI increased $45.5 million, or 13%, in 1999. Net sales increased $40.7 million, or 13%, from sales of products other than fetal bovine serum ("FBS"), $4.3 million from a business acquired in 1999, and $2.3 million from FBS sales. Currency translation rates unfavorably impacted net sales by $1.8 million.

Gross margin for 1999 was 54.2% of net sales compared with 53.6% in 1998. Gross margin improved mainly due to increased volume, lower unit costs and a favorable product mix.

Marketing and administrative expenses increased 17% to $138.8 million, or 34.1% of net sales in 1999, compared with $118.6 million, or 32.8% of net sales in 1998. The increase in expenses was principally due to an acquisition, legal expenses, new business initiatives and strategy assessment. Research and development expenses increased 9% to $23.8 million, or 5.9% of net sales in 1999, compared with $21.9 million, or 6% of net sales in 1998.

In 1999, LTI expensed $3.9 million representing a voluntary refund offered to the Department of Veterans Affairs ("VA") related to a federal supply schedule contract with the VA. In 1998, LTI reported $5.3 million of expenses related to Dexter's acquisition of additional shares of LTI.

The effective tax rate was 30.9% in 1999 compared with 37.5% in 1998. The 1999 effective tax rate reflected the impact of a favorable income tax settlement. The 1998 effective tax rate reflected limited income tax benefits for certain one-time charges. Excluding these items, the effective tax rate was 35% in 1999 and 34.5% in 1998.

Net income was $38.3 million in 1999 and $31.3 million in 1998. Excluding one-time items, net income increased 6% in 1999 compared with 1998. LTI declared quarterly dividends totaling $.10 per share in 1999 and $.20 per share in 1998. LTI discontinued its regular quarterly dividends in July 1999.

After the deduction of minority interests, LTI contributed $27.3 million to Dexter's net income, or $1.18 per share on a diluted basis, in 1999, compared with $16.3 million, or $.69 per share in 1998. Excluding one-time items, in 1999, LTI contributed $27.5 million to Dexter's net income, or $1.19 per share on a diluted basis, compared with $18.8 million, or $.80 per share in 1998. LTI's net contribution in 1999 excludes pretax charges of $20 million, or $.60 per share, for amortization costs and interest expense related to Dexter's increased ownership in LTI. Dexter's portion of LTI shareholders' equity, per share of Dexter, increased to $9.72 at December 31, 1999, from $8.56 at year-end 1998.

At year-end 1999, LTI had $51.5 million in cash and short-term securities, $188.1 million in other current assets and $67.9 million of current liabilities.

In 1999, LTI spent $30.7 million on capital expenditures and was self-funding. Capital expenditures in 2000 are expected to range between $30 and $35 million. It is expected that LTI will continue to be self-funding in 2000.


-----------------------------------------------------------------
CONDENSED STATEMENT OF INCOME


                                          YEARS ENDED DECEMBER 31
                                         ------------------------
IN THOUSANDS OF DOLLARS                      1999            1998
-----------------------------------------------------------------
REVENUES
NET SALES                                $407,199        $361,726
NET ROYALTIES                               2,410           2,480
                                         ------------------------
                                          409,609         364,206
                                         ------------------------
EXPENSES
COST OF SALES                             186,667         167,862
MARKETING AND ADMINISTRATIVE              138,795         118,620
RESEARCH AND DEVELOPMENT                   23,836          21,880
PROVISION FOR CONTRACT SETTLEMENT           3,870
TRANSACTION COSTS                                           5,335
                                         ------------------------
                                          353,168         313,697
                                         ------------------------
OTHER INCOME, NET                             493             606
                                         ------------------------
INCOME BEFORE INCOME TAXES                 56,934          51,115
INCOME TAXES                               17,583          19,168
                                         ------------------------
INCOME BEFORE MINORITY INTERESTS           39,351          31,947
MINORITY INTERESTS                          1,074             644
                                         ------------------------
NET INCOME                               $ 38,277        $ 31,303
                                         ========================

-----------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER NET INCOME

                                                    YEARS ENDED DECEMBER 31
IN THOUSANDS OF DOLLARS                           ----------------------------
(EXCEPT PER SHARE AMOUNTS)                           1999              1998
------------------------------------------------------------------------------
NET INCOME OF LTI                                    $ 38,277        $ 31,303
PORTION ATTRIBUTABLE TO
  MINORITY INTERESTS                                   10,934          14,998
                                                     ------------------------
DEXTER'S PORTION OF NET INCOME OF LTI                $ 27,343        $ 16,305
                                                     ========================
NET INCOME PER SHARE - BASIC
  OF DEXTER*                                          $  1.20        $    .71
NET INCOME PER SHARE - DILUTED
  OF DEXTER*                                          $  1.18        $    .69


* 1999 excludes amortization costs and interest expense of $.60 per share related to Dexter's increased ownership in LTI.
------------------------------------------------------------------------------
CONDENSED STATEMENT OF FINANCIAL POSITION

                                                  DECEMBER 31
                                            ----------------------
IN THOUSANDS OF DOLLARS                       1999            1998
--------------------------------------------------------------------
ASSETS
CASH AND SHORT-TERM SECURITIES              $ 51,489        $ 56,047
TRADE ACCOUNTS RECEIVABLE, NET                79,301          67,797
INVENTORIES                                   82,946          74,319
OTHER CURRENT ASSETS                          25,875          21,992
PROPERTY, PLANT AND EQUIPMENT, NET           128,827         107,374
INVESTMENTS AND OTHER ASSETS                  22,973          15,392
EXCESS OF COST OVER NET ASSETS OF
  BUSINESSES ACQUIRED                         11,560          10,666
                                            ------------------------
   TOTAL ASSETS                             $402,971        $353,587
                                            ========================


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES                         $ 67,851        $ 59,752
OTHER LIABILITIES                             25,025          17,727
SHAREHOLDERS' EQUITY                         310,095         276,108
                                            ------------------------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                     $402,971        $353,587
                                            ========================

--------------------------------------------------------------------
CONTRIBUTION OF LTI TO DEXTER BOOK VALUE

                                        DECEMBER 31
IN THOUSANDS OF DOLLARS          ----------------------
(EXCEPT PER SHARE AMOUNTS)        1999             1998
-------------------------------------------------------
LTI SHAREHOLDERS' EQUITY        $310,095        $276,108
PORTION ATTRIBUTABLE TO
  MINORITY INTERESTS              88,386          78,880
                                ------------------------
DEXTER'S PORTION OF LTI
  SHAREHOLDERS' EQUITY          $221,709        $197,228
                                ========================
BOOK VALUE PER SHARE OF
  DEXTER STOCK                  $   9.72        $   8.56



-----------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31
                                              --------------------------
IN THOUSANDS OF DOLLARS                           1999             1998
------------------------------------------------------------------------
OPERATIONS
NET INCOME                                    $ 38,277         $ 31,303
NONCASH ITEMS:
  DEPRECIATION AND AMORTIZATION                 15,650           14,330
  OTHER                                          1,926            9,020
OPERATING WORKING CAPITAL
  INCREASE                                     (13,615)         (12,541)
                                               ------------------------
                                                42,238           42,112
                                               ------------------------

INVESTMENTS
PROPERTY, PLANT AND EQUIPMENT                  (30,667)         (25,359)
ACQUISITIONS AND JOINT VENTURES                (12,682)          (1,047)
OTHER                                               (5)             585
                                               ------------------------
                                               (43,354)         (25,821)
                                               ------------------------

FINANCING
DIVIDENDS PAID                                  (3,740)          (4,711)
EXERCISE OF STOCK OPTIONS                        3,258           27,051
SHORT-TERM BORROWINGS                           (1,943)            (971)
LONG-TERM LOAN BORROWINGS (REPAYMENTS)             381              (23)
                                               ------------------------
                                                (2,044)          21,346
                                               ------------------------
EFFECT OF TRANSLATION RATE CHANGES
  ON CASH AND SHORT-TERM SECURITIES             (1,398)            (666)
                                               ------------------------

TOTAL (DECREASE) INCREASE IN CASH
  AND SHORT-TERM SECURITIES                   $ (4,558)        $ 36,971
                                              =========================

-----------------------------------------------------------------------

SEGMENT DATA


In 1998, the company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which changed the way the company reports information about its operating segments. Dexter is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The specialty polymers segment includes businesses whose product offerings are based on polymer technologies serving the aerospace, electronics, and industrial assembly markets.

1999 COMPARED WITH 1998

Sales in the life sciences segment increased $45.5 million, or 13%, in 1999. The effect of acquired businesses increased net sales by $4.3 million, or 1%. Net of acquired businesses, sales increased 12% due to unit volume increases. Operating income was $48.4 million in 1999 compared with $26 million in 1998. Operating income in 1999 included noncash amortization charges of $8.1 million recorded by Dexter related to Dexter's increased ownership of LTI and a $3.9 million charge for a voluntary refund LTI offered to the Department of Veterans Affairs ("VA") related to its supply schedule contract with the VA. Included in 1998 operating income were one-time charges for the write-off of acquired in-process research and development costs of $24.5 million recorded by Dexter and transaction costs of $5.3 million recorded by LTI related to Dexter's increased ownership in LTI. Excluding these charges, operating income in 1999 increased $4.5 million, or 8%, due to favorable product mix and higher sales volume partially offset by increased marketing and administrative expenses.

Sales in the nonwovens segment increased $5.3 million, or 2%, in 1999. A 5% increase in unit volume was partially offset by price decreases averaging 3%. Sales of wet wipes and other specialty products were stronger in 1999 compared with 1998, while sales of food packaging products were weaker due to lower pricing in 1999. Operating income decreased $6.7 million, or 16%, in 1999 primarily due to lower gross margins resulting from price decreases, an unfavorable product mix, increased marketing expenses, and a charge for restructuring activities of $0.8 million. These decreases in operating income were partially offset by lower raw material costs.

Sales in the specialty polymers segment decreased $177.2 million, or 34%, in 1999. The net effect of divested businesses decreased sales by $183.3 million, or 35%. Sales of ongoing businesses in the specialty polymers segment increased $11.1 million, or 4%, in 1999 compared with 1998. Operating income was $131.2 million in 1999 and $46.4 million in 1998. The net effect of divested businesses decreased operating income by $11.3 million. Operating income in 1999 included gains from the divestiture of product lines of $95 million, including a gain of $91.1 million due to the divestiture of the company's Packaging Coatings business and a gain of $3.7 million due to the divestiture of the company's printed wiring board product line. Also included in 1999 operating income was a charge for restructuring activities of $1.6 million for a plant closure and other business realignments. Operating income from ongoing businesses increased $3.2 million, or 9%, due to higher operating income in the Electronic Materials business resulting from increased sales volume.

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

Sales in the nonwovens segment decreased $2.2 million, or 1%, in 1998. A 1% increase in unit volume was more than offset by price decreases averaging 1% and a 1% unfavorable currency translation effect. Sales of medical products and wet wipes were stronger in 1998 compared with 1997, while sales of food packaging products and other specialty products were weaker. Operating income decreased $3.3 million, or 8%, in 1998 primarily due to lower gross margins resulting from an unfavorable product mix, as well as, increased marketing and administrative expenses, and increased research and development expenses.

Sales in the specialty polymers segment decreased $7.5 million, or 1%, in 1998. The effect of acquired businesses increased 1998 net sales by $19.8 million, or 4%. Net of acquired businesses, sales decreased 5% due to a 3% decrease in unit volume, unfavorable currency translation effects of 1%, and selling price decreases averaging 1%. Lower volume in the Electronic Materials business related to the slowdown in the electronics market, especially in the Asian sector, and lower sales of beer and beverage can coatings were partially offset by higher sales in both the aerospace market and food and specialty can coatings serving international markets. Operating income decreased $4.1 million, or 8%, in 1998 primarily due to lower gross margins in the Electronic Materials business resulting from sales volume decreases. This negative effect was partially offset by higher operating income in the Adhesive & Coating Systems business resulting from increased sales volume and continued productivity improvements.

SEGMENT DATA

IN THOUSANDS OF DOLLARS                                                             1999             1998                1997
--------------------------------------------------------------------------------------------------------------------------------
NET SALES
LIFE SCIENCES                                                                    $  407,199        $  361,726         $  330,967
NONWOVENS                                                                           285,265           279,951            282,180
SPECIALTY POLYMERS                                                                  349,209           526,360            533,908
                                                                                 -----------------------------------------------
  CONSOLIDATED                                                                   $1,041,673        $1,168,037         $1,147,055
                                                                                 ===============================================
--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED OPERATING INCOME
LIFE SCIENCES*                                                                   $   48,382        $   26,001         $   50,938
NONWOVENS                                                                            34,069            40,735             44,061
SPECIALTY POLYMERS                                                                  131,152            46,391             50,526
                                                                                 -----------------------------------------------
  CONSOLIDATED OPERATING INCOME                                                     213,603           113,127            145,525
OTHER INCOME, NET                                                                     7,874             7,696              6,014
INTEREST EXPENSE                                                                    (20,910)          (18,210)           (20,192)
GENERAL CORPORATE EXPENSE                                                           (19,389)          (16,066)           (20,262)
                                                                                 -----------------------------------------------
  CONSOLIDATED INCOME BEFORE TAXES                                               $  181,178        $   86,547         $  111,085
                                                                                 ===============================================

* Life Sciences 1999 operating income includes $8.1 million of amortization charges associated with Dexter's increased ownership of LTI.

--------------------------------------------------------------------------------------------------------------------------------
CREDIT (CHARGE) INCLUDED IN OPERATING INCOME
LIFE SCIENCES:
  WRITE-OFF OF ACQUIRED IN-PROCESS
   RESEARCH AND DEVELOPMENT COSTS                                                                  $  (24,508)
  TRANSACTION COSTS                                                                                    (5,335)
  PROVISION FOR CONTRACT SETTLEMENT                                              $   (3,870)
                                                                                 -----------------------------------------------
   TOTAL LIFE SCIENCES                                                           $   (3,870)       $  (29,843)
NONWOVENS:
  CHARGE FOR RESTRUCTURING BUSINESSES                                            $     (800)
SPECIALTY POLYMERS:
  CHARGE FOR RESTRUCTURING BUSINESSES                                            $   (1,630)
  GAIN ON DIVESTITURE OF PRODUCT LINES                                               95,011
                                                                                 -----------------------------------------------
    TOTAL SPECIALTY POLYMERS                                                     $   93,381
                                                                                 -----------------------------------------------
     CONSOLIDATED                                                                $   88,711        $  (29,843)
                                                                                 ===============================================
--------------------------------------------------------------------------------------------------------------------------------

DEPRECIATION AND AMORTIZATION
LIFE SCIENCES                                                                    $   23,762        $   14,330         $   12,508
NONWOVENS                                                                            16,485            15,462             14,987
SPECIALTY POLYMERS                                                                   14,608            20,320             17,434
GENERAL CORPORATE                                                                       600               245                512
                                                                                 -----------------------------------------------
  CONSOLIDATED                                                                   $   55,455        $   50,357         $   45,441
                                                                                 ===============================================
--------------------------------------------------------------------------------------------------------------------------------

ASSETS AT YEAR END
LIFE SCIENCES                                                                    $  351,481        $  297,540         $  261,198
NONWOVENS                                                                           224,115           218,473            210,084
SPECIALTY POLYMERS                                                                  236,045           417,985            412,920
                                                                                 -----------------------------------------------
  CONSOLIDATED OPERATING ASSETS                                                     811,641           933,998            884,202
GENERAL CORPORATE*                                                                  262,487           274,370             77,574
                                                                                 -----------------------------------------------
   CONSOLIDATED                                                                  $1,074,128        $1,208,368         $  961,776
                                                                                 ===============================================

* Corporate assets consist primarily of cash, securities and investments, and, in addition, corporate assets of LTI.

--------------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURES
LIFE SCIENCES                                                                    $   28,895        $   17,210         $   23,257
NONWOVENS                                                                            15,971            15,924             17,430
SPECIALTY POLYMERS                                                                    8,033            15,202             18,351
GENERAL CORPORATE                                                                        63                98                 49
                                                                                 -----------------------------------------------
  CONSOLIDATED                                                                   $   52,962        $   48,434         $   59,087
                                                                                 ===============================================
--------------------------------------------------------------------------------------------------------------------------------

GEOGRAPHIC INFORMATION

NET SALES
UNITED STATES                                                                    $  613,687        $  629,129         $  615,746
UNITED KINGDOM                                                                      121,158           135,206            141,220
OTHER COUNTRIES                                                                     306,828           403,702            390,089
                                                                                 -----------------------------------------------
  CONSOLIDATED                                                                   $1,041,673        $1,168,037         $1,147,055
                                                                                 ===============================================
LONG-LIVED ASSETS
UNITED STATES                                                                    $  478,099        $  495,097         $  357,882
UNITED KINGDOM                                                                       62,734            60,550             40,757
OTHER COUNTRIES                                                                      58,908           130,848            118,829
                                                                                 -----------------------------------------------
  CONSOLIDATED                                                                   $  599,741        $  686,495         $  517,468
                                                                                 ===============================================
--------------------------------------------------------------------------------------------------------------------------------

ANALYSIS OF FINANCIAL POSITION


WORKING CAPITAL Total working capital, including cash and short-term securities, decreased $2.5 million from 1998. Operating working capital decreased $15.4 million to $225 million at year-end 1999. The sum of cash, short-term securities, and accounts receivable exceeded total current liabilities at December 31, 1999. The following is a summary of the changes in operating and total working capital during 1999:

----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN OPERATING WORKING CAPITAL AND TOTAL WORKING CAPITAL IN 1999
                                                               BUSINESS                                      CHANGE IN
                                                       ACQUISITIONS AND                     CURRENCY      CONSOLIDATED
                                               CASH          ACCOUNTING      DIVESTED    TRANSLATION           ACCOUNT
IN THOUSANDS OF DOLLARS                     CHANGES            ACCRUALS    BUSINESSES        EFFECTS          BALANCES
----------------------------------------------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE, NET                    $26,382            $  7,975      $(51,558)       $(4,945)         $(22,146)
INVENTORIES AT FIFO                          11,393                 542       (24,470)        (2,818)          (15,353)
PREPAID AND DEFERRED EXPENSES                   802                 196        (2,339)          (120)           (1,461)
ACCOUNTS PAYABLE                             (6,205)              1,472        26,017          1,940            23,224
ACCRUED LIABILITIES AND EXPENSES              2,068               1,002        (3,103)           370               337
                                            --------------------------------------------------------------------------
  OPERATING WORKING CAPITAL                  34,440              11,187       (55,453)        (5,573)          (15,399)
                                            --------------------------------------------------------------------------
CASH                                          7,340                  72        (6,885)           (50)              477
SHORT-TERM SECURITIES                       (22,330)                                          (2,346)          (24,676)
LIFO RESERVE                                   (188)                            2,069                            1,881
CURRENT DEFERRED TAX ASSETS                                       8,302                                          8,302
SHORT-TERM DEBT                              31,436                (156)           65           (113)           31,232
OTHER CURRENT LIABILITIES AND TAXES          (5,390)               (487)        1,773           (182)           (4,286)
                                            --------------------------------------------------------------------------
   WORKING CAPITAL                          $45,308             $18,918      $(58,431)       $(8,264)        $  (2,469)
                                            ==========================================================================
----------------------------------------------------------------------------------------------------------------------

CASH AND SHORT-TERM SECURITIES Cash principally comprises in-transit funds in the United States and amounts in operating bank accounts in other countries.

Short-term securities have maturities of less than 90 days when purchased and represent cash awaiting use in the business, funds available for future investment, and partial offsets of net nonlocal currency exposures relating to current accounts payable and accounts receivable. Short-term securities are held in interest-bearing overnight instruments, time deposits, prime commercial paper and other fixed income investments. The carrying value of short-term securities approximates fair value because of the short maturity of these instruments. At December 31, 1999, there were $77.8 million in short-term securities, of which $29.8 million were directly available to Dexter and $48 million were maintained separately by LTI due to its different shareholder constituency. Of these amounts, $6.5 million for Dexter and $10.4 million for LTI were held outside the United States. Of the $29.8 million for Dexter, $23.3 million was held by Dexter's captive insurance companies.

ACCOUNTS RECEIVABLE Gross accounts receivable was $189.3 million at December 31, 1999, $213.6 million at December 31, 1998 and $195.7 million at December 31, 1997. Gross receivables were reduced by allowances of $7.6 million, $9.7 million and $10.4 million at December 31, 1999, 1998 and 1997, respectively. Included in accounts receivable are non-trade accounts receivable of $25.3 million, $18.3 million and $11 million at December 31, 1999, 1998 and 1997, respectively. These amounts principally comprise tax receivables. Net accounts receivable decreased in 1999 primarily due to the divestiture of product lines. Currency translation effects also decreased net accounts receivable by $4.9 million in 1999. The collection period for accounts receivable was approximately 54 days at December 31, 1999, 58 days at December 31, 1998 and 53 days at December 31, 1997.

INVENTORIES Inventories are valued at the lower of cost or market. Inventories located in the United States represented 55% of total inventories. The LIFO (last-in, first-out) method was used for determining the cost of 59% of U.S. inventories in 1999 and 1998 and 58% in 1997. The FIFO (first-in, first-out) method was used for determining the cost of the remaining 41% of inventories in the United States and the 45% of total inventories which were located outside the United States. The reduction in levels of LIFO valued inventories (LIFO liquidation) was not significant in 1999, 1998 or 1997. Inventories at December 31 were as follows:

IN THOUSANDS OF DOLLARS         1999         1998        1997
--------------------------------------------------------------
MATERIALS AND SUPPLIES       $ 56,451     $ 65,180    $ 61,233
WORK-IN-PROCESS                20,821       19,101      17,664
FINISHED GOODS                101,730      110,074      99,803
                             ---------------------------------
   TOTAL FIFO COST            179,002      194,355     178,700
LIFO RESERVE                  (15,507)     (17,388)    (18,799)
                             ---------------------------------
                             $163,495     $176,967    $159,901
                             =================================
--------------------------------------------------------------

FIFO inventories decreased $15.4 million in 1999 to $179 million, primarily due to the divestiture of product lines in 1999. This decrease was partially offset by higher inventories at LTI to support increased sales levels.

PROPERTY, PLANT AND EQUIPMENT Capital expenditures on the accrual basis were $53 million in 1999, $48.4 million in 1998 and $59.1 million in 1997. Capital expenditures in 2000 are currently estimated to range between $55 million and $65 million.

For financial reporting purposes, the company records property, plant and equipment at cost on the date of acquisition and uses the straight-line method of computing depreciation on plant and equipment. This method charges the cost to income evenly over the useful lives of the assets, principally 20 to 50 years for buildings, 16 years for nonwovens related machinery and equipment, and 3 to 15 years for all other machinery and equipment. For tax purposes, the company uses shorter lives and accelerated depreciation methods. Capital investment incentive grants are recorded as a reduction of the cost of assets, which spreads the benefits over the lives of the related assets through reduced depreciation. Management evaluates, on an ongoing basis, the carrying value of property, plant and equipment and makes a specific provision against an asset when impairment is identified. Property, plant and equipment is written down when the asset has become redundant or the remaining book value exceeds its anticipated future productive asset value.

Maintenance and repairs are charged to operations as incurred and amounted to $17 million in 1999, $18.9 million in 1998 and $18.3 million in 1997. Betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in net income.

The cost and accumulated depreciation of property, plant and equipment at December 31, were as follows:

IN THOUSANDS OF DOLLARS             1999          1998          1997
----------------------------------------------------------------------
LAND                             $  27,594     $  30,879     $  28,501
BUILDINGS AND IMPROVEMENTS         175,551       193,594       184,388
MACHINERY AND EQUIPMENT            457,314       509,406       474,079
CONSTRUCTION IN PROGRESS            25,260        22,302        25,157
                                 -------------------------------------
   TOTAL COST                      685,719       756,181       712,125
LESS ACCUMULATED DEPRECIATION     (357,573)     (395,725)     (363,953)
                                 -------------------------------------
PROPERTY, PLANT AND
  EQUIPMENT, NET                 $ 328,146     $ 360,456     $ 348,172
                                 =====================================
----------------------------------------------------------------------

Changes in property, plant and equipment for the past three years were as follows:

IN THOUSANDS OF DOLLARS                      1999          1998          1997
--------------------------------------------------------------------------------
JANUARY 1                                 $ 360,456     $ 348,172     $ 334,266
CAPITAL EXPENDITURES                         52,962        48,434        59,087
ASSETS OF BUSINESSES ACQUIRED                 4,303           282         4,271
ASSETS OF BUSINESSES DIVESTED               (47,582)                       (893)
WRITE-DOWN OF ASSET VALUES                   (1,189)                       (470)
DEPRECIATION                                (36,212)      (38,696)      (37,453)
CURRENCY EFFECTS                             (4,592)        2,264       (10,636)
                                          --------------------------------------
DECEMBER 31                               $ 328,146     $ 360,456     $ 348,172
                                          ======================================
--------------------------------------------------------------------------------

PATENTS, TECHNOLOGY, TRADEMARKS AND COVENANTS Patents, technology, trademarks and covenants not to compete are stated at cost less accumulated amortization of $24.7 million, $22.6 million and $19.9 million at December 31, 1999, 1998 and 1997, respectively. Such items that have been acquired by purchase or merger are capitalized and amortized on a straight-line basis over periods ranging from 5 to 30 years. Patents, technology, trademarks and covenants decreased in 1999 primarily due to $5.3 million of amortization costs. This decrease was partially offset by $0.8 million related to the net impact of businesses acquired and divested. During 1998, the company acquired approximately $91.5 million of such items as a result of the acquisition of an additional 22% of LTI. Research and development costs and any costs associated with internally developed patents or other proprietary technology are expensed in the year incurred.

EXCESS ACQUISITION COST Excess acquisition cost was $112.2 million at year-end 1999, $157 million at year-end 1998 and $97.5 million at year-end 1997. Excess acquisition cost decreased in 1999 primarily due to $37.3 million related to the net impact of businesses divested and acquired and $7.6 million of amortization cost. Excess acquisition cost increased in 1998 primarily due to $63.4 million resulting from the increase in ownership of LTI and $1.9 million due to currency translation effects. This increase was partially offset by $6.9 million of amortization costs. The excess of cost over the net asset value of businesses acquired prior to 1991 is amortized on a straight-line basis over 25 to 40 years. Excess acquisition cost of businesses acquired after 1990 is amortized over periods ranging from 5 to 30 years. Accumulated amortization amounted to $26.7 million, $31.2 million and $23.8 million at December 31, 1999, 1998 and 1997, respectively. Management evaluates, on an ongoing basis, the carrying value of excess acquisition cost and makes a specific provision against the asset when impairment is identified. When a loss is expected from the proposed sale of a business or product line, a diminution in the value of the excess of cost over the net asset value of the business acquired is identified. In the instance of an ongoing business, such a diminution is recognized when there has been a history of the business' inability to generate operating income after the amortization of goodwill and, in management's judgment, the business will not recover from this position in the future. There were no impairment charges in 1999, 1998 or 1997.

SHORT-TERM DEBT Short-term borrowings were denominated principally in U.S. dollars and Japanese yen and had maturities of three months or less. The company uses short-term borrowings of less than three-month maturity to partially offset net nonlocal currency exposures relating to current accounts receivable and accounts payable. It can be expected that short-term borrowings will continue to be utilized for this purpose. The $8.6 million short-term borrowings outstanding at year-end 1999 included $0.4 million of short-term debt of LTI. The weighted average interest rate on short-term borrowings outstanding was 7.2% at December 31, 1999, 6% at December 31, 1998, and 6.1% at December 31, 1997.

In December 1998, the company entered into a $300 million, 364-day revolving credit agreement with a syndicate of U.S. and international banks. In February 1999, the company reduced the aggregate commitment under this revolving credit agreement from $300 million to $100 million. In September 1999, the company extended the 364-day revolving credit agreement for another year. This revolving credit agreement carries a facility fee that is based on the credit ratings of the company. At December 31, 1999, the facility fee on the revolving credit agreement was 0.06% per annum. A utilization fee of up to 0.10% per annum will also be charged if the utilization of the revolving credit agreement exceeds certain contractual levels. This revolving credit agreement has a minimum consolidated net worth provision and a maximum leverage ratio. At December 31, 1999, the company was in compliance with these provisions. There were no borrowings under the 364-day revolving credit agreement as of December 31, 1999. The company has available additional short-term lines of credit of approximately $85 million at December 31, 1999.

The company had outstanding letters of credit at December 31, 1999 totaling $11.8 million for liabilities already reflected in the Statement of Financial Position. In addition to its 364-day revolving credit facility, the company has authorized the borrowing of up to $100 million under short-term lines of credit and commercial paper. There was no commercial paper issued during 1999.

ACCRUED LIABILITIES AND EXPENSES Accrued liabilities and expenses at December 31 were as follows:

IN THOUSANDS OF DOLLARS                1999       1998       1997
------------------------------------------------------------------
SALARIES, WAGES AND BENEFITS         $16,021    $18,130    $17,381
PROVISIONS FOR CLAIMS, WARRANTIES
  AND CONTRACT SETTLEMENT             13,142      3,759      5,789
PENSION AND PROFIT SHARING             9,670     12,826     13,265
ROYALTIES                              4,785      6,120      3,482
TAXES, OTHER THAN INCOME TAXES         4,230      3,774      3,529
DEFERRED INCOME                        3,156      1,192        855
PROFESSIONAL SERVICES                  2,723      2,894      4,351
LTI TRANSACTION COSTS                  2,300      7,349
DEFERRED PURCHASE AND
  CONSTRUCTION PAYMENTS                1,429      1,252      1,580
ENVIRONMENTAL LIABILITIES              1,327      1,815      2,099
INTEREST                               1,282      1,088      1,162
RESTRUCTURING RESERVES                 1,231        471         34
CUSTOMER REBATES AND VOLUME
  DISCOUNTS                            1,164      2,083      2,482
COMMISSIONS                              990      1,242      1,455
OTHER, PRINCIPALLY ACCRUALS
  FOR UNBILLED OBLIGATIONS            13,050     12,842     12,558
                                     -----------------------------
                                     $76,500    $76,837    $70,022
                                     =============================
------------------------------------------------------------------

LEASES The company leases facilities, vehicles, computers, and other equipment under long-term operating leases with varying terms and expiration dates. Some leases contain renewal provisions, purchase options, and escalation clauses.

At December 31, 1999, LTI had a capital lease in the amount of $2.9 million resulting from its acquisition in 1999. Obligations under capital leases were not significant at December 31, 1998. At December 31, 1997, LTI had a capital lease in the amount of $4.7 million for a parcel of land on which they constructed a new corporate R&D center and other administrative offices, including their headquarters. In 1998, LTI exercised their option to purchase this parcel of land.

Aggregate future minimum lease payments under noncancelable operating leases as of December 31, 1999, were as follows:

IN THOUSANDS OF DOLLARS                      OPERATING LEASES
-------------------------------------------------------------
FOR THE YEARS ENDING:
2000                                                  $13,338
2001                                                    9,475
2002                                                    5,969
2003                                                    3,391
2004                                                    2,452
Later years                                            18,410
                                                      -------
Total minimum lease payments                          $53,035
                                                      =======
-------------------------------------------------------------

Total rent expense incurred under noncancelable leases, net of minor sublease rentals, amounted to $15.1 million in 1999, $15.5 million in 1998 and $11.5 million in 1997. The company has no contingent rentals.

MINORITY INTERESTS Minority interests increased by $8.2 million in 1999 to $92.5 million. The increase in 1999 was principally due to $10.9 million of net income attributable to the minority interest shareholders of LTI and $1.2 million due to the exercise of stock options at LTI. Somewhat offsetting these increases were cash dividends paid by LTI to minority interest shareholders of $1.3 million, $1.2 million due to the divestiture of the Packaging Coatings business, currency translation effects of $1 million, and $0.7 million from purchases of additional LTI shares. At year-end 1998, minority interests were $84.3 million, a decrease of $20.1 million from 1997 minority interests of $104.4 million. The decrease in 1998 was due principally to the company's increased ownership of LTI. In December of 1998, the company acquired approximately 22% of all the issued and outstanding LTI shares. As a result, Dexter's ownership in LTI increased to approximately 71.5% and the corresponding minority interest ownership decreased to 28.5%. This resultant decrease of approximately $61.7 million was partially offset by $15 million of net income attributable to the minority interest shareholders of LTI, $27.2 million due to the exercise of stock options at LTI and currency translation effects of $1.6 million. Somewhat offsetting these increases were quarterly cash dividends paid by LTI to minority interest shareholders totaling $2.3 million. Minority interest in LTI's equity represented $88.4 million and $78.9 million at December 31, 1999 and 1998, respectively.

CONTINGENCIES The company and its subsidiaries are subject to potential liability under government regulations, contractual and other matters and various claims and legal actions which are pending or may be asserted. These matters arise in the ordinary course and conduct of the business of the company and its subsidiaries and some are expected to be covered, at least in part, by insurance. At December 31, 1999, $0.3 million of current and $4.9 million of long-term receivables from third-party insurance companies are included as assets of the company. Equal and offsetting payables to third parties are included as liabilities of the company. Estimated amounts for claims that are probable and are not covered by third-party insurance are properly reflected as liabilities of the company.

In September 1999, LTI submitted a report in connection with a voluntary disclosure to the Department of Veteran Affairs ("VA") regarding matters involving the management of LTI's federal supply schedule contract with the VA that has been in effect since April 1992. As part of the disclosure LTI offered to provide a refund to the government in the amount of $3.9 million. LTI recorded this amount in September 1999. There can be no assurance that the government will agree with LTI's assessment of this matter or accept LTI's offered refund amount. Consequently, it is possible the final resolution of this matter could materially differ from LTI's offer and could have a material adverse effect on the company's financial position, operating results or cash flows when resolved in a future reporting period.

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

ENVIRONMENTAL LIABILITIES Environmental expenditures attributed to ongoing operations of the company are expensed or capitalized as appropriate. Environmental expenditures attributed to previously owned properties and third party off-site facilities are expensed. Environmental liabilities are recorded and expensed when incurrence of the liability is probable and the expenses can be reasonably estimated. Generally, the incurrence of such liability is deemed probable when an environmental condition for which the company is likely to be legally responsible is determined to exist. Probable expenses are estimated, on an ongoing basis, as facts become available that indicate the scope of the condition to be addressed and the likely response measures for addressing it. Due to such factors as the wide discretion of regulatory authorities regarding cleanup levels and uncertain allocation of liability at multiple party sites, estimates made prior to approval of a formal plan of action represent management's best judgment as to estimates of reasonably foreseeable expenses based upon comparison to similar activities at other sites. Based upon the information available at this time, the company believes that it has properly provided for its best estimate of the liabilities and that the outcome of these matters will not have a material adverse effect upon its financial condition, results of operations or cash flows in the future.

Environmental reserves at December 31, 1999, with respect to 19 matters, were $13 million, including current reserves of $1.3 million, which are expected to be spent in 2000, and long-term reserves of $11.7 million. Environmental reserves at December 31, 1998 were $15.3 million and at year-end 1997 were $15.8 million. Such reserves, which are not discounted, included, at year-end, the following estimated amounts for claims accepted and payable by third-party insurers: $2.5 million in 1999, $2.8 million in 1998 and $2.7 million in 1997. The related receivables from insurance companies of $2.5 million, $2.8 million and $2.7 million were included as assets of the company at year-end 1999, 1998 and 1997, respectively. The reserves were decreased during 1999 by expenditures of $1.3 million.

Dexter Environmental Assurance, Ltd. ("DEAL"), a wholly owned Bermuda company, was established in 1993. DEAL provides coverage to all wholly owned operations of Dexter against environmental liabilities arising from occurrences prior to December 31, 1999.

CURRENCY EXCHANGE EFFECTS Assets and liabilities of those operations whose functional currency is other than the U.S. dollar are translated at end of period currency exchange rates and fluctuations due to changes in exchange rates are accounted for as a component of shareholders' equity, "Currency Translation Effects." Results of operations are translated at average monthly currency exchange rates during the period.

Currency translation effects decreased shareholders' equity in 1999 by $3.1 million, including $2.6 million of translation effects and a $0.5 million related tax effect. This decrease was the result of a net strengthening of the U.S. dollar against currencies of countries in which the company operates. Currency translation effects increased shareholders' equity by $4.6 million in 1998, including $3.6 million of translation effects and a $1 million related tax effect.

Many of the company's operations conduct a portion of their business in nonlocal currencies. These transactions give rise to nonlocal currency receivables or payables. Changes in the exchange rates between the functional currency and the nonlocal currency in which the transaction is denominated result in currency transaction gains and losses that are included in the results of operations. In 1999, currency exchange losses were $2 million. Currency gains and losses realized on nonlocal currency transactions were not significant in 1998 and 1997.

The company utilizes forward exchange contracts to hedge nonlocal currency transactions and commitments. Gains and losses on forward exchange contracts that hedge specific commitments are deferred and recognized in income in the same period as the hedged transaction. Such deferred unrealized gains and losses at December 31, 1999, 1998 and 1997 were not significant. Gains and losses on forward contracts that do not hedge an identifiable commitment are included in income as the gain or loss arises. Forward exchange contracts outstanding at year-end 1999 were short-term in nature and related to nonlocal currency transactions of the company's U.S., European and Asian operations. Excluding LTI, the equivalent U.S. dollar purchase amounts of forward contracts outstanding were $5.9 million, $1.3 million, and $0.8 million as of December 31, 1999, 1998 and 1997, respectively. The equivalent U.S. dollar sale amounts of forward contracts outstanding were $14.1 million, $13.8 million, and $9.6 million as of December 31, 1999, 1998 and 1997, respectively. For LTI, the equivalent U.S. dollar purchase amounts of forward contracts outstanding were $4.2 million, $3 million, and $2.9 million as of December 31, 1999, 1998 and 1997, respectively. The equivalent U.S. dollar sale amount of forward contracts outstanding was $18.5 million as of December 31, 1999. There were no sale amounts outstanding as of December 31, 1998 and 1997 for LTI.

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

The company had short-term borrowings at December 31, 1999 of $8.6 million of which $1.6 million related to nonlocal currency transaction exposure management.

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

The components of net periodic pension cost for the years ended December 31, 1999, 1998 and 1997 were:

                                             1999                               1998                               1997
-----------------------------------------------------------------------------------------------------------------------------------
                                   DOMESTIC     INTERNATIONAL          DOMESTIC    INTERNATIONAL          DOMESTIC    INTERNATIONAL
IN THOUSANDS OF DOLLARS               PLANS             PLANS             PLANS            PLANS             PLANS            PLANS
-----------------------------------------------------------------------------------------------------------------------------------
SERVICE COST                       $  5,694           $ 1,808          $  5,588          $ 1,761          $  4,811         $  1,066
INTEREST COST                         6,797             2,402             6,485            2,643             5,756            1,963
EXPECTED RETURN ON PLAN ASSETS       (8,522)           (2,263)           (7,639)          (2,438)           (6,457)          (1,943)
AMORTIZATION OF:
  TRANSITION OBLIGATION (ASSET)          24               (61)               24              (64)               24              (63)
  PRIOR SERVICE COST                    632                70               493               73               444               81
  ACTUARIAL (GAIN) LOSS                (736)              484              (329)             658              (132)              74
                                   ------------------------------------------------------------------------------------------------
NET PERIODIC PENSION COST          $  3,889           $ 2,440          $  4,622          $ 2,633          $  4,446         $  1,178
                                   ================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------

The following table provides a summary of the projected benefit obligation, plan assets and funded status of the company's pension plans:


                                                 1999                            1998                            1997
--------------------------------------------------------------------------------------------------------------------------------
                                       DOMESTIC    INTERNATIONAL      DOMESTICS    INTERNATIONAL      DOMESTICS    INTERNATIONAL
IN THOUSANDS OF DOLLARS                   PLANS            PLANS          PLANS             PLAN          PLANS            PLANS
--------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT
  OBLIGATION
PROJECTED BENEFIT OBLIGATION
  AT JANUARY 1                        $ 110,170        $  40,744      $  93,284        $  37,247      $  85,275        $  27,656
SERVICE COST                              5,694            1,808          5,588            1,761          4,811            1,066
INTEREST COST                             6,797            2,402          6,485            2,643          5,756            1,963
PLAN PARTICIPANTS' CONTRIBUTIONS                             792                             735                             645
AMENDMENTS                                                                1,567                             565              (70)
ACTUARIAL (GAIN) LOSS                   (22,606)             832          7,598           (1,731)           754            8,210
DIVESTITURE                                               (1,358)
CURTAILMENT GAIN                         (4,131)            (670)
SETTLEMENT                                                  (462)
BENEFITS PAID                            (7,998)          (1,143)        (4,223)            (552)        (3,466)            (926)
EXPENSES PAID                              (108)                           (129)                           (411)
FOREIGN CURRENCY EXCHANGE RATE
  CHANGES                                                 (1,008)                            641                          (1,297)
                                       -----------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION
  AT DECEMBER 31                      $  87,818        $  41,937      $ 110,170        $  40,744      $  93,284        $  37,247
                                       =========================================================================================
CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS
  AT JANUARY 1                        $  95,966        $  30,822      $  86,489        $  27,646      $  73,164        $  23,270
ACTUAL RETURN ON PLAN ASSETS             18,053            5,176         13,051              389         15,175            3,950
DIVESTITURE                                               (2,039)
EMPLOYER CONTRIBUTION                       592            1,977            778            2,162          2,027            1,717
PLAN PARTICIPANTS' CONTRIBUTIONS                             792                             735                             645
BENEFITS PAID                            (7,998)          (1,143)        (4,223)            (552)        (3,466)            (926)
EXPENSES PAID                              (108)                           (129)                           (411)
FOREIGN CURRENCY EXCHANGE RATE
  CHANGES                                                   (721)                            442                          (1,010)
                                      ------------------------------------------------------------------------------------------
FAIR VALUE OF PLAN ASSETS AT
  DECEMBER 31                         $ 106,505        $  34,864      $  95,966        $  30,822      $  86,489        $  27,646
                                      ==========================================================================================

FUNDED STATUS                         $  18,687        $  (7,073)     $ (14,204)       $  (9,922)     $  (6,795)       $  (9,601)
UNRECOGNIZED ACTUARIAL
  (GAIN) LOSS                           (37,287)           7,396         (5,868)           9,987         (8,382)          10,179
UNRECOGNIZED PORTION OF
  NET OBLIGATION AT TRANSITION               47             (304)            70             (388)            94             (454)
UNRECOGNIZED PRIOR SERVICE COST           4,171              739          4,809              840          3,734              895
                                      ------------------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED                 $ (14,382)       $     758      $ (15,193)       $     517      $ (11,349)       $   1,019
                                      ==========================================================================================
AMOUNTS RECOGNIZED
  IN THE STATEMENT OF
  FINANCIAL POSITION CONSIST OF:
PREPAID PENSION COST                                   $     897                       $   1,576                       $   1,856
ACCRUED PENSION LIABILITY             $ (15,354)            (349)     $ (17,816)          (1,233)     $ (13,115)            (994)
INTANGIBLE ASSETS                           961              210          2,602              174          1,742              157
INCLUDED IN ACCUMULATED OTHER
  COMPREHENSIVE INCOME                       11                              21                              24
                                      ------------------------------------------------------------------------------------------
NET AMOUNT RECOGNIZED                 $ (14,382)       $     758      $ (15,193)       $     517      $ (11,349)       $   1,019
                                      ==========================================================================================
--------------------------------------------------------------------------------------------------------------------------------

For pension plans where the accumulated benefit obligation exceeded the plan's assets, the projected benefit obligations, accumulated benefit obligations, and fair value of plan assets were $12 million, $10.2 million, and $1.4 million, respectively, as of December 31, 1999; $13.5 million, $11.3 million, and $1 million, respectively, as of December 31, 1998; and $11.4 million, $9.2 million, and $0.8 million, respectively, as of December 31, 1997.

The assets in the plans included stock of Dexter Corporation in the amount of $6.6 million, $5.3 million, and $7.2 million at December 31, 1999, 1998 and 1997, respectively.


                                                   1999*       1998       1997
--------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
  AS OF DECEMBER 31
DISCOUNT RATE
  DOMESTIC                                         7.83%       6.58%      6.82%
  INTERNATIONAL                                    6.24%       5.93%      7.01%
EXPECTED RETURN ON PLAN ASSETS
  DOMESTIC                                         9.00%       9.00%      9.00%
  INTERNATIONAL                                    7.29%       7.16%      8.55%
RATE OF COMPENSATION INCREASE
  DOMESTIC                                         4.93%       4.95%      4.95%
  INTERNATIONAL                                    4.45%       4.09%      5.50%


* In February 1999, the company recognized a $2.7 million curtailment gain resulting from the sale of its Packaging Coatings business. In November 1999, the company recognized a $1.4 million curtailment gain resulting from the sale of its printed wiring board product line and the Dexter Pension Plan was remeasured using a 7.75% discount rate.
--------------------------------------------------------------------------------

The company sponsors deferred profit sharing plans for substantially all domestic employees not covered under pension plans. Contributions and cost are determined based on a percentage of each covered employees' pay and totaled $7.4 million in 1999, $7.2 million in 1998 and $8.1 million in 1997.

In addition to providing pension benefits, Dexter's wholly owned domestic businesses provide some healthcare and life insurance benefits for retired employees. Dexter has funded trusts for future payment of such benefits. These funds are expected to achieve long-term returns in excess of 10%.

The components of net periodic postretirement benefit income for the years ended December 31, 1999, 1998 and 1997 were:

IN THOUSANDS OF DOLLARS                       1999          1998          1997
--------------------------------------------------------------------------------
SERVICE COST                                $ 1,333       $ 1,136       $   828
INTEREST COST                                 1,922         1,801         1,596
EXPECTED RETURN ON PLAN ASSETS               (4,537)       (4,074)       (3,328)
AMORTIZATION OF:
  PRIOR SERVICE COST                           (286)         (337)         (470)
  ACTUARIAL GAIN                               (418)         (455)         (237)

NET PERIODIC POSTRETIREMENT                 ------------------------------------
  BENEFIT INCOME                            $(1,986)      $(1,929)      $(1,611)
                                            ====================================

--------------------------------------------------------------------------------
The following provides a reconciliation of accumulated benefit obligation, plan assets and funded status of the company's postretirement health benefit plan:

IN THOUSANDS OF DOLLARS                      1999          1998          1997
--------------------------------------------------------------------------------
CHANGE IN ACCUMULATED
  BENEFIT OBLIGATION
ACCUMULATED POSTRETIREMENT
   BENEFIT OBLIGATION
   AT JANUARY 1                            $ 30,203      $ 27,154      $ 23,192
SERVICE COST                                  1,333         1,136           828
INTEREST COST                                 1,922         1,801         1,596
PLAN PARTICIPANTS' CONTRIBUTIONS                240           217           242
AMENDMENTS                                                                1,467
CURTAILMENT GAIN                             (3,550)
ACTUARIAL (GAIN) LOSS                        (4,780)        1,066         1,163
BENEFITS PAID                                (1,133)       (1,171)       (1,334)
                                           ------------------------------------
ACCUMULATED POSTRETIREMENT
  BENEFIT OBLIGATION AT
  DECEMBER 31                              $ 24,235      $ 30,203      $ 27,154
                                           ====================================

CHANGE IN PLAN ASSETS
FAIR VALUE OF PLAN ASSETS AT
  JANUARY 1                                $ 45,015      $ 41,209      $ 33,709
ACTUAL RETURN ON PLAN ASSETS                  9,195         4,617         8,413
EMPLOYER CONTRIBUTION                                         143           179
PLAN PARTICIPANTS' CONTRIBUTIONS                240           217           242
BENEFITS PAID                                (1,133)       (1,171)       (1,334)
                                           -------------------------------------
FAIR VALUE OF PLAN ASSETS AT
  DECEMBER 31                              $ 53,317      $ 45,015      $ 41,209
                                           =====================================

FUNDED STATUS                              $ 29,082      $ 14,812      $ 14,055
UNRECOGNIZED ACTUARIAL GAIN                 (15,786)       (6,767)       (7,746)
UNRECOGNIZED PRIOR SERVICE COST                (830)       (1,489)       (1,826)
                                           -------------------------------------
PREPAID POSTRETIREMENT
  BENEFIT COST RECOGNIZED
  IN THE STATEMENT OF
  FINANCIAL POSITION                       $ 12,466      $  6,556      $  4,483
                                           =====================================

--------------------------------------------------------------------------------
The discount rates used in determining the accumulated postretirement benefit obligation were 7.75%, 6.5% and 6.75% at December 31, 1999, 1998 and 1997,
respectively. In February 1999, the company recognized a $1.4 million curtailment gain resulting from the sale of its Packaging Coatings business. In November 1999, the company recognized a $2.5 million curtailment gain resulting from the sale of its printed wiring board product line and the accumulated postretirement benefit obligation was remeasured using a 7.75% discount rate.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 1999, declining gradually to 5% in 2007 and remaining level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health benefit plan. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:


                                                ONE-PERCENTAGE    ONE-PERCENTAGE
IN THOUSANDS OF DOLLARS                         POINT DECREASE    POINT INCREASE
--------------------------------------------------------------------------------
EFFECT ON TOTAL OF SERVICE
  AND INTEREST COST
  COMPONENTS                                       $  (670)          $   150
EFFECT ON THE ACCUMULATED
  POSTRETIREMENT
  BENEFIT OBLIGATION                               $(3,800)          $ 1,800
--------------------------------------------------------------------------------

As with pension benefits, the assumptions utilized in these calculations are periodically reviewed and adjusted as deemed appropriate.

LONG-TERM DEBT Long-term debt at December 31, 1999, consisted of promissory notes, revolving credit borrowings, and a capitalized lease. In December 1999, Dexter refinanced 500 million yen debt at an annual rate of 1.784%. The total borrowing of 500 million yen (equivalent to approximately $4.9 million) is scheduled to mature in the year 2002.

In May 1999, LTI acquired the process chromatography and research products business of BioSepra Inc., resulting in the acquisition of a capital lease and certain promissory notes. At December 31, 1999, the capital lease and promissory notes had balances of French franc 18.8 million and French franc 5.3 million, respectively.

In December 1998, the company entered into a $300 million, five-year revolving credit agreement with a syndicate of U.S. and international banks. This revolving credit agreement replaced the $100 million multi-currency revolving credit agreement in effect during 1998 and 1997 and carries a facility fee that is based on the credit ratings of the company. At December 31, 1999, the facility fee on the revolving credit agreement was 0.08% per annum. A utilization fee of up to 0.10% per annum will also be charged if the utilization of the revolving credit agreement exceeds certain contractual levels. This revolving credit agreement has a minimum consolidated net worth provision and a maximum leverage ratio. At December 31, 1999, the company was in compliance with these provisions. As of December 31, 1999, the company had borrowings under the five-year revolving credit agreement of $60 million at an annual rate of 6.72%.

In March 1998, the company entered into a $10 million floating rate promissory note due in the year 2001. The company also entered into an interest rate swap agreement expiring in the year 2001 in order to limit the exposure to interest rate volatility on the $10 million floating rate promissory note. The swap agreement resulted in a fixed annual rate of 6.315%. At December 31, 1999, the impact from the termination of the swap agreement would not be significant.

In March 1998, the company borrowed the Swiss franc denominated equivalent of approximately $20 million under a floating rate promissory note due in the year 2003. The company also entered into an interest rate swap agreement expiring in the year 2003 to limit exposure to interest rate volatility on the Swiss franc floating rate promissory note. Upon the divestiture of certain Swiss franc net assets in the first quarter of 1999, the company redenominated its Swiss franc floating rate debt to Euro floating rate debt equivalent of approximately $18.8 million; there was no other change in terms and conditions from the original Swiss franc debt. The company also cancelled the Swiss franc interest rate swap agreement resulting in no gain or loss. Payments of 9.4 million Euro are due in the years 2002 and 2003. The company entered into an interest rate swap agreement expiring in the year 2003 to limit exposure to interest rate volatility on the 18.7 million Euro floating rate promissory note. The swap agreement resulted in a fixed annual rate of 4.395%. At December 31, 1999, termination of the swap agreement would result in a gain of $0.3 million.

In 1996, LTI capitalized a lease for a parcel of land on which a new R&D center and other administrative offices were constructed. In March 1998, LTI exercised their option under the lease to purchase the land.

In November 1993, Dexter privately placed with The Prudential Insurance Company of America, $35 million, 20-year senior unsecured notes at an annual rate of 6.21% due in the year 2013. Required prepayments began in 1994 and are scheduled to continue with installments of $1.75 million per year through the year 2013. In December 1993, Dexter privately placed with The Prudential Insurance Company of America the equivalent of $15 million, 15-year senior unsecured notes denominated in Swiss francs at an annual rate of 4.86% due in the year 2008. Upon divestiture of certain Swiss franc net assets in the first quarter of 1999, the company entered into a currency swap with The Prudential Insurance Company of America, swapping the remaining 11.6 million Swiss franc debt to $7.8 million at an annual rate of 8.69%. Required payments began in December 1999 and are scheduled to continue with installments of approximately $1 million per year through the year 2004, decreased to approximately $0.5 million per year through the year 2008. At December 31, 1999, termination of the swap agreement would result in a loss of $0.5 million.

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

In December 1986, the company sold publicly $50 million, 9.25% sinking fund debentures due in 2016. The sinking fund payments commenced in 1997 and were designed to retire 95% of the debt prior to maturity. During 1997, Dexter redeemed $30 million of the 9.25% sinking fund debentures in advance of their maturities at a redemption price of 104.625%. Also, in December 1997 and December 1998, Dexter made optional sinking fund payments of $5 million on these debentures in addition to the scheduled, mandatory sinking fund payments of $2.5 million. In December 1999, the company redeemed all remaining debentures with a mandatory $2.5 million sinking fund payment and a $2.5 million optional sinking fund payment. The redemption price of the optional and mandatory sinking fund payments was 100%.

'The company monitors the risk of default on swap agreements and does not anticipate nonperformance by the counterparties. The company has $50 million of authorized and unissued medium-term notes.

Long-term debt represented 32% of total capital at December 31, 1999. The weighted average interest rate of long-term debt outstanding at December 31, 1999 was 7.56%.

Certain long-term debt agreements include provisions that restrict the amount of future dividend increases if consolidated equity falls below $175 million. There are also provisions placing limits on the amount of additional debt the company may incur without amendment of the agreements. At December 31, 1999, the company was in compliance with these provisions.

LTI has guaranteed approximately $0.3 million of bank loans to others.

At December 31, 1999, 1998 and 1997, the fair value of net long-term debt was $223 million, $391 million, and $188 million, respectively, compared with the carrying value of $218 million, $382 million, and $180 million, respectively. The fair value of long-term debt is based on quoted market prices for similar issues or on the current rates offered to the company for debt of the same remaining maturities. In 1999, the fair value of long-term debt exceeded the carrying value by $5 million due to the net reduction in interest rates subsequent to the issuance of the long-term debt and the consequent increase in fair value. The company is only obligated to repay the amounts reflected in the carrying value of this debt.
--------------------------------------------------------
DEBT OUTSTANDING

                                                      DECEMBER 31
                                        ----------------------------------------
IN THOUSANDS OF DOLLARS                    1999           1998           1997
--------------------------------------------------------------------------------
PROMISSORY NOTES                        $ 165,918      $ 178,393      $ 155,792
REVOLVING CREDIT BORROWINGS                60,000        216,000         19,720
SINKING FUND DEBENTURES                                    5,000         12,500
CAPITALIZED LEASE                           2,884                         4,658
INDUSTRIAL DEVELOPMENT BONDS                                                700
                                        ---------------------------------------
                                          228,802        399,393        193,370
LESS:
PAYMENTS DUE WITHIN ONE YEAR              (10,670)       (17,230)       (13,340)
                                        ---------------------------------------
NET LONG-TERM DEBT                      $ 218,132      $ 382,163      $ 180,030
                                        =======================================
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEBT MATURITIES BY CURRENCY AND TYPE

AMOUNTS IN THOUSANDS


                                                      MULTI-CURRENCY PROMISSORY NOTES
                                       --------------------------------------------------------------
                         CAPITALIZED
                               LEASE                                                            TOTAL          TOTAL        WEIGHTED
           CAPITALIZED   U.S. DOLLAR                               JAPANESE     FRENCH    U.S. DOLLAR    U.S. DOLLAR         AVERAGE
                 LEASE    EQUIVALENT   U.S. DOLLAR        EURO          YEN      FRANC     EQUIVALENT     EQUIVALENT   INTEREST RATE
------------------------------------------------------------------------------------------------------------------------------------
2000         FF  1,269      $    195      $ 10,230                            FF 1,596      $  10,475       $ 10,670           8.77%
2001             1,336           205        21,230                                 923         21,372         21,577           7.70
2002             1,405           216        11,230   EUR  9,358   Y 500,000        844         25,679         25,895           5.88
2003             1,479           227        71,230        9,358                    836         80,783         81,010           6.74
2004             1,556           239        11,230                                 803         11,354         11,593           8.72
2005             1,637           251        10,740                                 301         10,785         11,036           8.73
2006             1,723           264        10,740                                             10,740         11,004           8.76
2007             1,813           278        10,740                                             10,740         11,018           8.75
2008             1,908           293        10,740                                             10,740         11,033           8.75
2009             2,007           308        10,250                                             10,250         10,558           8.74
2010-2013        2,657           408        23,000                                             23,000         23,408           8.22
             -------------------------------------------------------------------------------------------------------
TOTAL        FF 18,790      $  2,884      $201,360   EUR 18,716   Y 500,000   FF 5,303      $ 225,918      $ 228,802           7.56%
             =======================================================================================================================
RATES OF
INTEREST           4.4%                  6.21-9.72%       4.395%      1.784%   3.9-5.8%
------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY Shareholders' equity increased by $74.1 million in 1999 to $462.6 million representing a book value of $20.29 per share. Net income increased shareholders' equity by $107.5 million. The exercise of stock options along with the impact of restricted stock awards added $3.2 million to shareholders' equity in 1999. Offsetting these increases were reductions due to dividends declared of $23.8 million, the repurchases of the company's common stock of $10.1 million, and a $2.7 million reduction related to other comprehensive income.

In 1996, the Board of Directors authorized the repurchase of up to 1,000,000 shares of the company's outstanding common stock and, in 1996, the company purchased 160,400 shares of its outstanding common stock at an average cost of $32.54 per share under this plan. In 1997, the company purchased 671,200 shares of its outstanding common stock at an average cost of $30.57 per share under the 1996 plan. In 1999, the Board of Directors authorized the repurchase of an additional 1,000,000 shares of the company's outstanding common stock. In 1999, the company purchased the remaining 168,400 shares of its outstanding common stock under the 1996 plan and 176,100 shares of its outstanding common stock under the 1999 plan at an average cost of $29.39 per share. At the end of 1999, there were 1,943,068 shares held in treasury compared with 1,702,704 shares at the end of 1998 and 1,814,035 shares at the end of 1997.

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

PREFERRED STOCK The company has the following classes of preferred stock, without par value, as of December 31, 1999:

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

In October 1999, the Board of Directors of the company amended the rights plan to reduce the beneficial ownership percentage threshold to become an acquiring person from 20% to 11%. The amendment to the rights plan excludes schedule 13G reporting persons and certain related entities and plans from the definition of an acquiring person if any such person beneficially owns less than 20% of the company's common stock then outstanding.

In February 2000, the Board of Directors of the company amended the rights plan pursuant to which the definitions of "Acquiring Person" and "Qualifying Offer" were amended such that the rights will not be triggered by and the plan will pose no obstacle for any offer to our stockholders for all shares which Dexter's financial advisors opines is fair from a financial point of view, is supported by liquid funds on hand or by fully committed financing, is substantially unconditional and has been open to Dexter stockholders for at least 60 calendar days.

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

STOCK COMPENSATION PLANS The company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans described below. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Compensation expense for its restricted stock plans has been adjusted on a quarterly basis to reflect changes in the market price of the stock. The compensation cost that has been charged against income for its restricted stock plans was $1.2 million in 1999, $1.1 million in 1998 and $2.1 million in 1997. Had compensation cost for the company's stock-based compensation plans been determined in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the company would have expensed $2.1 million for its fixed stock option plans, offset by income of approximately $0.1 million for its restricted stock plans in 1999. As a result, 1999 net income would have decreased by $1.3 million, or $.06 per share. In 1998, the net impact of SFAS No. 123 would have decreased the company's net income by $1.1 million, or $.05 per share. The net impact of SFAS No. 123 on the company's net income and earnings per share was not significant in 1997.

The SFAS No. 123 method of accounting has not been applied to options or restricted stock granted prior to January 1, 1995. As a result, compensation cost may not be representative of that to be expected in future years.

The weighted average fair value at date of grant for options granted during 1999, 1998 and 1997 was $9.98, $8.47 and $6.90 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                             1999           1998           1997
--------------------------------------------------------------------------------
EXPECTED LIFE (YEARS)                        5.9            6.5            5.9
INTEREST RATE                                6.6%           4.7%           5.7%
VOLATILITY                                    21%            20%            18%
DIVIDEND YIELD                               2.5%           2.9%           2.4%
--------------------------------------------------------------------------------

STOCK PLANS

Dexter has three stock compensation plans for certain key management of the company. The 1988 Stock Option Plan provides for the awarding of up to 1,000,000 shares of the company's common stock for incentive and nonqualified stock options. The 1994 Long-Term Incentive Plan provided for awarding up to 1,200,000 shares of the company's common stock for restricted stock and stock options grants. The 1999 Long-Term Incentive Plan provides for the awarding up to 1,500,000 shares of the company's common stock for restricted stock and stock option grants plus the number of shares available for new awards under the 1994 Long-Term Incentive Plan. Restricted stock grants and stock option grants have been awarded under the 1994 and 1999 Plans. Under the 1994 and 1999 Plans there were 1,900,907 shares available for future grant at December 31, 1999. At December 31, 1998, there were 629,314 shares available for future grants under the 1994 Plan.

RESTRICTED STOCK

Restricted stock awards are granted at no cost to the recipient. As of the grant date, restricted stock participants have the rights of shareholders, including the right to receive any cash dividends and the right to vote the shares. Restricted stock awards are subject to forfeiture provisions including the lapse of time and the achievement of certain performance targets and have restrictions limiting the sale or transfer of shares during the restriction periods defined in the Plans. The expense relating to restricted stock awarded under the Plans is amortized over the restriction period. The weighted average fair value at date of grant for restricted stock granted during 1999, 1998 and 1997 was $37.77, $41.09 and $29.94, respectively, which in each case was equal to the market value of the company's common stock at the date of grant. The shares outstanding are summarized as follows:

                                                          DECEMBER 31
                                            ------------------------------------
                                              1999          1998          1997
                                            ------------------------------------
                                                       NUMBER OF SHARES
                                            ------------------------------------
OUTSTANDING AT BEGINNING OF YEAR            240,640       231,758       202,487
AWARDED                                      60,000        58,800        74,800
EARNED AND DISTRIBUTED                      (31,254)      (32,158)      (20,154)
CANCELLED                                   (34,391)      (17,760)      (25,375)
                                            ------------------------------------
OUTSTANDING AT END OF YEAR                  234,995       240,640       231,758
                                            ====================================

STOCK OPTIONS

Options granted under the 1988 Plan have an exercise price not less than 100% of the fair market value on the date of the grant for incentive options and not less than 80% of the market value on the date of grant for nonqualified options. There have been no nonqualified options issued under the 1988 Plan at less than fair market value; therefore, no charges against income have been made. Options granted under the 1994 and 1999 Plans have an exercise price not less than 100% of the fair market value on the date of grant. Options generally become exercisable at the rate of 33 1/3% of the shares each year starting one year after the date of grant. Each option lapses ten years after the date it was granted, or earlier, as outlined under the provisions of the Plans.

                                                                   DECEMBER 31
                                      ----------------------------------------------------------------------
                                              1999                     1998                     1997
                                      ----------------------------------------------------------------------
                                                  WEIGHTED                 WEIGHTED                 WEIGHTED
                                                   AVERAGE                  AVERAGE                  AVERAGE
                                                  EXERCISE                 EXERCISE                 EXERCISE
1988 PLAN                               SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                      ----------------------------------------------------------------------
OUTSTANDING AT BEGINNING OF YEAR       481,506      $27.55      560,603      $26.60      492,241      $24.42
GRANTED                                                          11,079      $42.03      202,700      $30.49
EXERCISED                             (101,001)     $24.81      (86,155)     $23.20     (125,265)     $24.26
EXPIRED OR CANCELLED                   (10,637)     $29.08       (4,021)     $28.91       (9,073)     $27.49
                                      --------                  -------                 --------
OUTSTANDING AT END OF YEAR             369,868      $28.25      481,506      $27.55      560,603      $26.60
                                      ========                  =======                 ========

EXERCISABLE OPTIONS AT END OF YEAR     306,492      $27.49      323,970      $25.89      322,531      $24.25

SHARES AVAILABLE FOR FUTURE GRANT       12,938                    2,301                    9,359

At December 31, 1999, there were 348,789 options outstanding with a range of exercise prices of $24.13 - $29.94 and a weighted average remaining contractual life of approximately 3 years. The remaining 21,079 options outstanding had a range of exercise prices of $41.22 - $42.78 and a weighted average remaining contractual life of approximately 5 years.

                                                              DECEMBER 31
                                            ---------------------------------------------
                                                   1999                      1998
                                            ---------------------------------------------
                                                       WEIGHTED                  WEIGHTED
                                                        AVERAGE                   AVERAGE
                                                       EXERCISE                  EXERCISE
1994 AND 1999 PLANS                          SHARES       PRICE        SHARES       PRICE
                                            ---------------------------------------------
OUTSTANDING AT BEGINNING OF YEAR            275,871      $40.80
GRANTED                                     238,750      $37.75       276,921      $40.80
EXERCISED                                    (1,490)     $31.47
EXPIRED OR CANCELLED                        (35,952)     $39.02        (1,050)     $41.41
                                            -------                   -------
OUTSTANDING AT END OF YEAR                  477,179      $39.44       275,871      $40.80
                                            =======                   =======
EXERCISABLE OPTIONS AT END OF YEAR           95,019      $41.17

At December 31, 1999 the options outstanding under the 1994 and 1999 Plans have a range of exercise prices of $31.47 - $41.41. The weighted average remaining contractual life of options outstanding under the 1994 and 1999 Plans is 5 years.

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING                                                        DEXTER CORPORATION

You are cordially invited to attend Dexter Corporation Annual Meeting of        One Elm Street
Shareholders beginning at 10:00 a.m., Thursday, April 27, 2000, at The          Windsor Locks, CT 06096-2334
Hartford Club, 46 Prospect Street, Hartford, Connecticut.                       Tel: 860.292.7675
                                                                                Fax: 860.292.7673
                                                                                www.dexter.com

NOTICE OF FORM 10-K ANNUAL REPORT
                                                                                STOCK EXCHANGE
The Form 10-K Annual Report of Dexter Corporation filed with the
Securities and Exchange Commission, as well as the Form 10-K Annual             Listing: New York Stock Exchange
Report of Life Technologies, Inc., are available without charge after           Stock Symbol: DEX
March 31 of each year to shareholders and prospective investors. Please contact the Corporate Communications Department in Windsor Locks,
Connecticut, at 860.292.7615.

                                                                                REGISTRAR

SHAREHOLDERS' STOCK SAVINGS PLAN/INQUIRIES                                      ChaseMellon Shareholder Services, L.L.C.
                                                                                Ridgefield Park, NJ
Dexter shareholders can reinvest their dividends automatically in additional shares of Dexter common stock at the market price. Participants can also
invest up to an additional $3,000 in Dexter shares each quarter through this    TRANSFER AGENT
service.
                                                                                ChaseMellon Shareholder Services, L.L.C.
Also, if you have any questions concerning your account as a shareholder,       Ridgefield Park, NJ, and New York, NY
such as name and address changes, inquiries regarding dividend checks, stock certificates, or if you need tax information regarding your account,
please contact:                                                                 INVESTOR RELATIONS

ChaseMellon Shareholder Services, L.L.C.                                        Kathleen Burdett
Overpeck Centre                                                                 Vice President and Chief Financial Officer
85 Challenger Road                                                              Tel: 860.292.7620
Ridgefield Park, NJ 07660                                                       Fax: 860.292.7669
Tel: 800.288.9541
www.chasemellon.com                                                             John D. Thompson
                                                                                Senior Vice President,
                                                                                Strategic and Business Development
TDD SERVICE AVAILABLE                                                           Tel: 860.292.7640
                                                                                Fax: 860.292.7669
Dexter shareholders with hearing or speech disabilities can get information about their accounts through TDD services offered by ChaseMellon
Shareholder Services, L.L.C. at 800.231.5469.                                   CORPORATE COMMUNICATIONS/
                                                                                MEDIA CONTACT

                                                                                Ellen M. Miles
                                                                                Corporate Communications Manager
                                                                                Tel: 860.292.7686
                                                                                Fax: 860.292.7627

BUSINESS AND SUBSIDIARY HEADQUARTERS

Dexter                                 Dexter                           Dexter
Adhesive & Coating Systems             Electronic Materials             Nonwoven Materials

2850 Willow Pass Road                  15051 East Don Julian Road       Two Elm Street
Bay Point, CA 94565-3299               Industry, CA 91746-3398          Windsor Lock, CT 06096-2335
Tel: 925.458.8000                      Tel: 626.968.6511                Tel: 860.654.8300
Jeffrey W. McClelland                  Ronald C. Benham                 A. Duncan Middleton
President                              President                        President

Life Technologies, Inc.
(majority-owned)

9800 Medical Center Drive
Rockville, MD 20850-6482
Tel: 301.610.8000
J. Stark Thompson, Ph.D.
President and Chief Executive Officer